As filed with the Securities and Exchange Commission on June 24, 2024
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CONOCOPHILLIPS
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2911 (Primary Standard Industrial Classification Code Number)	01-0562944 (I.R.S. Employer Identification No.)
925 N. Eldridge Parkway
Houston, Texas 77079
(281) 293-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly B. Rose
Senior Vice President, Legal, General Counsel and Corporate Secretary
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Telephone: (281) 293-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Gregory E. Ostling Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Kimberly O. Warnica Executive Vice President, General Counsel and Secretary Marathon Oil Corporation 990 Town and Country Boulevard Houston, Texas 77024 (713) 629-6600	Julian J. Seiguer, P.C. Sean T. Wheeler, P.C. Debbie P. Yee, P.C. Atma J. Kabad Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the proposed merger of Puma Merger Sub Corp., a wholly owned subsidiary of ConocoPhillips, with and into Marathon Oil Corporation, as contemplated by the Agreement and Plan of Merger, dated as of May 28, 2024, described in the proxy statement/prospectus forming part of this registration statement, have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such ate as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. ConocoPhillips may not issue the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 24, 2024
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:
Marathon Oil Corporation (which we refer to as “Marathon Oil”) has entered into a merger agreement (which, as it may be amended from time to time, we refer to as the “merger agreement”) with Puma Merger Sub Corp. (which we refer to as “Merger Sub”) and ConocoPhillips, pursuant to which Merger Sub will merge with and into Marathon Oil, with Marathon Oil surviving as a wholly owned subsidiary of ConocoPhillips (which we refer to as the “merger”).
Marathon Oil stockholders as of the close of business on, [           ], 2024, the record date, are invited to attend a special meeting of Marathon Oil stockholders on [           ], 2024, at [     ], Central Time, in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024, to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger and (iii) a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the proposal to adopt the merger agreement.
If the merger is completed, Marathon Oil stockholders will be entitled to receive, without interest, 0.255 shares of ConocoPhillips common stock for each issued and outstanding share of Marathon Oil stock they had held immediately prior to the effective time of the merger (which we refer to as the “merger consideration”) as further described in the proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of ConocoPhillips common stock. Based on the closing price of ConocoPhillips common stock on May 28, 2024, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of Marathon Oil common stock upon completion of the merger was approximately $30.33. Based on the closing price of ConocoPhillips common stock on [           ], 2024, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of Marathon common stock upon completion of the merger was approximately $[     ]. Marathon Oil stockholders should obtain current stock price quotations for ConocoPhillips common stock and Marathon Oil common stock. ConocoPhillips common stock is traded on the New York Stock Exchange under the symbol “COP,” and Marathon Oil common stock is traded on the New York Stock Exchange under the symbol “MRO.”
The Marathon Oil board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Marathon Oil stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; and unanimously recommends that Marathon Oil stockholders vote “FOR” the adoption of the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus.
Marathon Oil will hold an in person special meeting of its stockholders to consider certain matters relating to the merger. The merger cannot be completed unless, among other things, Marathon Oil stockholders adopt the merger agreement.
Your vote is very important. To ensure your representation at the special meeting, complete and return the enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting.
The proxy statement/prospectus for the special meeting, which both summarizes the merger agreement and attaches a copy thereto, is attached to this notice, and incorporated by reference into this notice.

The proxy statement/prospectus accompanying this notice is also being delivered to Marathon Oil’s stockholders as ConocoPhillips’ prospectus for its offering of shares of ConocoPhillips common stock in connection with the merger.
The obligations of ConocoPhillips and Marathon Oil to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying proxy statement/prospectus. The proxy statement/prospectus provides you with detailed information about the merger. It also contains or references information about ConocoPhillips and Marathon Oil and certain related matters. You are encouraged to read the proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 25 of the proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of ConocoPhillips common stock in connection with the merger and how they will affect you.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders, please call toll-free: (877) 687-1865
Banks and Brokerage Firms, please call: (212) 750-5833
Sincerely,

Lee M. Tillman
Chairman, President and Chief Executive Officer

Marcela E. Donadio
Independent Lead Director
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The proxy statement/prospectus is dated [           ], 2024 and is first being mailed to stockholders of Marathon Oil on or about [            ], 2024.

NOTICE OF THE SPECIAL MEETING
OF STOCKHOLDERS
TO BE HELD ON [           ], 2024
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Marathon Oil Corporation (which we refer to as “Marathon Oil”) will be held on [           ], 2024, at [      ], Central Time, in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024, to consider and vote on a proposal:
•
to adopt the Agreement and Plan of Merger, dated as of May 28, 2024 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among ConocoPhillips, Puma Merger Sub Corp. (which we refer to as “Merger Sub”) and Marathon Oil (which we refer to as the “merger proposal”);

•
to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”); and

•
to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the merger proposal (which we refer to as the “adjournment proposal”).

Marathon Oil stockholder approval of the merger proposal is required to complete the merger between Merger Sub and Marathon Oil, as contemplated by the merger agreement. Marathon Oil stockholders will also be asked to approve the non-binding compensation advisory proposal and the adjournment proposal. Marathon Oil will transact no other business at the special meeting. The record date for the special meeting has been set as [           ], 2024. Only Marathon Oil stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the special meeting or any adjournments and postponements of the special meeting. If you plan to attend the special meeting, you will need to present a government-issued photo identification, along with proof of your ownership of Marathon Oil common stock as of the record date. For additional information regarding the special meeting and protocols for attending the special meeting, see the sections entitled “Special Meeting of Marathon Oil Stockholders” beginning on page 40 of the proxy statement/prospectus accompanying this notice and “Questions and Answers about the Merger and the Special Meeting” beginning on page 1 of the proxy statement/prospectus accompanying this notice.
The Marathon Oil board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.
The Marathon Oil stockholder proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
Your vote is very important. Approval of the merger proposal by Marathon Oil stockholders is a condition to the merger and requires the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Marathon Oil stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote at the special meeting and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.
BY ORDER OF THE BOARD OF DIRECTORS,

Kim Warnica
Executive Vice President, General Counsel and Secretary

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about ConocoPhillips (which we refer to as “ConocoPhillips”) and Marathon Oil Corporation (which we refer to as “Marathon Oil”) from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that ConocoPhillips and Marathon Oil have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information” beginning on page 156. This information is available for you to review free of charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, DC 20549, and through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning ConocoPhillips or Marathon Oil, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.
ConocoPhillips 925 N. Eldridge Parkway Houston, Texas 77079 Attention: Investor Relations (281) 293-1000	Marathon Oil Corporation 990 Town and Country Boulevard Houston, Texas 77024 Attention: Shareholder Services Office (713) 629-6600
To obtain timely delivery of these documents before the special meeting, Marathon Oil stockholders must request the information no later than [           ], 2024 (which is five business days before the date of the special meeting).
In addition, if you have questions about the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact: Innisfree M&A Incorporated (“Innisfree”), the proxy solicitor for Marathon Oil, toll-free at (877) 687-1865 or, for brokers and banks, collect at (212) 750-5833. You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by ConocoPhillips (File No. 333-[      ]), constitutes a prospectus of ConocoPhillips under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of common stock of ConocoPhillips, par value $0.01 per share (which we refer to as “ConocoPhillips common stock”) to be issued to Marathon Oil stockholders pursuant to the Agreement and Plan of Merger, dated as of May 28, 2024 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among ConocoPhillips, Puma Merger Sub Corp. (which we refer to as “Merger Sub”) and Marathon Oil.
This document also constitutes a notice of meeting and proxy statement of Marathon Oil under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).
ConocoPhillips has supplied all information contained or incorporated by reference herein relating to ConocoPhillips, and Marathon Oil has supplied all information contained or incorporated by reference herein relating to Marathon Oil. ConocoPhillips and Marathon Oil have both contributed to the information relating to the merger agreement contained in this proxy statement/prospectus.
You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. ConocoPhillips and Marathon Oil have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement/prospectus is dated [           ], 2024, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Marathon Oil stockholders nor the issuance by ConocoPhillips of shares of ConocoPhillips common stock pursuant to the merger agreement will create any implication to the contrary.
All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the merger and the special meeting. You are urged to read the remainder of this document carefully because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because ConocoPhillips, Marathon Oil and Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, ConocoPhillips has agreed to acquire Marathon Oil by means of a merger of Merger Sub with and into Marathon Oil (which we refer to as the “merger”), with Marathon Oil surviving the merger as a wholly owned subsidiary of ConocoPhillips, and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this proxy statement/prospectus as Annex A.

The merger agreement must be adopted by the Marathon Oil stockholders in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) in order for the merger to be consummated. Marathon Oil is holding a special meeting of its stockholders (which we refer to as the “special meeting”) to obtain that approval. Marathon Oil stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger and to approve a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the merger proposal. Your vote is very important. We encourage you to submit a proxy to have your shares of common stock, par value $1.00 per share, of Marathon Oil (which we refer to as “Marathon Oil common stock”) voted as soon as possible.
Q:
Who is entitled to vote at the special meeting?

A:
The Marathon Oil board has fixed [           ], 2024 as the record date for the special meeting. All holders of record of shares of Marathon Oil common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting, provided that those shares remain outstanding on the date of the special meeting. As of [           ], 2024 (the last practicable date prior to the record date), there were [           ] shares of Marathon Oil common stock issued and outstanding and entitled to vote at the special meeting. Attendance at the special meeting is not required to vote. Instructions on how to vote your shares without attending the special meeting are provided in this section below.

Q:
When and where will the special meeting take place?

A:
The special meeting will be held on [           ], 2024, at [           ], Central Time, in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024. Even if you plan to attend the special meeting, Marathon Oil recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:
What are the protocols attending the special meeting?

A:
Marathon Oil encourages its stockholders to arrive at the special meeting prior to the start time to leave ample time for check-in procedures. To be admitted to the special meeting, you must bring valid picture identification, such as a driver’s license or passport, and provide proof of stock ownership. If your shares are held in the name of a bank, broker, or other nominee, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the special meeting and present proof of your ownership of Marathon Oil common stock, such as a bank or brokerage account statement, indicating that you owned shares of Marathon Oil common stock at the close of business on the record date.
Q:
What matters will be considered at the special meeting?

A:
Marathon Oil stockholders are being asked to consider and vote on:

•
a proposal to adopt the merger agreement (which we refer to as the “merger proposal”);

•
a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “non-binding compensation advisory proposal”); and

•
a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the merger proposal (which we refer to as the “adjournment proposal”).

Q:
Is my vote important?

A:
Yes. Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Only Marathon Oil stockholders as of the close of business on the record date are entitled to vote at the special meeting. The board of directors of Marathon Oil (which we refer to as the “Marathon Oil board” or the “Marathon Oil board of directors”) unanimously recommends that such Marathon Oil stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the adjournment proposal.

Q:
If my shares of Marathon Oil common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:
If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee will not vote your shares on any of the proposals to be considered at the special meeting. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the special meeting. Because the only proposals for consideration at the special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal, (ii) no effect on the non-binding compensation advisory proposal and (iii) no effect on the adjournment proposal.
Q:
What vote is required for the approval of each of the proposals?

A:
The merger proposal.   Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The non-binding compensation advisory proposal.   Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or by proxy at the special meeting and entitled to vote on the proposal, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon Marathon Oil or the Marathon Oil board or ConocoPhillips or the ConocoPhillips board, and approval of this proposal is not a condition to completion of the merger.
The adjournment proposal.   Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or by proxy at the special meeting and entitled to vote on the proposal, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote. Approval of this proposal is not a condition to completion of the merger.
Q:
Who will count the votes?

A:
The votes at the special meeting will be counted by an independent inspector of elections appointed by Marathon Oil.

Q:
What will Marathon Oil stockholders receive if the merger is completed?

A:
As a result of the merger, each share of Marathon Oil common stock issued and outstanding immediately prior to the effective time of the merger (other than any excluded shares and converted shares, as described in the section entitled “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79) will be converted into the right to receive, without interest, 0.255 shares of ConocoPhillips common stock (which we refer to as the “merger consideration”). We refer to such shares of Marathon Oil common stock eligible to receive the merger consideration as “eligible shares.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of ConocoPhillips common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the section entitled “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79.
Q:
What will holders of Marathon Oil equity awards receive in the merger?

A:
At the effective time of the merger, outstanding Marathon Oil equity awards will be treated in accordance with the terms of the merger agreement as summarized below.

Marathon Oil Restricted Stock Unit Awards.   At the effective time of the merger, each outstanding award of restricted stock units in respect of Marathon Oil common stock that vests solely based on service (which we refer to as the “Marathon Oil RSU awards”), other than any such award granted to non-employee directors, granted under Marathon Oil’s 2019 Incentive Compensation Plan (which, as amended from time to time and including any predecessor plan, we refer to as the “Marathon Oil stock plan”) will be cancelled and converted into an award of restricted stock units in respect of ConocoPhillips common stock with substantially the same terms and conditions and covering that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger, multiplied by (ii) 0.255 (which we refer to as the “exchange ratio”).
Marathon Oil Restricted Stock Unit and Deferred Stock Unit Awards Held by Non-Employee Directors. At the effective time of the merger, each outstanding Marathon Oil RSU award and each outstanding award of deferred stock units in respect of Marathon Oil common stock (which we refer to as the “Marathon Oil DSU awards”) granted to a non-employee director of Marathon Oil pursuant to the Marathon Oil stock plan will immediately vest with respect to 100% of the shares of Marathon Oil common stock subject to such award, which shares will be converted into the right to receive (i) the merger consideration with respect to each such share and (ii) for RSUs, an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such Marathon Oil RSU award.
Marathon Oil Stock Option Awards.   At the effective time of the merger, each outstanding and vested compensatory option to purchase shares of Marathon Oil common stock (which we refer to as the

“Marathon Oil option awards”) granted pursuant to the Marathon Oil stock plan will be canceled and converted into the right to receive a number of shares of ConocoPhillips common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value (as defined below) over the per share exercise price of such Marathon Oil option award, multiplied by (B) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger, divided by (ii) the ConocoPhillips common stock closing price (as defined below). Any Marathon Oil option award that has an exercise price per share that is equal to or greater than the merger consideration value will be canceled for no consideration. The term “merger consideration value” means the product of (x) the exchange ratio multiplied by (y) the volume weighted average price of ConocoPhillips common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, L.P. (which we refer to as the “ConocoPhillips common stock closing price”).
Marathon Oil Performance Unit Awards.   At the effective time of the merger, each outstanding award of performance units denominated in shares of Marathon Oil common stock (which we refer to as the “Marathon Oil performance unit awards”) granted pursuant to the Marathon Oil stock plan will immediately vest and be converted into the right to receive (i) in the case of Marathon Oil performance unit awards that vest based on total shareholder return, (A) that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by (y) the exchange ratio and (B) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such award or (ii) in the case of Marathon Oil performance unit awards that vest based on free cash flow, an amount in cash reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by the average daily closing price of Marathon Oil common stock during the final 30 calendar days ending on the last trading day immediately preceding the closing date (which we refer to as the “average price”); provided, however, that if any values were banked under such award based on a price per share of Marathon Oil common stock that is greater than such average price, then the higher price shall be used for such portion of the award, plus any accrued but unpaid dividend equivalents with respect to such award.
For additional information regarding the treatment of Marathon Oil equity awards, see the section entitled “The Merger Agreement — Treatment of Marathon Oil Equity Awards in the Merger” beginning on page 80.
Q:
What equity stake will Marathon Oil stockholders hold in ConocoPhillips immediately following the merger?

A:
Based on the number of issued and outstanding shares of ConocoPhillips and Marathon Oil common stock as of May 28, 2024, and the exchange ratio of 0.255 shares of ConocoPhillips common stock for each share of Marathon Oil common stock, holders of shares of Marathon Oil common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 11% of the issued and outstanding shares of ConocoPhillips common stock immediately following the effective time of the merger. The exact equity stake of Marathon Oil stockholders in ConocoPhillips immediately following the effective time of the merger will depend on the number of shares of ConocoPhillips common stock and Marathon Oil common stock issued and outstanding immediately prior to the effective time of the merger, as further described in the section entitled “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79.

Q:
How does the Marathon Oil board recommend that I vote?

A:
The Marathon Oil board unanimously recommends that Marathon Oil stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal. For additional information regarding how the Marathon Oil board recommends that Marathon Oil stockholders vote, see the section entitled “The Merger — Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger” beginning on page 53.

Q:
Do any of the officers or directors of Marathon Oil have interests in the merger that may differ from or be in addition to my interests as a Marathon Oil stockholder?

A:
Yes. In considering the recommendation of the Marathon Oil board that Marathon Oil stockholders vote to approve the merger proposal, Marathon Oil stockholders should be aware that Marathon Oil’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Marathon Oil stockholders generally. The Marathon Oil board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger and in unanimously recommending that the merger agreement be adopted by Marathon Oil stockholders. For additional information, see the section entitled “The Merger — Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71.

Q:
Why are Marathon Oil stockholders being asked to vote on named executive officer compensation?

A:
The SEC has adopted rules that require Marathon Oil to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger. Marathon Oil urges its stockholders to read the section entitled “The Merger — Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71.

Q:
How many votes do I have?

A:
Each Marathon Oil stockholder of record is entitled to one vote for each share of Marathon Oil common stock held of record by him or her as of the close of business on the record date.

Q:
What constitutes a quorum for the special meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting.

The presence at the special meeting, in person or by proxy, of the holders of at least one-third of the outstanding shares of Marathon Oil common stock entitled to vote at the special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “ABSTAIN” in respect of the proposals, your shares of Marathon Oil common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the special meeting.
Q:
What will happen to Marathon Oil as a result of the merger?

A:
If the merger is completed, Merger Sub will merge with and into Marathon Oil. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Marathon Oil will continue as the surviving corporation in the merger and as a wholly owned subsidiary of ConocoPhillips. Furthermore, shares of Marathon Oil common stock will be delisted from the NYSE and will no longer be publicly traded.

Q:
I own shares of Marathon Oil common stock. What will happen to those shares as a result of the merger?

A:
If the merger is completed, your shares of Marathon Oil common stock will be converted into the right to receive, without interest, the merger consideration. All such shares of Marathon Oil common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Marathon Oil common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of Marathon Oil common stock except the right to receive, without interest, the merger consideration, any dividends or distributions made with respect to shares of ConocoPhillips common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of ConocoPhillips common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Marathon Oil common stock for the merger consideration. For additional information, see the sections entitled “The Merger — Merger Consideration” beginning on page 47 and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79.
Q:
Where will the ConocoPhillips common stock that Marathon Oil stockholders receive in the merger be publicly traded?

A:
Assuming the merger is completed, the shares of ConocoPhillips common stock that Marathon Oil stockholders receive in the merger will be listed and traded on the NYSE under the symbol “COP”.

Q:
What happens if the merger is not completed?

A:
If the merger proposal is not approved by Marathon Oil stockholders or if the merger is not completed for any other reason, Marathon Oil stockholders will not receive any merger consideration in connection with the merger, and their shares of Marathon Oil common stock will remain outstanding. Marathon Oil will remain an independent public company and Marathon Oil common stock will continue to be listed and traded on the NYSE. Additionally, if the merger proposal is not approved by Marathon Oil stockholders or if the merger is not completed for any other reason, ConocoPhillips will not issue shares of ConocoPhillips common stock to Marathon Oil stockholders. If the merger agreement is terminated under specified circumstances, Marathon Oil may be required to pay ConocoPhillips a termination fee or another termination-related payment. For a more detailed discussion of the termination-related fees, see “The Merger Agreement — Termination” beginning on page 108.

Q:
What happens if the non-binding compensation advisory proposal is not approved?

A:
This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation advisory proposal. However, Marathon Oil and ConocoPhillips value the opinions of Marathon Oil stockholders and ConocoPhillips expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed.

Q:
What happens if the adjournment proposal is not approved?

A:
This vote is being taken in order to allow Marathon Oil stockholders to vote to adjourn the special meeting if there are not sufficient votes cast at the special meeting to approve the merger proposal. However, regardless of the results of voting for the adjournment proposal, under the Marathon Oil bylaws, the chair of the special meeting may adjourn the special meeting at his or her discretion, subject to the terms of the merger agreement.

Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own.

Q:
How can I vote my shares without attending the special meeting?

A:
If you are a stockholder of record of Marathon Oil common stock as of the record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of Marathon Oil common stock are registered directly in your name with Marathon Oil’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials relating to the special meeting if you hold shares of Marathon Oil common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Marathon Oil common stock in more than one brokerage account.

Direct holders (stockholders of record).   For shares of Marathon Oil common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Marathon Oil common stock are voted.
Shares in “street name.”   For shares of Marathon Oil common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.
Q:
If a stockholder gives a proxy, how will shares of Marathon Oil common stock covered by the proxy be voted?

A:
If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the proxy card, the individuals named on the enclosed proxy card will vote all of your shares of Marathon Oil common stock represented by such proxy in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in Marathon Oil. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Marathon Oil common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the special meeting.

Q:
How will my shares of common stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your shares of Marathon Oil common stock to be voted, then your shares of Marathon Oil common stock will be voted “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of Marathon Oil common stock as of the close of business on the record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the special meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
vote again by phone or the Internet at a later time;

•
give written notice of your revocation to Marathon Oil’s Shareholder Services Office at 990 Town and Country Boulevard, Houston, Texas 77024; or

•
attend the special meeting and vote your shares. Please note that your attendance at the special meeting will not alone serve to revoke your proxy; instead, you must vote your shares at the special meeting.

If you are a beneficial owner of Marathon Oil common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:
Where can I find the voting results of the special meeting?

A:
Within four business days following certification of the final voting results, Marathon Oil intends to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:
If I do not favor the merger, what are my rights?

A:
Because shares of Marathon Oil common stock are listed on the NYSE and holders of shares of Marathon Oil common stock are not required to receive consideration other than shares of ConocoPhillips common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of Marathon Oil common stock are not entitled to exercise appraisal rights under Delaware law in connection with the merger. Marathon Oil stockholders may vote against the merger proposal if they do not favor the merger.

Q:
Are there any risks that I should consider in deciding how to vote?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 25. You also should read and carefully consider the risk factors of ConocoPhillips and Marathon Oil contained in the documents that are incorporated by reference in this proxy statement/prospectus.

Q:
What happens if I sell or otherwise transfer my shares of Marathon Oil common stock before the special meeting?

A:
The record date for Marathon Oil stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you sell or otherwise transfer your shares of Marathon Oil common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will have transferred the right to receive, without interest, the merger consideration to the person to whom you transferred your shares of Marathon Oil common stock.

Q:
What are the material U.S. federal income tax consequences of the merger to Marathon Oil stockholders?

A:
Marathon Oil and ConocoPhillips intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is expected that U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112) of shares of Marathon Oil common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of ConocoPhillips common stock in exchange for Marathon Oil common stock in the merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of ConocoPhillips common stock. The completion of the merger is not conditioned on the merger qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or Internal Revenue Service (which we refer to as the “IRS”) ruling to that effect.

The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:
When is the merger expected to be completed?

A:
ConocoPhillips and Marathon Oil are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” (beginning on page 106) including the approval of the merger proposal by Marathon Oil stockholders at the special meeting and the receipt of required regulatory approvals, the transaction is expected to close in the fourth quarter of 2024. However, neither ConocoPhillips nor Marathon Oil can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company’s control. In addition, if the merger is not completed by May 28, 2025 (or, under certain circumstances as described in the section entitled “The Merger Agreement — Termination” (beginning on page 108) by November 28, 2025 or May 28, 2026), either ConocoPhillips or Marathon Oil may choose not to proceed with the merger by terminating the merger agreement.

Q:
What are the conditions to completion of the merger?

A:
The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) the approval of the merger proposal by Marathon Oil stockholders, (ii) the expiration or termination of any waiting period (and any extension of such period) under the Hart-Scott-Rodino Act of 1976, as amended (which we refer to as the “HSR Act”), applicable to the merger and receipt of certain non-U.S. antitrust approvals, (iii) no law or order being in effect that prohibits the consummation of the merger, (iv) the registration statement containing this proxy statement/prospectus having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order and (v) the shares of ConocoPhillips common stock issuable pursuant to the merger agreement have been authorized for listing on the NYSE. More information may be found in “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106.

Q:
If I am a Marathon Oil stockholder, how will I receive the merger consideration to which I am entitled?

A:
If you are a holder of certificates that represent eligible shares of Marathon Oil common stock (which we refer to as “Marathon Oil common stock certificates”), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your Marathon Oil common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of ConocoPhillips common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable to you as merger consideration.

If you are a holder of book-entry shares representing eligible shares of Marathon Oil common stock (which we refer to as “Marathon Oil book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of ConocoPhillips common stock and any dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration, in each case, that DTC has the right to receive.
If you are a holder of record of Marathon Oil book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of ConocoPhillips common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Marathon Oil common stock eligible to receive the merger consideration pursuant to the merger agreement.
For additional information on the exchange of Marathon Oil common stock for the merger consideration, see the section entitled “The Merger Agreement — Payment for Securities; Exchange” beginning on page 81.
Q:
If I am a holder of Marathon Oil common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:
No. Please DO NOT send your Marathon Oil common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:
If I am a holder of Marathon Oil common stock, will the shares of ConocoPhillips common stock issued in the merger receive a dividend?

A:
After the completion of the merger, the shares of ConocoPhillips common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of ConocoPhillips common stock as all other holders of shares of ConocoPhillips common stock, for any dividend the record date for which occurs after the merger is completed.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Marathon Oil has retained Innisfree (which we refer to as the “Marathon Oil proxy solicitor”) to assist in the solicitation process. Marathon Oil will pay Innisfree a fee of $50,000, plus reasonable out-of-pocket expenses and fees for any additional services. Marathon Oil also has agreed to indemnify the Marathon Oil proxy solicitor against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:
What is “householding”?

A:
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Marathon Oil common stock but who share the same address, Marathon Oil has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this proxy statement/prospectus until such time as one or more of these stockholders notifies Marathon Oil that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Marathon Oil common stock may deliver only one copy of this proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Marathon Oil stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Marathon Oil stockholders affected by householding will continue to have access to and utilize separate proxy voting instructions. To opt out of householding for future proxy materials, please write to Marathon Oil’s Shareholder Services Office at 990 Town and Country Boulevard, Houston, Texas 77024.

Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Marathon Oil common stock will be voted in accordance with your instructions.

Q:
Who can answer my questions about the special meeting or the transactions contemplated by the merger agreement?

A:
If you have questions about the special meeting or the information contained in this proxy statement/prospectus, or desire additional copies of this proxy statement/prospectus or additional proxies, contact the Marathon Oil proxy solicitor:

Innisfree M&A Incorporated
501 Madison Ave, 20th Floor
New York, New York 10022
Shareholders, please call toll-free: (877) 687-1865
Banks and Brokerage Firms, please call: (212) 750-5833
Q:
Where can I find more information about ConocoPhillips, Marathon Oil and the merger?

A:
You can find out more information about ConocoPhillips, Marathon Oil and the merger by reading this proxy statement/prospectus and, with respect to ConocoPhillips and Marathon Oil, from various sources described in the section entitled “Where You Can Find More Information” beginning on page 156.

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which ConocoPhillips and Marathon Oil refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting. In addition, ConocoPhillips and Marathon Oil incorporate by reference important business and financial information about ConocoPhillips and Marathon Oil into this proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information” beginning on page 156. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in that section. Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement/prospectus.
Information about the Companies (page 39)
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Phone: (281) 293-1000
ConocoPhillips is an independent E&P company headquartered in Houston, Texas with operations and activities in 13 countries. Its diverse, low cost of supply portfolio includes resource-rich unconventional plays in North America; conventional assets in North America, Europe, Africa and Asia; global LNG developments; oil sands in Canada; and an inventory of global exploration prospects. As of March 31, 2024, ConocoPhillips employed approximately 10,000 people worldwide and had total assets of $95 billion. ConocoPhillips common stock trades on the NYSE under the ticker symbol “COP”.
Marathon Oil Corporation
990 Town and Country Boulevard
Houston, Texas 77024
Phone: (713) 629-6600
Marathon Oil Corporation is an independent exploration and production company incorporated in 2001, focused on U.S. resource plays: Eagle Ford in Texas, Bakken in North Dakota, STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas. Its U.S. assets are complemented by its international operations in Equatorial Guinea. Each of its two reportable operating segments are organized by geographic location (United States and International) and managed according to the nature of the products and services offered. As of March 31, 2024, Marathon Oil had 1,688 active, full-time employees worldwide. Marathon Oil common stock trades on the NYSE under the ticker symbol “MRO”.
Puma Merger Sub Corp.
c/o ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Phone: (281) 293-1000
Merger Sub, whose legal name is Puma Merger Sub Corp., is a direct, wholly owned subsidiary of ConocoPhillips. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on May 24, 2024 for the sole purpose of effecting the merger.
The Merger and the Merger Agreement (page 47)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. ConocoPhillips and

Marathon Oil encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.
The Marathon Oil board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, ConocoPhillips has agreed to acquire Marathon Oil by means of a merger of Merger Sub with and into Marathon Oil, with Marathon Oil surviving the merger as a wholly owned subsidiary of ConocoPhillips.
Merger Consideration (page 47)
As a result of the merger, each eligible share of Marathon Oil common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.255 shares of ConocoPhillips common stock (i.e., the merger consideration).
Marathon Oil stockholders will not be entitled to receive any fractional shares of ConocoPhillips common stock in the merger, and no Marathon Oil stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of ConocoPhillips common stock. Marathon Oil stockholders that would have otherwise been entitled to receive a fractional share of ConocoPhillips common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the volume weighted average price of ConocoPhillips common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, L.P. multiplied by the fraction of a share of ConocoPhillips common stock to which the holder would otherwise be entitled.
Risk Factors (page 25)
The merger and an investment in ConocoPhillips common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 25, together with the other information included or incorporated by reference in this proxy statement/prospectus, particularly the risk factors contained in ConocoPhillips’ and Marathon Oil’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Marathon Oil stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal to be considered and voted on at the special meeting. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 156.
Treatment of Marathon Oil Equity Awards in the Merger (page 80)
Marathon Oil Restricted Stock Unit Awards
At the effective time of the merger, each outstanding Marathon Oil RSU award, other than any such award granted to non-employee directors, granted under the Marathon Oil stock plan will be cancelled and converted into an award of restricted stock units in respect of ConocoPhillips common stock with substantially the same terms and conditions and covering that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio.
Marathon Oil Restricted Stock Unit and Deferred Stock Unit Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Marathon Oil RSU award and each outstanding Marathon Oil DSU awards granted to a non-employee director of Marathon Oil pursuant to the Marathon Oil stock plan will immediately vest with respect to 100% of the shares of Marathon Oil common stock subject to such award, which shares will be converted into the right to receive (i) the merger consideration with respect to each such share and (ii) for RSUs, an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such Marathon Oil RSU award.

Marathon Oil Stock Option Awards
At the effective time of the merger, each outstanding and vested Marathon Oil option awards granted pursuant to the Marathon Oil stock plan will be canceled and converted into the right to receive a number of shares of ConocoPhillips common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price, multiplied by (B) the number of shares of Marathon Oil common stock subject to such Marathon Oil option award immediately prior to the effective time of the merger, divided by (ii) the ConocoPhillips common stock closing price. Any Marathon Oil option award that has an exercise price per share that is equal to or greater than the merger consideration value will be canceled for no consideration.
Marathon Oil Performance Unit Awards
At the effective time of the merger, each outstanding Marathon Oil performance unit award granted pursuant to the Marathon Oil stock plan will immediately vest and be converted into the right to receive (i) in the case of Marathon Oil performance unit awards that vest based on total shareholder return, (A) that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by (y) the exchange ratio and (B) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such award or (ii) in the case of Marathon Oil performance unit awards that vest based on free cash flow, an amount in cash reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by the average daily closing price of Marathon Oil common stock during the final 30 calendar days ending on the last trading day immediately preceding the closing date; provided, however, that if any values were banked under such award based on a price per share of Marathon Oil common stock that is greater than such average price, then the higher price shall be used for such portion of the award, plus any accrued but unpaid dividend equivalents with respect to such award.
For additional information, see the section entitled “The Merger Agreement — Treatment of Marathon Oil Equity Awards in the Merger” beginning on page 80.
Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger (page 53)
The Marathon Oil board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal. For the factors considered by the Marathon Oil board in reaching this decision and additional information on the recommendation of the Marathon Oil board, see the section entitled “The Merger — Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger” beginning on page 53.
Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor (page 57)
Marathon Oil engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as Marathon Oil’s financial advisor in connection with the merger. Morgan Stanley delivered its oral opinion to the Marathon Oil board on May 28, 2024, which opinion was subsequently confirmed in a written opinion dated May 28, 2024, that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Merger Consideration to be received by holders of shares of Marathon Oil common stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates).
The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety. The summary of Morgan Stanley’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Marathon Oil stockholders are encouraged to read Morgan Stanley’s opinion carefully in its entirety. Morgan Stanley’s opinion was directed to the

Marathon Oil board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates) of the merger consideration pursuant to the merger agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which Marathon Oil common stock or ConocoPhillips common stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Marathon Oil common stock as to how such holder should vote at the special meeting, or whether to take any other action with respect to the merger.
For a further discussion of the opinion that the Marathon Oil board received from Morgan Stanley, see the section entitled “The Merger — Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor” beginning on page 57 of this proxy statement/prospectus and the full text of the written opinion of Morgan Stanley attached as Annex B to this proxy statement/prospectus.
Special Meeting of Marathon Oil Stockholders (page 40)
Date, Time, Place and Purpose of the Special Meeting
The special meeting will be held on [      ], 2024, at [      ], Central Time in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024.
The purpose of the special meeting is to consider and vote on the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal. Approval of the merger proposal is a condition to the obligation of Marathon Oil and ConocoPhillips to complete the merger. Approval of the non-binding compensation advisory proposal and the adjournment proposal are not conditions to the obligation of either Marathon Oil or ConocoPhillips to complete the merger.
Record Date and Outstanding Shares of Marathon Oil Common Stock
Only holders of record of issued and outstanding shares of Marathon Oil common stock as of the close of business on [      ], 2024, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.
As of the record date, there were [      ] shares of Marathon Oil common stock issued and outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Marathon Oil common stock that you held as of the close of business on the record date.
A complete list of Marathon Oil stockholders entitled to vote at the special meeting will be available for inspection at Marathon Oil’s principal place of business during regular business hours for a period of no less than 10 days before the special meeting at 990 Town and Country Boulevard Houston, Texas 77024.
Quorum; Abstentions and Broker Non-Votes
A quorum of Marathon Oil stockholders is necessary for Marathon Oil to hold a valid meeting. The presence at the special meeting, in person or by proxy, of the holders of at least one-third of the outstanding shares of Marathon Oil common stock entitled to vote at the special meeting constitutes a quorum.
If you submit a properly executed proxy card, even if you do not vote for any of the proposals or vote to “ABSTAIN” in respect of each proposal, your shares of Marathon Oil common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the special meeting. Marathon Oil common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Marathon Oil common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.
A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.
Executed but unvoted proxies will be voted in accordance with the recommendations of the Marathon Oil board (i.e., “FOR” all of the proposals).
Required Vote to Approve the Merger Proposal
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
Required Vote to Approve the Non-Binding Compensation Advisory Proposal
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and failure to vote and broker non-votes will have no effect on the outcome of the vote.
Required Vote to Approve the Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and failure to vote and broker non-votes will have no effect on the outcome of the vote.
Each of the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal are further described in the section entitled “Marathon Oil Proposals” beginning on page 45.
Voting by Directors and Executive Officers
As of [      ], 2024, Marathon Oil directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [      ] shares of Marathon Oil common stock, or less than 1% of the total outstanding shares of Marathon Oil common stock as of such date.
Marathon Oil currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.
Adjournment
If the adjournment proposal is approved by the requisite number of votes at the special meeting, and there are not sufficient votes for the approval of the merger proposal, Marathon Oil expects that the special meeting will be adjourned to solicit additional proxies in accordance with the merger agreement. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting. In a subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Regardless of the results of voting for the adjournment proposal, the Marathon Oil bylaws allow the chair of the special meeting to adjourn the special meeting at his or her discretion, subject to the terms of the merger agreement.
For additional information, see the section entitled “Special Meeting of Marathon Oil Stockholders” beginning on page 40.

Board of Directors and Management of ConocoPhillips Following the Completion of the Merger (page 71)
Upon the completion of the merger, the current directors and executive officers of ConocoPhillips are expected to continue in their current positions, other than as may be publicly announced by ConocoPhillips in the normal course.
Interests of Marathon Oil Directors and Executive Officers in the Merger (page 71)
In considering the recommendation of the Marathon Oil board with respect to the proposals at the special meeting, Marathon Oil stockholders should be aware that the directors and executive officers of Marathon Oil may have interests in the merger that may be different from, or in addition to, the interests of Marathon Oil stockholders generally. The members of the Marathon Oil board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Marathon Oil stockholders approve the merger proposal.
For additional information, see the section entitled “The Merger — Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71.
Conditions to the Completion of the Merger (page 106)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:
•
Marathon Oil Stockholder Approval.   The merger proposal must have been approved in accordance with applicable law and the Marathon Oil organizational documents.

•
Regulatory Approval.   (i) Any waiting period (including any extensions thereof) under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated and (ii) any applicable waiting period, clearance or affirmative or deemed approval of any governmental entity or other condition with respect to certain non-U.S. antitrust approvals must have expired or terminated, or been obtained or satisfied, as applicable.

•
No Injunctions or Restraints.   Any governmental entity having jurisdiction over ConocoPhillips, Marathon Oil and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

•
Effectiveness of the Registration Statement.   The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•
NYSE Listing.   The shares of ConocoPhillips common stock issuable to Marathon Oil stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

The obligations of ConocoPhillips and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:
•
the accuracy of the representations and warranties of Marathon Oil contained in the merger agreement as of May 28, 2024 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•
Marathon Oil having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

•
there must not have occurred a material adverse effect (as described in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 83) on Marathon Oil since May 28, 2024; and

•
ConocoPhillips having received a certificate of Marathon Oil signed by an executive officer of Marathon Oil, dated as of the closing date, confirming that the conditions set forth in the three bullets directly above have been satisfied.

The obligation of Marathon Oil to complete the merger is subject to the satisfaction or waiver of the following additional conditions:
•
the accuracy of the representations and warranties of ConocoPhillips contained in the merger agreement as of May 28, 2024 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•
ConocoPhillips and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

•
there must not have occurred a material adverse effect (as described in the section entitled “The Merger Agreement — Representations and Warranties” beginning on page 83) on ConocoPhillips since May 28, 2024; and

•
Marathon Oil having received a certificate of ConocoPhillips signed by an executive officer of ConocoPhillips, dated as of the closing date, confirming that the conditions in the three bullets directly above have been satisfied.

For additional information, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106.
No Solicitation; Changes of Recommendation (page 91)
No Solicitation
From and after May 28, 2024, Marathon Oil, its subsidiaries and their respective officers and directors must, and must use their reasonable best efforts to cause the other representatives of Marathon Oil and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a competing proposal (as defined below).
From and after May 28, 2024, Marathon Oil, its subsidiaries and their respective officers and directors may not, and must use their reasonable best efforts to cause the other representatives of Marathon Oil and its subsidiaries not to, directly or indirectly:
•
initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a competing proposal;

•
engage in, continue or otherwise participate in any discussions with any person with respect to or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•
furnish any information regarding Marathon Oil or its subsidiaries, or access to the properties, assets or employees of Marathon Oil or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

•
enter into any letter of intent or agreement in principle, or other agreement providing for a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

•
submit any proposal for a competing transaction to the vote of Marathon Oil stockholders.

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, Marathon Oil and its representatives may engage in the activities described in the second and third bullets directly above this paragraph with any person if (i) Marathon Oil receives a bona fide written competing proposal from such person that was not solicited at any time after May 28, 2024; and (ii) such competing proposal did not arise from a material breach of Marathon Oil’s non-solicitation obligations (which are described in “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation” beginning on page 91); provided, however, that:
•
no information that is prohibited from being furnished pursuant to the “no solicitation” obligations under the merger agreement (which are described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation” beginning on page 91) may be furnished until Marathon Oil receives an executed confidentiality agreement, subject to certain conditions, including that the limitations in such confidentiality agreement on the use and disclosure of non-public information furnished to such person are no less favorable in all material respects to Marathon Oil than the terms of the Confidentiality Agreement, dated May 10, 2024, between ConocoPhillips and Marathon Oil, as determined by the Marathon Oil board in good faith after consultation with its legal counsel;

•
any non-public information furnished to such person will have previously been made available to ConocoPhillips or is made available to ConocoPhillips prior to or concurrently with the time such information is made available to such person (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after);

•
prior to taking any such actions, the Marathon Oil board or any committee of the Marathon Oil board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal (as defined below); and

•
prior to taking any such actions, the Marathon Oil board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law.

Notwithstanding the above restrictions, Marathon Oil or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
A “competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with ConocoPhillips or any of its subsidiaries) involving, directly or indirectly:
•
any acquisition (by asset purchase, stock purchase, merger or otherwise) by any third party or group of any business or assets of Marathon Oil or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of Marathon Oil’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

•
any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Marathon Oil common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that would result in any person or group beneficially owning 20% or more of the outstanding shares of Marathon Oil common stock or any other securities entitled to vote on the election of directors; or

•
any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Marathon Oil or any of its subsidiaries.

A “superior proposal” means a bona fide written competing proposal (with references in the definition thereof to “20% or more” being deemed to be replaced with references to “all or substantially all”) that is not solicited after May 28, 2024 that, in the good faith determination of the Marathon Oil board, after consultation with its outside legal and financial advisors:

•
is more favorable to Marathon Oil’s stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by ConocoPhillips in response to such proposal or otherwise);

•
is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the Marathon Oil board; and

•
if applicable, for which financing is fully committed or reasonably determined to be available by the Marathon Oil board.

Changes of Recommendation
Subject to certain exceptions described below, the Marathon Oil board may not effect a recommendation change (as such term is defined in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Restrictions on Changes of Recommendation” beginning on page 92).
Permitted Changes of Recommendation and Termination of Merger Agreement in Connection with a Superior Proposal
Prior to, but not after, the merger proposal has been approved by Marathon Oil stockholders, in response to a bona fide written competing proposal from a third party that was not solicited at any time following May 28, 2024 and did not arise from a material breach of the obligations described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation” (beginning on page 91) if the Marathon Oil board so chooses, the Marathon Oil board may effect a recommendation change or terminate the merger agreement to enter into a definitive agreement with respect to such proposal, provided, however, that such a change of recommendation or termination of the merger agreement, as applicable, may not be made unless and until:
•
the Marathon Oil board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is a superior proposal and, after consultation with its outside legal counsel, that the failure to effect a recommendation change in response to such superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law; and

•
Marathon Oil provides ConocoPhillips written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Permitted Changes of Recommendation in Connection with a Superior Proposal” beginning on page 93.

Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, in response to an intervening event (as defined below) that occurs or arises after May 28, 2024 and that did not arise from or in connection with a breach of the merger agreement by Marathon Oil, Marathon Oil may, if the Marathon Oil board so chooses, effect a recommendation change (but may not terminate the merger agreement) if:
•
the Marathon Oil board determines in good faith, after consultation with its financial advisors and outside legal counsel, that an intervening event has occurred and, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law; and

•
Marathon Oil provides ConocoPhillips written notice of such proposed action and the basis of such proposed action five business days in advance (including a reasonably detailed description of the facts and circumstances of the intervening event) and complies with certain obligations, each as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 94.

An “intervening event” is a material development or change in circumstance that occurs or arises after May 28, 2024 that was not known to or reasonably foreseeable by the Marathon Oil board as of May 28, 2024 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Marathon Oil board as of May 28, 2024); except that in no event will (i) the receipt, existence or terms of an actual or possible competing proposal or superior proposal, (ii) any effect relating to ConocoPhillips or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Marathon Oil common stock or ConocoPhillips common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), (iv) the fact that Marathon Oil or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law), constitute an intervening event.
Termination (page 108)
ConocoPhillips and Marathon Oil may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of ConocoPhillips and Marathon Oil.
The merger agreement may also be terminated by either ConocoPhillips or Marathon Oil at any time prior to the effective time of the merger in any of the following situations:
•
if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;

•
if the merger has not been consummated on or before May 28, 2025 (or, under certain circumstances as described in the section entitled “The Merger Agreement — Termination” (beginning on page 108) by November 28, 2025 or May 28, 2026) (which we refer to as the “end date termination event”);

•
if the Marathon Oil stockholders do not approve the merger proposal upon a vote held at a duly held special meeting, or at any adjournment or postponement of the special meeting (which we refer to as a “stockholder approval termination event”); or

•
in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to the end date, or if curable prior to the end date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date); provided, however, that the terminating party is not itself then in breach of the merger agreement that permits termination of the merger agreement by the other party (which, in the case of a breach by Marathon Oil, we refer to as a “Marathon Oil breach termination event”).

In addition, the merger agreement may be terminated by ConocoPhillips:
•
if prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, the Marathon Oil board or a committee of the Marathon Oil board has effected a recommendation change; or

•
if Marathon Oil, its subsidiaries or any of Marathon Oil’s directors or executive officers has materially breached Marathon Oil’s “no solicitation” obligations under the merger agreement (as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 91) (which we refer to as a “no solicitation breach termination event”).

Further, the merger agreement may be terminated by Marathon Oil:
•
if prior to, but not after, the approval of the merger proposal by Marathon Oil stockholders, to enter into a definitive agreement with respect to a superior proposal, provided that Marathon Oil has (i) complied in all material respects with its “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” (beginning on page 91) and (ii) pays ConocoPhillips the termination fee as required under the merger agreement and described in the section entitled “The Merger Agreement — Termination — Termination Fees and Expenses” (beginning on page 110) (which we refer to as a “superior proposal termination event”).

Termination Fees and Expenses (page 110)
The merger agreement requires Marathon Oil to pay ConocoPhillips a termination fee of $557 million (which we refer to as the “termination fee”) if:
•
ConocoPhillips terminates the merger agreement due to a recommendation change by Marathon Oil’s board or due to a no solicitation breach termination event;

•
Marathon Oil terminates the merger agreement due to a superior proposal termination event; or

•
(i) (A) ConocoPhillips or Marathon Oil terminates the merger agreement due to a stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the special meeting or (B) Marathon Oil or ConocoPhillips terminates the merger agreement due to an end date termination event or ConocoPhillips terminates the merger agreement due to a Marathon Oil breach termination event and following May 28, 2024 and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Marathon Oil board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within 12 months after the date of such termination, Marathon Oil enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Marathon Oil stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For a further description of this provision, see the section entitled “The Merger Agreement — Termination — Termination Fees and Expenses” beginning on page 110.

The merger agreement also requires Marathon Oil to pay $86 million to ConocoPhillips for its transaction-related expenses (which we refer to as the “expense reimbursement fee”) if either Marathon Oil or ConocoPhillips terminates the merger agreement due to a stockholder approval termination event.
In no event will ConocoPhillips be entitled to receive more than one termination fee or more than one expense reimbursement fee. If ConocoPhillips receives a termination fee, it will not be entitled to receive an expense reimbursement fee. Any expense reimbursement fee paid by Marathon Oil will be credited against any termination fee that is or may eventually become payable by Marathon Oil.
Regulatory Approvals (page 69)
The completion of the merger is subject to the receipt of antitrust clearance in the United States and certain other foreign regulatory approvals. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission (which we refer to as the “FTC”) and the Department of Justice (which we refer to as the “DOJ”) and the applicable waiting period (or any extension of such waiting period) has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (which we refer to as a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier or extended by the parties.
On June 11, 2024, each of ConocoPhillips and Marathon Oil filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the merger.
In addition, the German Federal Cartel Office (which we refer to as the “Bundeskartellamt”) and certain other non-U.S. governmental authorities must approve the merger. ConocoPhillips and Marathon Oil will file all such notifications as are required by the laws of applicable non-U.S. governmental authorities as promptly as reasonably practicable.
For additional information, see the sections entitled “The Merger — Regulatory Approvals” beginning on page 69 and “The Merger Agreement — HSR and Other Regulatory Approvals” beginning on page 98.
Accounting Treatment of the Merger (page 76)
ConocoPhillips and Marathon Oil prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. ConocoPhillips will be treated as the acquirer for accounting purposes.
Specific Performance; Remedies (page 111)
ConocoPhillips, Marathon Oil and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.
No Appraisal Rights (page 148)
No appraisal rights will be available to Marathon Oil stockholders with respect to the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 112)
Marathon Oil and ConocoPhillips intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is expected that U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112) of shares of Marathon Oil common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of ConocoPhillips common stock in exchange for Marathon Oil common stock in the merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of ConocoPhillips common stock. The completion of the merger is not conditioned on the merger qualifying for the intended tax treatment or upon the receipt of an opinion of counsel or IRS ruling to that effect.
The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Litigation Relating to the Merger (page 77)
Although Marathon Oil and ConocoPhillips are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
Comparison of Stockholders’ Rights (page 137)
The rights of Marathon Oil stockholders who receive shares of ConocoPhillips common stock in the merger will be governed by the Amended and Restated Certificate of Incorporation of ConocoPhillips (which we refer to as the “ConocoPhillips certificate of incorporation”) and the Second Amended and Restated By-Laws of ConocoPhillips (which we refer to as the “ConocoPhillips bylaws”), rather than by the Restated Certificate of Incorporation of Marathon Oil (which we refer to as the “Marathon Oil certificate of incorporation”) and the Amended and Restated Bylaws of Marathon Oil (which we refer to as the “Marathon Oil bylaws”). As a result, Marathon Oil stockholders will have different rights once they become ConocoPhillips stockholders due to the differences in the organizational documents of Marathon Oil and ConocoPhillips. The key differences are described in the section entitled “Comparison of Stockholders’ Rights” beginning on page 137.
Listing of ConocoPhillips Common Stock; Delisting and Deregistration of Marathon Oil Shares (page 76)
If the merger is completed, the shares of ConocoPhillips common stock to be issued in the merger will be listed for trading on the NYSE, shares of Marathon Oil common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Marathon Oil will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.
Comparative Market Price Data
The following table sets forth the closing sales prices per share of ConocoPhillips and Marathon Oil, respectively, on the NYSE on May 28, 2024, the last trading day prior to the public announcement of the merger, and on [      ], 2024, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Marathon Oil common stock as of the same two dates. The implied value for the merger consideration was calculated by multiplying the closing sales price of a share of ConocoPhillips common stock on the relevant date by the exchange ratio of 0.255 shares of ConocoPhillips common stock for each share of Marathon Oil common stock.
The value of the merger consideration to be received in exchange for each share of Marathon Oil common stock will fluctuate with the market value of Marathon Oil common stock until the transaction is complete.
	ConocoPhillips Common Stock		Marathon Oil Common Stock		Implied per Share Value of Merger Consideration
May 28, 2024		$118.96		$26.45		$30.33
[ ], 2024	$	[ ]	$	[ ]	$	[ ]

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36, Marathon Oil stockholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal to be considered and voted on at the special meeting. Marathon Oil stockholders should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in ConocoPhillips’ and Marathon Oil’s respective Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 156.
Because the exchange ratio is fixed and because the market price of ConocoPhillips common stock may fluctuate, Marathon Oil stockholders cannot be certain of the precise value of any merger consideration they may receive in the merger.
At the time the merger is completed, each issued and outstanding eligible share of Marathon Oil common stock will be converted into the right to receive the merger consideration of 0.255 shares of ConocoPhillips common stock. The exchange ratio for the merger consideration is fixed, and there will be no adjustment to the merger consideration for changes in the market price of ConocoPhillips common stock or Marathon Oil common stock prior to the completion of the merger. If the merger is completed, there will be a time lapse between each of the date of this proxy statement/prospectus, the date on which Marathon Oil stockholders vote to approve the merger proposal at the special meeting and the date on which Marathon Oil stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of ConocoPhillips common stock may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in ConocoPhillips’ businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict, and in many cases, may be beyond the control of ConocoPhillips and Marathon Oil. Consequently, at the time Marathon Oil stockholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. The actual value of any merger consideration received by Marathon Oil stockholders at the completion of the merger will depend on the market value of the shares of ConocoPhillips common stock at that time. This market value may differ, possibly materially, from the market value of shares of ConocoPhillips common stock at the time the merger agreement was entered into or at any other time. Marathon Oil stockholders should obtain current stock quotations for shares of ConocoPhillips common stock before voting their shares of Marathon Oil common stock. For additional information about the merger consideration, see the sections entitled “The Merger — Merger Consideration” beginning on page 47 and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79.
The market price of ConocoPhillips common stock will continue to fluctuate after the merger.
Upon completion of the merger, holders of Marathon Oil common stock who receive merger consideration will become holders of shares of ConocoPhillips common stock. The market price of ConocoPhillips common stock may fluctuate significantly following completion of the merger and holders of Marathon Oil common stock could lose some or all of the value of their investment in ConocoPhillips common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the ConocoPhillips common stock, regardless of ConocoPhillips’ actual operating performance.
The market price of ConocoPhillips common stock may be affected by factors different from those that historically have affected Marathon Oil common stock.
Upon completion of the merger, holders of Marathon Oil common stock who receive merger consideration will become holders of ConocoPhillips common stock. The businesses of ConocoPhillips differ from those of Marathon Oil in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of ConocoPhillips after the merger, as well as the market price of ConocoPhillips common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Marathon Oil. Following the completion of the merger, Marathon Oil will be part of a larger company, so decisions affecting Marathon Oil may be made in respect of the larger combined business as a whole rather than the Marathon Oil businesses individually. For a discussion of the businesses of ConocoPhillips and Marathon Oil and of some important factors to consider in connection with those businesses, see the section entitled “Information about the Companies” beginning on page 39 and the documents incorporated by reference in the section entitled “Where You Can Find More Information” beginning on page 156 including, in particular, the risk factors discussed in each of ConocoPhillips’ and Marathon Oil’s Annual Reports on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q.
Marathon Oil stockholders will have a reduced ownership and voting interest in the combined company after the merger compared to their ownership in Marathon Oil and will exercise less influence over management.
Currently, Marathon Oil stockholders have the right to vote in the election of the Marathon Oil board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the Marathon Oil certificate of incorporation and bylaws. Upon completion of the merger, each Marathon Oil stockholder who receives shares of ConocoPhillips common stock in the merger will become a stockholder of ConocoPhillips with a percentage ownership of ConocoPhillips that is smaller than the Marathon Oil stockholder’s current percentage ownership of Marathon Oil. Based on the number of issued and outstanding shares of ConocoPhillips common stock and shares of Marathon Oil common stock as of May 28, 2024 and the exchange ratio of 0.255, after the merger Marathon Oil stockholders are expected to become owners of approximately 11% of the outstanding shares of ConocoPhillips common stock. Even if all former Marathon Oil stockholders voted together on all matters presented to ConocoPhillips stockholders from time to time, the former Marathon Oil stockholders would exercise significantly less influence over ConocoPhillips after the completion of the merger relative to their influence over Marathon Oil prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future ConocoPhillips proposals submitted to a stockholder vote.
The merger may not be completed and the merger agreement may be terminated in accordance with its terms.
The merger is subject to a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106. These conditions to the completion of the merger may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed. Many of the conditions to completion of the merger are not within either Marathon Oil’s or ConocoPhillips’ control, and neither company can predict when, or if, these conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent the merger from occurring. Any delay in completing the merger may adversely affect the cost savings and other benefits that the companies expect to achieve if the merger and the integration of the companies’ respective businesses are not completed within the expected time frame.
In addition, if the merger is not completed by the end date (as defined in the section entitled “The Merger Agreement — Termination” beginning on page 108) either ConocoPhillips or Marathon Oil may choose not to proceed with the merger by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, ConocoPhillips and Marathon Oil may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement — Termination” beginning on page 108.
The merger agreement limits Marathon Oil’s ability to pursue alternatives to the merger, may discourage certain other companies from making favorable alternative transaction proposals and, in specified circumstances, could require Marathon Oil to pay ConocoPhillips a termination fee or expense reimbursement fee.
The merger agreement contains provisions that may discourage a third party from submitting a competing proposal that might result in greater value to Marathon Oil’s stockholders than the merger or may result in a potential competing acquirer of Marathon Oil proposing to pay a lower per share price to acquire Marathon Oil than it might otherwise have proposed to pay. These provisions include a general prohibition on Marathon Oil from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Marathon Oil board, entering into discussions with any third party regarding any competing proposal or offer for a competing transaction and ConocoPhillips generally has a right to match any competing proposals that may be made. Further, even if the Marathon Oil board withholds, withdraws, qualifies or modifies its recommendation with respect to the merger proposal, unless the merger agreement has been terminated in accordance with its terms, Marathon Oil will still have an obligation to submit the merger proposal to a vote by its stockholders. The merger agreement further provides that under specified circumstances, including after a change of recommendation by the Marathon Oil board and a subsequent termination of the merger agreement by ConocoPhillips in accordance with its terms or a termination by Marathon Oil to enter into a definitive agreement with respect to a superior proposal, Marathon Oil must pay ConocoPhillips a termination fee. Additionally, in other circumstances, even if Marathon Oil is not required to pay a termination fee, it could still be required to pay ConocoPhillips the expense reimbursement fee.
If the merger agreement is terminated and Marathon Oil determines to seek another business combination, Marathon Oil may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.
For additional information, see the sections entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 91 and “The Merger Agreement — Termination” beginning on page 108.
Failure to complete the merger could negatively impact the price of shares of Marathon Oil common stock, as well as Marathon Oil’s future businesses and financial results.
The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger, which are described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106. There can be no assurance that all of the conditions to the completion of the merger will be so satisfied or waived. If these conditions are not satisfied or waived, ConocoPhillips and Marathon Oil will be unable to complete the merger.
If the merger is not completed for any reason, including the failure to receive the required approval of the Marathon Oil stockholders, Marathon Oil’s business and financial results may be adversely affected, including as follows:
•
Marathon Oil may experience negative reactions from the financial markets, including negative impacts on the market price of Marathon Oil common stock;

•
the manner in which industry contacts, business partners and other third parties perceive Marathon Oil may be negatively impacted, which in turn could affect Marathon Oil’s marketing operations or its ability to compete for new business or obtain renewals in the marketplace more broadly;

•
Marathon Oil may experience negative reactions from employees; and

•
Marathon Oil will have expended time and resources that could otherwise have been spent on its existing business and the pursuit of other opportunities that could have been beneficial to the company, and Marathon Oil’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and the Marathon Oil board seeks an alternative transaction, Marathon Oil’s stockholders cannot be certain that Marathon Oil will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under specified circumstances, Marathon Oil may be required to pay ConocoPhillips a termination fee or expense reimbursement fee. For a description of these circumstances, see the section entitled “The Merger Agreement — Termination” beginning on page 108.
In order to complete the merger, ConocoPhillips and Marathon Oil must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, the closing of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.
The closing of the merger is conditioned upon the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act and any applicable waiting period, clearance or affirmative or deemed approval of any governmental entity or other condition with respect to certain non-U.S. antitrust approvals having expired or been terminated, or been obtained or satisfied, as applicable. Although ConocoPhillips and Marathon Oil have agreed in the merger agreement to use their reasonable best efforts to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the Bundeskartellamt and certain other non-U.S. governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. Adverse developments in ConocoPhillips’ or Marathon Oil’s regulatory standing or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally could affect whether and when required governmental authorizations are granted. As a condition to authorization of the merger, governmental authorities may impose requirements, limitations or costs or place restrictions on the conduct of ConocoPhillips’ business after completion of the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the closing of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting ConocoPhillips’ businesses and results of operations after completion of the merger. In addition, there can be no assurance that these terms, obligations or restrictions will not result in the delay or abandonment of the merger. For additional information, see the sections entitled “The Merger — Regulatory Approvals” beginning on page 69 and “The Merger Agreement — HSR and Other Regulatory Approvals” beginning on page 98.
ConocoPhillips and Marathon Oil will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.
Uncertainty about the effect of the merger on employees, industry contacts and business partners may have an adverse effect on ConocoPhillips and Marathon Oil. These uncertainties may impair ConocoPhillips’ and Marathon Oil’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter and could cause industry contacts, business partners and others that deal with ConocoPhillips and Marathon Oil to seek to change their existing business relationships with ConocoPhillips and Marathon Oil, respectively. Employee retention at Marathon Oil may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with ConocoPhillips following the merger. In addition, the merger agreement restricts Marathon Oil from entering into certain corporate transactions and taking other specified actions without the consent of ConocoPhillips, and generally requires each party to continue its operations in the ordinary course, until completion of the merger. These restrictions may prevent ConocoPhillips and Marathon Oil from pursuing attractive business opportunities that may arise prior to the completion of the merger. The foregoing may negatively affect the businesses, operations and financial results of each party during the pendency of the merger and may continue to affect the combined company following the completion of the merger. For a description of the restrictive covenants to which ConocoPhillips and Marathon Oil are subject, see the section entitled “The Merger Agreement — Interim Operations of Marathon Oil and ConocoPhillips Pending the Merger” beginning on page 86.
Directors and executive officers of Marathon Oil may have interests in the merger that are different from, or in addition to, the interests of Marathon Oil stockholders.
Directors and executive officers of Marathon Oil may have interests in the merger that are different from, or in addition to, the interests of Marathon Oil stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, potential severance and other benefits upon a qualifying termination in connection with the merger and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger — Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71. The Marathon Oil board was aware of and carefully considered the interests of its directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the merger, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendation that Marathon Oil stockholders vote “FOR” the approval of the merger proposal, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the adjournment proposal.
The merger may not be accretive, and may be dilutive, to ConocoPhillips’ earnings per share, which may negatively affect the market price of ConocoPhillips common stock.
Because shares of ConocoPhillips common stock will be issued in the merger, it is possible that, although ConocoPhillips currently expects the merger to be accretive to earnings per share, the merger may be dilutive to ConocoPhillips’ earnings per share. This outcome could negatively affect the market price of ConocoPhillips common stock. The issuance of new shares of ConocoPhillips common stock in connection with the merger could have the effect of depressing the market price of ConocoPhillips common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, ConocoPhillips’ earnings per share could cause the price of shares of ConocoPhillips common stock to decline or increase at a reduced rate.
ConocoPhillips and Marathon Oil will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by ConocoPhillips or Marathon Oil.
Each of ConocoPhillips and Marathon Oil has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.
ConocoPhillips and Marathon Oil will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. ConocoPhillips and Marathon Oil will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although ConocoPhillips and Marathon Oil each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow ConocoPhillips and Marathon Oil to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “— The integration of Marathon Oil into ConocoPhillips may not be as successful as anticipated” below. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of ConocoPhillips following the completion of the merger. Many of these costs will be borne by Marathon Oil even if the merger is not completed.
Lawsuits may be filed against Marathon Oil, ConocoPhillips, Merger Sub and the members of the Marathon Oil and ConocoPhillips boards in connection with the merger. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the merger and/or substantial costs to ConocoPhillips and Marathon Oil.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ConocoPhillips’ and Marathon Oil’s respective liquidity and financial condition.
Although Marathon Oil and ConocoPhillips are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future.
One of the conditions to the closing of the merger is that no injunction by any governmental entity having jurisdiction over ConocoPhillips, Marathon Oil or Merger Sub has been entered and continues to be in effect and no law has been adopted, in either case that prohibits the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect ConocoPhillips’ and Marathon Oil’s respective business, financial position and results of operations. Even if such injunction is eventually lifted and the merger is later completed, the resulting delays and costs incurred may continue to affect the combined company following the completion of the merger.
Additionally, there can be no assurance that any of the defendants will be successful in the outcome any potential lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.
The opinion of Marathon Oil’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.
Marathon Oil has received an opinion from its financial advisor in connection with the signing of the merger agreement, but has not obtained an updated opinion as of the date of this proxy statement/prospectus. Changes in the operations and prospects of ConocoPhillips or Marathon Oil, general market and economic conditions and other factors that may be beyond the control of Marathon Oil, and on which Marathon Oil’s financial advisor’s opinion was based, may significantly alter the value of ConocoPhillips or Marathon Oil or the prices of the shares of ConocoPhillips common stock or of the shares of Marathon Oil common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed nor as of any date other than the date of the opinion. Because Marathon Oil does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view at the time the merger is completed. The Marathon Oil board’s recommendation that Marathon Oil stockholders vote “FOR” the approval of the merger proposal, the non-binding compensation advisory proposal and the adjournment proposal, however, is made as of the date of this proxy statement/prospectus.
For a description of the opinion that Marathon Oil received from its financial advisor, see the section entitled “The Merger — Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor” beginning on page 57. A copy of the opinion of Morgan Stanley, Marathon Oil’s financial advisor, is attached as Annex B and is incorporated by reference herein in its entirety.
Completion of the merger may trigger change in control or other provisions in certain agreements to which Marathon Oil is a party.
The completion of the merger may trigger change in control or other provisions in certain agreements to which Marathon Oil is a party. If ConocoPhillips and Marathon Oil are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if ConocoPhillips and Marathon Oil are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Marathon Oil. Termination of such agreements, payments of fees and other expenses incurred in connection with change of control or other provisions triggered as a result of the merger may negatively affect Marathon Oil’s business, operations and financial results prior to the completion of the merger and many continue to negatively affect the combined company following the completion of the merger.
Shares of ConocoPhillips common stock received by Marathon Oil stockholders as a result of the merger will have different rights from shares of Marathon Oil common stock.
Upon completion of the merger, Marathon Oil stockholders will no longer be stockholders of Marathon Oil, and Marathon Oil stockholders who receive merger consideration will become ConocoPhillips stockholders. There will be important differences between the current rights of Marathon Oil stockholders and the rights to which such stockholders will be entitled as ConocoPhillips stockholders. For a discussion of the different rights associated with shares of ConocoPhillips common stock, see the section entitled “Comparison of Stockholders’ Rights” beginning on page 137.

Marathon Oil stockholders are not entitled to appraisal rights in connection with the merger.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under Delaware law, holders of shares of Marathon Oil common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger.
Marathon Oil may waive one or more of the closing conditions without re-soliciting stockholder approval.
Marathon Oil may determine to waive, in whole or part, one or more of the conditions to closing prior to Marathon Oil being obligated to consummate the merger. Any determination whether to waive any conditions to closing, or to re-solicit stockholder approval to amend or supplement this proxy statement/prospectus as a result of such a waiver, will be made by Marathon Oil at the time of such waiver based on the facts and circumstances as they exist at that time.
The combined company’s debt may limit its financial flexibility.
As of March 31, 2024, ConocoPhillips had approximately $18.4 billion of outstanding indebtedness, consisting of amounts outstanding under its unsubordinated notes and commercial paper program supported by its existing credit facility. As of March 31, 2024, Marathon Oil had approximately $5.46 billion of outstanding indebtedness, consisting of amounts outstanding under its (i) 4.400% senior notes due 2027, 5.300% senior notes due 2029, 6.800% senior notes due 2032, 5.700% senior notes due 2034, 6.600% senior notes due 2037 and 5.200% senior notes due 2045 (which we refer to collectively as the “Marathon Oil Notes”), (ii) commercial paper program, (iii) series 2017 revenue refunding bonds issued by the Parish of St. John the Baptist, State of Louisiana, and in connection with which Marathon Oil has agreed to make payments sufficient to pay the principal and interest thereon (which we refer to as the “Marathon Municipal Bonds”) and (iv) revolving credit facility. ConocoPhillips expects Marathon Oil’s commercial paper program and revolving credit facility to be terminated in connection with the consummation of the merger. ConocoPhillips expects that the Marathon Oil Notes and the Marathon Municipal Bonds will remain outstanding or that it will commence exchange offers and consent solicitations in connection therewith. For a more detailed discussion, see “The Merger Agreement — Treatment of Indebtedness.”
ConocoPhillips’ pro forma indebtedness as of March 31, 2024, assuming consummation of the merger had occurred on such date and the assumption of the Marathon Oil Notes and the extinguishment of the Marathon Oil revolving credit facility and commercial paper program in connection therewith, is approximately $23.4 billion, representing an increase in comparison to ConocoPhillips’ indebtedness on a recent historical basis. Any increase in ConocoPhillips’ indebtedness could have adverse effects on its financial condition and results of operations, including:
•
imposing additional cash requirements on ConocoPhillips in order to support interest payments, which reduces the amount ConocoPhillips has available to fund its operations and other business activities;

•
increasing the risk that ConocoPhillips may default on its debt obligations;

•
increasing ConocoPhillips’ vulnerability to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;

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limiting ConocoPhillips’ ability to sell assets, engage in strategic transactions or obtain additional financing for working capital, capital expenditures, general corporate and other purposes;

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limiting ConocoPhillips’ flexibility in planning for or reacting to changes in its business and the industry in which it operates; and

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increasing ConocoPhillips’ exposure to a rise in interest rates, which will generate greater interest expense to the extent ConocoPhillips does not have applicable interest rate fluctuation hedges.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the merger. Future results of ConocoPhillips or Marathon Oil may differ, possibly materially, from the unaudited pro forma combined financial information presented in this proxy statement/prospectus.
The unaudited pro forma combined financial statements contained in this proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of ConocoPhillips and Marathon Oil prior to the merger or that of the combined company following the merger for several reasons. Specifically, the unaudited pro forma combined financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger, integration costs or any changes in ConocoPhillips’ debt to capitalization ratio following the completion of the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 115. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by ConocoPhillips. The actual financial positions and results of operations of ConocoPhillips and Marathon Oil prior to the merger and that of the combined company following the merger may be different, possibly materially, from the unaudited pro forma combined financial statements included in this proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements included in this proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of ConocoPhillips common stock may cause a significant change in the purchase price used for ConocoPhillips’ accounting purposes and the unaudited pro forma financial statements contained in this proxy statement/prospectus.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the section “The Merger — Marathon Oil Unaudited Forecasted Financial Information” beginning on page 65 were based on assumptions of, and information available to, Marathon Oil’s management, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Marathon Oil’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Marathon Oil’s estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
Marathon Oil’s financial estimates were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Further, any forward-looking statement speaks only as of the date on which it is made, and Marathon Oil does not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
The financial estimates of Marathon Oil included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Marathon Oil. Moreover, neither Marathon Oil’s independent accountants nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying financial estimates and, accordingly, independent accountants do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference herein relate to the previously issued financial statements of the entities named in those reports. Such reports do not extend to the financial estimates and should not be read to do so. For more information, see the section entitled “The Merger — Marathon Oil Unaudited Forecasted Financial Information” beginning on page 65.

The integration of Marathon Oil into ConocoPhillips may not be as successful as anticipated.
The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of Marathon Oil’s internal control over financial reporting. Difficulties in integrating Marathon Oil into ConocoPhillips may result in Marathon Oil performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. ConocoPhillips’ and Marathon Oil’s existing businesses could also be negatively impacted by the merger. Potential difficulties that may be encountered in the integration process include, among other factors:
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the inability to successfully integrate the businesses of Marathon Oil into ConocoPhillips in a manner that permits ConocoPhillips to achieve the full revenue and cost savings anticipated from the merger;

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complexities associated with managing the larger, more complex, integrated business;

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not realizing anticipated operating synergies;

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integrating personnel from the two companies and the loss of key employees;

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potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

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integrating relationships with industry contacts and business partners;

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performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating Marathon Oil’s operations into ConocoPhillips; and

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the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

The combined company’s results may suffer if it does not effectively manage its expanded operations following the merger.
Following completion of the merger, the combined company’s success will depend, in part, on ConocoPhillips’ ability to manage the expansion resulting from the merger, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Marathon Oil into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.
Even if ConocoPhillips and Marathon Oil complete the merger, the combined company may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits and cost savings from combining ConocoPhillips’ and Marathon Oil’s businesses, including operational and other synergies. The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that ConocoPhillips and Marathon Oil do not currently foresee. Some of the assumptions that ConocoPhillips has made, such as the achievement of operating synergies, may not be realized. The integration process may, for each of ConocoPhillips and Marathon Oil, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the course of performing due diligence. The foregoing may negatively affect the combined company’s ongoing business, operations and financial results following the completion of the merger.
Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.
ConocoPhillips and Marathon Oil are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of ConocoPhillips and Marathon Oil to retain key management personnel and other key employees. Current and prospective employees of ConocoPhillips and Marathon Oil may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of ConocoPhillips and Marathon Oil to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of ConocoPhillips and Marathon Oil to the same extent that ConocoPhillips and Marathon Oil have previously been able to attract or retain their own employees.
The market price of ConocoPhillips common stock may decline in the future as a result of the sale of shares of ConocoPhillips common stock held by former Marathon Oil stockholders or current ConocoPhillips stockholders.
Following their receipt of shares of ConocoPhillips common stock as merger consideration in the merger, former Marathon Oil stockholders may seek to sell the shares of ConocoPhillips common stock delivered to them, and the merger agreement contains no restriction on the ability of former Marathon Oil stockholders to sell such shares of ConocoPhillips common stock following completion of the merger. Other ConocoPhillips stockholders may also seek to sell shares of ConocoPhillips common stock held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of ConocoPhillips common stock, may affect the market for, and the market price of, ConocoPhillips common stock in an adverse manner.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
The merger will be accounted for as an acquisition by ConocoPhillips in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). Under the acquisition method of accounting, the assets and liabilities of Marathon Oil and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of ConocoPhillips. The reported financial condition and results of operations of ConocoPhillips for periods after completion of the merger will reflect Marathon Oil balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Marathon Oil and its subsidiaries for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 115.
Under the acquisition method of accounting, the total purchase price will be allocated to Marathon Oil’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. ConocoPhillips and Marathon Oil expect that the merger may result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent goodwill or intangibles are recorded and the values become impaired, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
Following the completion of the merger, ConocoPhillips may incorporate Marathon Oil’s hedging activities into ConocoPhillips’ business, and ConocoPhillips may be exposed to additional commodity price risks arising from such hedges.
To mitigate its exposure to changes in commodity prices, Marathon Oil hedges oil, natural gas and NGL prices from time to time, primarily through the use of certain derivative instruments. If ConocoPhillips assumes existing Marathon Oil hedges or hedges that Marathon Oil enters into prior to the completion of the merger, ConocoPhillips will bear the economic impact of all of Marathon Oil’s hedges following the completion of the merger. Actual crude oil, natural gas and NGL prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on ConocoPhillips’ business.

Risks Relating to ConocoPhillips’ Business
Because Marathon Oil stockholders will become ConocoPhillips stockholders following the completion of the merger, they should carefully read and consider the risk factors specific to ConocoPhillips, as these factors will affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, in Part II, Item 1A of ConocoPhillips’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 156.
Risks Relating to Marathon Oil’s Business
You should read and consider the risk factors specific to Marathon Oil, as these factors could continue to affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Marathon Oil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, in Part II, Item 1A of Marathon Oil’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 156.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, and the documents to which Marathon Oil and ConocoPhillips refer you in this proxy statement/prospectus, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this proxy statement/prospectus that address activities, events or developments that Marathon Oil or ConocoPhillips expects, believes or anticipates will or may occur in the future are forward-looking statements. These may include, among others, statements relating to future events and anticipated results of operations and business strategies, the merger, including the anticipated benefits of the merger, the anticipated impact of the merger on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the merger, the anticipated closing date for merger and aspects of operations or operating. Words and phrases such as “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Marathon Oil or ConocoPhillips expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond Marathon Oil’s and ConocoPhillips’ control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in any forward-looking statements. The following important factors and uncertainties, among others, could cause actual results or events to differ materially from those included in this proxy statement/prospectus:
•
uncertainties as to the timing to consummate the merger, including the possibility that the merger is delayed or does not occur at all and the impact of such outcome on the share price of Marathon Oil’s common stock, as well as its business and financial results;

•
the risk that a condition to closing of the transaction may not be satisfied in a timely manner or at all, including risks associated with the ability of ConocoPhillips and Marathon Oil to obtain the required Marathon Oil stockholder approval and certain governmental authorizations (including the risk that governmental authorities impose conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger);

•
the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;

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the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of ConocoPhillips common stock;

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uncertainty about the effect of the merger on the businesses of ConocoPhillips and Marathon Oil while the merger is pending;

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the incurrence of significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by ConocoPhillips or Marathon Oil;

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the risk that litigation against Marathon Oil, ConocoPhillips and the members of their respective boards may arise in connection with the merger;

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the ability to successfully integrate Marathon Oil’s businesses and technologies;

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the risk that the expected benefits and synergies of the merger may not be fully achieved in a timely manner, or at all;

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the risk that ConocoPhillips or Marathon Oil will be unable to retain and hire key personnel;

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the risk that the conditions to the merger are not satisfied on a timely basis or at all or the failure of the merger to close for any other reason or to close on the anticipated terms, including the anticipated tax treatment;

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the risk that any consent or authorization that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

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unanticipated difficulties or expenditures relating to the merger, including the response of business partners and retention as a result of the announcement and pendency of the merger;

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uncertainty as to the long-term value of ConocoPhillips common stock;

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the diversion of management time on merger-related matters;

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the inability to realize anticipated cost savings and capital expenditure reductions in connection with the merger;

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rating agency actions and ConocoPhillips’ and Marathon Oil’s ability to access short- and long-term debt markets on a timely and affordable basis;

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changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels;

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global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from any ongoing military conflict, including the conflicts in Ukraine and the Middle East, and the global response to such conflict, security threats on facilities and infrastructure, or from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by Organization of Petroleum Exporting Countries and other producing countries and the resulting company or third-party actions in response to such changes;

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insufficient liquidity or other factors that could impact ConocoPhillips’ ability to repurchase shares and declare and pay dividends such that ConocoPhillips suspends its share repurchase program and reduces, suspends or totally eliminates dividend payments in the future, whether variable or fixed; changes in expected levels of oil and gas reserves or production;

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potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases, inflationary pressures or technical difficulties in constructing, maintaining or modifying company facilities;

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legislative and regulatory initiatives addressing global climate change or other environmental concerns;

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public health crises, including pandemics (such as COVID-19) and epidemics and any impacts or related company or government policies or actions; investment in and development of competing or alternative energy sources;

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potential failures or delays in delivering on ConocoPhillips’ current or future low-carbon strategy, including ConocoPhillips’ inability to develop new technologies; disruptions or interruptions impacting the transportation for ConocoPhillips’ or Marathon Oil’s oil and gas production;

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international monetary conditions and exchange rate fluctuations;

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changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of ConocoPhillips’ or Marathon Oil’s business, including any sanctions imposed as a result of any ongoing military conflict, including the conflicts in Ukraine and the Middle East;

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ConocoPhillips’ ability to collect payments when due, including ConocoPhillips’ ability to collect payments from the government of Venezuela or PDVSA;

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ConocoPhillips’ ability to complete any other announced or any other future dispositions or acquisitions on time, if at all;

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the possibility that regulatory approvals for any other announced or any future dispositions or any other acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of those transactions or ConocoPhillips’ remaining business;

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business disruptions following any announced or future dispositions or other acquisitions, including the diversion of management time and attention;

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the ability to deploy net proceeds from ConocoPhillips’ announced or any future dispositions in the manner and timeframe anticipated, if at all;

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potential liability for remedial actions under existing or future environmental regulations;

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potential liability resulting from pending or future litigation;

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the impact of competition and consolidation in the oil and gas industry;

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limited access to capital or insurance or significantly higher cost of capital or insurance related to illiquidity or uncertainty in the domestic or international financial markets or investor sentiment;

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general domestic and international economic and political conditions or developments, including as a result of any ongoing military conflict, including the conflicts in Ukraine and the Middle East;

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changes in fiscal regime or tax, environmental and other laws applicable to ConocoPhillips’ or Marathon Oil’s businesses;

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disruptions resulting from accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cybersecurity threats or information technology failures, constraints or disruptions;

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economic, business, competitive and/or regulatory factors affecting ConocoPhillips’ or Marathon Oil’s businesses generally as set forth in their filings with the SEC; and

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the other risk factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

All of the forward-looking statements ConocoPhillips and Marathon Oil make in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and ConocoPhillips’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, Current Reports on Form 8-K and other filings ConocoPhillips makes with the SEC, which are incorporated herein by reference, and in Marathon Oil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Marathon Oil’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, Current Reports on Form 8-K and other filings Marathon Oil makes with the SEC, which are incorporated herein by reference.
For additional information, see the sections entitled “Risk Factors” beginning on page 25 and “Where You Can Find More Information” beginning on page 156.
Except as required by law, neither ConocoPhillips nor Marathon Oil undertakes or assumes any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus (or, if applicable, the dates indicated in such statement).

INFORMATION ABOUT THE COMPANIES
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Phone: (281) 293-1000
ConocoPhillips is an independent E&P company headquartered in Houston, Texas with operations and activities in 13 countries. Its diverse, low cost of supply portfolio includes resource-rich unconventional plays in North America; conventional assets in North America, Europe, Africa and Asia; global LNG developments; oil sands in Canada; and an inventory of global exploration prospects. As of March 31, 2024, ConocoPhillips employed approximately 10,000 people worldwide and had total assets of $95 billion. ConocoPhillips common stock trades on the NYSE under the ticker symbol “COP”.
Marathon Oil Corporation
990 Town and Country Boulevard
Houston, Texas 77024
Phone: (713) 629-6600
Marathon Oil Corporation is an independent exploration and production company incorporated in 2001, focused on U.S. resource plays: Eagle Ford in Texas, Bakken in North Dakota, STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas. Its U.S. assets are complemented by its international operations in Equatorial Guinea. Each of its two reportable operating segments are organized by geographic location (United States and International) and managed according to the nature of the products and services offered. As of March 31, 2024, Marathon Oil had 1,688 active, full-time employees worldwide. Marathon Oil common stock trades on the NYSE under the ticker symbol “MRO”.
Puma Merger Sub Corp.
c/o ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Phone: (281) 293-1000
Merger Sub, whose legal name is Puma Merger Sub Corp., is a direct, wholly owned subsidiary of ConocoPhillips. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on May 24, 2024 for the sole purpose of effecting the merger.

SPECIAL MEETING OF MARATHON OIL STOCKHOLDERS
Date, Time and Place
The special meeting will be held on [     ], 2024, at [     ], Central Time, in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024. This proxy statement/prospectus is first being furnished to the Marathon Oil stockholders on or about [     ], 2024.
Purpose of the Special Meeting
The purpose of the special meeting is to consider and vote on:
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the merger proposal;

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the non-binding compensation advisory proposal; and

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the adjournment proposal.

Marathon Oil will transact no other business at the special meeting.
Recommendation of the Marathon Oil Board of Directors
The Marathon Oil board unanimously recommends that Marathon Oil stockholders vote:
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“FOR” the merger proposal;

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“FOR” the non-binding compensation advisory proposal; and

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“FOR” the adjournment proposal.

For additional information on the recommendation of the Marathon Oil board, see the section entitled “The Merger — Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger” beginning on page 53.
Record Date and Outstanding Shares of Marathon Oil Common Stock
Only holders of record of issued and outstanding shares of Marathon Oil common stock as of the close of business on [     ], 2024, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.
As of the record date, there were [     ] shares of Marathon Oil common stock issued and outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Marathon Oil common stock that you held as of the close of business on the record date.
A complete list of Marathon Oil stockholders entitled to vote at the special meeting will be available for inspection at Marathon Oil’s principal place of business during regular business hours for a period of no less than 10 days before the special meeting at 990 Town and Country Boulevard Houston, Texas 77024.
Quorum; Abstentions and Broker Non-Votes
A quorum of Marathon Oil stockholders is necessary to hold a valid meeting. The presence at the special meeting, in person or by proxy, of the holders of at least one-third of the outstanding shares of Marathon Oil common stock entitled to vote at the special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for any of the proposals or vote to “ABSTAIN” in respect of each proposal, your shares of Marathon Oil common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the special meeting.
Marathon Oil common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Marathon Oil common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on the merger proposal, the non-binding compensation advisory proposal or the adjournment proposal. Because the only proposals for consideration at the special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.
Executed but unvoted proxies will be voted in accordance with the recommendations of the Marathon Oil board (i.e., “FOR” all of the proposals).
Required Vote
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote.
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote.
The merger proposal, the non-binding compensation advisory proposal and the adjournment proposal are described in the section entitled “Marathon Oil Proposals” beginning on page 45.
Methods of Voting
Marathon Oil stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Marathon Oil stockholders of record may vote their shares in person at the special meeting or by submitting their proxies:
•
by phone (following the instructions by the deadline specified on the proxy card);

•
by the Internet (following the instructions by the deadline specified on the proxy card); or

•
by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by [     ], 2024.

Marathon Oil stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Voting at the Special Meeting
The special meeting will be held on [     ], 2024, at [     ], Central Time, in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024. Check-in will begin at [     ]

Central Time. You must bring valid picture identification, such as a driver’s license or passport and provide proof of stock ownership as of the record date. If your shares are held in the name of a bank, broker, or other nominee and you plan to attend the special meeting, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the special meeting and, in order to be admitted you must present proof of your ownership of the Marathon Oil common stock, such as a bank or brokerage account statement, indicating that you owned shares of Marathon Oil common stock at the close of business on the record date. Please allow time for check-in procedures.
EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, THE MARATHON OIL BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES IN ADVANCE AS DESCRIBED BELOW TO ENSURE THAT YOUR VOTE WILL BE COUNTED EVEN IF YOU LATER DECIDE NOT TO ATTEND THE SPECIAL MEETING.
Voting by Proxy
Whether you hold your shares of Marathon Oil common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.
Questions about Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Marathon Oil common stock, you may contact the Marathon Oil proxy solicitor toll-free at (877) 687-1865, or for brokers and banks, collect at (212) 750-5833.
Adjournment
Marathon Oil stockholders may be asked to vote to approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the merger proposal. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting. In a subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Regardless of the results of voting for the adjournment proposal, the Marathon Oil bylaws allow the chair of the special meeting to adjourn the special meeting at his or her discretion, subject to the terms of the merger agreement.
Under the terms of the merger agreement, Marathon Oil may not, without the prior written consent of ConocoPhillips (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the special meeting; provided that Marathon Oil may, notwithstanding the foregoing, without the prior written consent of ConocoPhillips, and must if requested by ConocoPhillips, adjourn or postpone the special meeting (i) if, after consultation with ConocoPhillips, Marathon Oil believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies in favor of the merger proposal or (B) distribute any supplement or amendment to this proxy statement/prospectus, the distribution of which the Marathon Oil board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum, and Marathon Oil must use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (i) Marathon Oil may not, without the prior written consent of ConocoPhillips (such consent not to be unreasonably withheld, conditioned or delayed) postpone or adjourn the special meeting (A) more than a total of three times pursuant to the foregoing or (B) for a period exceeding 10 business days in the aggregate pursuant to the foregoing; and (ii) if the special meeting is postponed or adjourned, Marathon Oil must reconvene the special meeting at the earliest practicable date on which it reasonably expects to have sufficient affirmative votes for approval of the merger proposal; and provided, further that the special meeting may not be adjourned or postponed to a date on or after three business prior to the end date.

Revocability of Proxies
If you are a stockholder of record of Marathon Oil, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the special meeting in one of the following ways:
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submit a new proxy card bearing a later date;

•
vote again by phone or the Internet at a later time;

•
give written notice before the special meeting to Marathon Oil’s Shareholder Services Office at 990 Town and Country Boulevard, Houston, Texas 77024 stating that you are revoking your proxy; or

•
attend the special meeting and vote your shares. Please note that your attendance at the special meeting will not alone serve to revoke your proxy; instead, you must vote your shares at the special meeting.

Proxy Solicitation Costs
The enclosed proxy card is being solicited by Marathon Oil and the Marathon Oil board. In addition to solicitation by mail, Marathon Oil’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.
Marathon Oil has retained the Marathon Oil proxy solicitor to assist in the solicitation process. Marathon Oil will pay the Marathon Oil proxy solicitor a fee of $50,000, plus reasonable out-of-pocket expenses and fees for any additional services. Marathon Oil also has agreed to indemnify the Marathon Oil proxy solicitor against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Marathon Oil will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Marathon Oil common stock held of record by such nominee holders. Marathon Oil will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
No Appraisal Rights
Because shares of Marathon Oil common stock are listed on the NYSE and holders of shares of Marathon Oil common stock are not required to receive consideration other than shares of ConocoPhillips common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of Marathon Oil common stock are not entitled to exercise appraisal rights under Delaware law in connection with the merger.
Other Information
The matter to be considered at the special meeting is of great importance to the Marathon Oil stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.
Assistance
If you need assistance in completing your proxy card or have questions regarding the special meeting, contact:
Innisfree M&A Incorporated
501 Madison Ave, 20th Floor
New York, New York 10022
Shareholders, please call toll-free: (877) 687-1865
Banks and Brokerage Firms, please call: (212) 750-5833

Vote of Marathon Oil’s Directors and Executive Officers
As of [     ], 2024, Marathon Oil directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [     ] shares of Marathon Oil common stock, or less than 1% of the total outstanding shares of Marathon Oil common stock as of that date.
Marathon Oil currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.
Attending the Special Meeting
You are entitled to attend the special meeting only if you were a stockholder of record of Marathon Oil at the close of business on the record date or you held your shares of Marathon Oil beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the special meeting.
If your shares are held in the name of a bank, broker, or other nominee and you plan to attend the special meeting, in order to be admitted you must present proof of your beneficial ownership of the Marathon Oil common stock, such as a bank or brokerage account statement, indicating that you owned shares of Marathon Oil common stock at the close of business on the record date.
Results of the Special Meeting
Within four business days following the special meeting, Marathon Oil intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, Marathon Oil will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.
MARATHON OIL STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL, THE NON-BINDING COMPENSATION ADVISORY PROPOSAL AND THE ADJOURNMENT PROPOSAL.

MARATHON OIL PROPOSALS
Merger Proposal
It is a condition to the completion of the merger that Marathon Oil stockholders approve the merger proposal. In the merger, each Marathon Oil stockholder will receive, for each eligible share of Marathon Oil common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.255 shares of ConocoPhillips common stock, further described in the sections entitled “The Merger — Merger Consideration” beginning on page 47 and “The Merger Agreement — Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 79.
The approval by such stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the merger.
Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Marathon Oil common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.
The Marathon Oil board unanimously recommends a vote “FOR” the merger proposal.
Non-Binding Compensation Advisory Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Marathon Oil is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Marathon Oil’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger — Merger-Related Compensation” beginning on page 74. Accordingly, Marathon Oil stockholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon Marathon Oil or the Marathon Oil board or ConocoPhillips or the ConocoPhillips board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Marathon Oil’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Marathon Oil seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger proposal from its early stages until consummation. Accordingly, holders of shares of Marathon Oil common stock are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Marathon Oil Corporation approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Marathon Oil Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Merger-Related Compensation.”
Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote.
The Marathon Oil board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

Adjournment Proposal
Marathon Oil stockholders may be asked to vote to approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes cast at the special meeting to approve the merger proposal.
The adjourned meeting may take place without further notice other than by an announcement made at the special meeting. In a subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Marathon Oil common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes and failure to vote will have no effect on the outcome of the vote.
The Marathon Oil board unanimously recommends a vote “FOR” the adjournment proposal.
Regardless of the results of voting for the adjournment proposal, the Marathon Oil bylaws allow the chair of the special meeting to adjourn the special meeting at his or her discretion, subject to the terms of the merger agreement.

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Transaction Structure
At the effective time of the merger, Merger Sub will merge with and into Marathon Oil. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Marathon Oil will continue as the surviving corporation in the merger and as a wholly owned subsidiary of ConocoPhillips.
Merger Consideration
As a result of the merger, each eligible share of Marathon Oil common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 0.255 shares of ConocoPhillips common stock (i.e., the merger consideration).
Marathon Oil stockholders will not be entitled to receive any fractional shares of ConocoPhillips common stock in the merger, and no Marathon Oil stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of ConocoPhillips common stock. Marathon Oil stockholders that would have otherwise been entitled to receive a fractional share of ConocoPhillips common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of ConocoPhillips common stock for the five consecutive trading days ending two trading days prior to the closing date as reported by Bloomberg, L.P. multiplied by the fraction of a share of ConocoPhillips common stock to which the holder would otherwise be entitled.
Background of the Merger
The terms of the merger agreement are the result of arm’s-length negotiations between representatives of ConocoPhillips and Marathon Oil. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations and discussions by and between ConocoPhillips and Marathon Oil and their respective advisors that preceded the public announcement of the merger. However, this summary does not purport to catalog every conversation or interaction among the representatives of ConocoPhillips, Marathon Oil and other parties.
The Marathon Oil board, in the ordinary course and consistent with its fiduciary duties, along with the Marathon Oil management team, continually evaluates Marathon Oil’s operations and future business prospects and its short- and long-term performance with a focus on enhancing Marathon Oil’s scale, durability and resilience and an objective of responsibly delivering leading cash returns to stockholders that are sustainable and resilient through all commodity price cycles. In connection with such ongoing evaluation, the Marathon Oil board and management team also review and assess potential strategic alternatives available to Marathon Oil, including merger and acquisition transactions and asset acquisitions and dispositions.
During the course of its evaluations, the Marathon Oil board considered whether various strategic actions, including business combination transactions, would be in the best interests of Marathon Oil and would enhance value for Marathon Oil stockholders. The Marathon Oil board utilized various metrics to evaluate potential opportunities, including relative valuation, financial accretion, balance sheet strength, durability of resource life, scale and industrial logic, and other counterparty specific metrics (including, but not limited to, an alignment on return of cash to shareholder models, portfolio diversity, production mix and execution excellence). From time to time, senior executives of Marathon Oil have had informal and preliminary conversations about potential strategic transaction opportunities with senior executives of other companies and have updated the Marathon Oil board regarding these interactions during regularly scheduled and special meetings of the Marathon Oil board. While the regularly scheduled meetings of the Marathon Oil board often included discussion of strategic alternatives, there is a particular focus during the annual May board meetings with respect to the evaluation of potential strategic transactions available to Marathon Oil that could improve the standalone Marathon Oil business case.

In March 2023, Mr. Lee Tillman, Chairman, President and Chief Executive Officer of Marathon Oil, met with the chief executive officer of a publicly traded exploration and production (which we refer to as “E&P”) company (which we refer to as “Party A”) in the ordinary course and discussed, among other topics, their perspectives on developments in the oil and gas industry. Later that same month, the chief executive officer of Party A contacted Mr. Tillman to express Party A’s interest in a potential strategic transaction with Marathon Oil. Over the following several weeks, Mr. Tillman and the chief executive officer of Party A discussed from time to time the perceived merits and risks of a combination, including industrial logic, investor relevance and synergies, as well as mutual financial and legal due diligence needs and the necessity of engaging advisors.
On April 26, 2023, at a regularly scheduled meeting of the Marathon Oil board, Mr. Tillman provided an update on high-level discussions recently held with the chief executive officer of Party A, noting that neither party solicited a proposal for a business combination but that each party expressed interest in continuing the exploratory dialogue.
On April 27, 2023, in connection with Marathon Oil’s consideration of potential strategic alternatives, Marathon Oil contacted Morgan Stanley to act as its lead financial advisor based on its experience and qualifications in M&A transactions. Marathon Oil and Morgan Stanley formally executed an indemnity agreement on May 9, 2023 and, on May 28, 2024, an engagement letter.
On June 15, 2023, Party A submitted a non-binding indication of interest to acquire Marathon Oil in an all-stock transaction in exchange for shares of Party A’s common stock. Party A did not propose a specific exchange ratio, but the non-binding indication of interest referred to providing Marathon Oil stockholders a change of control premium in the transaction.
On June 22, 2023, Marathon Oil and Party A entered into a mutual confidentiality agreement that contained a customary mutual “standstill” provision, a fallaway provision and a modified “don’t ask, don’t waive” provision that did not restrict the ability of either party to make a private proposal regarding a business combination to the board of directors of the other party. Following the execution of the confidentiality agreement, Marathon Oil and Party A commenced the exchange of financial and operational due diligence materials.
In June and July 2023, members of Marathon Oil management continued to update the Marathon Oil board regarding discussions with Party A, including with respect to the exchange of each party’s legal and financial due diligence information.
On July 19, 2023, Party A submitted a non-binding indication of interest to acquire all of Marathon Oil’s outstanding stock in exchange for a number of shares of Party A’s common stock that represented an 11% premium to Marathon Oil’s then 10-day volume weighted average share price. The proposal did not address any governance matters with respect to the proposed combined company.
After several meetings of the Marathon Oil board and discussions between Marathon Oil’s and Party A’s representatives and after Party A announced its second quarter 2023 results, Marathon Oil determined to terminate discussions due to failure to reach agreement on material terms of a proposed transaction. The Marathon Oil board did not view the offered premium as compelling and Party A’s equity performance relative to Marathon Oil had declined further impacting the premium implied by Party A’s July 19 proposal.
On August 17, 2023, a member of the senior executive management team of another publicly traded E&P company (which we refer to as “Party B”) contacted Mr. Pat Wagner, Executive Vice President of Corporate Development and Strategy for Marathon Oil, to express Party B’s interest in a potential strategic transaction with Marathon Oil. Over the following three months, Messrs. Wagner and Tillman met several times with members of Party B’s executive management team to discuss the perceived merits and risks of a potential merger of equals combination and the logistics and planning necessary to advance discussions. No specific terms of a potential transaction were discussed at any meeting, except to note that certain key issues would need to be determined in order to meaningfully advance discussions.
On December 1, 2023, Marathon Oil and Party B entered into a mutual confidentiality agreement that contained a customary mutual “standstill” provision, a fallaway provision and a modified “don’t ask, don’t waive” provision that did not restrict the ability of either party to make a private proposal regarding a business combination to the board of directors of the other party. Marathon Oil and Party B commenced the exchange of financial and operational due diligence materials.
After several meetings of the Marathon Oil board and discussions between Marathon Oil’s and Party B’s representatives, including mutual management presentations, the chief executive officer of Party B contacted Mr. Tillman to inform him that Party B was terminating discussions regarding a potential transaction between Party B and Marathon Oil.
In the first quarter of 2024, Marathon Oil continued to evaluate strategic alternatives reasonably available to it as part of the normal course of business, including the potential bolt-on acquisition of a publicly traded E&P company and other strategic transactions to achieve scale, durability and resilience. The Marathon Oil senior executives continued to provide updates to the Marathon Oil board at its regularly scheduled and special meetings. From time to time, representatives of Party B continued to express interest to representatives of Marathon Oil in a potential strategic transaction between Marathon Oil and Party B but did not provide any specific transaction terms.
On April 8, 2024, at Party B’s request, the chief executive officer of Party B and Mr. Tillman met to discuss Party B’s continued interest in a potential strategic transaction. Mr. Tillman indicated that, based on the considerable amount of time their respective organizations had devoted to considering a potential transaction in 2023, he anticipated the Marathon Oil board would require a written indication of interest with clear transaction terms in order to proceed to re-engage in discussions regarding a transaction. Mr. Tillman also noted the challenges and risks associated with Party B’s current production mix. Mr. Tillman and Party B’s chief executive officer did not further discuss the terms of any potential transaction at the meeting.
On April 10, 2024, at Party A’s request, the chief executive officer of Party A and Mr. Tillman met and the chief executive officer of Party A indicated that Party A would be interested in re-engaging in discussions regarding a potential transaction after both Marathon Oil and Party A announced their respective first quarter earnings the following month. Mr. Tillman indicated that, based on the considerable amount of time their respective organizations had devoted to considering a potential transaction in 2023, he anticipated the Marathon Oil board would require a written indication of interest with clear transaction terms in order to proceed to re-engage in discussions regarding a transaction. No further discussions regarding the terms of any potential transaction were had at the meeting.
On April 25, 2024, Mr. Andrew Hastings, VP, Corporate Acquisitions & Divestitures at ConocoPhillips, contacted Mr. Wagner to express ConocoPhillips’ interest in acquiring Marathon Oil should Marathon Oil determine to engage in a potential strategic transaction.
On April 29, 2024, a representative of Party B contacted Mr. Wagner to express interest in re-engaging in discussions regarding a potential strategic transaction, but no immediate actions were taken.
On May 6, 2024, Mr. Wagner contacted a representative of Party B and stated that, if Party B were still interested in engaging, time would be of the essence due to other parties that were interested in a strategic transaction with Marathon Oil.
On May 7, 2024, Mr. Wagner contacted Mr. Hastings to state that Marathon Oil had interest from other parties and Messrs. Wagner and Hastings agreed to arrange for a meeting between chief executive officers of each party.
On May 8, 2024, Mr. Tillman and Mr. Ryan Lance, Chairman and Chief Executive Officer of ConocoPhillips, corresponded to arrange for an in-person meeting and Mr. Tillman informed Mr. Lance that Marathon Oil would need a written indication of interest in advance of the Marathon Oil board’s regularly scheduled meeting set for May 21 and 22, 2024.
On May 9, 2024, Messrs. Tillman and Lance met to discuss the perceived merits and risks of a potential acquisition of Marathon Oil by ConocoPhillips, including the potential benefits to scale, durability and resilience resulting from combining the two companies, which stockholders of Marathon Oil would benefit from as shareholders of the combined company.

On May 9, 2024, a representative of Party A delivered to representatives of Marathon Oil a non-binding indication of interest pursuant to which Party A would acquire Marathon Oil in an all-stock transaction at a fixed exchange ratio, representing a premium of 16% to Marathon Oil’s share price at the close of market on May 8, 2024 (the “Party A proposal”), an improvement to Party A’s July 19, 2023 proposal. The proposal included the willingness to nominate two Marathon Oil directors to the Party A board, with Party A’s chairman and chief executive officer remaining in their respective roles in the combined company.
Also on May 9, 2024, a representative of Party B delivered to representatives of Marathon Oil a non-binding indication of interest pursuant to which Party B would acquire Marathon Oil in an all-stock, merger of equals transaction at a fixed exchange ratio, representing a premium of 5% to Marathon Oil’s share price at the close of market on May 8, 2024 (the “Party B proposal”). Party B proposed a shared governance model with a combined company board of directors with 12 total directors, seven named by Party B and five named by Marathon Oil and with the lead independent director nominated by Marathon Oil. Party B also proposed a senior leadership team that would include two executive vice presidents from Marathon Oil.
On May 10, 2024, ConocoPhillips and Marathon Oil entered into a mutual confidentiality agreement that contained a customary mutual “standstill” provision, a fallaway provision and a modified “don’t ask, don’t waive” provision that did not restrict the ability of either party to make a private proposal regarding a business combination to board of directors of the other party. ConocoPhillips and Marathon Oil commenced the exchange of financial and operational due diligence materials.
On May 13, 2024, the Party A proposal, the Party B proposal and the expression of interest from ConocoPhillips were disclosed to the Marathon Oil board.
On May 17, 2024, Mr. Tillman separately contacted the chief executive officers of each of Party A and Party B to affirm that their respective proposals were under careful review and noted that the Marathon Oil board would consider their proposal at its next regularly scheduled board meeting the following week. Later that same day, representatives of Marathon Oil convened via telephone with representatives of Party A to discuss the exchange of financial due diligence materials and with representatives of Party B to reiterate the fact that there were other potential interested parties and that Party B should consider submitting an enhanced proposal.
Also on May 17, 2024, a representative of ConocoPhillips delivered to representatives of Marathon Oil a written non-binding indication of interest (which we refer to as the “ConocoPhillips proposal”) pursuant to which ConocoPhillips would acquire Marathon Oil in an all-stock transaction at an exchange ratio of 0.2486 shares of ConocoPhillips common stock per share of Marathon Oil common stock, representing a premium of 14% to Marathon Oil’s share price at the close of market on May 16, 2024. The proposal did not address any governance matters. A representative of ConocoPhillips also shared a draft of the proposed merger agreement with representatives of Marathon Oil, which included the following terms (i) a “force the vote” provision (i.e. while the Marathon Oil board, under certain circumstances, could change its recommendation in the event of a superior proposal, Marathon Oil could not terminate the merger agreement to enter into an agreement for a superior proposal) (ii) a termination fee equal to 4% of Marathon Oil’s deal equity value that would be payable by Marathon Oil under certain customary circumstances and a termination fee equal to 1% of Marathon Oil’s deal equity value that would be payable if Marathon stockholders did not approve the transaction, (iii) no reverse termination fee payable by ConocoPhillips and (iv) an outside date of 12 months following the signing, subject to two 3-month extensions if required regulatory approvals were not obtained.
Also on May 17, 2024, the ConocoPhillips proposal was provided to the Marathon Oil board, together with a side-by-side summary of the ConocoPhillips proposal, the Party A proposal and the Party B proposal.
On May 21, 2024, the Marathon Oil board held its regularly scheduled meeting, with members of Marathon Oil’s senior management team and a representative from Kirkland & Ellis LLP (which we refer to as “Kirkland”) in attendance. At this meeting, the Marathon Oil board discussed the ConocoPhillips proposal and the proposals from Party A and Party B. The representative of Kirkland discussed the directors’ fiduciary duties in the context of the proposed transactions. The representative from Kirkland also described the material terms of the draft merger agreement received from ConocoPhillips, as well as the draft merger agreement that Kirkland prepared at Marathon Oil’s direction, which reflected provisions more appropriate for a transaction with companies sized more similarly to Party A and Party B. The representative of Kirkland also summarized the material differences between the two draft merger agreements, including with respect to governance, stockholder approval, representations and warranties, competition covenants, interim operating covenants, treatment of equity awards, employment covenants, non-solicitation covenants, closing conditions, termination triggers and fees and expense reimbursement. The Marathon Oil board, with input from a representative of Kirkland, discussed how to appropriately consider the relative strengths and weaknesses of each of the three proposals in light of their fiduciary duties.
On May 22, 2024, the Marathon Oil board continued the regularly scheduled meeting (which we refer to as the “May 22 board meeting”) from the prior day. A portion of this meeting was dedicated to review and consideration of the terms of the proposed transactions with ConocoPhillips, Party A and Party B. At this meeting, members of the Marathon Oil management team reviewed the Marathon Oil internal standalone financial forecasts and strategy (including Marathon Oil’s standalone net asset valuation at strip pricing) and then reviewed the differentiated strategies for each of the potential transactions, comparing each of the potential counterparties’ asset portfolios to Marathon Oil’s asset portfolio. Members of Marathon Oil’s management team noted their view that there would be significant advantages in durability resulting from a transaction with ConocoPhillips and that the ConocoPhillips transaction would be the only option accretive to all of Marathon Oil’s durability metrics. Representatives of Morgan Stanley and Kirkland then joined the meeting, and the Marathon Oil board reviewed materials provided by Morgan Stanley that contained preliminary pro forma financial analysis of each proposed transaction. The Marathon Oil board also reviewed a side-by-side proposal comparison detailing trading statistics, valuation metrics, credit profile and select financial metrics for each of Party A, Party B and ConocoPhillips. The Marathon Oil board discussed recent transaction premia, as well as Morgan Stanley’s analysis on the premia offered by each counterparty. The Marathon Oil board also considered the relative ranking of each potential transaction using the strategic imperatives of scale, durability and resilience, with management noting that a merger with ConocoPhillips would rank first in all three categories. Specifically, ConocoPhillips would offer scale in U.S. basins, enhanced inventory and resource life, portfolio diversity both internationally and with respect to LNG, accretion to oil mix, alignment on return of cash model and cost synergies. The Marathon Oil board discussed and determined that ConocoPhillips would be the preferred counterparty due to its durability and standalone financial performance metrics and the proposed transaction’s accretion to Marathon Oil’s operational and financial metrics. The Marathon Oil board and management also considered the actionability of a transaction with ConocoPhillips after the failed discussions with each of Party A and Party B in 2023. The Marathon Oil board further indicated support for Mr. Tillman to contact Mr. Lance to express the Marathon Oil board’s willingness to consider a proposed transaction at an increased exchange ratio of not less than 0.2500 shares of ConocoPhillips common stock per share of Marathon Oil common stock, representing a premium of 14.5% to Marathon Oil’s share price at the close of market on May 21, 2024.
After the Marathon Oil board meeting on May 22, 2024, Mr. Tillman contacted Mr. Lance by telephone. Messrs. Tillman and Lance discussed ConocoPhillips’ proposal, and Mr. Tillman provided feedback from the Marathon Oil board and indicated that the Marathon Oil board would likely proceed with a proposed transaction with ConocoPhillips at an exchange ratio of 0.2550 shares of ConocoPhillips common stock per share of Marathon Oil common stock. Mr. Lance informed Mr. Tillman that he would revert with an answer on the requested increase to the exchange ratio and further noted that ConocoPhillips intended to continue its due diligence with respect to Marathon Oil.
Later on May 22, 2024, Mr. Lance contacted Mr. Tillman and agreed to an exchange ratio of 0.2550 shares of ConocoPhillips common stock per share of Marathon Oil common stock, subject to further diligence, a negotiated merger agreement and approval of each of the Marathon Oil board and the ConocoPhillips board of directors. The proposed exchange ratio represented a premium of 16.8% to Marathon Oil’s share price at the close of market on May 21, 2024.
On May 23, 2024, the Marathon Oil board convened for a special meeting, with members of the Marathon Oil senior management team in attendance. The Marathon Oil senior management team provided the board with an update on the discussions between Mr. Tillman and Mr. Lance following the May 22 board meeting, including Mr. Tillman’s indication that ConocoPhillips was prepared to pursue a transaction at an exchange ratio of 0.2550 shares of ConocoPhillips common stock per share of Marathon Oil common stock (subject to, among other things, the approval of its board and further diligence).

Members of the Marathon Oil management team also provided an update on the ongoing diligence process and next steps with respect to Party A and Party B.
Also on May 23, 2024, Mr. Tillman contacted the chief executive officer of Party B to provide an update regarding the Marathon Oil board’s deliberations. Mr. Tillman stated that Marathon Oil was in receipt of multiple offers and that the Party B proposal was not sufficient and asked that Party B work to submit an enhanced proposal if it was still interested in a transaction with Marathon Oil. Mr. Tillman also noted that time was of the essence and that Marathon Oil would provide a draft merger agreement for Party B’s consideration and an amendment to the parties’ existing confidentiality agreement to extend its term.
On May 23, 2024, Kirkland sent a revised draft of the merger agreement to Wachtell Lipton, ConocoPhillips’ legal counsel. The revised draft of the merger agreement, among other things, (i) removed the force-the-vote provision by adding a termination right for Marathon Oil in the event Marathon Oil receives a superior proposal, (ii) added receipt by Marathon Oil of a tax opinion as a condition to closing of the merger, (iii) reduced the termination fee payable by Marathon Oil under certain circumstances to 2.5% of Marathon Oil’s deal equity value and the termination fee payable by Marathon Oil if Marathon stockholders did not approve the transaction to an unspecified percentage of Marathon Oil’s deal equity value, (iv) added a regulatory termination fee payable by ConocoPhillips in an amount equal to an unspecified multiple of the Marathon Oil termination fee and enhanced ConocoPhillips’s regulatory efforts covenant and (v) proposed an outside date of 12 months following the signing, subject to two 6-month extensions if required regulatory approvals were not obtained
On May 24, 2024, Mr. Tillman contacted the chief executive officer of Party A to provide an update regarding the Marathon Oil board’s deliberations. Mr. Tillman stated that Marathon Oil was in receipt of multiple offers and that, while Party A had submitted a competitive offer, Party A should consider enhancing its offer. Mr. Tillman also noted that time was of the essence and that Marathon Oil would provide a draft merger agreement for Party A’s consideration and an amendment to the parties’ existing confidentiality agreement to extend its term. Later that same day, Marathon Oil and Party A executed the amendment to the confidentiality agreement and representatives of each of Marathon Oil and Party A convened to discuss additional confidential information of Marathon Oil that would be provided via a virtual data room.
On May 24, 2024, Wachtell Lipton sent a revised draft of the merger agreement to Kirkland. The revised draft of the merger agreement, among other things, (i) accepted the removal of the force-the-vote provision, (ii) removed the tax opinion closing condition, (iii) increased the termination fee payable by Marathon Oil under certain circumstances to 3.75% of Marathon Oil’s deal equity value and proposed a termination fee equal to 0.75% of Marathon Oil’s deal equity value in the event Marathon Oil stockholders did not approve the transaction, (iv) removed the regulatory termination fee payable by ConocoPhillips, reduced ConocoPhillips’ regulatory efforts covenant and added certain regulatory closing conditions and (v) proposed an outside date of 12 months following the signing, subject to two 3-month extensions if required regulatory approvals were not obtained.
On May 24, 2024, representatives of Party B contacted representatives of Marathon Oil to solicit additional clarity regarding timing. Representatives of Marathon Oil reiterated that time was of the essence.
Between May 25, 2024 and May 28, 2024, representatives of Kirkland and Wachtell Lipton exchanged various drafts of the merger agreement and the parties reached alignment, among other things, on the required regulatory approvals, the outside date construct, the regulatory efforts covenant, the amount of the termination fees payable by Marathon Oil under certain circumstances, equity award treatment, employee matters and the interim operating covenants.
On May 26, 2024, Marathon Oil and Party B executed the amendment to the confidentiality agreement. Later that same day, representatives of Marathon Oil shared a draft merger agreement with Party A and Party B.
On May 27, 2024, representatives of each of Marathon Oil, Kirkland, ConocoPhillips and Wachtell Lipton conducted reciprocal legal due diligence calls.
In the morning on May 28, 2024, the Marathon Oil board convened a meeting, together with members of Marathon Oil’s senior management team and representatives from Morgan Stanley and Kirkland in attendance. Representatives from Kirkland provided a summary of the merger agreement with ConocoPhillips and reviewed key terms of the merger agreement. Members of the Marathon Oil management team also provided an update on the diligence performed on ConocoPhillips. Representatives of Morgan Stanley then reviewed certain financial analysis relating to the potential transaction. Thereafter, following the departure of the representatives of Morgan Stanley, the Marathon Oil board reviewed Morgan Stanley’s customary disclosures regarding Morgan Stanley’s prior relationship with Marathon Oil and ConocoPhillips. The Marathon Oil board concluded that such relationships would not interfere with Morgan Stanley’s ability to provide advisory services to Marathon Oil.
Also on May 28, 2024, representatives of Marathon Oil, Kirkland, Morgan Stanley, ConocoPhillips and Wachtell Lipton conducted a confirmatory business due diligence call on ConocoPhillips.
Later on May 28, 2024, the Marathon Oil board held another meeting to consider approval of the merger agreement, with members of Marathon Oil’s management team as well as representatives from Morgan Stanley and Kirkland in attendance. At the meeting, representatives of Kirkland detailed the changes to the key terms of the merger agreement. Representatives of Morgan Stanley then reviewed certain financial information that was used in connection with its fairness opinion, consistent with the information reviewed with the Marathon Oil board in the morning of May 28, 2024. Thereafter, Morgan Stanley orally rendered its fairness opinion to the Marathon Oil board that, as of May 28, 2024, and based on and subject to the assumptions, qualifications, limitations and other matters as set forth therein, the merger consideration to be received by holders of shares of Marathon Oil pursuant to the merger agreement was fair, from a financial point of view, to holders of Marathon Oil common stock (other than ConocoPhillips and Merger Sub and their respective affiliates). Morgan Stanley subsequently confirmed its fairness opinion in writing. Morgan Stanley’s opinion is more fully described in the section of this proxy statement/prospectus titled “The Merger — Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor” beginning on page 57. After discussion, the Marathon Oil board unanimously determined that it is in the best interests of Marathon Oil and the holders of Marathon Oil common stock, and declared it advisable, for Marathon Oil to enter into the merger agreement and resolved to recommend that the holders of Marathon Oil common stock adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.
Following the approval of the Marathon Oil board, later in the evening on May 28, 2024, the parties proceeded with the execution of the merger agreement and, prior to markets opening on May 29, 2024, issued a joint press release announcing the transaction.
Recommendation of the Marathon Oil Board of Directors and Reasons for the Merger
By unanimous vote, the Marathon Oil board, at a meeting held on May 28, 2024, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Marathon Oil and the Marathon Oil stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend that the Marathon Oil stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. The Marathon Oil board unanimously recommends that Marathon Oil stockholders vote “FOR” the merger proposal, “FOR” the non-binding compensation advisory proposal and “FOR” the adjournment proposal.
In the course of reaching its determination and recommendation, the Marathon Oil board met several times to consider a potential transaction with ConocoPhillips, including in executive session, and consulted with Marathon Oil’s senior management, outside legal counsel and financial advisors. In addition, the Marathon Oil board considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Marathon Oil board viewed as being generally positive or favorable in coming to its determination and recommendation:
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Value and nature of the consideration to be received in the merger by Marathon Oil’s stockholders.

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Use of equity in the merger.   The all-stock consideration enables Marathon Oil’s stockholders to have a continued ownership position in the combined company (approximately 11% of the combined company based on the issued and outstanding shares of Marathon Oil common stock and ConocoPhillips common stock on May 28, 2024) and participate in the value and opportunities of the combined company after the merger, including dividends, stock buybacks, synergies, potential future increases in commodity prices and expected future growth.
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Capital return.   ConocoPhillips return of capital framework is based on cash from operations and strongly aligns with the Marathon Oil return of cash model with both using a combination of dividends and share repurchases to achieve peer leading stockholder distributions. ConocoPhillips has historically paid a quarterly base dividend ($0.58 per share for the most recently completed quarter prior to Marathon Oil’s entry into the merger agreement), reflecting a commitment to returning capital to stockholders and protecting its dividend. The Marathon Oil board believes that the combined company will have significant financial flexibility to continue ConocoPhillips’ dividend payments and its capital return philosophy.

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Premium.   The exchange ratio of 0.2550 shares of ConocoPhillips common stock for each share of Marathon Oil common stock applied to the closing price of Marathon Oil common stock on the last full trading day prior to the finalization of the merger agreement (which we refer to as “Marathon Oil’s Unaffected Stock Price”) represents a 14.7% premium to Marathon Oil’s Unaffected Stock Price.

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ConocoPhillips stock.   The Marathon Oil board believes that the shares of ConocoPhillips common stock that will be delivered to Marathon Oil stockholders as merger consideration are a highly attractive currency that will benefit both near and long term from the combination’s significant synergies described in more detail below.

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Benefits of a combined company.

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Scale.   The Marathon Oil board expects that the global scale of the combined company, which will have an expanded resource base, will reduce cash flow volatility and increase resiliency, better support strategic investment and drive long-term value creation. Further, Marathon Oil operates in an industry that faces significant potential financial and operating risks associated with geopolitical, environmental and other regulatory considerations and growing pressure to diversify away from fossil fuels, which may threaten Marathon Oil’s long-term valuation and access to capital as a standalone entity. The combined company’s larger, diversified asset portfolio will de-risk Marathon Oil’s current portfolio and lessen any potential future impact from legal or regulatory changes or initiatives in the United States or elsewhere. The Marathon Oil board expects that the increased scale will also provide the combined company with improved ability to withstand the inherent price volatility associated with a commodity business.

•
Durability.   The Marathon Oil board considered that the combined company will have greater durability of inventory and resource life, as well as a more diversified portfolio with a balanced but oil weighted production mix and a stronger international presence.

•
Resilience.    The Marathon Oil board expects that the combined company will have a stronger balance sheet and that the merger will be credit-enhancing. The Marathon Oil board also expects that the size of the combined company will lead to a materially lower cost of capital and that the combined company will have low cost of supply, which will lead to improved credit ratings, enhanced capital efficiency, lower enterprise free cash flow breakeven and improved access to capital markets.

•
Combined business governance and leadership.   The combined company will be overseen by the ConocoPhillips executive management team who have a track record of delivering value for stockholders through asset acquisitions, integration and successful execution of capital deployed. Governance is provided by an experienced, diverse board, which will consist of the current ConocoPhillips directors.

•
Low capital intensity.   The Marathon Oil board expects that the Marathon Oil stockholders will benefit from the combined company’s low-capital-intensity resource base, which will be underpinned by a low decline rate and will provide sustainability in future free cash flow growth and capital returns to stockholders.

•
Synergies.   The Marathon Oil board expects that the merger will result in Marathon Oil stockholders being able to participate in an estimated $500 million of run rate cost and capital savings within the first full year following the closing of the transaction, which will come from reduced general and administrative costs, lower operating costs and improved capital efficiencies.
•
Shared values.   Marathon Oil and ConocoPhillips share core values of safety, integrity, collaboration, accountability and caring for people and the environment, and the combined workforce is expected to continue to increase efficiency and deliver stockholder value. The companies also share a commitment to ESG excellence, and the Marathon Oil board believes that the transaction is constructive to all of Marathon Oil’s sustainability objectives.

•
Other benefits.   The Marathon Oil board also considered various other expected benefits of the combined company to Marathon Oil stockholders, including the opportunity to (i) share each company’s technical expertise with immediate knowledge transfer in the combined company, (ii) combine exceptional technical teams with similar execution-focused cultures, (iii) retain talented workforce with the combined company continuing to be headquartered in Houston, TX and (iv) capture efficiencies from large scale, multi-well projects and well design optimization.

•
Superior alternative to other transactions potentially available to Marathon Oil.   Following consultation with Marathon Oil’s management and financial advisors, the Marathon Oil board believed it was unlikely an alternative strategic counterparty would be willing to engage in a transaction that would provide Marathon Oil stockholders with greater value, including the opportunity to benefit from cost savings and synergies and from future value creation, than is being provided in connection with the merger. The Marathon Oil board evaluated relative valuation, financial accretion, balance sheet strength, durability of resource life, scale, industrial logic and investor relevance, among other factors, and believed that the durability resulting from a transaction with ConocoPhillips would be significantly greater than would result from a transaction with other potential counterparties.

•
Superior alternative to continuation of standalone Marathon Oil.   The Marathon Oil board considered Marathon Oil’s business, prospects and other strategic opportunities and the risks of remaining as a standalone public company, including the risks associated with increasing social, political and environmental pressure and resource scarcity. Based on these considerations, the Marathon Oil board believed the value offered to Marathon Oil’s stockholders pursuant to the merger would be more favorable to them than the potential value that might reasonably be expected to result from remaining a standalone public company.

•
Receipt of fairness opinions and presentations from Morgan Stanley.   The Marathon Oil board considered the financial analyses that were reviewed and discussed with representatives of Morgan Stanley, as well as the oral opinions of Morgan Stanley rendered to the Marathon Oil board on May 28, 2024, which opinion was subsequently confirmed by delivery of a written opinion dated May 28, 2024, as to the fairness, from a financial point of view, to the holders of Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates) of the merger consideration provided in the merger agreement.

•
Opportunity to receive alternative acquisition proposals.   The Marathon Oil board considered the terms of the merger agreement related to the Marathon Oil board’s ability to respond to unsolicited competing proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the Marathon Oil board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Marathon Oil board considered that:

•
subject to its compliance with the merger agreement, the Marathon Oil board can change its recommendation to Marathon Oil stockholders with respect to the adoption of the merger agreement prior to obtaining stockholder approval if the Marathon Oil board determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the Marathon Oil board’s fiduciary duties; and

•
while the merger agreement contains a termination fee of $557 million that Marathon Oil would be required to pay to ConocoPhillips in certain circumstances, including if ConocoPhillips terminates the merger agreement in connection with a change in the Marathon Oil board’s recommendation to stockholders with respect to adoption of the merger agreement, if Marathon

Oil, its subsidiaries or certain representatives of Marathon Oil violate the non-solicitation obligations under the merger agreement or if Marathon Oil terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal, the Marathon Oil board believed that this fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees and provisions in comparable transactions and not preclusive of other offers.
•
Tax considerations.   The Marathon Oil board considered that the merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

•
Likelihood of completion and terms of the merger agreement.   The Marathon Oil board considered the likelihood of completion of the merger to be significant, in light of, among other things, the belief that, in consultation with Marathon Oil’s legal advisors, the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants (including the restrictions on ConocoPhillips’ ability to make certain other acquisitions) and conditions to closing of the merger, and the circumstances under which the merger agreement may be terminated, are reasonable.

The Marathon Oil board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
•
Possible failure to achieve synergies.   The Marathon Oil board considered the potential challenges and difficulties in integrating the operations of Marathon Oil and ConocoPhillips and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•
Fixed exchange ratio.   The Marathon Oil board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Marathon Oil stockholders bear the risk of a decrease in the trading price of ConocoPhillips common stock during the pendency of the merger and the fact that the merger agreement does not provide Marathon Oil with a collar or a value-based termination right.

•
Risks associated with the pendency of the merger.   The Marathon Oil board considered the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation or other opposition brought by or on behalf of Marathon Oil stockholders challenging the merger and the other transactions contemplated by the merger agreement) and the risks and costs to Marathon Oil if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, including potential employee attrition, the impact on Marathon Oil’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Marathon Oil common stock and Marathon Oil’s operating results.

•
Interim operating covenants.   The Marathon Oil board considered the restrictions on the conduct of Marathon Oil’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement.

•
Competing proposals; termination fees; expense reimbursement.   The Marathon Oil board considered the possibility that a third party may be willing to enter into a strategic combination with Marathon Oil on terms more favorable than the merger. In connection therewith, the Marathon Oil board considered the terms of the merger agreement relating to no shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Marathon Oil. The Marathon Oil board also considered that, under specified circumstances, Marathon Oil may be required to pay a termination fee or expenses in the event the merger agreement is terminated and the effect this could have on Marathon Oil, including:

•
the possibility that the termination fee could discourage other potential parties from making a competing offer; although the Marathon Oil board believed that the termination fee amount is reasonable and will not unduly deter any other party that might be interested in making a competing proposal;

•
if the merger is not consummated, Marathon Oil will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the merger agreement and the transactions contemplated thereby; and

•
the requirement that if the merger agreement is terminated as a result of the failure to obtain approval of Marathon Oil stockholders, Marathon Oil will be obligated to reimburse ConocoPhillips $86 million for its expenses in connection with the merger agreement.

•
Interests of Marathon Oil directors and executive officers.   The Marathon Oil board considered that Marathon Oil’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Marathon Oil stockholders. For more information about such interests, see below under the heading “— Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71.

•
Merger costs.   The Marathon Oil board considered the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost.

•
Regulatory approval.   The Marathon Oil board considered that the merger and the related transactions require regulatory approvals to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•
Other risks.   The Marathon Oil board considered risks of the type and nature described under the sections entitled “Risk Factors” beginning on page 25 and “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 36.

The Marathon Oil board believed that, overall, the potential benefits of the merger to Marathon Oil stockholders outweighed the risks and uncertainties of the merger.
The foregoing discussion of factors considered by the Marathon Oil board in reaching its conclusions and recommendation includes the principal factors considered by the Marathon Oil board but is not intended to be exhaustive and may not include all of the factors considered by the Marathon Oil board, but includes the material factors considered by the Marathon Oil board. In light of the variety of factors considered in connection with its evaluation of the merger, the Marathon Oil board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Marathon Oil board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Marathon Oil board applied his or her own personal business judgment to the process and may have given different weight to different factors.
Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor
Marathon Oil retained Morgan Stanley to provide it with financial advisory services in connection with the merger and to provide a financial opinion to the Marathon Oil board. Marathon Oil selected Morgan Stanley to act as its exclusive financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the business and affairs of Marathon Oil. On May 28, 2024, at a meeting of the Marathon Oil board, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 28, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by holders of shares of Marathon Oil common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates).
The full text of the written opinion of Morgan Stanley delivered to the Marathon Oil board, dated as of May 28, 2024, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference in its entirety. Marathon Oil stockholders should read Morgan Stanley’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Marathon Oil board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates) of the merger consideration pursuant to the merger agreement as of the date of such opinion. Morgan

Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which the Marathon Oil common stock or ConocoPhillips common stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Marathon Oil common stock as to how such holder should vote at the Marathon Oil special meeting, or whether to take any other action with respect to the merger.
For purposes of rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of Marathon Oil and ConocoPhillips, respectively;

•
reviewed certain internal financial statements and other financial and operating data concerning Marathon Oil;

•
reviewed certain financial projections with respect to Marathon Oil prepared by the management of Marathon Oil (which we refer to as the “Marathon Oil Management Projections”) and certain financial projections with respect to Marathon Oil that were derived from a consensus of selected Wall Street equity research financial forecasts;

•
discussed the past and current operations and financial condition and the prospects of Marathon Oil, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Marathon Oil;

•
reviewed the pro forma impact of the merger on ConocoPhillips’ cash flow, consolidated capitalization and certain financial ratios;

•
discussed the past and current operations and financial condition and certain prospects of ConocoPhillips with senior executives of ConocoPhillips;

•
reviewed the reported prices and trading activity for Marathon Oil common stock and ConocoPhillips common stock;

•
compared the financial performance of Marathon Oil and the prices and trading activity of Marathon Oil common stock with that of certain other publicly traded companies comparable with Marathon Oil and its securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions among representatives of Marathon Oil and their legal advisors;

•
reviewed the merger agreement and certain related documents; and

•
performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Marathon Oil, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the Marathon Oil Management Projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Marathon Oil of the future financial performance of Marathon Oil. With respect to the Marathon Oil Street Projections (as defined below), at the direction of Marathon Oil, Morgan Stanley assumed that they were reasonable bases upon which to evaluate the business and financial prospects of Marathon Oil. Morgan Stanley expresses no view as to the Marathon Oil Management Projections or the Marathon Oil Street Projections or the assumptions on which they were based. In addition, Morgan Stanley has assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, divestitures, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not legal, tax or regulatory advisors. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of ConocoPhillips and Marathon Oil and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley has relied upon, without independent verification, the assessments of the management of Marathon Oil as to the potential impact of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas. Morgan Stanley expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of Marathon Oil’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of Marathon Oil common stock in the transaction. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Marathon Oil or ConocoPhillips, nor has Morgan Stanley been furnished with any such valuations or appraisals. Morgan Stanley’s opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Marathon Oil, nor does it address the underlying business decision of Marathon Oil to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. Events occurring after the date hereof may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley does not assume any obligation to update, revise or reaffirm Morgan Stanley’s opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Marathon Oil board, both provided as of May 28, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 24, 2024, the last full trading day prior to the date of Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and in arriving at its opinion, at the direction of Marathon Oil, Morgan Stanley utilized and relied upon the Marathon Oil Management Projections and the Marathon Oil Street Projections, each of which were approved by Marathon Oil management and the Marathon Oil board for Morgan Stanley’s use in connection with its financial analyses and which are described below. In addition, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Marathon Oil and ConocoPhillips provided by management of Marathon Oil and ConocoPhillips, respectively. For further information regarding the financial projections, see the section entitled “Marathon Oil Unaudited Forecasted Financial Information” beginning on page 65.
As used in this section, the following terms have the following meanings:
•
“Adj. EBITDAX” refers to net income (loss) before net interest expense, income tax expense (benefit), depreciation, depletion, and amortization, (gains) losses on derivative instruments, exploitations and exploration expense and certain other expenses.

•
“Price” refers to market capitalization.

•
“AV” refers to aggregate value, calculated as market capitalization plus net debt, preferred equity and minority interests.

•
“Marathon Oil Unlevered Free Cash Flow” refers to Adj. EBITDAX less cash taxes, exploitations and exploration costs, capital expenditures and certain other operating expenses.

•
“Cash Flow” refers to Adj. EBITDAX less exploitation and exploration costs, cash interest expense, cash tax expense and certain other operating expenses.

Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share of Marathon Oil common stock as of March 31, 2024, based on estimates of future unlevered free cash flows for the second, third and fourth quarters of 2024 and fiscal years 2025 through 2028 contained in the Marathon Oil Management Projections, including net debt of Marathon Oil as of March 31, 2024 of $5,401 million, and based on the estimated number of fully diluted shares of Marathon Oil common stock, as of May 24, 2024, as provided by Marathon Oil’s management and calculated using the treasury stock method. Morgan Stanley also calculated a range of terminal values for Marathon Oil based on a LTM Adj. EBITDAX exit multiple range of 4.5x to 5.5x, which was selected based on Morgan Stanley’s professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values were then discounted to present value as of March 31, 2024 using mid-year discounting convention by applying a discount rate range of 8.0% to 9.4%, which was selected based on Morgan Stanley’s professional judgment and experience, to reflect Marathon Oil’s estimated weighted average cost of capital (“WACC”). This analysis indicated a range of implied equity values per share of Marathon Oil common stock of $26.50 to $34.00, each rounded to the nearest $0.25. Morgan Stanley compared the foregoing range of implied equity values per share of Marathon Oil common stock to the closing trading price of Marathon Oil common stock on May 24, 2024 (which was the last full trading day prior to finalization of the merger agreement) of $25.56 per share of Marathon Oil common stock.
Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial and operating data relating to Marathon Oil with selected companies that Morgan Stanley deemed comparable to Marathon Oil, based on size, location of assets, expected growth and leverage profile.
Morgan Stanley analyzed, among other things, the following financial metrics of each of the comparable companies as of May 24, 2024:
•
the ratio of AV to 2024 and 2025 estimated Adj. EBITDAX (based on median research consensus per S&P Capital IQ (such median research consensus we refer to, for purposes of this section titled “— Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor,” as “Marathon Oil Street Projections”)); and

•
the ratio of Price to estimated 2024 and 2025 cash flow (based on Marathon Oil Street Projections).

For purposes of the Marathon Oil Street Projections, consistent with customary market practice and based on Morgan Stanley’s professional judgment and experience, for purposes of the following analyses, Morgan Stanley relied solely on estimated 2024 and 2025 Adj. EBITDAX and cash flow.
The metrics for each of the comparable companies of Marathon Oil are summarized as follows:
Comparable Companies of Marathon Oil	AV / 2024E Adj. EBITDAX	AV / 2025E Adj. EBITDAX	Price / 2024E Cash Flow Per Share	Price / 2025E Cash Flow Per Share
Devon Energy Corporation	4.8x	4.7x	4.4x	4.5x
Coterra Energy Inc.	5.8x	4.6x	6.2x	5.3x
Marathon Oil	4.4x	4.2x	3.6x	3.5x
Ovintiv Inc.	4.0x	3.8x	3.1x	3.1x

Comparable Companies of Marathon Oil	AV / 2024E Adj. EBITDAX	AV / 2025E Adj. EBITDAX	Price / 2024E Cash Flow Per Share	Price / 2025E Cash Flow Per Share
Permian Resources Corporation	4.3x	4.1x	3.6x	3.5x
Chord Energy Corporation	4.5x	4.0x	4.6x	4.3x
APA Corporation	3.1x	2.9x	2.6x	2.3x
Based on the analysis of the relevant metrics for each of the comparable companies, and the application of its professional judgment and experience (which included the exclusion of outliers and weighting more heavily the comparable companies that Morgan Stanley deemed most comparable to Marathon Oil in the relevant metrics), Morgan Stanley selected a reference range of financial multiples of the comparable companies and applied this range of multiples to the relevant Marathon Oil financial statistics (based on estimates for Marathon Oil Adj. EBITDAX and Cash Flow, in each case, from the Marathon Oil Street Projections).
Based on the estimated number of fully diluted shares of Marathon Oil, as of May 24, 2024, as provided by Marathon Oil management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share values of Marathon Oil common stock, each rounded to the nearest $0.25:
Public Trading Comparables of Marathon Oil	Marathon Oil Statistic	Reference Range	Implied Value Per Share Range for Marathon Oil
AV Value to Estimated 2024 Adj. EBITDAX	$4,559MM	4.0x – 5.0x	$22.75 – $30.75
AV Value to Estimated 2025 Adj. EBITDAX	$4,736MM	3.5x – 4.5x	$19.75 – $28.25
Price to Estimated 2024 Cash Flow	$4,038MM	3.5x – 4.5x	$25.00 – $32.25
Price to Estimated 2025 Cash Flow	$4,164MM	3.25x – 4.25x	$24.00 – $31.25
Morgan Stanley noted that the closing price of Marathon Oil common stock was $25.56 per share on May 24, 2024 (which was the last full trading day prior to finalization of the merger agreement), and the implied price of Marathon Oil common stock based on the exchange ratio pursuant to the merger agreement was $29.90 per share.
No company utilized in the comparable company analysis is identical to Marathon Oil. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, which are beyond the control of Marathon Oil. These include, among other things, the impact of competition on the business of Marathon Oil and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Marathon Oil or the industry, or in the financial markets in general.
Precedent Transactions Analysis
Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions.
In connection with its analysis, Morgan Stanley compared publicly available statistics for 27 transactions involving U.S. public company exploration and production targets announced between 2018 and May 2024 with an AV of at least $1.0 billion. Morgan Stanley deemed these U.S. public company transactions to be comparable based on target asset location, transaction size and transaction structure.
For purposes of the analysis of the precedent transactions, Morgan Stanley analyzed, among other things, the ratio of AV to the last 12 months’ Adj. EBITDAX of the target company.

The metrics for each of the precedent transactions are summarized as follows:
Date Announced	Target	Acquiror	AV ($Bn)	AV / LTM Adj. EBITDAX
5/16/2024	SilverBow Resources	Crescent Energy	$2.1	3.5x
2/21/2024	Enerplus Corporation	Chord Energy	$3.9	4.1x
1/11/2024	Southwestern Energy	Chesapeake Energy	$11.5	1.9x
1/4/2024	Callon Petroleum	Apache Corporation	$4.5	3.4x
10/23/2023	Hess Corporation	Chevron	$60.0	11.8x
10/11/2023	Pioneer Natural Resources	Exxon Mobil	$64.5	6.4x
8/21/2023	Earthstone Energy	Permian Resources	$4.5	3.6x
5/22/2023	PDC Energy	Chevron	$7.6	2.1x
2/28/2023	Ranger Oil Corp	Baytex Energy Corp	$2.5	3.3x
3/7/2022	Whiting Petroleum	Oasis Petroleum	$3.6	6.5x
8/11/2021	Vine Energy	Chesapeake Energy	$2.2	NM*
5/24/2021	Cimarex Energy	Cabot Oil & Gas	$8.8	14.6x
5/10/2021	Extraction Oil & Gas	Bonanza Creek Energy	$1.4	5.7x
12/21/2020	QEP Resources	Diamondback Energy	$2.2	3.3x
10/20/2020	Parsley Energy	Pioneer Natural Resources	$7.6	6.0x
10/19/2020	Concho Resources	ConocoPhillips	$13.4	4.9x
9/28/2020	WPX Energy	Devon Energy Corporation	$5.7	3.7x
7/20/2020	Noble Energy	Chevron Corporation	$13.3	7.0x
11/14/2019	Carrizo Oil & Gas	Callon Petroleum	$2.7	3.3x
10/14/2019	Jagged Peak Energy	Parsley Energy	$2.3	4.1x
8/26/2019	SRC Energy	PDC Energy	$1.7	3.0x
4/24/2019	Anadarko Petroleum	Occidental Petroleum	$57.5	7.6x
11/19/2018	Resolute Energy Corporation	Cimarex	$1.6	14.6x
11/1/2018	Newfield Exploration	EnCana	$7.7	6.6x
10/30/2018	WildHorse Resource Development	Chesapeake Energy	$4.0	11.1x
8/14/2018	Energen Corporation	Diamondback Energy	$9.2	11.9x
3/28/2018	RSP Permian	Concho Resources	$9.5	17.7x

*
Not meaningful as the transaction was identified as an outlier.

Based on the analysis of the relevant metrics for each of the precedent transactions, and upon the application of its professional judgment and experience (which included the exclusion of outliers and weighting more heavily the precedent transactions which Morgan Stanley deemed most comparable to the contemplated combination between Marathon Oil and ConocoPhillips in the relevant metrics), Morgan Stanley selected a representative range of financial multiples of the precedent transactions and applied this range of multiples to the historical values for the 12 months ended March 31, 2024 of Marathon Oil, provided by Marathon Oil management.
Based on the estimated number of fully diluted shares of Marathon Oil, as of May 24, 2024, as provided by Marathon Oil management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share value of Marathon Oil common stock, rounded to the nearest $0.25:

Precedent Transactions	Marathon Oil Statistic	Reference Range	Implied Value Per Share Range for Marathon Oil
AV to LTM 2024 Adj. EBITDAX	$4,416MM	4.0x – 6.0x	$21.75 – $37.25
Morgan Stanley noted that the closing price of Marathon Oil common stock was $25.56 per share on May 24, 2024 (which was the last full trading day prior to finalization of the merger agreement), and the implied price of Marathon Oil common stock based on the exchange ratio pursuant to the merger agreement was $29.90 per share.
No company or transaction utilized in the precedent transaction analysis is identical to Marathon Oil or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions, and other matters, which are beyond the control of Marathon Oil. These include, among other things, the impact of competition on the business of Marathon Oil or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Marathon Oil, the industry, or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.
Other Information
Historical Trading Prices
For reference purposes only, Morgan Stanley reviewed the historical trading ranges of Marathon Oil common stock over the 52-week period ended on May 24, 2024. Morgan Stanley noted that the closing price of Marathon Oil common stock was $25.56 per share on May 24, 2024 (which was the last full trading day prior to finalization of the merger agreement). Morgan Stanley noted that, for the 52-week period ended on May 24, 2024, the low and high intraday trading prices for Marathon Oil common stock was as follows:
	Low	High
Marathon Oil	$21.81	$30.06
Morgan Stanley noted that the historical trading prices were presented for reference purposes only and were not relied upon for valuation purposes.
Equity Research Analysts’ Price Targets
For reference purposes only, Morgan Stanley reviewed the price targets for Marathon Oil common stock prepared and published by 15 equity research analysts as of May 24, 2024 and the range, each rounded to the nearest $0.25, of the (a) undiscounted price targets for shares of Marathon Oil common stock was $28.00 per share to $45.00 per share and (b) discounted price targets for shares of Marathon Oil common stock was $25.25 per share to $40.75 per share.
The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Marathon Oil common stock and these estimates are subject to uncertainties, including the future financial performance of Marathon Oil and future financial market conditions.
Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.
General
In connection with the review of the merger agreement and the transactions contemplated thereby by the Marathon Oil board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Marathon Oil. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions, and other matters, many of which are beyond the control of Marathon Oil. These include, among other things, the impact of competition on the business of Marathon Oil and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Marathon Oil or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of the Marathon Oil common stock (other than ConocoPhillips, Merger Sub and their respective affiliates) of the merger consideration pursuant to the merger agreement and in connection with the rendering of its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 28, 2024, to the Marathon Oil board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Marathon Oil common stock might actually trade following the consummation of the merger or at any time.
The merger consideration to be received by holders of Marathon Oil common stock pursuant to the merger agreement was determined by Marathon Oil and ConocoPhillips through arm’s-length negotiations between Marathon Oil and ConocoPhillips and was approved by the Marathon Oil board. Morgan Stanley provided advice to Marathon Oil during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Marathon Oil or the Marathon Oil board or opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley’s opinion was not intended to, and did not, in any manner, address the price at which the ConocoPhillips common stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Marathon Oil common stock as to how such holder should vote at the Marathon Oil special meeting, or whether to take any other action with respect to the merger.
Morgan Stanley’s opinion and its presentation to the Marathon Oil board was one of many factors taken into consideration by the Marathon Oil board in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger by holders of Marathon Oil common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Marathon Oil board with respect to the merger consideration pursuant to the merger agreement or of whether the Marathon Oil board would have been willing to agree to different merger consideration.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of ConocoPhillips, Marathon Oil or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Marathon Oil board with financial advisory services and a financial opinion described in this section and attached as Annex B to this proxy statement/prospectus in connection with the merger. Marathon Oil has agreed to pay Morgan Stanley for its services in connection with the merger an aggregate fee, a significant portion of which is contingent upon the closing of the merger, which is estimated, as of the date of this proxy statement/prospectus, to be approximately $42 million (which we refer to as the “Morgan Stanley Transaction Fee”), $2.5 million of which was payable upon the rendering of a financial opinion to the Marathon Oil board, which will be credited against the Morgan Stanley Transaction Fee payable if the Merger is consummated. Marathon Oil has also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Marathon Oil has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees, advisors and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages and liabilities relating to or arising out of or in connection with Morgan Stanley’s engagement.
Morgan Stanley holds an aggregate interest of between 2% and 3% in Marathon Oil common stock and between 1% and 2% in ConocoPhillips common stock, which interests are held in connection with Morgan Stanley’s (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates provided financial advisory and financing services to Marathon Oil and received aggregate fees of approximately between $15.0 million and $20.0 million for such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates provided financing services to ConocoPhillips and received fees of approximately between $1.0 million and $2.0 million for such services. As of the date of the merger agreement, Morgan Stanley is providing financial advisory services to ConocoPhillips, unrelated to the Merger, for which Morgan Stanley expects to receive customary fees if such transactions are completed. Morgan Stanley expects that such fees would be significantly less than the fees Morgan Stanley would receive from Marathon Oil in the merger. Morgan Stanley may seek to provide financial advisory and financing services to Marathon Oil and ConocoPhillips and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Marathon Oil Unaudited Forecasted Financial Information
Marathon Oil does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering multiple years which were prepared by Marathon Oil management and not for public disclosure, were provided to the Marathon Oil board and ConocoPhillips in connection with their evaluations of the merger and were also provided to Morgan Stanley, Marathon Oil’s financial advisor, and ConocoPhillips’ financial advisor for their use in advising their clients and reliance in connection with their financial analyses and opinions as described in the section entitled “The Merger — Opinion of Morgan Stanley, Marathon Oil’s Financial Advisor” beginning on page 57.
The summaries of these financial forecasts presented below are not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the merger proposal but are being included because these forecasts were made available to the Marathon Oil board, Marathon Oil’s financial advisor and ConocoPhillips and its financial advisor. The Marathon Oil forecasted financial information was prepared by Marathon Oil management.
The inclusion of this information should not be regarded as an indication that the Marathon Oil board, Marathon Oil, ConocoPhillips (or any of their respective affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Marathon Oil forecasted financial information to be necessarily predictive of actual future events or results of Marathon Oil’s or ConocoPhillips’ operations and should not be relied upon as such. Marathon Oil management’s internal financial forecasts, upon which the Marathon Oil forecasted financial information was based, are subjective in many respects. There can be no assurance that the Marathon Oil forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Marathon Oil forecasted financial information covers multiple years and such information by its nature becomes less predictive with each successive year. As a result, the Marathon Oil forecasted financial information summarized in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.
In addition, the Marathon Oil forecasted financial information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The forecasted financial information included in this document has been prepared by, and is the responsibility of, Marathon Oil’s management. PricewaterhouseCoopers LLP, Marathon Oil’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Marathon Oil’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so. Furthermore, ConocoPhillips’ independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Marathon Oil forecasted financial information and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP contained in ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus, relates only to historical financial information of ConocoPhillips, and such report does not extend to the Marathon Oil forecasted financial information included below and should not be read to do so.
The Marathon Oil forecasted financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond Marathon Oil’s control. Assumptions that were used by Marathon Oil in developing the Marathon Oil forecasted financial information include, but are not limited to: no acquisitions other than those that had been already announced; no balance sheet optimization; normal weather in the forward-looking periods; ongoing investments in Marathon Oil’s existing entities for maintenance, integrity and other capital expenditures; and no material fluctuations in interest rate assumptions over the forward-looking periods. The Marathon Oil forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. The Marathon Oil forecasted financial information was based on information known to Marathon Oil management as of May 11, 2024.
Important factors that may affect actual results and cause the Marathon Oil forecasted financial information not to be achieved include, but are not limited to, changes in commodity prices and production growth rate from those described, risks and uncertainties relating to Marathon Oil’s business (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this proxy/statement prospectus or described or referenced in Marathon Oil’s filings with the SEC, including each of Marathon Oil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 36. In addition, the Marathon Oil forecasted financial information reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Marathon Oil forecasted financial information does not reflect revised prospects for Marathon Oil’s or ConocoPhillips’ respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Marathon Oil forecasted financial information was prepared.
The Marathon Oil forecasted financial information was developed through Marathon Oil’s customary strategic planning and budgeting process utilizing Marathon Oil management’s best then available estimates and judgments at the time of its preparation. The Marathon Oil forecasted financial information was developed on a standalone basis without giving effect to the merger, and therefore the Marathon Oil forecasted financial information does not give effect to the merger or any changes to the combined company’s operations or strategy that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Marathon Oil forecasted financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.
Accordingly, there can be no assurance that the Marathon Oil forecasted financial information will be realized or that Marathon Oil’s future financial results will not vary materially from the Marathon Oil forecasted financial information. None of Marathon Oil, ConocoPhillips nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Marathon Oil forecasted financial information, and none of Marathon Oil, ConocoPhillips, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Marathon Oil forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the Marathon Oil forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Marathon Oil forecasted financial information are not realized or are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. Marathon Oil and ConocoPhillips do not intend to make available publicly any update or other revision to the Marathon Oil forecasted financial information, except as otherwise required by applicable law. None of Marathon Oil, ConocoPhillips nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Marathon Oil stockholder or any other person regarding the ultimate performance of Marathon Oil or ConocoPhillips compared to the information contained in the Marathon Oil forecasted financial information or that the Marathon Oil forecasted financial information will be achieved. The inclusion of the forecasted financial information herein should not be deemed an admission or representation by Marathon Oil, ConocoPhillips nor any of their respective advisors or other representatives or any other person that it is viewed as material information of Marathon Oil or ConocoPhillips, particularly in light of the inherent risks and uncertainties associated with such forecasts.
In light of the foregoing factors and considering that the special meeting will be held several months after the forecasted financial information was prepared, as well as the uncertainties inherent in the Marathon Oil forecasted financial information, Marathon Oil stockholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Marathon Oil forecasted financial information, and Marathon Oil and ConocoPhillips urge all Marathon Oil stockholders to review Marathon Oil’s most recent SEC filings for a description of Marathon Oil’s reported financial results and ConocoPhillips’ most recent SEC filings for a description of ConocoPhillips’ reported financial results. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 156.
Summary of Marathon Oil Forecasted Financial Information
The unaudited forecasted financial data were prepared utilizing two scenarios based on (i) the latest median street consensus estimates from Capital IQ for 2024E — 2026E (the “Street Consensus Case”) and (ii) management provided forecast for the second quarter ending June 30, 2024 through year end of December 31, 2028 based on strip pricing as of May 7, 2024 for the second quarter ending June 30, 2024 through the fourth quarter ending December 31, 2024 and management provided flat pricing thereafter (the “Management Case”). The following tables present the unaudited forecasted financial data for the Street Consensus Case provided to Morgan Stanley for its use and reliance in connection with its analysis and opinion based on the above referenced assumptions (dollars in millions).
	Quarterly			Yearly
	Q2 2024E	Q3 2024E	Q4 2024E
				2025E	2026E
WTI ($/Bbl)	$81.00	$80.85	$79.00	$76.25	$76.84
Henry Hub ($/MMBtu)	$2.08	$2.50	$2.98	$3.50	$3.64
TTF ($/MMBtu)	$8.59	$8.91	$10.58	$9.63	$9.09

	Yearly
	2024E*	2025E	2026E
Production (Mboe/d)	389	394	405
Revenue	$6,726	$7,029	$6,285
Adjusted EBITDAX(1)	$4,559	$4,736	$4,498
Cash Flow	$4,038	$4,164	$3,907
Capital Expenditures	$2,003	$2,050	$2,122
Free Cash Flow(2)	$2,035	$2,114	$1,785

*
The values with respect to each line item set forth under the column “2024E” reflect the sum of (i) actual results for the first quarter of fiscal year 2024 and (ii) projected values for the second, third and fourth quarters of fiscal year 2024.

(1)
Adjusted EBITDAX is defined as earnings before interest, taxes, depreciation, depletion, and amortization and exploitations and exploration expense. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

(2)
Free cash flow is defined as cash from operations less capital expenditures. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

The following tables presents the unaudited forecasted financial data for the Management Case provided to Morgan Stanley for its use and reliance in connection with its analysis and opinion based on the above referenced assumptions (dollars in millions).
	Quarterly			Yearly
	Q2 2024E	Q3 2024E	Q4 2024E
				2025E	2026E	2027E	2028E
WTI ($/Bbl)	$80.33	$77.51	$76.14	$70.00	$70.00	$70.00	$70.00
Henry Hub ($/MMBtu)	$2.09	$2.60	$3.47	$3.50	$3.50	$3.50	$3.50
TTF ($/MMBtu)	$9.38	$10.04	$11.25	$10.00	$10.00	$10.00	$10.00
	Yearly
	2024E*(4)	2025E	2026E	2027E	2028E
Production (Mboe/d)	388	378	379	402	422
Revenue	$6,862	$6,535	$6,510	$6,768	$6,971
Adjusted EBITDAX(1)	$4,601	$4,210	$4,193	$4,398	$4,533
Cash Flow From Operations	$3,963	$3,506	$3,436	$3,688	$3,793
Capital Expenditures	$2,054	$2,083	$2,096	$2,210	$2,338
Free Cash Flow(2)	$1,908	$1,423	$1,341	$1,478	$1,455
Unlevered Free Cash Flow(3)	$1,927	$1,677	$1,579	$1,730	$1,694

*
The values with respect to each line item set forth under the column “2024E” reflect the sum of (i) actual results for the first quarter of fiscal year 2024 and (ii) projected values for the second, third and fourth quarters of fiscal year 2024.

(1)
Adjusted EBITDAX is defined as earnings before interest, taxes, depreciation, depletion, and amortization and exploitations and exploration expense. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

(2)
Free cash flow is defined as cash from operations less capital expenditures. This measure should not be considered as an alternative to any measure derived in accordance with GAAP.

(3)
Unlevered free cash flow is defined as Adjusted EBITDAX less cash taxes, exploitations and exploration costs, capital expenditures and certain other operating expenses. This measure should not be considered as an alternative to any measure derived in accordance with GAAP. The unlevered free cash flow was arithmetically derived from Marathon Oil management projections by Morgan Stanley and approved for Morgan Stanley’s use by Marathon Oil management.
(4)
2024E unlevered free cash flow represents only the projected values for the second, third and fourth quarters of fiscal year 2024, as utilized in the discounted cash flow analysis.

The unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers.
MARATHON OIL AND CONOCOPHILLIPS DO NOT INTEND TO UPDATE, CORRECT OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Regulatory Approvals
Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act. The process for obtaining the requisite regulatory approvals for the merger is ongoing.
Although ConocoPhillips and Marathon Oil currently believe they should be able to obtain all required regulatory approvals in a timely manner, the parties cannot be certain when or if they will obtain them or, if obtained, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to ConocoPhillips after the completion of the merger.
The approval of an application for regulatory approval means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving regulatory authority has determined that the consideration to be received by holders of Marathon Oil common stock and/or the merger is fair to Marathon Oil stockholders. Regulatory approval does not constitute an endorsement or recommendation of the merger by any regulatory authority. The completion of the merger is subject to the receipt of antitrust clearance in the United States and any applicable waiting period, clearance or affirmative or deemed approval of any governmental entity or other condition with respect to certain non-U.S. antitrust approvals having expired or terminated, or been obtained or satisfied, as applicable.
U.S. Antitrust Filing
Under the HSR Act and the rules promulgated thereunder, the merger may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file its respective HSR notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the DOJ or the FTC may issue a second request. If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier or extended by the parties.
On June 11, 2024, each of ConocoPhillips and Marathon Oil filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the merger.
At any time before or after the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, or before or after the merger is completed, the DOJ or the FTC may take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory concessions or conditions. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.
Although neither ConocoPhillips nor Marathon Oil believes that the merger will violate applicable antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Other Regulatory Approvals
The Bundeskartellamt and certain other non-U.S. governmental authorities must approve the merger. ConocoPhillips and Marathon Oil will file all notifications as are required by the laws of applicable non-U.S. governmental authorities as promptly as reasonably practicable.
SEC Clearance of Registration Statement
The completion of the merger is conditioned on the registration statement of which this proxy statement/prospectus forms a part being declared effective and the absence of any stop order or proceedings seeking a stop order.
NYSE Listing
Pursuant to the merger agreement, the shares of ConocoPhillips common stock to be issued in the merger must have been approved for listing on the NYSE, upon official notice of issuance.
Other Governmental Approvals
ConocoPhillips and Marathon Oil are not aware of any material governmental approvals that are required for completion of the merger other than those described above. If any such additional governmental approvals are required, ConocoPhillips and Marathon Oil will use their respective reasonable best efforts, subject to certain limitations, to obtain any such approvals from any governmental authority that are required under applicable law in order to consummate the transactions contemplated by the merger agreement. There can be no assurance, however, that any additional approvals will be obtained.
Efforts to Obtain Regulatory Approvals
ConocoPhillips and Marathon Oil have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make the required governmental filings or obtain the required governmental authorizations, as the case may be, to complete the merger.
For additional information, see the sections entitled “The Merger Agreement — Reasonable Best Efforts” beginning on page 104 and “The Merger Agreement — HSR and Other Regulatory Approvals” beginning on page 98.
No Assurances of Obtaining Approvals; Timing
ConocoPhillips and Marathon Oil currently expect the merger to be completed in the fourth quarter of 2024, subject to receipt of Marathon Oil stockholder approval and of required regulatory approvals. Subject to certain conditions, either ConocoPhillips or Marathon Oil may terminate the merger agreement if the merger is not completed on or before the end date, as described under the section entitled “The Merger Agreement — Termination” beginning on page 108. There can be no assurances that any of the regulatory approvals described above will be obtained by the end date, or at all, and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approval.
For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement — HSR and Other Regulatory Approvals” beginning on page 98.

Board of Directors and Management of ConocoPhillips Following the Completion of the Merger
Upon completion of the merger, the current directors and executive officers of ConocoPhillips are expected to continue in their current positions, other than as may be publicly announced by ConocoPhillips in the normal course.
Interests of Marathon Oil Directors and Executive Officers in the Merger
In considering the recommendation of the Marathon Oil board with respect to the proposals at the special meeting, Marathon Oil stockholders should be aware that the directors and executive officers of Marathon Oil may have interests in the merger that may be different from, or in addition to, the interests of Marathon Oil stockholders generally. The members of the Marathon Oil board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Marathon Oil stockholders approve the merger proposal.
Treatment of Marathon Oil Equity Awards
Marathon Oil Restricted Stock Unit Awards
At the effective time of the merger, each outstanding Marathon Oil RSU award, other than any such award granted to non-employee directors, granted under the Marathon Oil stock plan will be cancelled and converted into an award of restricted stock units in respect of ConocoPhillips common stock with substantially the same terms and conditions and covering that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio. The award agreements governing Marathon Oil RSU awards granted to executive officers provide that the vesting of awards assumed by an acquirer in a change in control would accelerate in full upon the holder’s qualifying termination within 24 months following the change in control.
Marathon Oil Restricted Stock Unit and Deferred Stock Unit Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Marathon Oil RSU award and each outstanding Marathon Oil DSU awards granted to a non-employee director of Marathon Oil pursuant to the Marathon Oil stock plan will immediately vest with respect to 100% of the shares of Marathon Oil common stock subject to such award, which shares will be converted into the right to receive (i) the merger consideration with respect to each such share and (ii) for RSUs, an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such Marathon Oil RSU award.
Marathon Oil Stock Option Awards
At the effective time of the merger, each outstanding Marathon Oil option award (all of which are vested) granted pursuant to the Marathon Oil stock plan will be canceled and converted into the right to receive a number of shares of ConocoPhillips common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price, multiplied by (B) the number of shares of Marathon Oil common stock subject to such Marathon Oil option award immediately prior to the effective time of the merger, divided by (ii) the ConocoPhillips common stock closing price. Any Marathon Oil option award that has an exercise price per share that is equal to or greater than the merger consideration value will be canceled for no consideration.
Marathon Oil Performance Unit Awards
At the effective time of the merger, each outstanding Marathon Oil performance unit award granted pursuant to the Marathon Oil stock plan will immediately vest and be converted into the right to receive (i) in the case of Marathon Oil performance unit awards that vest based on total shareholder return, (A) that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by (y) the exchange ratio and (B) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such award or (ii) in the case of Marathon Oil performance unit awards that vest based on free cash flow, an amount in cash reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by the average daily closing price of Marathon Oil common stock during the final 30 calendar days ending on the last trading day immediately preceding the closing date; provided, however, that if any values were banked under such award based on a price per share of Marathon Oil common stock that is greater than such average price, then the higher price shall be used for such portion of the award, plus any accrued but unpaid dividend equivalents with respect to such award.
Quantification of Equity Award Payments
For an estimate of the amounts that would be payable to each of Marathon Oil’s named executive officers on settlement of their unvested Marathon Oil equity awards, see the section entitled “— Merger-Related Compensation” beginning on page 74. The estimated amount that would be payable to Marathon Oil’s only executive officer who is not a named executive officer, Zach B. Dailey (Vice President, Controller and Chief Accounting Officer), in settlement of his 23,653 currently outstanding Marathon Oil RSU awards upon a qualifying termination of employment is $669,143 (including any associated dividend equivalent payments), and the executive officer who is not a named executive officer does not currently hold any outstanding Marathon Oil performance unit awards. The estimated aggregate amount that would be payable to Marathon Oil’s seven non-employee directors in settlement of their Marathon Oil RSU awards based on their 28,455 currently outstanding unvested awards is $808,122 (including any associated dividend equivalent payments). The amounts in this paragraph are determined using a per share price of Marathon Oil common stock of $28.29 (which is the average closing price of a share of Marathon Oil common stock over the first five business days following the first public announcement of the merger) and based on an assumed closing date of June 24, 2024.
Marathon Oil Corporation Officer Change in Control Severance Benefits Plan
Each of Marathon Oil’s executive officers are eligible under the Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (the “CIC Severance Plan”), which provides for enhanced severance benefits in the event that, within 24 months following a change in control, the executive officer’s employment is terminated without “cause” or the executive officer resigns for “good reason” (both as defined in the CIC Severance Plan), which we refer to as a qualifying termination. The effective time of the merger will constitute a change in control for purposes of the CIC Severance Plan.
The CIC Severance Plan provides that, in the event of a qualifying termination, the executive officer will be entitled to:
•
a cash lump sum payment equal to three times the sum of (a) the executive officer’s annual base salary (as in effect immediately prior to the occurrence of the circumstances giving rise to the termination from employment or, if higher, immediately prior to the change in control) plus (b) the greater of (i) the target annual bonus opportunity for the year of termination from employment and (ii) the highest of the annual bonuses paid to the executive officer for each of the three years before the termination from employment or, if higher, for each of the three years before the change in control; and

•
a cash payment equal to 18 times the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium in effect as of the separation date for the level of coverage in which the executive officer participated immediately prior to the termination from employment.

In addition, pursuant to the CIC Severance Plan, any payments or benefits payable to the executive officer will be reduced to the extent that such payments or benefits would result in the imposition of excise taxes under Section 4999 of the Code, unless the executive officer would be better off on an after-tax basis receiving all such payments or benefits.
On February 29, 2024, Marathon Oil announced that Mr. Whitehead had informed Marathon Oil of his intention to retire from Marathon Oil effective July 1, 2024. On May 29, 2024, Marathon Oil announced that Marathon Oil and Mr. Whitehead agreed to delay his departure and Mr. Whitehead will remain an

Executive Vice President and Advisor to the CEO and will lead the transition planning team until the closing of the merger. In connection with his termination upon the closing date of the merger, Mr. Whitehead will be entitled to receive benefits pursuant to the CIC Severance Plan.
For an estimate of the value of the payments and benefits described above that would be payable to Marathon Oil’s named executive officers under the CIC Severance Plan upon a qualifying termination in connection with the merger, see the section entitled “— Merger-Related Compensation” beginning on page 74. The estimated cash severance amount that would be payable to Marathon Oil’s executive officer who is not a named executive officer under the CIC Severance Plan if the merger were to be completed and he was to experience a qualifying termination on June 24, 2024 is $1,885,651.
2024 Annual Cash Bonus
In connection with the merger, each employee of Marathon Oil (including each of Marathon Oil’s named executive officers) who, as of immediately prior to the closing (or, if earlier, as of the relevant payment date), is eligible for an annual cash bonus for calendar year 2024 and is employed by Marathon Oil or one of its subsidiaries on the payment date (or whose employment is involuntarily terminated by ConocoPhillips or one of its subsidiaries without “cause” or by the employee for “good reason”, in each case, following the closing but prior to the payment date) will be eligible to receive an annual bonus for 2024 in an amount equal to the amount payable based on maximum performance (which amount will be 200% of the amount payable upon target performance), subject to meeting individual performance expectations, based on eligible earnings, or, with respect to an employee whose employment was terminated during 2024, annualized eligible earnings, payable on the date Marathon Oil would normally pay annual cash bonuses for 2024 (or as soon as reasonably practicable following a qualifying termination for an employee whose employment is terminated before such date, subject to the execution of a general release of claims). For an estimate of the value of the payments that would be payable to Marathon Oil’s named executive officers for the annual bonus for 2024, see the section entitled “— Merger-Related Compensation” beginning on page 74. The estimated annual bonus for 2024 that would be payable to Marathon Oil’s executive officer who is not a named executive officer based on maximum performance and eligible earnings as described above is $337,397.
Retention Program
Under the merger agreement, Marathon Oil may establish a cash-based retention program in the aggregate amount of up to $60 million to promote retention and to incentivize efforts to consummate the merger and to ensure a successful and efficient integration process. Allocations from this program may be made to any employee of Marathon Oil (including the executive officers). Any allocation from this program to an executive officer will be determined by the compensation committee of the Marathon Oil board in consultation with the ConocoPhillips CEO and the terms of such awards will provide for vesting and payment no earlier than the closing date, subject to continued service with Marathon Oil through such date. As of the date of this proxy statement/prospectus, there are no agreements or arrangements regarding allocation of awards from the retention program to any of the executive officers.
Other Compensation Matters
In addition to the payments and benefits above, under the terms of the merger agreement, Marathon Oil may take certain compensation actions prior to the completion of the merger that will affect Marathon Oil’s directors and executive officers, although determinations related to such actions have not been made as of the date of this proxy statement/prospectus and the impact of such actions is not reflected in the amounts estimated above. Marathon Oil may take certain actions to mitigate any impact resulting from the application of Sections 280G and 4999 of the Code and to maximize the net after-tax proceeds by any individual subject to Section 4999 of the Code. After exhausting commercially reasonable mitigation strategies, Marathon Oil may enter into make-whole agreements with disqualified individuals to minimize any negative economic impact resulting from the application of Section 4999 of the Code providing for make-whole payments of up to $21 million in the aggregate. As of the date of this proxy statement/prospectus, Marathon Oil has not determined whether any such payments will be made. Any such compensation actions are within the sole discretion of Marathon Oil and are not subject to approval by ConocoPhillips.

Merger-Related Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Marathon Oil’s named executive officers, that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at the completion of the merger or on a qualifying termination of employment upon or following the date of the consummation of the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the merger-related compensation payable to the Marathon Oil named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Marathon Oil stockholders. The “named executive officers” are Marathon Oil’s named executive officers as disclosed in Marathon Oil’s most recent annual proxy statement, plus Mr. Rob L. White (Chief Financial Officer).
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Marathon Oil’s named executive officers would receive based on the following: (i) the effective time of the merger occurs on June 24, 2024, (ii) each named executive officer experiences a qualifying termination on such date, (iii) the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this proxy statement/prospectus, (iv) the Marathon Oil stock options, restricted stock units, performance units and other awards outstanding as of the date hereof, (v) the closing price of a share of Marathon Oil common stock on the completion of the merger is $28.29 (which is the average closing price of a share of Marathon Oil common stock over the first five business days following the first public announcement of the merger) and (vi) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. Further, the table below does not reflect any payments that may be made under any Section 280G make-whole agreements, which agreements have not been executed or amounts thereunder determined as of the date of this proxy statement/prospectus, or awards under the retention program, which have not been allocated to the executive officers as of the date of this proxy statement/prospectus. Additional detail regarding the named executive officers’ interests in the merger is provided in the section entitled “— Interests of Marathon Oil Directors and Executive Officers in the Merger” beginning on page 71.
Golden Parachute Compensation
	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Lee M. Tillman	17,568,030	33,904,461	37,891	51,510,382
Rob L. White	3,533,113	2,026,165	37,891	5,597,169
Patrick J. Wagner	5,154,838	8,244,645	37,891	13,437,374
Michael A. Henderson	5,174,788	9,125,214	37,891	14,337,893
Kimberly O. Warnica	4,415,689	7,304,060	37,891	11,757,640
Dane E. Whitehead	6,034,590	10,664,903	27,363	16,726,856

(1)
The amount shown for each named executive officer consists of: (a) a lump sum cash severance equal to three times the sum of (i) the executive officer’s annual base salary plus (ii) the higher of the current year target annual bonus opportunity and the highest annual bonus paid to the executive officer in the three years preceding the change in control; and (b) the named executive officer’s annual bonus for the 2024 calendar year as described above, as set forth in more detail in the table below this footnote. The severance payment is considered to be a double-trigger payment, which means that both a change in control, such as the merger, and a qualifying termination of employment must occur prior to any payment being provided to the named executive officer. The 2024 annual bonus is payable to the executive officer subject to continued employment through the payment date or, in the event of an involuntary termination by ConocoPhillips or one of its subsidiaries without “cause” or by the executive officer for “good reason,” in each case, following the closing but prior to the payment date, the date of the executive officer’s termination of employment, subject to the executive’s execution of a general release of claims (which accelerated payment is considered to be a double-trigger payment).
	Cash Severance ($)	2024 Bonus ($)	Total ($)
Lee M. Tillman	13,968,030	3,600,000	17,568,030
Rob L. White	2,719,868	813,245	3,533,113
Patrick J. Wagner	4,197,030	957,808	5,154,838
Michael A. Henderson	4,165,230	1,009,558	5,174,788
Kimberly O. Warnica	3,524,343	891,346	4,415,689
Dane E. Whitehead	4,918,590	1,116,000	6,034,590

(2)
As described in the section entitled “— Treatment of Marathon Oil Equity Awards” beginning on page 71, Marathon Oil stock options are fully vested and subject to payment in shares of common stock of ConocoPhillips at the effective time of the merger under the merger agreement; Marathon Oil restricted stock units held by executive officers are subject to double-trigger vesting and would be settled upon a qualifying termination; and Marathon Oil performance unit awards (including any associated dividend equivalent payments) are subject to single-trigger vesting and payment in cash or shares, as applicable, at the effective time of the merger, with performance deemed satisfied at maximum performance (200% of target) under the merger agreement.

	Marathon Oil Restricted Stock Units (#)	Marathon Oil Restricted Stock Units ($)	Marathon Oil Performance Units @200% (#)	Marathon Oil Performance Units @200% ($)	Marathon Oil Performance Units Dividend Equivalents ($)	Total ($)
Lee M. Tillman	264,618	7,486,043	917,928	25,968,183	450,235	33,904,461
Rob L. White	20,742	586,791	50,026	1,415,236	24,138	2,026,165
Patrick J. Wagner	64,122	1,814,011	223,380	6,319,420	111,214	8,244,645
Michael A. Henderson	71,677	2,027,742	246,820	6,982,538	114,934	9,125,214
Kimberly O. Warnica	56,914	1,610,097	197,876	5,597,912	96,051	7,304,060
Dane E. Whitehead	83,247	2,355,058	288,512	8,162,004	147,841	10,664,903

(3)
The amounts shown in this column represent 18 times the monthly COBRA premium in effect as of the date of this proxy statement/prospectus for the level of coverage in which the executive officer participates as of such date.

Potential Employment Arrangements with ConocoPhillips
Any of Marathon Oil’s executive officers who become officers or employees or who otherwise are retained to provide services to ConocoPhillips or its affiliates may, prior to, on or following the effective time of the merger, enter into new compensation arrangements with ConocoPhillips or its affiliates. As of the date of this proxy statement/prospectus, no new individualized compensation arrangements between Marathon Oil’s executive officers and ConocoPhillips or its affiliates have been established.
Indemnification and Insurance
Under the merger agreement, the surviving corporation is required to, and ConocoPhillips is required to cause the surviving corporation to, do the following:
•
for six years after the effective time of the merger, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless (and advance expenses in connection therewith, subject to a customary undertaking from the applicable indemnified person to return such advances if it is determined by the final adjudication of a court of law that the indemnified person is not entitled to indemnification under the merger agreement) the present and former directors, officers, employees, fiduciaries and agents of the Marathon Oil and its subsidiaries, and any individuals serving in such capacity at or with respect to other persons at Marathon Oil’s and its subsidiaries’ request (each of whom we refer to as an “indemnified person”) from and against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the indemnified persons having served in such capacity at or prior to the effective time of the merger, in each case, to the fullest extent permitted by the DGCL or provided under the organizational documents of Marathon Oil and its subsidiaries in effect as of the date of the merger agreement;
•
if any indemnified person is made party to any proceeding arising out of or relating to matters that would be indemnifiable pursuant to the foregoing bullet, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such indemnified person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent Marathon Oil is required to do so and on the same terms as provided in the organizational documents of Marathon Oil and its subsidiaries in effect as of the date of the merger agreement; provided that, any indemnified person wishing to claim indemnification or advancement of expenses, upon learning of any such proceeding, must notify the surviving corporation (but the failure to notify shall not relieve the surviving corporation from the foregoing obligations that it may have, except to the extent such failure materially prejudices such party’s position with respect to such claims);

•
for six years after the effective time of the merger, maintain in effect provisions in the organizations documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors and officers, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the merger agreement; and

•
for six years after the effective time of the merger, honor and comply with the obligations set forth in any indemnification agreements with indemnified persons set forth in Marathon Oil’s disclosure letter, and not amend, repeal or otherwise modify such agreement in a manner materially adverse to such indemnified person.

ConocoPhillips has agreed to guarantee and stand surety for, and cause the surviving corporation to honor its obligations under, the first three bullets of the foregoing paragraph.
Additionally, prior to the effective time of the merger, Marathon Oil may, or if its unable to do so, ConocoPhillips must cause the surviving corporation, as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Marathon Oil’s existing directors’ and officers’ insurance policies and Marathon Oil’s existing fiduciary liability insurance policies, each with a reporting/discovery period of at least six years following the effective time of the merger, from an insurance carrier with the same or better credit rating as Marathon Oil’s current insurance carrier and having terms and conditions no less favorable than those provided under Marathon Oil’s existing policies. In no event will the aggregate cost of the directors’ and officers’ liability insurance exceed during the tail period 350% of the current aggregate annual premium paid by Marathon Oil for such purpose. If the cost of such insurance coverage exceeds such amount, the surviving corporation has agreed to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
For additional information, see the section entitled “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 102.
Listing of ConocoPhillips Shares; Delisting and Deregistration of Marathon Oil Shares
If the merger is completed, the shares of ConocoPhillips common stock to be issued in the merger will be listed for trading on the NYSE, shares of Marathon Oil common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Marathon Oil will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.
Accounting Treatment of the Merger
ConocoPhillips and Marathon Oil prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. ConocoPhillips will be treated as the acquirer for accounting purposes.
Treatment of Indebtedness
As of March 31, 2024, Marathon Oil had $7 million outstanding under its revolving credit facility. Completion of the merger would give lenders thereunder the right to require prepayment of their loans under the terms of the Marathon Oil revolving credit facility. Accordingly, ConocoPhillips expects the facility to be terminated in connection with consummation of the merger.
As of March 31, 2024, Marathon Oil had $450 million outstanding under its commercial paper program. ConocoPhillips expects the commercial paper program to be terminated in connection with consummation of the merger.
As of March 31, 2024, Marathon Oil had outstanding (i) $1 billion in aggregate principal amount of 4.400% senior notes due 2027, (ii) $600 million in aggregate principal amount of 5.300% senior notes due 2029, (iii) $550 million in aggregate principal amount of 6.800% senior notes due 2032, (iv) $600 million in aggregate principal amount of 5.700% senior notes due 2034, (v) $750 million in aggregate principal amount of 6.600% senior notes due 2037 and (vi) $500 million in aggregate principal amount of 5.200% senior notes due 2045. The consummation of the transaction is not expected to provide the holders of the Marathon Oil Notes with any rights.
As of March 31, 2024, Marathon Oil had outstanding $1 billion of the Marathon Municipal Bonds. The consummation of the transaction is not expected to provide the holders of the Marathon Municipal Bonds with any rights.
ConocoPhillips expects that the Marathon Oil Notes and the Marathon Municipal Bonds will remain outstanding or that it will commence exchange offers and consent solicitations in connection therewith. If ConocoPhillips commences exchange offers and consent solicitations, such action will be set forth in separate documentation and subject to the terms and conditions thereof.
This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of ConocoPhillips or Marathon Oil. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of ConocoPhillips shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.
For a description of ConocoPhillips’ and Marathon Oil’s existing indebtedness, see ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 15, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 2, 2024, and Marathon Oil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 22, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 2, 2024, each of which is incorporated by reference into this proxy statement/prospectus.
Litigation Relating to the Merger
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Although Marathon Oil and ConocoPhillips are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the merger agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the merger agreement could be filed in the future. For additional information, see “Risk Factors — Lawsuits may be filed against Marathon Oil, ConocoPhillips, Merger Sub and the members of the Marathon Oil and ConocoPhillips boards in connection with the merger. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the merger and/or substantial costs to ConocoPhillips and Marathon Oil.”

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement, which was executed on May 28, 2024. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about ConocoPhillips, Marathon Oil or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in ConocoPhillips’ or Marathon Oil’s public reports filed with the SEC may supplement, update or modify the factual disclosures about ConocoPhillips or Marathon Oil, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by ConocoPhillips, Marathon Oil and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by ConocoPhillips, Marathon Oil and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that ConocoPhillips and Marathon Oil delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since May 28, 2024. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of ConocoPhillips, Marathon Oil and Merger Sub or any of their respective subsidiaries or affiliates.
The Merger
Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into Marathon Oil in accordance with the DGCL. As a result of the merger, the separate existence of Merger Sub will cease and Marathon Oil will continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, we sometimes refer to Marathon Oil as the “surviving corporation”).
At the effective time of the merger, the merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL and all the property, rights, privileges, powers and franchises of each of Marathon Oil and Merger Sub will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Marathon Oil and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the surviving corporation.
Closing
Unless otherwise mutually agreed to in writing between ConocoPhillips and Marathon Oil, the completion of the merger will take place at 8:00 a.m. Houston, Texas time on the third business day immediately following the satisfaction or waiver of the conditions to the completion of the merger (other than any such conditions which by their nature cannot be satisfied until the closing date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the closing date). For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106. We refer to the date on which the completion of the merger occurs as the “closing date.”
As soon as practicable on the closing date after the completion of the merger, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL will be filed with the Office of the Secretary of State of the State of Delaware and the merger will become effective upon the filing and acceptance of such certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as agreed to in writing by ConocoPhillips and Marathon Oil and specified in such certificate of merger.
Organizational Documents; Directors and Officers
At the effective time of the merger, the certificate of incorporation of Marathon Oil in effect immediately prior to the effective time of the merger will be amended and restated in its entirety as of the effective time of the merger to be in the form set forth in Annex A to this proxy statement/prospectus, and as so amended will be the certificate of incorporation of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.
ConocoPhillips and Marathon Oil have agreed to take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation, until duly amended, in accordance with the provisions of the merger agreement and as provided therein or by applicable law.
ConocoPhillips and Marathon Oil have agreed to take all necessary action such that from and after the effective time of the merger, the directors of Merger Sub will be the directors of the surviving corporation and the officers of Merger Sub will be the officers of the surviving corporation, and such directors and officers will serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the organizational documents of the surviving corporation.
Upon the completion of the merger, the current directors and executive officers of ConocoPhillips are expected to continue in their current positions, other than as may be publicly announced by ConocoPhillips in the normal course.
Effect of the Merger on Capital Stock; Merger Consideration
At the effective time of the merger, by virtue of the merger and without any action on the part of ConocoPhillips, Merger Sub, Marathon Oil or any holder of any securities of ConocoPhillips, Merger Sub or Marathon Oil:
•
each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and will represent one fully paid and nonassessable share of common stock of the surviving corporation;

•
each share of Marathon Oil common stock issued and outstanding immediately prior to the effective time of the merger (excluding any excluded shares or converted shares (as such terms are defined below)) will be converted into the right to receive from ConocoPhillips 0.255 shares of fully paid and nonassessable shares of ConocoPhillips common stock, subject to adjustment as specified in the merger agreement;

•
all such shares of Marathon Oil common stock, when so converted, will cease to be outstanding and will automatically be canceled and cease to exist. Each holder of a share of Marathon Oil common stock that was outstanding immediately prior to the effective time of the merger (excluding any excluded shares or converted shares) will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of ConocoPhillips common stock;

•
all shares of Marathon Oil common stock held by Marathon Oil as treasury shares or by ConocoPhillips or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “excluded shares”) will automatically be canceled and cease to exist as of the effective time of the merger, and no consideration will be delivered in exchange for excluded shares; and

•
each share of Marathon Oil common stock that is owned by any direct or indirect subsidiary of Marathon Oil or ConocoPhillips (other than Merger Sub) (which we refer to collectively as “converted shares”) will automatically be converted into a number of fully paid and nonassessable shares of ConocoPhillips common stock equal to 0.255, subject to adjustment as described below.

In the event of any change in the number of shares of Marathon Oil or ConocoPhillips common stock or securities convertible or exchangeable into or exercisable for shares of Marathon Oil or ConocoPhillips common stock (in each case issued and outstanding after May 28, 2024 and before the effective time) by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number of shares of ConocoPhillips common stock issuable in respect of each share of Marathon Oil common stock will be equitably adjusted to reflect the effect of such change.
Treatment of Marathon Oil Equity Awards in the Merger
Marathon Oil Restricted Stock Unit Awards
At the effective time of the merger, each outstanding Marathon Oil RSU award, other than any such award granted to non-employee directors, granted under the Marathon Oil stock plan will be cancelled and converted into an award of restricted stock units in respect of ConocoPhillips common stock with substantially the same terms and conditions and covering that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger, multiplied by (ii) the exchange ratio.
Marathon Oil Restricted Stock Unit and Deferred Stock Unit Awards Held by Non-Employee Directors
At the effective time of the merger, each outstanding Marathon Oil RSU award and each outstanding Marathon Oil DSU awards granted to a non-employee director of Marathon Oil pursuant to the Marathon Oil stock plan will immediately vest with respect to 100% of the shares of Marathon Oil common stock subject to such award, which shares will be converted into the right to receive (i) the merger consideration with respect to each such share and (ii) for RSUs, an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such Marathon Oil RSU award.
Marathon Oil Stock Option Awards
At the effective time of the merger, each outstanding and vested Marathon Oil option awards granted pursuant to the Marathon Oil stock plan will be canceled and converted into the right to receive a number of shares of ConocoPhillips common stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the merger consideration value over the per share exercise price, multiplied by (B) the number of shares of Marathon Oil common stock subject to such Marathon Oil option award immediately prior to the effective time of the merger, divided by (ii) the ConocoPhillips common stock closing price. Any Marathon Oil option award that has an exercise price per share that is equal to or greater than the merger consideration value will be canceled for no consideration.
Marathon Oil Performance Unit Awards
At the effective time of the merger, each outstanding Marathon Oil performance unit award granted pursuant to the Marathon Oil stock plan will immediately vest and be converted into the right to receive (i) in the case of Marathon Oil performance unit awards that vest based on total shareholder return, (A) that number of shares of ConocoPhillips common stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Marathon Oil common stock subject to such award immediately prior to the effective time of the merger reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by (y) the exchange ratio and (B) an amount in cash equal to any accrued but unpaid dividend equivalents with respect to such award or (ii) in the case of Marathon Oil performance unit awards that vest based on free cash flow, an amount in cash reflecting the attainment of the applicable performance metrics at the maximum level of performance (200% of target) multiplied by the average daily closing price of Marathon Oil common stock during the final 30 calendar days ending on the last trading day immediately preceding the closing date; provided, however, that if any values were banked under such award based on a price per share of Marathon Oil common stock that is greater than such average price, then the higher price shall be used for such portion of the award, plus any accrued but unpaid dividend equivalents with respect to such award.
Payment for Securities; Exchange
Prior to the effective time of the merger, ConocoPhillips has agreed to enter into an agreement with an exchange agent for the holders of Marathon Oil common stock in connection with the merger (which we refer to as the “exchange agent”). At or prior to the effective time, ConocoPhillips has agreed to deposit with the exchange agent, for the benefit of the holders of eligible shares Marathon Oil common stock, the number of shares of ConocoPhillips common stock issuable as merger consideration pursuant to the merger agreement. ConocoPhillips has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay certain dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration and to make payments in lieu of fractional shares. ConocoPhillips or the surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares pursuant to the merger agreement.
Certificates
As soon as practicable after the effective time of the merger, ConocoPhillips has agreed to cause the exchange agent to deliver to each record holder of Marathon Oil common stock certificates, as of immediately prior to the effective time, a notice advising such holders of the effectiveness of the merger and a letter of transmittal and instructions for use in effecting the surrender of Marathon Oil common stock certificates for payment of the merger consideration. Upon surrender to the exchange agent of a Marathon Oil common stock certificate, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such Marathon Oil common stock certificate will be entitled to receive in exchange therefor (i) one or more shares of ConocoPhillips common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of ConocoPhillips common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Marathon Oil common stock then held by such holder) and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.
Non-DTC Book-Entry Shares
As soon as practicable after the effective time of the merger, ConocoPhillips has agreed to cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of Marathon Oil book-entry shares not held through DTC, (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of shares of ConocoPhillips common stock (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of ConocoPhillips common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Marathon Oil common stock then held by such holder) and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration, as subject to applicable provisions of the merger agreement.
DTC Book-Entry Shares
With respect to Marathon Oil book-entry shares held through DTC, ConocoPhillips and Marathon Oil have agreed to cooperate to establish procedures with the exchange agent and DTC to ensure the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of the shares held of record by DTC or its nominees, the merger consideration, cash in lieu of any fractional shares of ConocoPhillips common stock and any dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration (as subject to applicable provisions of the merger agreement), in each case, that DTC has the right to receive.
No Interest
No interest will be paid or accrued on any amount payable for shares of Marathon Oil common stock eligible to receive the merger consideration pursuant to the merger agreement.
Termination of Rights
All merger consideration and any cash in lieu of fractional shares of ConocoPhillips common stock paid upon the surrender of certificates will be deemed to have been paid in full satisfaction of all rights pertaining to such Marathon Oil common stock. At the effective time of the merger, the stock transfer books of the surviving corporation will be closed immediately, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Marathon Oil common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, Marathon Oil common stock certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration, any cash in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration.
No Liability
None of the surviving corporation, ConocoPhillips, Merger Sub or the exchange agent will be liable to any holder of Marathon Oil common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
If any Marathon Oil common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Marathon Oil common stock certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such Marathon Oil common stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Marathon Oil common stock certificate the merger consideration, any cash in lieu of any fractional shares of ConocoPhillips common stock and dividends and other distributions on the shares of ConocoPhillips common stock issuable as merger consideration.
No Fractional Shares of ConocoPhillips Common Stock
No Marathon Oil common stock certificates or scrip or shares representing fractional shares of ConocoPhillips common stock will be issued upon the exchange of eligible shares of Marathon Oil common stock, and such fractional share interests will not entitle the owner of such fractional share interests to vote or to have any rights of a stockholder of ConocoPhillips or a holder of shares of ConocoPhillips common stock. Each holder of shares exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of ConocoPhillips common stock (after taking into account all certificates and book-entry shares held by such holder) will receive, in lieu of such fractional shares of ConocoPhillips common stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of ConocoPhillips common stock multiplied by (ii) the ConocoPhillips common stock closing price.
Withholding Taxes
ConocoPhillips, Merger Sub, the surviving corporation and the exchange agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable law and will pay the amount deducted or withheld to the appropriate taxing authority in accordance with applicable law

(provided that, except as otherwise required by law, the parties have agreed that the merger consideration payable or deliverable pursuant to the merger agreement shall not be subject to withholding under Section 1445 of the Code or the Treasury regulations promulgated thereunder). ConocoPhillips, Merger Sub, the surviving corporation and the exchange agent, as the case may be, will cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are deducted or withheld and paid over to the appropriate taxing authority by ConocoPhillips, Merger Sub, the surviving corporation or the exchange agent, as the case may be, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
No Appraisal Rights
In accordance with the DGCL, no appraisal rights will be available with respect to the transactions contemplated by the merger agreement.
Representations and Warranties
Representations and Warranties
The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Marathon Oil and ConocoPhillips that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Marathon Oil or ConocoPhillips, as applicable, from December 31, 2022 and prior to May 26, 2024 or in the disclosure letters delivered by Marathon Oil and ConocoPhillips to each other in connection with the merger agreement. These representations and warranties relate to, among other things:
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organization, good standing and qualification to conduct business;

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capitalization, including regarding:

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the number of shares of common stock, preferred stock and/or other capital stock of ConocoPhillips (or, as applicable, Marathon Oil) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

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the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring ConocoPhillips or its subsidiaries (or, as applicable, Marathon Oil and its subsidiaries) to sell, any securities of ConocoPhillips and its subsidiaries (or, as applicable, Marathon Oil and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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the absence of obligations of ConocoPhillips or its subsidiaries (or, as applicable, Marathon Oil and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the ConocoPhillips stockholders and its subsidiaries (or, as applicable, Marathon Oil and its subsidiaries) may vote; and

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the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements.

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corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the ConocoPhillips board and Marathon Oil board of the merger agreement and the transactions contemplated by the merger agreement;

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the absence of a default or adverse change in the rights or obligations under any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which ConocoPhillips or any of its subsidiaries (or, as applicable, Marathon Oil or any of Marathon Oil’s subsidiaries) are a party or violation of ConocoPhillips’ (or, as applicable, Marathon

Oil’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;
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governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

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filings with the SEC since December 31, 2021 and the financial statements included therein;

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compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

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the absence of a material adverse effect or any changes, developments or events since December 31, 2023 through May 28, 2024 that would reasonably be expected to cause a material adverse effect;

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the absence of certain undisclosed liabilities;

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the accuracy of information supplied or to be supplied for inclusion or incorporation in this proxy statement/prospectus and the registration statement of which it forms a part;

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certain tax matters; and

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the absence of certain legal proceedings, investigations and governmental orders against ConocoPhillips and its subsidiaries (or, as applicable, against Marathon Oil and its subsidiaries).

The merger agreement also contains additional representations and warranties by Marathon Oil relating to the following, among other things:
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the conduct of business in the ordinary course of business since December 31, 2023;

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compliance with applicable laws (including anti-corruption, anti-money laundering and sanctions/trade laws), the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

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the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than Marathon Oil’s subsidiaries and disclosed joint ventures;

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employee compensation and benefit plans;

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labor matters;

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intellectual property matters;

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certain rights-of-ways;

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real property;

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certain oil and gas matters;

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certain environmental matters;

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certain material contracts;

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hedging arrangements and derivative transactions;

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insurance;

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the receipt of an opinion from Marathon Oil’s financial advisor regarding the fairness of the merger consideration;

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the absence of any undisclosed broker’s or finder’s fees;

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the absence of any undisclosed related party transactions;

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certain regulatory matters relating to Marathon Oil’s natural gas pipeline systems and related facilities; and

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inapplicability of anti-takeover laws.

The merger agreement also contains additional representations and warranties by ConocoPhillips and Merger Sub relating to the following, among other things:
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ownership of shares of Marathon Oil common stock;

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the conduct of the business of Merger Sub; and

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the capitalization of Merger Sub.

Definition of Material Adverse Effect
A “material adverse effect” means, when used with respect to ConocoPhillips or Marathon Oil, as applicable, any fact, circumstance, effect, change, event or development that (i) would prevent, materially delay or materially impair the ability of such party or its subsidiaries to consummate the merger and the other transaction contemplated by the merger agreement or (ii) has, or would have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or results of operations of such party and its subsidiaries, taken as a whole, except, however, that with respect to the foregoing clause (ii) only, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:
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general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

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political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disaster or weather conditions;

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any epidemic, pandemic or disease outbreak or public health condition, or any other force majeure event, or any escalation or worsening thereof;

•
the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to any representation or warranty that is intended to address the consequences of the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

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the identity of the parties or their affiliates, or any action expressly required or expressly permitted by the merger agreement or taken at the express written request of or with the express prior written consent of the other party (subject to certain exceptions specified in the merger agreement);

•
changes after the date of the merger agreement in law or other legal or regulatory conditions applicable to such party or its assets or operations after the date of the merger agreement, or the interpretation thereof, or changes after the date of the merger agreement in applicable GAAP or other accounting standards (or the interpretation thereof);

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any changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such changes or failures (unless excepted under the other clauses of this paragraph) may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);
•
any downgrade in rating by Moody’s Investor Service, S&P Global Ratings or Fitch Ratings of any indebtedness or debt securities of a party or any of its subsidiaries (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such downgrade may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

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any proceedings commenced after the date of the merger agreement by a stockholder of a party (on its own behalf or on behalf of such party) arising out of or related to the merger agreement, the merger or the transactions contemplated by the merger agreement; or

•
any proceeding commenced after the date of the merger agreement under antitrust law relating to the merger or other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first six bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the industries in which such party and its subsidiaries operate, in which case only the incremental disproportionate impact will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur.
A “Marathon Oil material adverse effect” means a material adverse effect with respect to Marathon Oil, and a “ConocoPhillips material adverse effect” means a material adverse effect with respect to ConocoPhillips.
Interim Operations of Marathon Oil and ConocoPhillips Pending the Merger
Interim Operations of Marathon Oil
Marathon Oil has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to ConocoPhillips in connection with the merger agreement, any actions required by applicable law, the rules and regulations of the NYSE, the terms of Marathon Oil’s benefits plans or otherwise consented to by ConocoPhillips in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to:
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use reasonable best efforts to conduct its business in the ordinary course; and

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use commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, comply in all material respects with applicable laws and material contracts, maintain in effect all existing material permits, keep available the services of its current officers and employees and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with Marathon Oil.

Notwithstanding the foregoing, Marathon Oil and its subsidiaries may take commercially reasonable actions outside of the ordinary course in response to emergency conditions that present, or are reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of Marathon Oil and its subsidiaries or the environment; provided that, Marathon Oil must promptly as reasonably practicable inform ConocoPhillips of any such condition and any such actions taken in response thereto.
In addition, Marathon Oil has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to ConocoPhillips in connection with the merger agreement, as may be required by applicable law, the rules and regulations of the NYSE or otherwise consented to by ConocoPhillips in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Marathon Oil will not, and will not permit its subsidiaries to:
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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Marathon Oil or its subsidiaries, except for regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Marathon Oil in the ordinary course (excluding any special dividends) in an amount not to exceed $0.11 per share of Marathon Oil common stock and consistent with past practice, and dividends and distributions by a direct or indirect wholly owned subsidiary of Marathon Oil to Marathon Oil or another direct or indirect wholly owned subsidiary of Marathon Oil;

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split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Marathon Oil or any of its subsidiaries;

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Marathon Oil or any subsidiary of Marathon Oil, except as required by the terms of any capital stock or equity interest of a subsidiary outstanding on May 28 2024, as required by the terms of any Marathon Oil equity awards outstanding on May 28, 2024 or issued in accordance with the merger agreement, or to satisfy any applicable tax withholding in respect of the vesting, exercise or settlement of any Marathon Oil equity awards outstanding as of May 28, 2024, in accordance with the terms of the Marathon Oil stock plan and applicable award agreements;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Marathon Oil or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the delivery of Marathon Oil common stock upon the vesting, exercise or lapse of any restrictions on any Marathon Oil equity awards outstanding on May 28, 2024 in accordance with the terms of the Marathon Oil stock plan and applicable award agreements, (ii) the sale of shares of Marathon Oil common stock issued pursuant to the exercise or vesting of a Marathon Oil equity award outstanding on May 28, 2024, in each case, if necessary to effectuate the exercise or the withholding of taxes, (iii) issuances by a wholly owned subsidiary of Marathon Oil of such subsidiary’s capital stock or other equity interests to Marathon Oil or any other wholly owned subsidiary of Marathon Oil and (iv) shares of capital stock issued as a dividend made in accordance with the merger agreement;

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amend or propose to amend the organizational documents of Marathon Oil or any of its subsidiaries;

•
merge, consolidate, combine or amalgamate with any person or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than any such action between or among Marathon Oil and any of its wholly owned subsidiaries or between or among wholly owned subsidiaries of Marathon Oil, acquisitions of inventory in the ordinary course, acquisitions of other assets in the ordinary course pursuant to certain contracts set forth in Marathon Oil’s disclosure letter as in effect on May 28, 2024 or acquisitions for which the consideration is less than $75 million individually or in the aggregate;

•
sell, lease, transfer, farm-out, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farm-out, license, encumber (other than encumbrances permitted by the merger agreement), discontinue or otherwise dispose of, any portion of its assets or properties (including intellectual property), other than (i) sales, leases or dispositions for which the consideration is less than $50 million for any individual transaction or $75 million in the aggregate; (ii) the sale of hydrocarbons in the ordinary course; (iii) asset swaps that have a fair market value of less than $50 million individually or $75 million in the aggregate; (iv) pursuant to a contract of Marathon Oil or its subsidiaries in effect as of the date of the merger agreement and as set forth in Marathon Oil’s disclosure letter; (v) among Marathon Oil and the wholly owned subsidiaries of Marathon Oil; (vi) sales or obsolete or worthless equipment; (vii) the expiration of any oil and gas lease in accordance with such lease’s terms and in the ordinary course; or (viii) non-exclusive licenses of intellectual property in the ordinary course; provided that Marathon Oil may not sell any assets if, as a result of such sale, Marathon Oil would fail the “substantially-all test” of Section 368(a) of the Code;
•
authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Marathon Oil or any of its subsidiaries, other than consolidation, liquidation or dissolution of dormant wholly owned subsidiaries of Marathon Oil;

•
change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable law;

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(i) make (other than in the ordinary course), change or revoke any material election relating to taxes, (ii) change an annual tax accounting period with respect to material taxes, (iii) adopt (other than in the ordinary course) or change any material tax accounting method, (iv) file any material amended tax return that is reasonably likely to result in a material increase to a tax liability (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law)), (v) enter into any closing agreement with respect to material taxes, (vi) settle or compromise any tax claim, audit, assessment or dispute or surrender any right to claim a refund, except where the amount of any such settlements or compromises or forgone refunds does not exceed $20,000,000 in the aggregate and, for the absence of doubt, Marathon Oil and its subsidiaries must act reasonably in reaching such settlements or compromises or in forgoing such refunds or (vii) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax (other than in the ordinary course);

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grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except as required by applicable law, as required by the terms of an employee benefit plan sponsored, maintained or contributed to by Marathon Oil or its subsidiaries (which we refer to as a “Marathon Oil plan”) as in effect as of May 28, 2024, or in the ordinary course consistent with past practice in connection with promotions in respect of employees whose annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) is less than $300,000;

•
take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits;

•
grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits, or approve treatment of outstanding equity awards in connection with the transactions contemplated by the merger agreement that is inconsistent with the treatment contemplated by the merger agreement;

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pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Marathon Oil plan as in effect as of May 28, 2024;

•
enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, other than entering into offer letters with employees permitted to be hired pursuant to the merger agreement on Marathon Oil’s standard form in the ordinary course of business consistent with past practice that can be terminated within thirty days without penalty or payment of severance in excess of any severance required by applicable law;

•
establish any Marathon Oil plan which was not in existence prior to May 28, 2024, or amend or terminate any such Marathon Oil plan in existence on May 28, 2024, other than (i) amendments that do not have the effect of enhancing any compensation or benefits thereunder or otherwise resulting in increased costs to Marathon Oil or its subsidiaries in an aggregate annual amount as a result of all such amendments in excess of $500,000, or imposing restrictions on Marathon Oil or its subsidiaries or (ii) immaterial changes or amendments made as a result of annual enrollment or annual renewal of welfare plans or restatements of such plans;
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hire or promote any employee or engage any other service provider (who is a natural person) who has (or would have) a title of Vice President or above or who has (or would have) an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $300,000;

•
terminate the employment of any employee or other service provider who has an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $300,000 or with a title of Vice President or above, in each case, other than for cause;

•
enter into, amend or terminate any collective bargaining agreement or other similar labor agreement, except as required by applicable law;

•
retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Marathon Oil’s indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than breakage, funding indemnity or similar costs and retirements, repayments discharges and satisfactions in the ordinary course of indebtedness incurred by Marathon Oil or its subsidiaries and owed to Marathon Oil or its subsidiaries);

•
incur, create or assume any indebtedness or guarantee any such indebtedness of another person or create any encumbrances on any property or assets of Marathon Oil or any of its subsidiaries in connection with any indebtedness thereof, other than encumbrances permitted by the merger agreement, in each case except for: (i) the incurrence of indebtedness under existing credit facilities in the ordinary course in an amount not to exceed in the aggregate at any time outstanding $1.5 billion (which amount includes amounts borrowed to refinance Marathon Oil’s existing municipal bonds due 2024), (ii) the incurrence of indebtedness in the ordinary course by Marathon Oil that is owed to any wholly owned subsidiary of Marathon Oil or by any subsidiary of Marathon Oil that is owed to Marathon Oil or a wholly owned subsidiary of Marathon Oil or (iii) the creation of any encumbrances securing any indebtedness permitted by the foregoing exceptions;

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permit Marathon Oil’s existing municipal bonds due 2024 to remain outstanding after July 1, 2024;

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enter into any contract that would be a material contract of Marathon Oil, if it were in effect on May 28, 2024, or materially modify, materially amend, terminate or assign, or waive or assign any rights under, any such material contract (except, with respect to certain development agreements that are material contracts, the below bullet will apply instead);

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enter into, materially modify, materially amend, terminate, extend, or make or permit any material election under certain development agreements;

•
enter into any derivative transaction;

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cancel, modify or waive any debts or claims held by Marathon Oil or any of its subsidiaries or waive any rights held by Marathon Oil or any of its subsidiaries having, in each case, a value in excess of $5 million in the aggregate;

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waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than the settlement of such proceedings that (i) involve only the payment of monetary damages by Marathon Oil or any of its subsidiaries not exceeding $15 million individually or in the aggregate (excluding any amounts paid on behalf of Marathon Oil or any of its subsidiaries by any applicable insurance policy maintained by Marathon Oil or any of its subsidiaries), (ii) do not impose any restrictions or limitation upon the assets, operations, business or conduct of Marathon Oil or any of its subsidiaries or any equitable or injunctive remedies on Marathon Oil or any of its subsidiaries and (iii) do not involve the admission of any criminal wrongdoing by Marathon Oil or any of its subsidiaries;

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make or commit to make any capital expenditures other than those set forth in Marathon Oil’s disclosure letter and capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that Marathon Oil will notify ConocoPhillips of any such expenditure as soon as reasonably practicable);

•
take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
take any action or omit to take any action that is reasonably likely to cause any of the conditions to the merger set forth in the merger agreement to not be satisfied, as further described in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 106;

•
make any loans, advances or capital contributions to, or investments in, any other person, other than for acquisitions permitted by the merger agreement;

•
fail to use commercially reasonable efforts to maintain in full force and effect any material insurance policies (or substantially similar replacements thereto), except that in the event of a termination, cancellation or lapse of any material insurance policy, Marathon Oil must use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of Marathon Oil and its subsidiaries as in effect as of May 28, 2024; or

•
agree to take any action described above.

Interim Operations of ConocoPhillips
ConocoPhillips has agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter ConocoPhillips delivered to Marathon Oil in connection with the merger agreement, any actions required by applicable law, the rules and regulations of the NYSE, or otherwise consented to by Marathon Oil in writing (which consent will not be unreasonably withheld, delayed or conditioned) until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to:
•
use reasonable best efforts to conduct its business in the ordinary course; and

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use commercially reasonable efforts to preserve substantially intact its present material business organization, goodwill and assets and preserve its existing relationships with governmental entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with ConocoPhillips.

Notwithstanding the foregoing, ConocoPhillips and its subsidiaries may take commercially reasonable actions outside of the ordinary course in response to emergency conditions that present, or are reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of ConocoPhillips, its subsidiaries or the environment; provided that, ConocoPhillips must promptly as reasonably practicable inform Marathon Oil of any such condition and any such actions taken in response thereto.
In addition, ConocoPhillips has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter ConocoPhillips delivered to Marathon Oil in connection with the merger agreement, required by applicable law, the rules and regulations of the NYSE, or otherwise consented to by Marathon Oil in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, ConocoPhillips will not:
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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, ConocoPhillips (excluding stock buybacks), except for quarterly cash dividends (which may include the ordinary dividend and/or variable returns of cash)

and corresponding dividend equivalents in respect of equity awards payable by ConocoPhillips, together with increases that are materially consistent with past practice;
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amend or propose to amend ConocoPhillips’ organizational documents (other than in immaterial respects) in a manner that would prevent, materially delay or materially impair the ability of the parties to consummate the transactions contemplated by the merger agreement or otherwise materially and adversely affect the consummation of the transactions contemplated by the merger agreement, or be materially adverse to Marathon Oil’s stockholders (as compared to other stockholders of ConocoPhillips);

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adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of ConocoPhillips; or

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agree to take any action described above.

No Solicitation; Changes of Recommendation
No Solicitation
From and after May 28, 2024, Marathon Oil, its subsidiaries and their respective officers and directors must, and must use their reasonable best efforts to cause the other representatives of Marathon Oil and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations ongoing with any third party with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a “competing proposal” (as defined below). Marathon Oil has agreed that by May 29, 2024, Marathon Oil will have delivered written notice to each third party that has received non-public information regarding Marathon Oil within the twelve months prior to May 28, 2024 pursuant to a confidentiality agreement with Marathon Oil for purposes of evaluating any transaction that could be a competing proposal and for whom no similar notice has been delivered prior to May 28, 2024 requesting the prompt return or destruction of all confidential information concerning Marathon Oil and its subsidiaries, and must terminate any data access related to any potential competing proposal previously granted to such third parties.
From and after May 28, 2024, Marathon Oil, its subsidiaries and their respective officers and directors may not, and must use their reasonable best efforts to cause the other representatives of Marathon Oil and its subsidiaries not to, directly or indirectly:
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initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a competing proposal;

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engage in, continue or otherwise participate in any discussions with any person with respect to, or negotiations with any person with respect to, relating to, or in furtherance of a competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

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furnish any information regarding Marathon Oil or its subsidiaries, or access to the properties, assets or employees of Marathon Oil or its subsidiaries, to any person in connection with or in response to any competing proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a competing proposal;

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enter into any letter of intent or agreement in principle, or other agreement providing for a competing proposal (other than certain confidentiality agreements entered into as permitted by the merger agreement); or

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submit any proposal for a competing transaction to the vote of Marathon Oil stockholders.

Notwithstanding the above restrictions, Marathon Oil or any of its representatives may, in response to an inquiry or proposal from a third party, inform a third party or its representative of the “no solicitation” obligations described above (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under the merger agreement).
From and after May 28, 2024, Marathon Oil has agreed to promptly (and in any event within 24 hours) notify ConocoPhillips of the receipt by Marathon Oil (directly or indirectly) of any competing proposal or any expression of interest, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, a competing proposal made on or after May 28, 2024, any request for information or data relating to Marathon Oil or any of its subsidiaries made by any person in connection with a competing proposal or any request for discussions or negotiations with Marathon Oil or a representative of Marathon Oil relating to, or that could reasonably be expected to lead to, a competing proposal (including the identity of such person), and Marathon Oil will provide to ConocoPhillips promptly (and in any event within 24 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer made in writing provided to Marathon Oil or any of its subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer that is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Marathon Oil has agreed to (i) keep ConocoPhillips reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, inquiries, proposals or offers (including any amendments thereto) or material requests and will promptly (and in any event within 24 hours) apprise ConocoPhillips of the status of any such discussions or negotiations and (ii) provide to ConocoPhillips as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to Marathon Oil or its representatives from any person. Marathon Oil has agreed to notify ConocoPhillips if Marathon Oil determines to begin providing information or to engage in discussions or negotiations concerning a competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.
No Solicitation Exceptions
Prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, Marathon Oil and its representatives may engage in the activities described in the second and third bullets in the second paragraph of the section directly above with any person if (i) Marathon Oil receives a bona fide written competing proposal from such person that was not solicited at any time after May 28, 2024; and (ii) such competing proposal did not arise from a material breach of the obligations described in “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation”; provided, however, that:
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no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation” beginning on page 91 may be furnished until Marathon Oil receives an executed confidentiality agreement, subject to certain conditions, including that limitations in such confidentiality agreement on the use and disclosure of non-public information furnished to such person are no less favorable in all material respects to Marathon Oil than the terms of the Confidentiality Agreement, dated May 10, 2024, between ConocoPhillips and Marathon Oil, as determined by the Marathon Oil board in good faith after consultation with its legal counsel;

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any non-public information furnished to such person will have previously been made available to ConocoPhillips or is made available to ConocoPhillips prior to or concurrently with the time such information is made available to such person (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after);

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prior to taking any such actions, the Marathon Oil board or any committee of the Marathon Oil board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal; and

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prior to taking any such actions, the Marathon Oil board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law.

Restrictions on Changes of Recommendation
Subject to certain exceptions described below, the Marathon Oil board, including any committee of the Marathon Oil board, may not:
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withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to ConocoPhillips or Merger Sub, its recommendation that Marathon Oil stockholders approve the merger proposal;

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fail to include its recommendation that Marathon Oil stockholders approve the merger proposal in this proxy statement/prospectus;

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approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any competing proposal;

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publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal;

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in the case of a competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Marathon Oil common stock (other than by ConocoPhillips or an affiliate of ConocoPhillips), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) three business days prior to the date of the special meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third business day prior to the date of the special meeting) or (ii) 10 business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

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if a competing proposal will have been publicly announced or disclosed (other than pursuant to the bullet directly above), fail to publicly reaffirm its recommendation that Marathon Oil stockholders approve the merger proposal on or prior to the earlier of (i) five business days after ConocoPhillips so requests in writing or (ii) three business days prior to the date of the special meeting (or promptly after announcement or disclosure of such competing proposal if announced or disclosed on or after the third business day prior to the date of the special meeting); or

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cause or permit Marathon Oil or any of its subsidiaries to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than certain confidentiality agreements) relating to a competing proposal.

We refer to the taking of any of the actions described in the seven bullets directly above as a “recommendation change.”
Permitted Changes of Recommendation and Termination of Merger Agreement in Connection with a Superior Proposal
Prior to, but not after, the merger proposal has been approved by Marathon Oil stockholders, in response to a bona fide written competing proposal from a third party that was not solicited at any time following May 28, 2024 and did not arise from a material breach of the obligations described above and in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation — No Solicitation” beginning on page 91 if the Marathon Oil board so chooses, the Marathon Oil board may effect a recommendation change (other than of the type described in bullet six in the section immediately above) or terminate the merger agreement to enter into a definitive agreement with respect to such proposal, provided, however, that such a change of recommendation or termination of the merger agreement, as applicable, may not be made unless and until:
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the Marathon Oil board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is a superior proposal;

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the Marathon Oil board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such superior proposal or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law;

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Marathon Oil provides ConocoPhillips written notice of such proposed action and the basis of such proposed action five business days in advance, which notice will set forth in writing that the

Marathon Oil board intends to consider whether to take such action and include a copy of the available proposed competing proposal and any applicable transaction and financing documents;
•
after giving such notice and prior to effecting such recommendation change or terminating the merger agreement pursuant to entering into a definitive agreement with respect to such proposal, Marathon Oil negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with ConocoPhillips (to the extent ConocoPhillips wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Marathon Oil board not to effect a recommendation change or terminate the merger agreement; and

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at the end of the five-business-day period, prior to taking action to effect a recommendation change or terminating the merger agreement to enter into a definitive agreement with respect to such proposal, the Marathon Oil board takes into account any adjustments or revisions to the terms of the merger agreement proposed by ConocoPhillips in writing and any other information offered by ConocoPhillips in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the competing proposal remains a superior proposal and that the failure to effect a recommendation change in response to such superior proposal, or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, as applicable, would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law.

In the event of any material amendment or material modification to any superior proposal, Marathon Oil will be required to deliver a new written notice to ConocoPhillips and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to three business days. Any amendment or modification to the economic terms of any such superior proposal will be deemed material for the purposes of the foregoing sentence.
Permitted Changes of Recommendation in Connection with Intervening Events
Prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, in response to an intervening event that occurs or arises after May 28, 2024 and that did not arise from or in connection with a breach of the merger agreement by Marathon Oil, Marathon Oil may, if the Marathon Oil board so chooses, effect a recommendation change (but may not terminate the merger agreement) if:
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the Marathon Oil board determines in good faith after consultation with its financial advisors and outside legal counsel that an intervening event has occurred;

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the Marathon Oil board determines in good faith, after consultation with its outside legal counsel, that failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law;

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Marathon Oil provides ConocoPhillips written notice of such proposed action and the basis of such proposed action five business days in advance, which notice will set forth in writing that the Marathon Oil board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the intervening event;

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after giving such notice and prior to effecting such recommendation change, Marathon Oil negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with ConocoPhillips (to the extent ConocoPhillips wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Marathon Oil board not to effect a recommendation change in response thereto; and

•
at the end of the five-business-day period, prior to taking action to effect a recommendation change, the Marathon Oil board takes into account any adjustments or revisions to the terms of the agreement proposed by ConocoPhillips in writing and any other information offered by ConocoPhillips in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a recommendation change in response to such intervening event would be inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law.

In the event of any material changes regarding any intervening event, Marathon Oil will be required to deliver a new written notice to ConocoPhillips and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to three business days.
An “intervening event” is a material development or change in circumstance that occurs or arises after May 28, 2024 that was not known to or reasonably foreseeable by the Marathon Oil board as of May 28, 2024 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Marathon Oil board as of May 28, 2024); except that in no event will (i) the receipt, existence or terms of an actual or possible competing proposal or superior proposal, (ii) any effect relating to ConocoPhillips or any of its subsidiaries that does not amount to a material adverse effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Marathon Oil common stock or ConocoPhillips common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition), (iv) the fact that Marathon Oil or any of its subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an intervening event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable law), constitute an intervening event.
Standstill Arrangements
From May 28, 2024, and continuing until the earlier of the effective time of the merger and the termination of the merger agreement, Marathon Oil has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the merger proposal has been approved by Marathon Oil stockholders, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Marathon Oil board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law, Marathon Oil may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a competing proposal, on a confidential basis, to the Marathon Oil board and communicate such waiver to the applicable third party. Marathon Oil must advise ConocoPhillips at least two business days prior to taking such action. Marathon Oil has represented and warranted to ConocoPhillips that it has not taken any action that (i) would be prohibited by this paragraph or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Marathon Oil board to the stockholders of Marathon Oil under applicable law, would have been prohibited by this paragraph during the 30 days prior to May 28, 2024.
Certain Permitted Disclosure
The Marathon Oil board may, after consultation with its outside legal counsel, make such disclosures as the Marathon Oil board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in this proxy statement/prospectus by applicable U.S. federal securities laws. If such disclosure has the effect of withdrawing or adversely modifying its recommendation that Marathon Oil stockholders approve the merger proposal, such disclosure will be deemed to be a recommendation change, as applicable, and ConocoPhillips will have the right to terminate the merger agreement.
Definition of Competing Proposal
A “competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with ConocoPhillips or any of its subsidiaries) involving, directly or indirectly:

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any acquisition (by asset purchase, stock purchase, merger or otherwise) by any third party or group of any business or assets of Marathon Oil or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the value of Marathon Oil’s and its subsidiaries’ assets (by fair market value), net revenue or EBITDA for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect;

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any acquisition of beneficial ownership by any third party or group of 20% or more of the outstanding shares of Marathon Oil common stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if completed would result in any person or group beneficially owning 20% or more of the outstanding shares of Marathon Oil common stock or any other securities entitled to vote on the election of directors; or

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any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Marathon Oil or any of its subsidiaries.

Definition of Superior Proposal
A “superior proposal” means a bona fide written competing proposal (with references in the definition thereof to “20% or more” being deemed to be replaced with references to “all or substantially all”) that is not solicited after May 28, 2024 that, in the good faith determination of the Marathon Oil board, after consultation with its outside legal and financial advisors:
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is more favorable to Marathon Oil’s stockholders from a financial point of view than the merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by ConocoPhillips in response to such proposal or otherwise);

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is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects considered relevant by the Marathon Oil board; and

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if applicable, for which financing is fully committed or reasonably determined to be available by the Marathon Oil board.

Preparation of Proxy Statement/Prospectus and Registration Statement
Marathon Oil and ConocoPhillips have agreed to jointly prepare this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, and to use commercially reasonable efforts to cause it to be filed with the SEC within 30 days following the date of the merger agreement. Prior to filing this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Marathon Oil and ConocoPhillips has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response and (ii) give reasonable consideration to any comments made by the other party and its representatives (except with respect to documents filed by a party related to the transactions contemplated by the merger agreement which are incorporated by reference in this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, the right to comment does not apply to information relating to the filing party’s business, financial condition or results of operations).
The parties have further agreed to (i) furnish all information concerning themselves and their affiliates that is required in connection with this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, and any amendments or supplements thereto, (ii) use their commercially reasonable efforts to (A) cause this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part, to (B) comply as to form in all material respects with the requirements of the Securities Act and Exchange Act, respectively, and the rules and regulations promulgated thereunder and (C) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (iii) have the registration statement, of which this proxy statement/prospectus forms a part, declared effective under the Securities Act as promptly as practicable after its filing and keep the registration statement effective for so long as necessary to consummate the merger.
ConocoPhillips and Marathon Oil have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other party, promptly after it receives notice thereof, of the time when the registration statement, of which this proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the ConocoPhillips common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of Marathon Oil and ConocoPhillips will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
If at any time prior to the effective time of the merger, any information relating to ConocoPhillips or Marathon Oil, or any of their respective affiliates, officers or directors, should be discovered by ConocoPhillips or Marathon Oil that should be set forth in an amendment or supplement to this proxy statement/prospectus or the registration statement, of which this proxy statement/prospectus forms a part, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Marathon Oil stockholders.
Special Meeting
Marathon Oil has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Marathon Oil to duly give notice of, convene and hold (in person or virtually, in accordance with applicable law) a meeting of its stockholders for the purpose of obtaining the approval of the merger proposal by Marathon Oil stockholders, to be held as promptly as reasonably practicable after the clearance of this proxy statement/prospectus by the SEC and the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC (and in any event use reasonable best efforts to convene such meeting within 40 days thereof). Except as expressly permitted by the merger agreement, the Marathon Oil board must recommend that Marathon Oil stockholders vote in favor of the merger proposal, solicit from Marathon Oil stockholders proxies in favor of the merger proposal and include such recommendation in this proxy statement/prospectus.
Marathon Oil may not, without the prior written consent of ConocoPhillips (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the special meeting; provided that Marathon Oil may, notwithstanding the foregoing, without the prior written consent of ConocoPhillips, and must if requested by ConocoPhillips, adjourn or postpone the special meeting (i) if, after consultation with ConocoPhillips, Marathon Oil believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies in favor of the merger proposal or (B) distribute any supplement or amendment to this proxy statement/prospectus, the distribution of which the Marathon Oil board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum, and Marathon Oil must use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (i) Marathon Oil may not, without the prior written consent of ConocoPhillips (such consent not to be unreasonably withheld, conditioned or delayed) postpone or adjourn the special meeting (A) more than a total of three times pursuant to the foregoing or (B) for a period exceeding 10 business days in the aggregate pursuant to the foregoing; and (ii) if the special meeting is postponed or adjourned, Marathon Oil must reconvene the special meeting at the earliest practicable date on which it reasonably expects to have sufficient affirmative votes for approval of the merger proposal; and provided, further that the special meeting may not be adjourned or postponed to a date on or after three business prior to the end date.
If requested by ConocoPhillips, Marathon Oil will promptly provide all voting tabulation reports relating to the special meeting and will otherwise keep ConocoPhillips reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Marathon Oil’s stockholders with respect thereto. Unless there has been a recommendation change, the parties have agreed to cooperate and use their reasonable best efforts to defend against any efforts by any of Marathon Oil’s stockholders or any other person to prevent the approval of the merger proposal by Marathon Oil stockholders.
Marathon Oil has agreed to, as soon as reasonably practicable following the date of the merger agreement, establish a record date prior to the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part. Once Marathon Oil has established a record date for the special meeting, Marathon Oil may not change such record date or establish a different record date for the special meeting without the prior written consent of ConocoPhillips (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents.
Marathon Oil has further agreed that, without the prior written consent of ConocoPhillips or as required by applicable law, (i) the merger proposal will be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Marathon Oil in connection with the merger and matters of procedure) that Marathon Oil may propose to be acted on by the Marathon Oil stockholders at the special meeting and (ii) Marathon Oil may not call, hold or convene any meeting of the Marathon Oil stockholders other than the special meeting and the regular annual meetings of the Marathon Oil stockholders for 2025 and 2026 (provided that, (A) the proposals at such annual meetings are the same as those customarily presented by Marathon Oil as its annual meetings and (B) no proposals may be presented at such annual meetings that would violate the terms of the merger agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the merger or the other transactions contemplated by the merger agreement).
Marathon Oil has agreed that its obligation to hold the special meeting will not be affected by (i) prior to the valid termination of the merger agreement in accordance with its terms, the making of a recommendation change or (ii) the commencement, announcement, disclosure or communication of any competing proposal or other proposal (including a superior proposal) or the occurrence or disclosure of any intervening event.
Access to Information
Subject to applicable law and certain other exceptions set forth in the merger agreement, Marathon Oil has agreed to (and to cause its subsidiaries to), upon request by ConocoPhillips, furnish ConocoPhillips with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of ConocoPhillips or its subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.
Marathon Oil has agreed to, and to cause each of its subsidiaries to, afford to ConocoPhillips and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of Marathon Oil and its subsidiaries and to their books, records, contracts and documents, and to cause each of its subsidiaries to, furnish reasonably promptly to ConocoPhillips and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of ConocoPhillips. ConocoPhillips and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Marathon Oil or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Marathon Oil or its subsidiaries of their normal duties.
HSR and Other Regulatory Approvals
Except for the filings and notifications made pursuant to antitrust laws (as defined below), promptly after May 28, 2024, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. However, in no event will either Marathon Oil or ConocoPhillips or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement, other than filing, recordation or similar fees; provided that, Marathon Oil must take such actions if requested by ConocoPhillips so long as such actions are conditioned on the occurrence of the closing and ConocoPhillips has agreed to reimburse Marathon Oil for its reasonable out-of-pocket costs in connection with such actions in the event that the closing does not occur. ConocoPhillips and Marathon Oil will have the right to review in advance and each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to ConocoPhillips or Marathon Oil, as applicable, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement (including this proxy statement/prospectus and the registration statement, of which this proxy statement/prospectus forms a part). Marathon Oil and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of ConocoPhillips (which consent, subject to certain commitments relating to antitrust laws, may be withheld in ConocoPhillips’ sole discretion).
As promptly as reasonably practicable after May 28, 2024, but in no event later than 10 business days after May 28, 2024, each of the parties will make any filings required under the HSR Act. In addition, as promptly as reasonably practicable after May 28, 2024, but in no event later than 20 business days after May 28, 2024, ConocoPhillips will, at its own cost and with the cooperation and support of Marathon Oil and its subsidiaries, make any required merger notifications in connection with specified non-U.S. antitrust approvals. Each of ConocoPhillips and Marathon Oil will cooperate fully with each other and will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, ConocoPhillips and Marathon Oil will each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act, ensure the prompt receipt of the specified non-U.S. antitrust approvals or the expiration or lapse of any legislated review periods (including any extensions thereof) in the jurisdictions where specified non-U.S. antitrust approvals are sought (as applicable) and bring about the closing as promptly as practicable. ConocoPhillips and Marathon Oil will each use its reasonable best efforts to respond to and comply with any request for information or documentary materials from any governmental entity charged with enforcing, applying, administering or investigating the HSR Act or any other law designed to prohibit, restrict or regulate actions with the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment for the purpose of national security, public order or defense matters (which we refer to collectively as “antitrust laws”). Subject to certain exceptions, ConocoPhillips and Marathon Oil have agreed to (i) promptly notify each other of communications or proposed communications with governmental antitrust authorities, (ii) keep each other apprised of the status of any communications or developments with, and any inquiries or requests for additional information from, any governmental entity and (iii) not independently participate in discussions with any governmental entity without providing prior notice and an opportunity to participate to the other party (unless prohibited by such governmental entity).
ConocoPhillips has agreed to take any and all action necessary, including, but not limited to, (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Marathon Oil or ConocoPhillips or their respective subsidiaries; (ii) terminating, transferring or creating any existing relationships, contractual rights or obligations of Marathon Oil or ConocoPhillips or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of Marathon Oil or ConocoPhillips or their respective subsidiaries, or accepting any restriction on ConocoPhillips’ freedom of action following the closing; or (v) effectuating any other change or restructuring of Marathon Oil or ConocoPhillips or their respective subsidiaries (and, in each case, ConocoPhillips must enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing) (we refer to each of the foregoing as a “divestiture action”) to avoid the entry of or effect the dissolution of any law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure the expiration or termination of the waiting period under the HSR Act, and to receive the specified non-U.S. antitrust approvals, as promptly as reasonable practicable. However, none of ConocoPhillips or any of its subsidiaries is required to (i) take or agree to take (and, without the express prior written consent of ConocoPhillips, Marathon Oil and its subsidiaries will not take or agree to take) any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of ConocoPhillips and its subsidiaries from and after the effective time of the merger (but, for purposes of determining whether any effect is material, calculated as if ConocoPhillips and its subsidiaries from and after the effective time of the merger were collectively the same size as Marathon Oil and its subsidiaries prior to the date of the merger agreement), taken as a whole or (ii) agree to or otherwise accept a requirement for ConocoPhillips or any of its subsidiaries to provide prior notice to, or obtain prior approval from, any governmental entity except for any prior approval or prior notice requirement that is immaterial to ConocoPhillips (which we refer to as a “regulatory material adverse effect”).
Nothing in the merger agreement will require ConocoPhillips to take or agree to take any divestiture action or other action (other than non-material actions) with respect to ConocoPhillips and its subsidiaries (other than with respect to Marathon Oil and its subsidiaries (from and after the effective time of the merger)). Marathon Oil is required to agree to take any divestiture action requested by ConocoPhillips if such actions are only effective after the effective time of the merger and conditioned upon the closing of the merger. In the event that any divestiture action is proposed by or acceptable to a governmental entity, ConocoPhillips will have the right to determine the manner in which to implement the requirement of such governmental entity (but in no event will ConocoPhillips or Marathon Oil (or any of their respective subsidiaries or other affiliates) be required to take or effect any divestiture action that is not conditioned upon the closing of the merger).
In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, ConocoPhillips and Marathon Oil have agreed to cooperate with each other to avoid, contest or resist (as applicable) any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned as promptly as practicable any law that is in effect that prohibits consummation of the merger so as to permit closing of the merger as promptly as practicable and in any event no later than the end date. ConocoPhillips and Marathon Oil will jointly determine the strategy to be pursued in seeking to remove impediments to closing and jointly direct any related proceedings; provided, however, in the event of disagreement between the parties, ConocoPhillips (after considering in good faith the views of Marathon Oil) will be entitled to make the final determination of the approach. Marathon Oil, ConocoPhillips and Merger Sub have each agreed not to engage in, or cause their respective subsidiaries to engage in, any acquisitions that could reasonably be expected to material impede, prevent or materially delay the expiration or termination of the required waiting period under the HSR Act or the receipt of other specified non-U.S. antitrust approvals.
Employee Matters
Marathon Oil and ConocoPhillips have agreed that the following will apply to the compensation and benefits to be provided, after the effective time of the merger, in respect of each individual who is employed as of the effective time of the merger by Marathon Oil or its subsidiaries (which we refer to as “continuing employees”):
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consistent with the current practices of Marathon Oil and ConocoPhillips, Marathon Oil and ConocoPhillips will seek to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of Marathon Oil and ConocoPhillips will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded;

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without limiting the generality of the foregoing bullet, except as otherwise expressly set forth in the merger agreement, and subject to applicable law and any obligations under any collective bargaining agreement, until the first anniversary of the closing date, ConocoPhillips will cause each continuing employee who remains employed by ConocoPhillips or its subsidiaries (including Marathon Oil and its subsidiaries) to be provided with (i) base compensation (salary or wages, as applicable) and post-termination severance pay, in each case, not less than the level in effect for such continuing employee as of immediately prior to the effective time of the merger, (ii) target annual cash incentive compensation opportunities and target long-term incentive (equity-based) compensation opportunities each not less than that in effect for such continuing employee as of immediately prior to the effective time of the merger and (iii) employee benefits (including defined benefit retirement plan participation under the cash balance portion of Marathon Oil’s retirement plan and defined contribution retirement plan participation but excluding any other defined benefit pension and any change in control and other severance benefits) that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the effective time of the merger; provided that, ConocoPhillips must maintain the following benefits without reduction or any other material changes except as required for compliance with tax qualification or other requirements under applicable law:
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for the period beginning at the closing date and ending on the first anniversary of the closing date, defined benefit pension benefits under the cash balance portion of Marathon Oil’s retirement plan; and

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for the period beginning at the closing date and ending on December 31, 2025, retiree health and life insurance benefits for those individuals who are participants in Marathon Oil’s or its subsidiaries’ retiree health and life insurance benefits as of immediately prior to the effective time of the merger and individuals who become eligible to participate in such retiree health and life insurance benefits during the period beginning at the closing date and ending on December 31, 2025.

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for each continuing employee covered by a change in control severance plan of Marathon Oil or its subsidiaries immediately prior to the effective time of the merger, such coverage will continue in accordance with the terms of such plan immediately prior to the effective time of the merger until the first to occur of (i) the employee’s separation from service, (ii) the employee’s voluntary waiver of such benefit and (iii) the second anniversary of the closing date.

In addition, from and after the effective time of the merger, ConocoPhillips has agreed to, and to cause the surviving corporation and its subsidiaries to, as applicable:
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credit the continuing employees for purposes of vesting and eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies and disability plans and policies, determining levels of benefits under the employee benefit plans sponsored, maintained or contributed to by ConocoPhillips or its affiliates (which we refer to as the “ConocoPhillips plans”) (other than to the extent it would result in a duplication of benefits) in which the continuing employee may be eligible to participate after the effective time of the merger, for such continuing employee’s service with Marathon Oil or its subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Marathon Oil plan immediately prior to the effective time of the merger;

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take commercially reasonable efforts to (i) cause each continuing employee to be immediately eligible to participate, without any waiting time, in any and all of the ConocoPhillips plans to the extent coverage under such ConocoPhillips plan replaces coverage under the comparable Marathon Oil plan in which such continuing employee participated immediately prior to the effective time of the merger, (ii) waive any limitation on health and welfare coverage of any continuing employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare ConocoPhillips plan to the extent such continuing employee and his or her eligible dependents are covered under a Marathon Oil plan immediately prior to the effective time of the merger, and such conditions, periods or requirements were satisfied or waived under such Marathon Oil plan and (iii) give each continuing employee credit for the plan year in which the closing date occurs towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred prior to the closing date for which payment has been made under the applicable Marathon Oil plan for purposes of satisfying all deductibles, coinsurance and annual out-of-pocket limits applicable to such continuing employee and his or her eligible dependents under the applicable ConocoPhillips plan for the applicable plan year as if such amounts had been paid in accordance with such ConocoPhillips plan; and
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honor, in accordance with its terms (including terms related to the amendment or termination thereof), the Marathon Oil plans and each employment, severance, retention, change in control and termination arrangement between Marathon Oil or any of its subsidiaries, and any current or former officer, director or employee of Marathon Oil or such of its subsidiaries, to the extent such terms are in effect as of the date of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, the surviving corporation is required to, and ConocoPhillips is required to cause the surviving corporation to, do the following:
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for six years after the effective time of the merger, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless (and advance expenses in connection therewith, subject to a customary undertaking from the applicable indemnified person to return such advances if it is determined by the final adjudication of a court of law that the indemnified person is not entitled to indemnification under the merger agreement) the present and former directors, officers, employees, fiduciaries and agents of the Marathon Oil and its subsidiaries, and any individuals serving in such capacity at or with respect to other persons at Marathon Oil’s and its subsidiaries’ request from and against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the indemnified persons having served in such capacity at or prior to the effective time of the merger, in each case, to the fullest extent permitted by the DGCL or provided under the organizational documents of Marathon Oil and its subsidiaries in effect as of the date of the merger agreement;

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if any indemnified person is made party to any proceeding arising out of or relating to matters that would be indemnifiable pursuant to the foregoing bullet, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such indemnified person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent Marathon Oil is required to do so and on the same terms as provided in the organizational documents of Marathon Oil and its subsidiaries in effect as of the date of the merger agreement; provided that, any indemnified person wishing to claim indemnification or advancement of expenses, upon learning of any such proceeding, must notify the surviving corporation (but the failure to notify shall not relieve the surviving corporation from the foregoing obligations that it may have, except to the extent such failure materially prejudices such party’s position with respect to such claims);

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for six years after the effective time of the merger, maintain in effect provisions in the organizations documents of the surviving corporation and its subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors and officers, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the date of the merger agreement; and

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for six years after the effective time of the merger, honor and comply with the obligations set forth in any indemnification agreements with indemnified persons set forth in Marathon Oil’s disclosure letter, and not amend, repeal or otherwise modify such agreement in a manner materially adverse to such indemnified person.

ConocoPhillips has agreed to guarantee and stand surety for, and cause the surviving corporation to honor its obligations under, the first three bullets of the foregoing paragraph.
Additionally, prior to the effective time of the merger, Marathon Oil may, or if its unable to do so, ConocoPhillips must cause the surviving corporation, as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Marathon Oil’s existing directors’ and officers’ insurance policies and Marathon Oil’s existing fiduciary liability insurance policies, each with a reporting/discovery period of at least six years following the effective time of the merger, from an insurance carrier with the same or better credit rating as Marathon Oil’s current insurance carrier and having terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Marathon Oil’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an indemnified person by reason of him or her having served in such capacity that existed or occurred at or prior to the effective time of the merger. The cost of any such tail policy may not exceed 350% of the aggregate annual premium paid by Marathon Oil under its current policy and if the aggregate premiums of such tail policy exceeds such amount, Marathon Oil must, or ConocoPhillips must cause the surviving corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.
In the event that ConocoPhillips or the surviving corporation or any of its successors or assignees (i) consolidates with or merges into any other person or (ii) transfers all or substantially all of its properties and assets to any person or consummates any division transaction, then, in each such case, to the extent necessary, ConocoPhillips has agreed to make proper provisions so that the successors and assigns of ConocoPhillips or the surviving corporation, as the case may be, will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.
Transaction Litigation
In the event of any litigation or other legal proceedings by any Marathon Oil or ConocoPhillips stockholder in relation to the merger agreement, the merger or other transactions contemplated by the merger agreement that is commenced or, to the knowledge of ConocoPhillips or Marathon Oil, is threatened, the relevant party will notify the other party of any such litigation and keep that party reasonably informed of its status. Marathon Oil has agreed to give ConocoPhillips a reasonable opportunity to participate in Marathon Oil’s defense or settlement of any transaction litigation against Marathon Oil, and will consult regularly with ConocoPhillips in good faith and give reasonable consideration to ConocoPhillips’ advice with respect to such litigation. Marathon Oil has agreed that it will not cease to defend, consent to the entry of any judgment, settle or offer to settle any litigation commenced against Marathon Oil without the prior written consent of ConocoPhillips, which may not be unreasonably withheld, conditioned or delayed.
Public Announcements
Any party to the merger agreement, its subsidiaries or their representatives may issue a public announcement or other public disclosures (i) required by applicable law, (ii) required by the rules of any stock exchange upon which such party’s or its subsidiary’s capital stock is traded or (iii) consistent with the final form of the joint press release announcing the merger and the investor presentation given to investors on the morning of May 29, 2024. However, in each case, such party must use its reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The merger agreement does not restrict a party’s ability to communicate with its employees, with the exception that prior to making any written (or prepared broad-based) communications to the directors, officers or employees of Marathon Oil or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement or compensation or benefits that are payable or to be provided following the effective time, Marathon Oil has agreed to provide ConocoPhillips with a copy of the intended communication (or written summary of any prepared broad-based oral communication) and a reasonable period of time to review and comment on the communication, and Marathon Oil will consider any timely comments in good faith.
Advice of Certain Matters; Notifications
Subject to compliance with applicable law, Marathon Oil and ConocoPhillips, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Marathon Oil material adverse effect or a ConocoPhillips material adverse effect, as the case may be.

Except with respect to antitrust laws, Marathon Oil and ConocoPhillips have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.
ConocoPhillips and Marathon Oil have agreed, subject to applicable law and as otherwise required by any governmental entity, to keep the other apprised of the status of matters relating to the completion of the merger, including promptly furnishing the other with copies of notices or other communications received by ConocoPhillips or Marathon Oil, as applicable, or any of its subsidiaries, from any third party or any governmental entity with respect to the transactions contemplated by the merger agreement (including those alleging that the approval or consent of such person is or may be required in connection with the transactions contemplated by the merger agreement). Additionally, each of ConocoPhillips and Marathon Oil must give prompt notice to the other party, upon becoming aware of (i) any condition, event or circumstance that will result in any of the closing conditions not being met or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.
Reasonable Best Efforts
ConocoPhillips and Marathon Oil have agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.
Section 16 Matters
Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of Marathon Oil or acquisitions of equity securities of ConocoPhillips in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Marathon Oil, or will become subject to such reporting requirements with respect to ConocoPhillips, to be exempt under Rule 16b-3 under the Exchange Act.
Stock Exchange Listing and Delistings
ConocoPhillips will take all action necessary to cause the shares of ConocoPhillips common stock to be issued in the merger to be approved for listing on the NYSE prior to the effective time of the merger.
Prior to the closing date, Marathon Oil will cooperate with ConocoPhillips and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of the NYSE to enable the delisting by the surviving corporation of the shares of Marathon Oil common stock from the NYSE and the deregistration of the shares of Marathon Oil common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the effective time of the merger. If the surviving corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the closing date, Marathon Oil is required make available to ConocoPhillips, at least 10 business days prior to the closing date, a substantially final draft of any such annual or quarterly report required to be filed during such period.
Certain Indebtedness
If requested by ConocoPhillips in writing, Marathon Oil will, and will cause its subsidiaries to, on the terms set forth in the merger agreement, deliver all notices and take all other actions reasonably necessary to facilitate, on the closing date, (i) the termination of all commitments in respect of Marathon Oil’s existing revolving credit facility and (ii) the repayment in full of all obligations with respect to Marathon Oil’s existing revolving credit facility and Marathon Oil’s existing commercial paper program; provided that, to the extent Marathon Oil does not have unrestricted cash on hand in an amount sufficient to make such repayment in full, Marathon Oil must have received funds from ConocoPhillips in an amount sufficient to make such repayment. In furtherance and not in limitation of the foregoing, the Marathon Oil and its subsidiaries must use commercially reasonable efforts to deliver to ConocoPhillips at least one business day prior to the closing date, executed payoff letters, in a form and substance reasonably satisfactory to ConocoPhillips, from the lenders, or the administrative agent on behalf of the lenders, under the Marathon Oil’s existing revolving credit facility and Marathon Oil’s existing commercial paper program.
Subject to certain restrictions and obligations, prior to completion of the merger, ConocoPhillips or any of its subsidiaries (or, in connection with any municipal bonds, any municipality on their behalf) may (i) commence (A) one or more offers to purchase for cash all of the outstanding debt issued under the indentures governing Marathon Oil’s senior notes and municipal bonds or (B) one or more offers to exchange any or all of the outstanding debt issued under the indentures governing Marathon Oil’s senior notes and municipal bonds for securities issued by (x) ConocoPhillips or its affiliates or (y) a municipality if such securities are supported by an agreement by ConocoPhillips or any of its affiliates to make payments sufficient to pay the principal of and interest on such securities and (ii) solicit the consent of the holders of debt issued under the indentures governing Marathon Oil’s senior notes and municipal bonds regarding proposed amendments to the applicable indenture, or otherwise see to obtain such proposed amendments, so long as the closing of any such transaction is conditioned on the occurrence of, and is not consummated until, the closing of the merger and any such transaction is funded solely using consideration provided by ConocoPhillips.
If requested in writing by ConocoPhillips, in lieu of or in addition to the foregoing offer or solicitation, as the case may be, Marathon Oil has agreed to use its reasonable best efforts, to the extent permitted under the indentures governing Marathon Oil’s senior notes and municipal bonds, to (i) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the notes or bonds, pursuant to the redemption provisions of the respective indenture and (ii) take any other actions reasonably requested by ConocoPhillips to facilitate the satisfaction and discharge, defeasance or other similar action of the notes or bonds pursuant to the satisfaction and discharge, defeasance or other similar provisions of the respective indenture and the other provisions of each such indenture applicable thereto; provided that (A) any such redemption or satisfaction and discharge will be consummated using funds provided by ConocoPhillips and (B) consummation of any such redemption or satisfaction and discharge, defeasance or other similar action will not be a condition to closing of the merger.
Marathon Oil has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable best efforts to provide all customary cooperation as may be requested by ConocoPhillips in writing to assist ConocoPhillips in connection with any of the foregoing transactions. However, Marathon Oil’s obligation to cooperate is subject to certain exceptions and limitations, including, among others, that Marathon Oil is not required to (i) provide any cooperation to the extent that it would, in the good faith determination of Marathon Oil, unreasonably interfere with the business or operations of Marathon Oil or any of its subsidiaries, (ii) enter into any instrument or contract, agree to any change to any instrument or contract, or take any action with respect to its existing indebtedness prior to the closing of the merger that would be effective if the closing of the merger does not occur or (iii) deliver any notice of prepayment or redemption or similar notice that does not provide that such prepayment or redemption is conditioned upon the occurrence of the closing of the merger.
Subject to certain exceptions, ConocoPhillips has also agreed to indemnify, defend and hold harmless Marathon Oil, its subsidiaries and its and their respective representatives from and against any and all liabilities, losses, damages, claims, penalties, fines, taxes, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with such cooperation. In addition, ConocoPhillips has agreed to, promptly upon written request by Marathon Oil, reimburse Marathon Oil for all reasonable and documented out-of-pocket fees and expenses incurred by Marathon Oil, its subsidiaries or any of their respective representatives in connection with such cooperation. These obligations survive the closing of the merger and any termination of the merger agreement, regardless of whether or not the merger is consummated, and are intended to benefit, and may be enforced by, the representatives of Marathon Oil and its subsidiaries, who are each third-party beneficiaries of these obligations.

Tax Matters
Each of ConocoPhillips, Merger Sub and Marathon Oil will (and will cause its respective subsidiaries to) use its reasonable best efforts to cause the merger to qualify, and will not take or knowingly fail to take (and will cause its subsidiaries not to take or knowingly fail to take) any action that would or would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. At the request of ConocoPhillips or Marathon Oil, each of ConocoPhillips, Merger Sub and Marathon Oil will use its reasonable best efforts and will cooperate with one another to obtain any opinion(s) of counsel to be issued in connection with (i) the consummation of the transactions contemplated by the merger agreement and/or (ii) the declaration of effectiveness of the registration statement by the SEC, in each case, regarding the U.S. federal income tax treatment of the transactions contemplated by the merger agreement, which cooperation shall include, for the avoidance of doubt, the delivery by ConocoPhillips, Merger Sub and Marathon Oil of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s). Each of Marathon Oil and Parent will notify the other party promptly after becoming aware of any reason to believe that the merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties have agreed that the merger agreement is intended to constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury regulations promulgated under the Code.
Takeover Laws
Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.
Obligations of Merger Sub
ConocoPhillips has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.
Coordination of Quarterly Dividends
ConocoPhillips and Marathon Oil have agreed to each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Marathon Oil common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Marathon Oil common stock and ConocoPhillips common stock that such holders receive in exchange in connection with the merger.
Resignations
Prior to the effective time, Marathon Oil has agreed to use its reasonable best efforts to cause each director of Marathon Oil to execute and deliver a resignation letter effectuating such director’s resignation as director of Marathon Oil, effective as of the effective time of the merger.
Conditions to the Completion of the Merger
Mutual Conditions
The respective obligations of ConocoPhillips, Marathon Oil and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived jointly by ConocoPhillips, Marathon Oil and Merger Sub, in whole or in part, to the extent permitted by applicable law:

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Marathon Oil Stockholder Approval.   The merger proposal must have been approved in accordance with applicable law and the Marathon Oil organizational documents.

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Regulatory Approval.   (i) Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated and (ii) any applicable waiting period, clearance or affirmative or deemed approval of any governmental entity or other condition with respect to certain non-U.S. antitrust approvals must have expired or terminated, or been obtained or satisfied, as applicable.

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No Injunctions or Restraints.   Any governmental entity having jurisdiction over ConocoPhillips, Marathon Oil and Merger Sub must not have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger, and any law that makes the consummation of the merger illegal or otherwise prohibited must not have been adopted.

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Effectiveness of the Registration Statement.   The registration statement, of which this proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

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NYSE Listing.   The shares of ConocoPhillips common stock issuable to Marathon Oil stockholders pursuant to the merger agreement must have been authorized for listing on the NYSE, upon official notice of issuance.

Additional Conditions to the Obligations of ConocoPhillips and Merger Sub
The obligations of ConocoPhillips and Merger Sub to consummate the merger are subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by ConocoPhillips, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of Marathon Oil set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of May 28, 2024 and will be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time);

•
certain other representations and warranties of Marathon Oil set forth in the merger agreement relating to capital structure and the representations and warranties of Marathon Oil set forth in the merger agreement relating to the opinion of Marathon Oil’s financial advisor and brokers must have been true and correct in all material respects as of May 28, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of Marathon Oil set forth in the merger agreement must have been true and correct as of May 28, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Marathon Oil material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a Marathon Oil material adverse effect;

•
Marathon Oil must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the effective time of the merger;

•
there must not have occurred, since May 28, 2024, any Marathon Oil material adverse effect; and

•
ConocoPhillips must have received a certificate of Marathon Oil signed by an executive officer of Marathon Oil, dated as of the closing date, confirming that the conditions in the five bullets above have been satisfied.

Additional Conditions to the Obligations of Marathon Oil
The obligation of Marathon Oil to consummate the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions, any or all of which may be waived exclusively by Marathon Oil, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of ConocoPhillips and Merger Sub set forth in the merger agreement regarding organization, standing and power, capital structure, authority and absence of certain changes or events must have been true and correct as of May 28, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•
certain other representations and warranties of ConocoPhillips set forth in the merger agreement relating to capital structure must have been true and correct in all material respects as of May 28, 2024 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•
all other representations and warranties of ConocoPhillips and Merger Sub set forth in the merger agreement must have been true and correct as of May 28, 2024 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “ConocoPhillips material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a ConocoPhillips material adverse effect;

•
ConocoPhillips and Merger Sub each must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

•
there must not have occurred, since May 28, 2024, any ConocoPhillips material adverse effect; and

•
Marathon Oil must have received a certificate of ConocoPhillips signed by an executive officer of ConocoPhillips, dated as of the closing date, confirming that the conditions in the five bullets above have been satisfied.

Termination
Termination Rights
ConocoPhillips and Marathon Oil may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of ConocoPhillips and Marathon Oil.
The merger agreement may also be terminated by either ConocoPhillips or Marathon Oil at any time prior to the effective time of the merger in any of the following situations:
•
if any governmental entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not breached any material covenant or agreement under the merger agreement that has caused or resulted in such order, decree, ruling or injunction or other action;
•
if the merger has not been consummated on or before May 28, 2025 (which, as it may be extended as described in the proceeding provisos in this bullet, we refer to as the “end date”); provided that (i) if as of five business days before such date the conditions set forth in the second and third bullets under the section entitled “The Merger Agreement — Conditions to the Completion of the Merger — Mutual Conditions” above have not been satisfied, or a voluntary agreement with any governmental entity not to consummate the merger is in effect, but all of the other conditions to closing of the merger have been satisfied or waived (or are then capable of being satisfied if the closing of the merger were to take place on such date in the case of those conditions to be satisfied at the closing), then the end date will automatically be extended to November 28, 2025 and (ii) if as of five business days before November 28, 2025 the conditions set forth in the second and third bullets under the section entitled “The Merger Agreement — Conditions to the Completion of the Merger — Mutual Conditions” above have not been satisfied, or a voluntary agreement with any governmental entity not to consummate the merger is in effect, but all of the conditions to closing have been satisfied or waived (or are then capable of being satisfied if the closing of the merger were to take place on such date in the case of those conditions to be satisfied at the closing of the merger), then the end date will automatically be extended to May 28, 2026; provided, further, that the right to terminate the merger agreement for a lapse of the end date as described above will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement was the cause of or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

•
in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition (and such breach is not curable prior to the end date, or if curable prior to the end date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date); provided, however, that the terminating party is not itself then in breach (which, in the case of a breach by Marathon Oil, we refer to as a “Marathon Oil breach termination event” and, in the case of a breach by ConocoPhillips, we refer to as a “ConocoPhillips breach termination event”); or

•
if the Marathon Oil stockholders do not approve the merger proposal upon a vote held at a duly held special meeting, or at any adjournment or postponement of the special meeting (which we refer to as a “stockholder approval termination event”).

In addition, the merger agreement may be terminated by ConocoPhillips:
•
if prior to, but not after, the approval of the merger proposal by Marathon Oil stockholders, the Marathon Oil board or a committee of the Marathon Oil board has effected a recommendation change; or

•
if Marathon Oil, its subsidiaries or any of Marathon Oil’s directors or executive officers has materially breached Marathon Oil’s “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 91 (which we refer to as a “no solicitation breach termination event”).

Further, the merger agreement may be terminated by Marathon Oil:
•
if prior to, but not after, the approval of the merger proposal by Marathon Oil stockholders, to enter into a definitive agreement with respect to a superior proposal, provided that, Marathon Oil has (i) complied in all material respects with its “no solicitation” obligations under the merger agreement as described in the section entitled “The Merger Agreement — No Solicitation; Changes of Recommendation” beginning on page 91 and (ii) pays ConocoPhillips the termination fee as required under the merger agreement and described in the section entitled “The Merger Agreement — Termination — Termination Fees and Expenses” beginning on page 110 (which we refer to as a “superior proposal termination event”).

Termination Fees and Expenses
The merger agreement requires Marathon Oil to pay ConocoPhillips the termination fee of $557 million if:
•
ConocoPhillips terminates the merger agreement due to a recommendation change by Marathon Oil’s board or due to a no solicitation breach termination event;

•
Marathon Oil terminates the merger agreement due to a superior proposal termination event;

•
(i) (A) ConocoPhillips or Marathon Oil terminates the merger agreement due to a stockholder approval termination event and on or before the date of any such termination a competing proposal was publicly announced or publicly disclosed and not publicly withdrawn without qualification at least seven business days prior to the special meeting or (B) Marathon Oil or ConocoPhillips terminates the merger agreement due to an end date termination event or ConocoPhillips terminates the merger agreement due to a Marathon Oil breach termination event and following the date of the merger agreement and on or before the date of any such termination a competing proposal has been announced, disclosed or otherwise communicated to the Marathon Oil board and not withdrawn without qualification at least seven business days prior to the date of such termination (however, with respect to the preceding clauses (i)(A) and (i)(B), a competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within 12 months of the termination of the merger agreement, Marathon Oil or any of its subsidiaries have entered into a definitive agreement with respect to, or have consummated, or have approved or recommended to the Marathon Oil stockholders or otherwise have not opposed, in the case of a tender offer or exchange offer, a competing proposal made by or on behalf of such person or any of its affiliates) and (ii) within 12 months after the date of such termination, Marathon Oil enters into a definitive agreement with respect to a competing proposal (or publicly approves or recommends to the Marathon Oil stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a competing proposal) or consummates a competing proposal. For purposes of this paragraph, (x) in clause (ii), any reference in the definition of “competing proposal” to “20%” will be deemed to be a reference to “50%”, (y) a competing proposal will not be deemed to have been “publicly withdrawn” by any person if, within twelve months of the termination of the merger agreement, Marathon Oil or any of its subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of Marathon Oil or otherwise not opposed, in the case of a tender offer or exchange offer, a competing proposal made by or on behalf of such person or any of its affiliates and (z) any competing proposal made prior to the date of the merger agreement will be deemed to have been made following the merger agreement if Marathon Oil breaches the “no solicitation” obligations described above.

The merger agreement also requires Marathon Oil to pay an expense reimbursement fee $86 million to ConocoPhillips representative of its transaction-related expenses if either Marathon Oil or ConocoPhillips terminates the merger agreement due to a stockholder approval termination event. In no event will ConocoPhillips be entitled to receive more than one termination fee or more than one expense reimbursement fee. If ConocoPhillips receives a termination fee, it will not be entitled to receive an expense reimbursement fee. Any expense reimbursement fee paid by Marathon Oil will be credited against any termination fee that is or may eventually become payable by Marathon Oil.
Effect of Termination
In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “The Merger Agreement — Termination,” (beginning on page 108) the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses
Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.
Specific Performance; Remedies
ConocoPhillips, Marathon Oil and Merger Sub have agreed that each will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. ConocoPhillips, Marathon Oil and Merger Sub accordingly have agreed not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement.
The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of ConocoPhillips and Merger Sub against Marathon Oil and its subsidiaries and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated, except in the case of fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Marathon Oil will be liable for damages for such fraud or willful and material breach), and upon payment of such amount, none of Marathon Oil and its subsidiaries or any of their respective former, current or future directors, officers, stockholders, representatives or affiliates will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for the liability of Marathon Oil in the case of fraud or a willful and material breach of any covenant, agreement or obligation.
No Third Party Beneficiaries
Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than ConocoPhillips, Marathon Oil and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:
•
from and after the effective time of the merger, the rights of the holders of shares of Marathon Oil common stock and certain Marathon Oil equity awards to receive the merger consideration; and

•
the right of the indemnified persons to enforce the obligations described under “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 102.

Amendment
The merger agreement may be amended in writing at any time; however, after the approval by Marathon Oil stockholders of the merger proposal, no amendment or waiver may be made which requires further approval by Marathon Oil stockholders under applicable law or the rules and regulations of the NYSE without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Governing Law
The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of Marathon Oil common stock that exchange their shares of Marathon Oil common stock for shares of ConocoPhillips common stock in the merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this proxy statement/prospectus. Tax considerations arising under foreign, state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax, are not addressed in this proxy statement/prospectus.
For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Marathon Oil common stock that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of Marathon Oil common stock that hold their shares of Marathon Oil common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the terms of the merger agreement and as described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:
•
banks, thrifts, mutual funds or other financial institutions;

•
partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities);

•
insurance companies;

•
tax-exempt organizations or governmental organizations;

•
dealers or brokers in stocks, securities, commodities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
individual retirement or other deferred accounts;

•
persons that hold shares of Marathon Oil common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•
regulated investment companies;

•
real estate investment trusts;

•
U.S. holders whose “functional currency” is not the U.S. dollar;

•
persons who are not citizens or residents of the United States;

•
U.S. expatriates;

•
persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•
holders who directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the disposition of such holder’s Marathon Oil common stock pursuant to the merger owned) 5% or more of Marathon Oil common stock; and

•
holders who acquired their shares of Marathon Oil common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Marathon Oil common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.
This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within ConocoPhillips’ or Marathon Oil’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of any state, local or foreign and other tax laws and of changes in those laws.
ConocoPhillips and Marathon Oil intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, the completion of the merger is not conditioned on the merger qualifying for the intended tax treatment or upon the receipt of an opinion of counsel to that effect, and neither ConocoPhillips nor Marathon Oil will request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Accordingly, no assurance can be given that the merger will qualify for the intended tax treatment. Further, no assurance can be given that the IRS will not challenge the intended tax treatment or that a court would not sustain such a challenge.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders of Marathon Oil common stock who exchange their shares of Marathon Oil common stock for shares of ConocoPhillips common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of ConocoPhillips common stock (taxed in the manner described below). Each U.S. holder’s aggregate tax basis in the shares of ConocoPhillips common stock received in the merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Marathon Oil common stock exchanged in the merger. The holding period of the shares of ConocoPhillips common stock received by a U.S. holder in the merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Marathon Oil common stock exchanged in the merger. If a U.S. holder holds different blocks of Marathon Oil common stock (generally, Marathon Oil common stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of ConocoPhillips common stock received in the merger.
A U.S. holder of shares of Marathon Oil common stock who receives cash in lieu of a fractional share of ConocoPhillips common stock generally will be treated as having received the fractional share of ConocoPhillips common stock pursuant to the merger and then as having exchanged that fractional share for cash. As a result, a U.S. holder generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share of ConocoPhillips common stock equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any gain or loss recognized generally will be long-term capital gain or loss if the shares of Marathon Oil common stock exchanged in the merger had been held for more than one year. The deductibility of capital losses is subject to limitations.

In the event that the IRS successfully asserts that the merger does not qualify as a “reorganization,” a U.S. holder of Marathon Oil common stock generally would recognize capital gain or loss on the exchange of its shares of Marathon Oil common stock for shares of ConocoPhillips common stock and cash in lieu of fractional shares of ConocoPhillips common stock pursuant to the merger.
Payments of cash to U.S. holders in lieu of a fractional share of ConocoPhillips common stock in connection with the merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of Marathon Oil common stock should provide the exchange agent with a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establish an applicable exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of Marathon Oil common stock under the backup withholding rules may be refunded or credited against such U.S. holder’s U.S. federal income tax liability, provided that such U.S. holder timely furnishes the required information to the IRS.
The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting to you from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information (the “pro forma financial statements”) combines the historical consolidated financial position and results of operations of ConocoPhillips and the historical consolidated financial position and results of operations of Marathon Oil after giving effect to the merger as further described in Note 1 — Description of the Transactions and Basis of Presentation and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Combined Financial Statements” below. The pro forma financial statements have been prepared to give effect to the following (collectively, the “Transactions”):
•
Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) where the assets acquired and liabilities assumed of Marathon Oil will be recorded by ConocoPhillips at their respective fair values as of the closing date;

•
Preliminary adjustments to conform the financial statement presentation of Marathon Oil to those of ConocoPhillips; and

•
Adjustments to reflect estimated transaction costs of the merger.

The following pro forma financial statements and related notes are based on and should be read in conjunction with:
•
The historical audited consolidated financial statements of ConocoPhillips and the related notes included in ConocoPhillips’ Annual Report on Form 10-K as of and for the year ended December 31, 2023;

•
The historical audited consolidated financial statements of Marathon Oil and the related notes included in Marathon Oil’s Annual Report on Form 10-K as of and for the year ended December 31, 2023;

•
The historical unaudited interim consolidated financial statements of ConocoPhillips and the related notes included in ConocoPhillips’ Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2024; and

•
The historical unaudited interim consolidated financial statements of Marathon Oil and the related notes included in Marathon Oil’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2024.

The unaudited pro forma combined balance sheet as of March 31, 2024, gives pro forma effect to the Transactions as if they had occurred on March 31, 2024. The unaudited pro forma combined income statements for the three months ended March 31, 2024, and for the year ended December 31, 2023, give pro forma effect to the Transactions as if they had occurred on January 1, 2023.
The pro forma financial statements are provided for informational purposes only. The pro forma financial statements are not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future. The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the pro forma financial statements. While the pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger, management’s estimates of certain cost savings to be realized following closing of the merger are illustrated in Note 6 to the pro forma financial statements. Further, there may be additional charges related to any potential restructuring or other integration activities resulting from the merger, the timing, nature and amount of which management cannot identify as of the date of this proxy statement/prospectus, and thus, such charges are not reflected in the pro forma financial statements.
The pro forma financial statements have been prepared using the acquisition method of accounting pursuant to the provisions of ASC 805, whereby ConocoPhillips is considered the accounting acquirer. The merger consideration will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values as of the close date of the merger, and any excess value of the merger consideration over the acquired net assets will be recognized as goodwill, if applicable. The assets acquired and liabilities assumed of Marathon Oil have been measured based on various preliminary estimates using assumptions that ConocoPhillips believes are reasonable, based on information that is currently available. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Accordingly, actual adjustments may differ from the amounts reflected in the pro forma financial statements and the differences may be material.

Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2024
(in millions)
	ConocoPhillips Historical	Marathon Oil Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$5,574	$49	$—		$—		$5,623
Short-term investments	487	—	—		—		487
Accounts and notes receivable, net	5,444	—	1,253	2(a)	—		6,697
Accounts and notes receivable – related parties	14	—	23	2(a)	—		37
Receivables, net	—	1,276	(1,276)	2(a)	—		—
Inventories	1,443	179	—		—		1,622
Prepaid expenses and other current assets	759	—	53	2(b)	—		812
Other current assets	—	53	(53)	2(b)	—		—
Total Current Assets	13,721	1,557	—		—		15,278
Equity method investments	—	472	(472)	2(c)	—		—
Investments and long-term receivables	9,132	—	472	2(c)	—		9,604
Net properties, plants and equipment	69,907	17,303	18	2(d)	6,755	4(a)	93,983
Other assets	2,588	336	(18)	2(d)	—		2,906
Total Assets	$95,348	$19,668	$—		$6,755		$121,771
See the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2024
(in millions)
	ConocoPhillips Historical	Marathon Oil Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Liabilities
Accounts payable	$5,101	$1,514	$(19)	2(e)	$—		$6,596
Accounts payable – related parties	37	—	19	2(e)	—		56
Commercial paper	—	450	(450)	2(f)	—		—
Short-term debt	1,113	400	457	2(d)(f)	(3)	4(b)	1,967
Accrued income and other taxes	2,116	—	135	2(g)	—		2,251
Employee benefit obligations	405	—	—		—		405
Payroll and benefits payable	—	40	(40)	2(h)	—		—
Accrued taxes	—	135	(135)	2(g)	—		—
Other current liabilities	—	310	(310)	2(d)(i)	—		—
Other accruals	1,391	—	343	2(h)(i)	109	4(c)	1,843
Total Current Liabilities	10,163	2,849	—		106		13,118
Long-term debt	17,304	4,578	12	2(d)	(8)	4(b)	21,886
Asset retirement obligations and accrued environmental costs	7,141	—	329	2(j)	—		7,470
Asset retirement obligations	—	329	(329)	2(j)	—		—
Deferred income taxes	8,776	462	—		1,607	4(d)	10,845
Defined benefit postretirement plan obligations	—	93	(93)	2(k)	—		—
Employee benefit obligations	967	—	93	2(k)	—		1,060
Other liabilities and deferred credits	1,672	213	(12)	2(d)	—		1,873
Total Liabilities	46,023	8,524	—		1,705		56,252
Equity
Preferred stock	—	—	—		—		—
Common stock
Issued	—	937	—		(937)	4(e)	—
Par value	21	—	—		1	4(e)	22
Capital in excess of par	61,300	—	7,129	2(l)	9,146	4(e)	77,575
Treasury stock	(66,974)	—	(9,201)	2(m)	9,201	4(e)	(66,974)
Held in treasury, at cost	—	(9,201)	9,201	2(m)	—		—
Additional paid-in capital	—	7,129	(7,129)	2(l)	—		—
Accumulated other comprehensive income (loss)	(5,917)	80	—		(80)	4(e)	(5,917)
Retained earnings	60,895	12,199	—		(12,281)	4(e)	60,813
Total Equity	49,325	11,144	—		5,050		65,519
Total Liabilities and Equity	$95,348	$19,668	$—		$6,755		$121,771
See the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Unaudited Pro Forma Combined Income Statement
For the Three Months Ended March 31, 2024
(in millions, except for per share amounts)
	ConocoPhillips Historical	Marathon Oil Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues and Other Income
Sales and other operating revenues	$13,848	$—	$1,514	2(n)(o)	$—		$15,362
Revenue from contracts with customers	—	1,538	(1,538)	2(n)	—		—
Gain (loss) on dispositions	93	—	—		—		93
Equity in earnings of affiliates	421	39	—		—		460
Net gain (loss) on commodity derivatives	—	(24)	24	2(o)	—		—
Other income	114	—	—		—		114
Other income (expense)	—	(2)	2	2(p)	—		—
Total Revenues and Other Income	14,476	1,551	2		—		16,029
Costs and Expenses
Purchased commodities	5,334	—	—		—		5,334
Production and operating expenses	2,015	—	390	2(q)(r)	—		2,405
Production	—	221	(221)	2(q)	—		—
Selling, general and administrative expenses	178	—	86	2(s)	—		264
Shipping, handling and other operating, including related party	—	169	(169)	2(r)	—		—
Exploration expenses	112	7	—		—		119
Depreciation, depletion and amortization	2,211	524	—		(95)	5(a)	2,640
Impairments	—	—	—		—		—
Taxes other than income taxes	555	96	—		—		651
General and administrative	—	86	(86)	2(s)	—		—
Accretion on discounted liabilities	80	—	—		—		80
Interest and debt expense	205	—	69	2(t)	1	5(c)	275
Foreign currency transaction (gain) loss	(18)	—	—		—		(18)
Other expenses	(4)	—	(1)	2(p)(u)	—		(5)
Total Costs and Expenses	10,668	1,103	68		(94)		11,745
Income (loss) from operations	3,808	448	(66)		94		4,284
Net interest and other	—	(69)	69	2(t)	—		—
Other net periodic benefit credits	—	3	(3)	2(u)	—		—
Income (loss) before income taxes	3,808	382	—		94		4,284
Income tax provision (benefit)	1,257	85	—		23	5(d)	1,365
Net Income (Loss)	$2,551	$297	$—		$71		$2,919
Net Income (Loss) Per Share of Common Stock
Basic	$2.16					5(f)	$2.20
Diluted	$2.15					5(f)	$2.20
Weighted-Average Common Shares Outstanding (in thousands)
Basic	1,177,921				143,005	5(f)	1,320,926
Diluted	1,180,320				143,005	5(f)	1,323,325
See the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Unaudited Pro Forma Combined Income Statement
For the Year Ended December 31, 2023
(in millions, except for per share amounts)
	ConocoPhillips Historical	Marathon Oil Historical	Reclassification Adjustments	Notes	Acquisition Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues and Other Income
Sales and other operating revenues	$56,141	$—	$6,449	2(n)(o)	$—		$62,590
Revenue from contracts with customers	—	6,407	(6,407)	2(n)	—		—
Gain (loss) on dispositions	228	17	—		—		245
Equity in earnings of affiliates	1,720	185	—		—		1,905
Net gain (loss) on commodity derivatives	—	42	(42)	2(o)	—		—
Other income	485	—	54	2(p)(t)	—		539
Other income (expense)	—	46	(46)	2(p)	—		—
Total Revenues and Other Income	58,574	6,697	8		—		65,279
Costs and Expenses
Purchased commodities	21,975	—	—		—		21,975
Production and operating expenses	7,693	—	1,517	2(q)(r)	—		9,210
Production	—	828	(828)	2(q)	—		—
Selling, general and administrative expenses	705	—	297	2(s)	82	5(b)	1,084
Shipping, handling and other operating, including related party	—	689	(689)	2(r)	—		—
Exploration expenses	398	59	—		—		457
Depreciation, depletion and amortization	8,270	2,211	—		(337)	5(a)	10,144
Impairments	14	2	—		—		16
Taxes other than income taxes	2,074	363	—		—		2,437
General and administrative	—	297	(297)	2(s)	—		—
Accretion on discounted liabilities	283	—	—		—		283
Interest and debt expense	780	—	343	2(t)	4	5(c)	1,127
Foreign currency transaction (gain) loss	92	—	—		—		92
Other expenses	2	—	2	2(t)(u)	—		4
Total Costs and Expenses	42,286	4,449	345		(251)		46,829
Income (loss) from operations	16,288	2,248	(337)		251		18,450
Net interest and other	—	(352)	352	2(t)	—		—
Other net periodic benefit credits	—	15	(15)	2(u)	—		—
Income (loss) before income taxes	16,288	1,911	—		251		18,450
Income tax provision (benefit)	5,331	357	—		71	5(e)	5,759
Net Income (Loss)	$10,957	$1,554	$—		$180		$12,691
Net Income (Loss) Per Share of Common Stock
Basic	$9.08					5(f)	$9.40
Diluted	$9.06					5(f)	$9.38
Weighted-Average Common Shares Outstanding (in thousands)
Basic	1,202,757				143,005	5(f)	1,345,762
Diluted	1,205,675				143,005	5(f)	1,348,680
See the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1. Description of the Transactions and Basis of Presentation
Acquisition of Marathon Oil
On May 28, 2024, ConocoPhillips entered into the Merger Agreement with Marathon Oil and Merger Sub, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Marathon Oil, with Marathon Oil continuing as the surviving corporation in the merger and a wholly-owned subsidiary of ConocoPhillips. As a result of the merger, each issued and outstanding share of Marathon Oil’s common stock, par value $1.00 per share, will be converted into the right to receive the exchange ratio of 0.255 shares of ConocoPhillips common stock.
Basis of Presentation
The accompanying pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in these notes to the pro forma financial statements.
The unaudited pro forma combined balance sheet as of March 31, 2024, combines the historical consolidated balance sheets of ConocoPhillips and Marathon Oil, giving effect to the Transactions as if they had occurred on March 31, 2024. The unaudited pro forma combined income statements for the three months ended March 31, 2024, and for the year ended December 31, 2023, combines the historical consolidated income statements of ConocoPhillips and Marathon Oil, giving effect to the Transactions as if they had occurred on January 1, 2023.
The pro forma financial statements and explanatory notes have been prepared to illustrate the effects of the merger of ConocoPhillips and Marathon Oil under the acquisition method of accounting whereby ConocoPhillips is considered the accounting acquirer. The pro forma financial statements are presented for informational purposes only and do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the periods presented, nor do they necessarily indicate the results of operations in future periods or the future financial position of the combined company. The results of operations of the combined company will be reported prospectively after closing following completion of the merger. Under the acquisition method of accounting, the assets and liabilities of Marathon Oil, as of closing, will be recorded by ConocoPhillips at their estimated fair values and any excess of the merger consideration over the fair value of Marathon Oil’s net assets will be allocated to goodwill, if applicable. The pro forma allocation of the merger consideration reflected in the pro forma financial statements is subject to adjustment and may vary materially from the actual allocation that will be recorded at the time the merger is completed since, among other reasons, certain information will not be available until after the merger is completed.
The pro forma financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the merger. Management’s estimates of certain cost savings to be realized following closing of the merger are illustrated in Note 6 to the pro forma financial statements.
Note 2. Significant Accounting Policies and Reclassification Adjustments
During the preparation of the pro forma financial statements, ConocoPhillips performed a preliminary analysis of Marathon Oil’s historical financial information to identify differences in accounting policies and financial statement presentation as compared to those of ConocoPhillips. Accordingly, certain reclassification adjustments have been made to conform Marathon Oil’s historical financial statements to presentation used by ConocoPhillips in the preparation of the pro forma financial statements.
The following reclassification adjustments were made to conform the presentation of Marathon Oil’s historical consolidated balance sheet as of March 31, 2024, to ConocoPhillips’ presentation:
(a)
Represents a reclassification of “Receivables, net” to “Accounts and notes receivable, net” and “Accounts and notes receivable — related parties”.

(b)
Represents a reclassification of “Other current assets” to “Prepaid expenses and other current assets”.

(c)
Represents a reclassification of “Equity method investments” to “Investments and long-term receivables”.

(d)
Represents a reclassification of finance lease balances and related right-of-use assets from “Other assets” to “Net properties, plants and equipment”, from “Other current liabilities” to “Short-term debt” and from “Other liabilities and deferred credits” to “Long-term debt”.

(e)
Represents a reclassification of “Accounts payable” to “Accounts payable — related parties”.

(f)
Represents a reclassification of “Commercial paper” to “Short-term debt”.

(g)
Represents a reclassification of “Accrued taxes” to “Accrued income and other taxes”.

(h)
Represents a reclassification of “Payroll and benefits payable” to “Other accruals”.

(i)
Represents a reclassification of “Other current liabilities” to “Other accruals”.

(j)
Represents a reclassification of “Asset retirement obligations” to “Asset retirement obligations and accrued environmental costs”.

(k)
Represents a reclassification of “Defined benefit postretirement plan obligations” to “Employee benefit obligations”.

(l)
Represents a reclassification of “Additional paid-in capital” to “Capital in excess of par”.

(m)
Represents a reclassification of “Held in treasury, at cost” to “Treasury stock”.

The following reclassification adjustments were made to conform the presentation of Marathon Oil’s historical consolidated income statements for the three months ended March 31, 2024, and for the year ended December 31, 2023, to ConocoPhillips’ presentation:
(n)
Represents a reclassification of revenue amounts from “Revenues from contracts with customers” to “Sales and other operating revenues”.

(o)
Represents a reclassification of results from commodity derivatives from “Net gain (loss) on commodity derivatives” to “Sales and other operating revenues”.

(p)
Represents a reclassification of other expenses and other income from “Other income (expense)” to “Other income” and “Other expenses”.

(q)
Represents a reclassification of production expenses from “Production” to “Production and operating expenses”.

(r)
Represents a reclassification of shipping, handling and other operating expenses from “Shipping, handling and other operating, including related party” to “Production and operating expenses”.

(s)
Represents a reclassification of general and administrative expenses from “General and administrative” to “Selling, general and administrative expenses”.

(t)
Represents a reclassification of interest, other expenses and other income from “Net interest and other” to “Interest and debt expense”, “Other expenses” and “Other income”.

(u)
Represents a reclassification of pension activity from “Other net periodic benefit credits” to “Other expenses”.

Note 3. Preliminary Purchase Price Allocation
Estimated Merger Consideration
The total preliminary merger consideration is calculated as follows:
(Amounts in millions)	As of March 31, 2024
Preliminary estimated fair value of ConocoPhillips common stock to be issued(1)	$16,250
Obligation to cash settle shares underlying certain Marathon Oil stock-based awards	27
Other merger consideration attributable to Marathon Oil stock-based awards	26
Total preliminary merger consideration	$16,303

(1)
Represents the estimated fair value of 143,005 thousand shares of ConocoPhillips common stock to be issued to Marathon Oil stockholders pursuant to the Merger Agreement. This estimate is based on the number of eligible shares of Marathon Oil common stock as of May 31, 2024 at a 0.255 Exchange Ratio and ConocoPhillips’ closing stock price of $113.63 as of June 11, 2024.

The final merger consideration could significantly differ from the amounts presented in the pro forma financial statements due to fluctuations in ConocoPhillips’ common stock price up to the closing date.
A sensitivity analysis related to the fluctuation in ConocoPhillips’ common stock price was performed to assess the impact of a hypothetical change of 10% on ConocoPhillips’ share closing price on the estimated purchase consideration. ConocoPhillips believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility. An increase in the closing price of ConocoPhillips common stock could potentially result in goodwill as of the closing date.
The following table shows the estimated purchase consideration resulting from a change in ConocoPhillips’ share price (amounts in millions except share price):
Change in Share Price	Share Price	Estimated Purchase Consideration
Increase of 10%	$124.99	$17,933
Decrease of 10%	$102.27	$14,673
Preliminary Purchase Price Allocation
The estimated merger consideration as shown in the table above is allocated to the identifiable assets to be acquired and liabilities to be assumed of Marathon Oil based on their preliminary estimated fair values. The fair value assessments are preliminary and are based on available information and certain assumptions, which ConocoPhillips believes are reasonable. The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets to be acquired and liabilities to be assumed of Marathon Oil using Marathon Oil’s balance sheet as of March 31, 2024, adjusted for reclassifications and presentational alignment to that of ConocoPhillips’ historical financial information:
(Amounts in millions)	As of March 31, 2024
Assets
Cash and cash equivalents	$49
Accounts and notes receivable, net	1,253
Accounts and notes receivable – related parties	23
Inventories	179
Prepaid expenses and other current assets	53
Investments and long-term receivables	472
Net properties, plants and equipment	24,076
Other assets	318
Total assets to be acquired	$26,423
Liabilities
Accounts payable	$1,495
Accounts payable – related parties	19
Short-term debt	854
Accrued income and other taxes	135
Other accruals	343
Long-term debt	4,582
Asset retirement obligations and accrued environmental costs	329
Deferred income taxes	2,069
Employee benefit obligations	93
Other liabilities and deferred credits	201
Total liabilities to be assumed	$10,120
Net assets to be acquired	$16,303
Note 4. Adjustments to the Unaudited Pro Forma Combined Balance Sheet
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined balance sheet as of March 31, 2024, as follows:
(a)
Represents an adjustment of $6,755 million to the carrying value of Marathon Oil’s acquired properties, plants and equipment from their recorded net book values to their preliminary estimated fair values.

(b)
Represents an adjustment of $3 million to “Short-term debt” and $8 million to “Long-term debt” to reflect the preliminary estimated fair value.

(c)
Represents an adjustment to “Other accruals” to record estimated transaction costs of $82 million and merger consideration related accrual to cash settle shares underlying certain Marathon Oil stock-based awards of $27 million.

(d)
Reflects a $1,607 million increase to “Deferred income taxes” based on the blended federal and state statutory rates of approximately 23.5% for the United States and a blended rate of approximately 25.9% for Equatorial Guinea, multiplied by the fair value adjustments related to the assets acquired and liabilities assumed.

(e)
The following table summarized the transaction accounting adjustments impacting the historical equity balances of Marathon Oil:

(Amounts in millions)	Elimination of Marathon Oil’s Historical Equity	Merger Consideration	Transaction Costs	Total Transaction Accounting Adjustments
Preferred stock	—	—	—	—
Common stock	—	—	—	—
Issued	$(937)	$—	$—	$(937)
Par value	—	1	—	1
Capital in excess of par	(7,129)	16,275	—	9,146
Treasury stock	9,201	—	—	9,201
Accumulated other comprehensive income (loss)	(80)	—	—	(80)
Retained earnings	(12,199)	—	(82)	(12,281)
Pro forma net adjustment to equity	$(11,144)	$16,276	$(82)	$5,050
Elimination of Marathon Oil’s Historical Equity:   Represents the elimination of Marathon Oil’s historical equity balances as of March 31, 2024.
Merger Consideration:   Represents the fair value of ConocoPhillips common stock to be issued and other merger consideration attributable to Marathon Oil stock-based awards. Does not include amount related to awards described in note 4(c), which will be settled in cash after closing.
Transaction Costs:   Represents $82 million of estimated transaction costs expected to be incurred in connection with the Transactions.
Note 5. Adjustments to the Unaudited Pro Forma Combined Income Statements
Transaction accounting adjustments include the following adjustments related to the unaudited pro forma combined income statements for the three months ended March 31, 2024, and for the year ended December 31, 2023, as follows:
(a)
Represents an adjustment to reflect a decrease in “Depreciation, depletion and amortization” expense of $95 million and $337 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively. This adjustment was calculated in accordance with the successful efforts method of accounting for oil and gas properties, which were based on the preliminary purchase price allocation of the estimated fair value of the net properties, plants and equipment.

(b)
Represents an adjustment to record $82 million of estimated transaction costs related to the merger for the year ended December 31, 2023. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods.

(c)
Represents an adjustment to increase “Interest and debt expense”, to amortize Marathon Oil’s debt fair value adjustment by $1 million and $4 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively.

(d)
Reflects tax effect of the adjustments above at the blended federal and state statutory rates of approximately 23.5% for the United States and a blended rate of approximately 25.9% for Equatorial Guinea, and a $2 million expense adjustment for the impact of the merger on foreign tax credit for the three months ended March 31, 2024.

(e)
Reflects tax effect of the adjustments above at the blended federal and state statutory rates of approximately 23.5% for the United States and blended rate of approximately 25.9% for Equatorial Guinea, and a $15 million expense adjustment for the impact of the merger on foreign tax credit for the year ended December 31, 2023.

(f)
The unaudited pro forma combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of ConocoPhillips. The following table summarizes the computation of the unaudited pro forma basic and diluted net income per share:

(Amounts in millions and share counts in thousands)	For the Three Months Ended March 31, 2024	For the Year Ended December 31, 2023
Numerator
Pro forma net income (loss)	$2,919	$12,691
Less: Dividends and undistributed earnings allocated to participating securities	9	35
Basic and diluted pro forma net income (loss) available to ConocoPhillips common stockholders	2,910	12,656
Denominator
Basic:
Historical basic weighted average ConocoPhillips shares outstanding	1,177,921	1,202,757
Shares of ConocoPhillips common stock to be issued	143,005	143,005
Pro forma basic weighted average ConocoPhillips shares outstanding	1,320,926	1,345,762
Pro forma basic net income (loss) per share	$2.20	$9.40
Diluted:
Historical diluted weighted average ConocoPhillips shares outstanding	1,180,320	1,205,675
Shares of ConocoPhillips common stock to be issued	143,005	143,005
Pro forma diluted weighted average ConocoPhillips shares outstanding	1,323,325	1,348,680
Pro forma diluted net income (loss) per share	$2.20	$9.38
Note 6. Management Adjustments to the Unaudited Pro Forma Combined Income Statements
Management expects that, following completion of the merger with Marathon Oil, the post-acquisition company will realize certain cost savings as compared to the historical combined costs of ConocoPhillips and Marathon Oil operating independently. Such cost savings, which result from the elimination of duplicate costs and the manner in which the post-acquisition company will be integrated and managed prospectively, are expected soon after completion of the merger, to be realized within the first year and continuing into future periods. Management’s adjustments are based on estimated cost savings as a result of the integration of personnel and related reduction in payroll and other costs of the combined company and are not reflected in the pro forma income statements.
Material limitations of these adjustments include not fully realizing the anticipated benefits, taking longer to realize these cost savings, or other adverse effects that ConocoPhillips does not currently foresee. Further, there may be additional charges incurred in achieving these cost savings, such as severance and benefit costs, for which management cannot determine the nature and amount as of the date of this proxy statement/prospectus, and thus, such charges are not reflected in the pro forma income statements. These adjustments reflect all Management’s Adjustments that are, in the opinion of management, necessary to fairly state the pro forma financial information presented. Future results may vary significantly from the pro forma financial information presented because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25.
Had the merger been completed as of January 1, 2023, management estimates that the following production and operating expenses and selling, general and administrative expenses would not have been incurred, on a pre-tax basis:
•
For the three months ended March 31, 2024, $38 million related to lower production and operating expenses and $62 million related to reduced selling, general and administrative expenses.

•
For the year ended December 31, 2023, $150 million related to lower production and operating expenses and $250 million related to reduced selling, general and administrative expenses.

The tax effect on the above adjustments has been calculated based on the blended federal and state statutory rates of approximately 23.5% for the United States and a blended rate of approximately 25.9% for Equatorial Guinea.
These annual cost savings primarily relate to optimizing overlapping costs and consolidating field operations, and do not include annual capital savings of $100 million related to improved capital efficiencies.
The following tables present the estimated effects on the pro forma combined income statements from elimination of the identified expenses:
Management’s Adjustments
	For the Three Months Ended March 31, 2024
	Combined Pro Forma Total	Management Adjustments	As Adjusted
Millions of Dollars Except Per Share Amounts
Production and operating expenses	$2,405	$(38)	$2,367
Selling, general and administrative expenses	264	(62)	202
Income (loss) before income taxes	4,284	100	4,384
Net income (loss)	2,919	76	2,995
Per common share
Basic	$2.20	$0.06	$2.26
Diluted	$2.20	$0.06	$2.26
	For the Year Ended December 31, 2023
	Combined Pro Forma Total	Management Adjustments	As Adjusted
Millions of Dollars Except Per Share Amounts
Production and operating expenses	$9,210	$(150)	$9,060
Selling, general and administrative expenses	1,084	(250)	834
Income (loss) before income taxes	18,450	400	18,850
Net income (loss)	12,691	306	12,997
Per common share
Basic	$9.40	$0.23	$9.63
Diluted	$9.38	$0.23	$9.61
Note 7. Supplemental Pro Forma Oil and Gas Reserves Information
The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2023, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023.
The following estimated pro forma oil and gas reserves information is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2023, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25.

	Crude Oil
	Millions of Barrels
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
Years Ended December 31	Consolidated Operations	Equity Affiliates	Total Company
Developed and Undeveloped
End of 2022	2,975	93	3,068	645	3,713
Revisions	87	1	88	(30)	58
Improved recovery	—	—	—	—	—
Purchases	2	—	2	1	3
Extensions and discoveries	310	—	310	97	407
Production	(331)	(5)	(336)	(69)	(405)
Sales	(11)	—	(11)	—	(11)
End of 2023	3,032	89	3,121	644	3,765
Developed
End of 2022	2,117	58	2,175	384	2,559
End of 2023	1,971	54	2,025	366	2,391
Undeveloped
End of 2022	858	35	893	261	1,154
End of 2023	1,061	35	1,096	278	1,374
ConocoPhillips anticipates 340 million barrels of proved developed reserves and 278 million barrels of proved undeveloped reserves acquired as part of the merger to be reflected in the Lower 48 geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 2,095 million barrels of oil for the Lower 48 geographic area as of December 31, 2023. ConocoPhillips anticipates 26 million barrels of proved developed reserves acquired as part of the merger to be reflected in the Africa geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 229 million barrels of oil for the Africa geographic area as of December 31, 2023.
	Natural Gas Liquids
	Millions of Barrels
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
Years Ended December 31	Consolidated Operations	Equity Affiliates	Total Company
Developed and Undeveloped
End of 2022	845	50	895	310	1,205
Revisions	120	1	121	(11)	110
Improved recovery	—	—	—	—	—
Purchases	1	—	1	3	4
Extensions and discoveries	26	—	26	53	79
Production	(98)	(3)	(101)	(34)	(135)
Sales	(2)	—	(2)	—	(2)
End of 2023	892	48	940	321	1,261
Developed
End of 2022	500	31	531	201	732
End of 2023	511	28	539	209	748
Undeveloped
End of 2022	345	19	364	109	473
End of 2023	381	20	401	112	513

ConocoPhillips anticipates 193 million barrels of proved developed reserves and 112 million barrels of proved undeveloped reserves acquired as part of the merger to be reflected in the Lower 48 geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 1,102 million barrels of natural gas liquids for the Lower 48 geographic area as of December 31, 2023. ConocoPhillips anticipates 16 million barrels of proved developed reserves acquired as part of the merger to be reflected in the Africa geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 16 million barrels of natural gas liquids for the Africa geographic area as of December 31, 2023.
	Natural Gas
	Billions of Cubic Feet
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
Years Ended December 31	Consolidated Operations	Equity Affiliates	Total Company
Developed and Undeveloped
End of 2022	8,767	5,753	14,520	2,295	16,815
Revisions	327	(90)	237	(266)	(29)
Improved recovery	—	—	—	—	—
Purchases	4	—	4	38	42
Extensions and discoveries	270	58	328	330	658
Production	(828)	(446)	(1,274)	(268)	(1,542)
Sales	(97)	—	(97)	(1)	(98)
End of 2023	8,443	5,275	13,718	2,128	15,846
Developed
End of 2022	6,370	3,974	10,344	1,659	12,003
End of 2023	5,841	3,558	9,399	1,484	10,883
Undeveloped
End of 2022	2,397	1,779	4,176	636	4,812
End of 2023	2,602	1,717	4,319	644	4,963
ConocoPhillips anticipates 1150 bcfs of proved developed reserves and 644 bcfs of proved undeveloped reserves acquired as part of the merger to be reflected in the Lower 48 geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 6,515 bcfs of gas for the Lower 48 geographic area as of December 31, 2023. ConocoPhillips anticipates 334 bcfs of proved developed reserves acquired as part of the merger to be reflected in the Africa geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 506 bcfs of gas for the Africa geographic area as of December 31, 2023.
	Bitumen
	Millions of Barrels
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
Years Ended December 31,	Consolidated Operations	Equity Affiliates	Total Company
Developed and Undeveloped
End of 2022	216	—	216	—	216
Revisions	15	—	15	—	15
Improved recovery	—	—	—	—	—
Purchases	209	—	209	—	209
Extensions and discoveries	—	—	—	—	—
Production	(30)	—	(30)	—	(30)
Sales	—	—	—	—	—
End of 2023	410	—	410	—	410
Developed
End of 2022	127	—	127	—	127
End of 2023	293	—	293	—	293
Undeveloped
End of 2022	89	—	89	—	89
End of 2023	117	—	117	—	117
	Total Proved Reserves
	Millions of Barrels of Oil Equivalent
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
Years Ended December 31,	Consolidated Operations	Equity Affiliates	Total Company
Developed and Undeveloped
End of 2022	5,497	1,102	6,599	1,338	7,937
Revisions	276	(14)	262	(86)	176
Improved recovery	—	—	—	—	—
Purchases	213	—	213	11	224
Extensions and discoveries	381	10	391	205	596
Production	(596)	(82)	(678)	(148)	(826)
Sales	(29)	—	(29)	—	(29)
End of 2023	5,742	1,016	6,758	1,320	8,078
Developed
End of 2022	3,806	751	4,557	862	5,419
End of 2023	3,749	675	4,424	823	5,247
Undeveloped
End of 2022	1,691	351	2,042	476	2,518
End of 2023	1,993	341	2,334	497	2,831
ConocoPhillips anticipates 726 million barrels of proved developed reserves and 497 million barrels of proved undeveloped reserves acquired as part of the merger to be reflected in the Lower 48 geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 4,285 million barrels of reserves for the Lower 48 geographic area as of December 31, 2023. ConocoPhillips anticipates 97 million barrels of proved developed reserves acquired as part of the merger to be reflected in the Africa geographic area in our supplemental oil and gas disclosures, with a pro forma combined total of 329 million barrels of reserves for the Africa geographic area as of December 31, 2023.
Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserve Quantities
The following tables present the estimated pro forma discounted future net cash flows at December 31, 2023. The pro forma standardized measure information set forth below gives effect to the merger as if the merger had been completed on January 1, 2023. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows” reported in ConocoPhillips’ and Marathon Oil’s respective Annual Reports on Form 10-K for the year ended December 31, 2023; an explanation of the underlying methodology applied, as required by SEC regulations, can be found within the respective Annual Report on Form 10-K. See “Where You Can Find More Information” beginning on page 156. The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2023.
Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2023, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 25.
Discounted Future Net Cash Flows
	Millions of Dollars
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
2023	Consolidated Operations	Equity Affiliates	Total Company
Future cash inflows	$301,144	51,887	353,031	61,296	414,327
Less:
Future production costs	110,695	28,579	139,274	24,341	163,615
Future development costs	42,794	2,299	45,093	8,463	53,556
Future income tax provisions	51,572	5,647	57,219	3,476	60,695
Future net cash flows	96,083	15,362	111,445	25,016	136,461
10 percent annual discount	35,833	5,543	41,376	11,930	53,306
Discounted future net cash flows	$60,250	9,819	70,069	13,086	83,155

Sources of Change in Discounted Future Net Cash Flows
The changes in the pro forma standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2023 are as follows:
	Millions of Dollars
	ConocoPhillips Historical			Marathon Oil Historical	Pro Forma Combined ConocoPhillips
2023	Consolidated Operations	Equity Affiliates	Total Company
Discounted future net cash flows at the beginning of the year	$85,720	13,272	98,992	22,223	121,215
Changes during the year
Revenues less production costs for the year	(23,706)	(2,550)	(26,256)	(4,512)	(30,768)
Net changes in prices and production costs	(48,717)	(4,519)	(53,236)	(9,605)	(62,841)
Extensions, discoveries and improved recovery, less estimated future costs	1,864	118	1,982	1,607	3,589
Development costs for the year	9,129	326	9,455	1,868	11,323
Changes in estimated future development costs	(6,754)	(150)	(6,904)	(762)	(7,666)
Purchases of reserves in place, less estimated future costs	3,029	—	3,029	149	3,178
Sales of reserves in place, less estimated future costs	(472)	—	(472)	—	(472)
Revisions of previous quantity estimates	9,503	492	9,995	(2,262)	7,733
Accretion of discount	12,414	1,635	14,049	2,579	16,628
Net changes in income taxes	18,240	1,195	19,435	1,801	21,236
Total changes	(25,470)	(3,453)	(28,923)	(9,137)	(38,060)
Discounted future net cash flows at year end	$60,250	9,819	70,069	13,086	83,155
For purposes of pro forma presentation to conform with ConocoPhillips presentation, Marathon Oil’s historical Changes in timing and other of $993 million has been reclassed to Revisions of previous quantity estimates.

DESCRIPTION OF CONOCOPHILLIPS COMMON STOCK
The following describes the material terms of the common stock of ConocoPhillips. This description is qualified in its entirety by reference to the ConocoPhillips certificate of incorporation, dated May 14, 2008 (which is filed as Exhibit 3.1 to the registration statement, of which this proxy statement/prospectus forms a part), and the ConocoPhillips bylaws, as amended and restated on May 16, 2023 (which is filed as Exhibit 3.2 to the registration statement, of which this proxy statement/prospectus forms a part). For more information, see the section entitled “Where You Can Find More Information” beginning on page 156.
Authorized Capital Stock
ConocoPhillips is authorized to issue 2.5 billion shares of common stock, par value $0.01 per share, and 500 million shares of preferred stock, par value $0.01 per share.
Common Stock
Each holder of ConocoPhillips common stock is entitled to one vote per share in the election of directors and on all other matters submitted to the vote of stockholders. However, except as otherwise required by law, holders of ConocoPhillips common stock are not entitled to vote on any amendment to its certificate of incorporation that relates solely to the terms of any series of preferred stock if holders of preferred stock are entitled to vote on the amendment under the certificate of incorporation or Delaware law. There are no cumulative voting rights, meaning that the holders of a majority of the shares of ConocoPhillips common stock voting for the election of directors can elect all of the directors standing for election. Subject to the rights of the holders of any series of preferred stock that may be outstanding from time to time, each share of ConocoPhillips common stock will have an equal and ratable right to receive dividends as may be declared by the board of directors out of funds legally available for the payment of dividends, and, in the event of liquidation, dissolution or winding up, will be entitled to share equally and ratably in the assets available for distribution to stockholders. No holder of ConocoPhillips common stock will have any preemptive or other subscription rights to purchase or subscribe for any of ConocoPhillips’ securities. In addition, holders of ConocoPhillips common stock have no conversion rights, and there are no redemption or sinking fund provisions applicable to ConocoPhillips common stock. ConocoPhillips common stock is traded on the NYSE under the trading symbol “COP.” The transfer agent for ConocoPhillips common stock is Computershare Shareowner Services LLC.
Anti-Takeover Provisions of ConocoPhillips’ Certificate of Incorporation and Bylaws
The ConocoPhillips certificate of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of control of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of ConocoPhillips common stock.
Authorized but Unissued Stock
ConocoPhillips has 2.5 billion authorized shares of common stock and 500 million authorized shares of preferred stock. One of the consequences of its authorized but unissued common stock and undesignated preferred stock may be to enable its board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, the board of directors determined that a takeover proposal was not in ConocoPhillips’ best interest, the board of directors could authorize the issuance of those shares without stockholder approval, subject to limits imposed by the NYSE. The shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:
•
diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•
creating a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent board; or

•
effecting an acquisition that might complicate or preclude the takeover.

In this regard, the ConocoPhillips certificate of incorporation grants its board of directors broad power to establish the rights and preferences of the authorized and unissued preferred stock. The board of directors could establish one or more series of preferred stock that entitle holders to:
•
vote separately as a class on any proposed merger or consolidation;

•
cast a proportionately larger vote together with ConocoPhillips’ common stock on any transaction or for all purposes;

•
elect directors having terms of office or voting rights greater than those of other directors;

•
convert preferred stock into a greater number of shares of common stock or other securities;

•
demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•
exercise other rights designed to impede a takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders
The ConocoPhillips certificate of incorporation provides that no action that is required or permitted to be taken by stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that special meetings of stockholders may be called only by the board of directors or the chairman of the board.
Advance Notice Procedure for Director Nominations and Stockholder Proposals; Proxy Access
The ConocoPhillips bylaws provide the manner in which stockholders may give notice of stockholder nominations and other business to be brought before an annual meeting. In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 90 and not more than 120 days prior to the first anniversary date of the immediately preceding meeting. If the annual meeting is not within 30 days before or after the anniversary date of the preceding annual meeting, the stockholder notice must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (i) 90 days prior to the date of the annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the annual meeting, the close of business on the 10th day following the day on which notice of the annual meeting was mailed or first publicly disclosed.
In addition to the director nomination provisions described above, the ConocoPhillips bylaws contain a “proxy access” provision that provides that any stockholder or group of up to twenty stockholders who have owned 3% or more of ConocoPhillips’ outstanding common stock continuously for at least three years to nominate and include in ConocoPhillips’ proxy materials director candidates constituting up to 20% of its board of directors or two directors, whichever is greater, provided that the stockholders and the nominees satisfy the eligibility requirements specified in the ConocoPhillips bylaws. A stockholder proposing to nominate a person for election to the ConocoPhillips board through the proxy access provision must provide ConocoPhillips with a notice requesting the inclusion of the director nominee in its proxy materials and other required information not less than 120 days nor more than 150 days prior to the first anniversary of the date on which ConocoPhillips first mails its proxy materials for the preceding year’s annual meeting of stockholders. In addition, an eligible stockholder may include a written statement of not more than 500 words supporting the candidacy of such stockholder nominee. The complete proxy access provision for director nominations is set forth in the ConocoPhillips bylaws. These procedures may limit the ability of stockholders to nominate candidates for director and bring other business before a stockholders meeting, including the consideration of any transaction that could result in a change of control and that might result in a premium to the ConocoPhillips stockholders.
Fair Price Provision
The ConocoPhillips certificate of incorporation requires that specified business combinations involving a person or entity that beneficially owns 15% or more of the outstanding shares of its voting stock or that is an affiliate of that person, which ConocoPhillips refers to as a related person, must be approved by (i) at least 80% of the votes entitled to be cast by the voting stock and (ii) at least 66-2/3% of the votes entitled to be cast by the voting stock other than voting stock owned by the related person. These supermajority requirements do not apply if:
•
a majority of the directors who are unaffiliated with the related person and who were in office before the related person became a related person approve the transaction; or

•
specified fair price conditions are met that in general provide that the payment received by the stockholders in the business combination is not less than the amount the related person paid or agreed to pay for any shares of ConocoPhillips voting stock acquired within one year of the business combination.

Amendment of Certificate of Incorporation and Bylaws
Amendments to the ConocoPhillips certificate of incorporation generally must be approved by its board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. Under the corporation’s certificate of incorporation, the affirmative vote of shares representing not less than 80% of the votes entitled to be cast by the voting stock is required to alter, amend or adopt any provision inconsistent with or repeal the provisions that, among others, (i) control the constitution of the board of directors, (ii) deny stockholders the right to call a special meeting or to act by written consent, (iii) limit or eliminate the liability of the directors and (iv) set the 80% supermajority threshold applicable with respect to the provisions above. Additionally, the affirmative vote of shares representing (i) not less than 80% of the votes entitled to be cast by the voting stock, voting together as a single class, and (ii) not less than 66-2/3% of the votes entitled to be cast by the voting stock not owned, directly or indirectly, by any related person is required to amend, repeal or adopt any provisions inconsistent with, the fair price provision described above. The ConocoPhillips bylaws have similar supermajority vote requirements for provisions relating to, among others, special stockholder meetings; prohibition on action by stockholder written consent; nominating directors and bringing business before an annual stockholder meeting; the number, classification and qualification of directors; filling vacancies on the board of directors; and removing directors.
Limitation of Liability of Directors
To the fullest extent permitted by Delaware law, ConocoPhillips’ directors will not be personally liable to ConocoPhillips or ConocoPhillips’ stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently permits the elimination of all liability for breach of fiduciary duty, except liability: for any breach of the duty of loyalty to the corporation or stockholders; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; for unlawful payment of a dividend or unlawful stock purchases or redemptions; and for any transaction from which the director derived an improper personal benefit.
As a result, neither ConocoPhillips nor its stockholders have the right, through stockholders’ derivative suits on ConocoPhillips’ behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Delaware Anti-Takeover Law
ConocoPhillips is a Delaware corporation and is subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•
the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

COMPARISON OF STOCKHOLDERS’ RIGHTS
This section describes the material differences between the rights of holders of shares of Marathon Oil common stock and the rights of holders of shares of ConocoPhillips common stock. Marathon Oil and ConocoPhillips are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Marathon Oil stockholders and ConocoPhillips stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Marathon Oil stockholders and ConocoPhillips stockholders primarily result from differences between the organizational documents of Marathon Oil and ConocoPhillips. As a result of the merger, holders of shares of Marathon Oil common stock that receive merger consideration in respect of their shares of Marathon Oil common stock will become holders of shares of ConocoPhillips common stock. As a result, following the merger, the rights of Marathon Oil stockholders who become ConocoPhillips stockholders in the merger will continue to be governed by the laws of the State of Delaware and will also then be governed by the ConocoPhillips certificate of incorporation and the ConocoPhillips bylaws.
This section does not include a complete description of all differences between the rights of Marathon Oil stockholders and ConocoPhillips stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Marathon Oil stockholders and ConocoPhillips stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the ConocoPhillips certificate of incorporation, the ConocoPhillips bylaws, the ConocoPhillips corporate governance guidelines, the Marathon Oil certificate of incorporation, the Marathon Oil bylaws and the Marathon Oil corporate governance guidelines. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information” beginning on page 156.
ConocoPhillips Stockholders	Marathon Oil Stockholders
Authorized Capital Stock
The authorized capital stock of ConocoPhillips consists of (i) 2,500,000,000 shares of common stock, par value $0.01 per share, and (ii) 500,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of Marathon Oil consists of (i) 1,925,000,000 shares of common stock, par value $1.00 per share, and (ii) 26,000,000 shares of preferred stock, without par value.
The ConocoPhillips board is authorized to issue the preferred stock in series and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote, without a separate class vote.	The Marathon Oil board is authorized to issue the preferred stock in series and to fix the designation, powers, preferences and rights of the shares, and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased by action of the Marathon Oil board.
Voting Rights
Each holder of shares of ConocoPhillips common stock is entitled to one vote for each share of common stock held by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to vote, except that holders of shares of ConocoPhillips common stock are not entitled to vote on amendments to the ConocoPhillips certificate of incorporation solely affecting one or more series of ConocoPhillips	Each holder of shares of Marathon Oil common stock is entitled to one vote for each share of common stock held of record by the stockholder on the record date for any action, on all matters properly submitted to the stockholders for their vote.

ConocoPhillips Stockholders	Marathon Oil Stockholders
preferred stock if the holders of such series are entitled to vote on the matter.
Quorum and Adjournment
The ConocoPhillips certificate of incorporation and bylaws provide that the presence in person or by proxy of the holders of shares of ConocoPhillips common stock entitled to cast a majority of the votes which could be cast at such meeting by the holders of all the outstanding shares of ConocoPhillips common stock entitled to vote at such meeting will constitute a quorum.	The Marathon Oil bylaws provide that, at any meeting of the stockholders, the holders of one-third of the voting power of the outstanding shares of stock entitled to vote generally at the meeting, present in person or by proxy, will constitute a quorum for all purposes, unless the representation of a larger number shall be required by law.
The ConocoPhillips bylaws provide that the chairman of the meeting of stockholders or the stockholders or their proxies in attendance may adjourn the meeting from time to time.	The Marathon Oil bylaws provide that the chair of the meeting will have the power to adjourn the meeting for any reason by or at the direction of the Marathon Oil board. The Marathon Oil bylaws further provide that a majority of the voting power of the shares of common stock entitled to vote generally at a meeting and present in person or by proxy, whether or not constituting a quorum, may adjourn, from time to time, without notice other than by announcement at the meeting.
Number of Directors and Composition of Board of Directors
The ConocoPhillips certificate of incorporation and bylaws provide that the ConocoPhillips board will have no less than six and no more than twenty directors, with the exact number to be determined by the ConocoPhillips board. There are currently 12 members of the ConocoPhillips board.	Neither the Marathon Oil certificate of incorporation nor bylaws provide for a maximum number of directors; however the Marathon Oil certificate of incorporation and bylaws provide that the number of directors may not be less than three. The exact number of directors is fixed by resolution of the Marathon Oil board from time to time. There are currently eight members of the Marathon Oil board.
The ConocoPhillips corporate governance guidelines require a substantial majority of the ConocoPhillips board to be composed of “independent” directors, as defined by the listing standards of the NYSE.	The Marathon Oil corporate governance guidelines require a majority of the Marathon Oil board to be composed of “independent” directors, as defined by the listing standards of the NYSE, the SEC and other applicable law.
Election of Directors
The ConocoPhillips certificate of incorporation and bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected, provided that the term of each director will continue until his or her successor is elected and qualified, subject to earlier death, resignation, removal or departure.	The Marathon Oil bylaws provide that at each annual meeting of the stockholders of Marathon Oil, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders of Marathon Oil, provided that each director shall serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal.
The ConocoPhillips bylaws provide that each director will be elected by the vote of a majority of the votes cast by stockholders, unless there are more nominees than directors to be elected, in which case directors will be elected by the vote of a plurality of the votes cast at any such meeting.	The Marathon Oil bylaws provide that each director shall be elected by a vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present.

ConocoPhillips Stockholders	Marathon Oil Stockholders
The ConocoPhillips bylaws provide that any director who is not elected and whose successor has not been elected will tender his or her resignation. In such event, the Committee on Directors’ Affairs determines whether to recommend to the ConocoPhillips board that the ConocoPhillips board accept such resignation, or whether other action should be taken. The ConocoPhillips board would then determine whether to accept such director’s resignation, taking into account the recommendation of the Committee on Directors’ Affairs.	The Marathon Oil bylaws provide that the Marathon Oil board expects any director who fails to receive the required number of votes to promptly tender his or her resignation. In such event, the Corporate Governance and Nominating Committee of the Marathon Oil board would recommend to the Marathon Oil board whether to accept or reject such director’s resignation, or whether other action should be taken.
Qualification of Directors
The ConocoPhillips corporate governance guidelines provide that a director should not, as a general matter, stand for reelection after his or her 72nd birthday.	The Marathon Oil bylaws provide that no director may serve on the Marathon Oil board beyond the last day of the annual stockholder election term during which such director attains the age of 72.
Filling Vacancies on the Board of Directors
The ConocoPhillips certificate of incorporation and bylaws provide that any vacancy on the ConocoPhillips board or any newly created directorship must be filled by the vote of a majority of the board members then in office, even if less than a quorum, or by a sole remaining director; provided, however, that if a series of preferred stock is entitled to elect a director separately as a series or together as a class, the filling of such vacancy shall be governed by the resolution of the ConocoPhillips board providing for the establishment of such series and by applicable law.	The Marathon Oil certificate of incorporation and bylaws provide that any vacancy on the Marathon Oil board caused by death, resignation, disqualification or other cause will be filled by the vote of a majority of the Marathon Oil board then in office, even if less than a quorum.
Removal of Directors
The ConocoPhillips certificate of incorporation and bylaws allows for removal of any director with or without cause by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that if a series of preferred stock is entitled to elect a director separately as a series or together as a class, the removal of any such director shall be governed by the resolution of the ConocoPhillips board providing for the establishment of such series.	The Marathon Oil bylaws allow for removal of any director with or without cause.
Director Nominations by Stockholders
The ConocoPhillips bylaws provide that a stockholder must give advance written notice to the ConocoPhillips Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the ConocoPhillips board has determined that directors are to be elected.	The Marathon Oil bylaws provide that a stockholder must give advance written notice to the Marathon Oil Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the Marathon Oil board has determined that directors are to be elected.
With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the ConocoPhillips bylaws and be delivered not less than 90 days nor more than	With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Marathon Oil bylaws and be delivered and received not later than the close of

ConocoPhillips Stockholders	Marathon Oil Stockholders
120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of:
•
the 90th day prior to the date of such annual meeting; or

•
if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, then the 10th day following the day on which such public announcement is first made by ConocoPhillips.

business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date on which Marathon Oil first mailed its proxy materials for the preceding year’s annual meeting of stockholders, except that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered and received not later than the close of business on the later of:
•
the 90th day prior to the date of such annual meeting; or

•
the 10th day following the day on which public announcement of the date of such meeting is first made by Marathon Oil.

In the event that the number of directors to be elected to the ConocoPhillips board at an annual meeting is increased by the ConocoPhillips board and there is no public announcement by ConocoPhillips that names all of the nominees for director or specifies the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase if it is delivered to the ConocoPhillips Secretary not later than the close of business on the 10th day following the day on which such public announcement is first made by ConocoPhillips.	In the event that the number of directors to be elected to the Marathon Oil board at an annual meeting is increased by the Marathon Oil board and there is no public announcement by Marathon Oil that names all of the nominees for director or specifies the size of the increased board at least 10 days prior to the last day a stockholder may otherwise deliver a notice, a stockholder’s notice will be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the Marathon Oil Secretary not later than the close of business on the 10th day following the day on which a public announcement of such increase is first made by Marathon Oil.
Director nominations to be considered at a special meeting must be in writing, meet the requirements of the ConocoPhillips bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the meeting, then the 10th day following the day on which such public announcement is first made by ConocoPhillips).	—
Proxy Access
The ConocoPhillips bylaws contain proxy access provisions providing that ConocoPhillips stockholders may deliver a notice to the ConocoPhillips Secretary of nominees for election as directors at an annual meeting to be included in ConocoPhillips’ proxy materials for such annual	The Marathon Oil bylaws contain proxy access provisions providing that Marathon Oil stockholders may deliver a notice to the Marathon Oil Secretary of nominees for election as directors at an annual meeting to be included in Marathon Oil’s proxy materials for such annual meeting, provided

ConocoPhillips Stockholders	Marathon Oil Stockholders
meeting, provided that certain conditions set forth in the ConocoPhillips bylaws are satisfied.	that certain conditions set forth in the Marathon Oil bylaws are satisfied.
In order for a stockholder nominee to be included in ConocoPhillips’ proxy materials for an annual meeting, a nomination notice meeting the requirements of the ConocoPhillips bylaws must be delivered by an “eligible stockholder” (as described below) not less than 120 days nor more than 150 days prior to the first anniversary of the date that ConocoPhillips first distributed its proxy statement to stockholders for the previous year’s annual meeting of stockholders.
The notice of proxy access nomination must be addressed to the Marathon Oil Secretary and delivered to or mailed by first-class U.S. mail, postage prepaid, and received at the principal executive offices of Marathon Oil not less than 90 days nor more than 120 days prior to the first anniversary of the date on which Marathon Oil first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely the notice of proxy access nomination must be so delivered not later than the close of business on the later of:
•
the 90th day prior to such annual meeting; or the 10th day following the day on which public announcement of the date of such meeting is first made.

An “eligible stockholder” is a ConocoPhillips stockholder (or a group of no more than 20 stockholders) who has continuously owned for at least three years that number of shares of ConocoPhillips common stock that constitutes 3% or more of the outstanding shares of ConocoPhillips common stock as of the date of delivery of the nomination notice and the record date of the annual meeting. Such stockholder must also own shares of ConocoPhillips common stock satisfying such requirements through the date of the annual meeting in order to be an eligible stockholder.	An “eligible stockholder” is a Marathon Oil stockholder (or a group of 20 or fewer stockholders) who has continuously owned for at least three years that number of shares of Marathon Oil common stock that constitutes 3% or more of the outstanding shares of Marathon Oil common stock as of the time of delivery of the nomination notice and the record date for determining the stockholders entitled to vote at such meeting. Such stockholder must also own shares of Marathon Oil common stock satisfying such requirements through the time of the annual meeting in order to be an eligible stockholder.
The number of stockholder nominees appearing in the proxy materials with respect to an annual meeting of stockholders must not exceed the greater of two or 20% of the number of directors in office as of the last day on which a nomination notice may be delivered, or, if such amount is not a whole number, the closest whole number below 20%.	—
Action by Stockholders
The ConocoPhillips bylaws provide that the affirmative vote of the holders of a majority of shares of ConocoPhillips common stock present in person or represented by proxy at the meeting and entitled to vote on the question, voting as a single class will be the act of the stockholders except in the case of board elections (discussed above in “Comparison of Stockholders’ Rights — Election of Directors”).	The Marathon Oil bylaws provide that: (a) each director shall be elected by a vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided, however, that directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors if certain conditions related to contested

ConocoPhillips Stockholders	Marathon Oil Stockholders
elections are satisfied; and (b) all other matters be decided by a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote at that meeting.
The ConocoPhillips certificate of incorporation and bylaws provide that stockholders may not act by written consent.	The Marathon Oil certificate of incorporation provides that stockholders may not act by written consent.
Fair Price Provision
The ConocoPhillips certificate of incorporation requires that specified business combinations involving a person or entity that beneficially owns 15% or more of the outstanding shares of ConocoPhillips voting stock or that is an affiliate of that person (which we refer to as a “related person”), must be approved by (i) at least 80% of the votes entitled to be cast by the voting stock and (ii) at least 66 2/3% of the votes entitled to be cast by the voting stock other than voting stock owned by the related person. These supermajority requirements do not apply if:	The Marathon Oil certificate of incorporation does not include a fair price provision.
• a majority of the directors who are unaffiliated with the related person and who were in office before the related person became a related person approve the transaction; or
•
specified fair price conditions are met that in general provide that the payment received by the stockholders in the business combination is not less than the amount the related person paid or agreed to pay for any shares of ConocoPhillips’ voting stock acquired within one year of the business combination.

Stockholder Proposals
The ConocoPhillips bylaws provide that a stockholder must give advance written notice to the ConocoPhillips Secretary of any proposal for business to be considered at an annual meeting. The ConocoPhillips bylaws do not provide for submission of stockholder proposals for consideration at a special meeting.	The Marathon Oil bylaws provide that a stockholder must give advance written notice to the Marathon Oil Secretary of any proposal for business to be transacted at an annual meeting. The Marathon Oil bylaws do not provide for submission of stockholder proposals for consideration at special meetings.
With respect to proposals for matters to be considered at an annual meeting, the notice must be in writing, meet the requirements of the ConocoPhillips bylaws and be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of	With respect to proposals to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Marathon Oil bylaws and be delivered not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date on which Marathon Oil first mailed its proxy materials for the preceding year’s annual meeting of stockholders, except that if the date of the annual meeting is advanced more than30 days prior to or delayed by more than

ConocoPhillips Stockholders	Marathon Oil Stockholders
such annual meeting and not later than the close of business on the later of:
•
the 90th day prior to the date of such annual meeting; or

•
if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, then the 10th day following the day on which such public announcement is first made by ConocoPhillips.

30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered and received not later than the close of business on the later of:
•
the 90th day prior to the date of such annual meeting; or

•
the 10th day following the day on which public announcement of the date of such meeting is first made by Marathon Oil.

Certificate of Incorporation Amendments
Amendments to the ConocoPhillips certificate of incorporation generally must be approved by the ConocoPhillips board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.	Generally, the Marathon Oil certificate of incorporation may be amended in a manner prescribed by law.
The ConocoPhillips certificate of incorporation provides that an affirmative vote of 80% of the outstanding voting stock of ConocoPhillips entitled to vote is required for an amendment to:
• Article FIFTH, the contents of which cover the election, removal and vacancy of a director on the ConocoPhillips board.
• Article SEVENTH, the contents of which covers the ability of ConocoPhillips stockholders to act by written consent;
• Article NINTH, the contents of which pertain to the limitation or elimination of liability for ConocoPhillips directors; and
• Paragraph (C)(2)(b), the provision relating to setting the 80% supermajority threshold applicable to the provisions set forth above.
The ConocoPhillips certificate of incorporation also provides that an affirmative vote of 80% of the outstanding voting stock of ConocoPhillips entitled to vote, acting on the unanimous recommendation of the ConocoPhillips board, is required for an amendment to Article FIRST, which pertains to the name of the corporation.
Additionally, the affirmative vote of shares representing (i) not less than 80% of the votes entitled to be cast by the voting stock, voting together as a single class, and (ii) not less than 66 2/3% of the votes entitled to be cast by the voting stock not owned, directly or indirectly, by any related person is required to amend any provisions inconsistent with Article EIGHTH, the contents of

ConocoPhillips Stockholders	Marathon Oil Stockholders
which pertain to related party transactions.
At the 2024 annual meeting of ConocoPhillips stockholders, a stockholder proposal for ConocoPhillips to eliminate any voting requirement in the ConocoPhillips certificate of incorporation and bylaws that calls for a greater than simple majority vote and replace such requirements with a simple majority vote standard was approved. The ConocoPhillips board may take steps to implement such proposal.
Bylaw Amendments
The ConocoPhillips certificate of incorporation provides that the ConocoPhillips board is authorized to adopt, alter, amend or repeal the ConocoPhillips bylaws.	The Marathon Oil certificate of incorporation and bylaws provide that the Marathon Oil board is authorized to adopt, amend or repeal the Marathon Oil bylaws at any meeting of the Marathon Oil board, provided that the notice of intention to adopt, amend or repeal the Marathon Oil bylaws was included in the notice of the meeting.
The ConocoPhillips certificate of incorporation also provides that the ConocoPhillips bylaws may be adopted, altered, amended, or repealed by the affirmative vote of shares representing a majority of the votes entitled to vote. However, any such action with respect to certain provisions of the bylaws, the contents of which include, among others, special meetings; stockholder action by written consent; the nomination of directors and business at the annual meeting; the number, classification and qualification of directors; filling vacancies on the board of directors; and removing directors, require the affirmative vote of shares representing at least 80% of the votes entitled to be cast.	The Marathon Oil certificate of incorporation and bylaws provide that they may be adopted, amended or repealed by a vote of two-thirds of the directors then in office. The Marathon Oil certificate of incorporation and bylaws further provide that the stockholders may adopt, amend or repeal the Marathon Oil bylaws by an affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote thereon, provided that notice of the intention to adopt, amend or repeal the Marathon Oil bylaws was included in the notice of the meeting.
At the 2024 annual meeting of ConocoPhillips stockholders, a stockholder proposal for ConocoPhillips to eliminate any voting requirement in the ConocoPhillips certificate of incorporation and bylaws that calls for a greater than simple majority vote and replace it with a simple majority vote standard was approved. The ConocoPhillips board may take steps to implement such proposal.
Special Meetings of Stockholders
The ConocoPhillips bylaws provide that a special meeting of the ConocoPhillips stockholders may be called only by the ConocoPhillips board or by the Chairman of the ConocoPhillips board.
The Marathon Oil bylaws provide that a special meeting of the Marathon Oil stockholders:
•
may be called at the request of the Marathon Oil board; or

•
must be called by the Chair of the Marathon Oil board or the chief executive officer of Marathon Oil following receipt by the Marathon Oil Secretary of a written request of a holder or holders, who, individually or

ConocoPhillips Stockholders	Marathon Oil Stockholders

collectively, have continuously held 20 percent or more of the outstanding shares of Marathon Oil common stock for at least one year prior to the date Marathon Oil receives the written request to call a special meeting.

Notice of Meetings of Stockholders
Under the ConocoPhillips bylaws, notice of a special meeting must be given to stockholders entitled to vote at the meeting not less than 10 days nor more than 60 days before the date of the meeting.	Under the Marathon Oil bylaws, unless otherwise provided by law, notice of an annual or special meeting must be given to stockholders entitled to vote at the meeting at least 10 days but no more than 60 days preceding the meeting.
Proxies
The ConocoPhillips bylaws provide that every ConocoPhillips stockholder having the right to vote is entitled to vote in person or by proxy bearing a date not more than three years prior to voting, unless such proxy provides for a longer period.	The Marathon Oil bylaws provide that every stockholder shall be entitled to vote in person, or by proxy appointed by instrument in writing, subscribed by such stockholder or by such person’s duly authorized attorney, or, to the extent permitted by applicable law, appointed by an electronic transmission, and provided to the inspectors at the meeting.
Forum Selection
Under the ConocoPhillips bylaws, unless ConocoPhillips consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These actions include: any derivative action or proceeding brought on behalf of ConocoPhillips; any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of ConocoPhillips to ConocoPhillips or ConocoPhillips stockholders; any action asserting a claim against ConocoPhillips or any director or officer or other employee of ConocoPhillips arising pursuant to any provision of the DGCL, the ConocoPhillips certificate of incorporation or the ConocoPhillips bylaws; or any action asserting a claim against ConocoPhillips or any director or officer or other employee of ConocoPhillips governed by the internal affairs doctrine.	Under the Marathon Oil bylaws, unless Marathon Oil consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Marathon Oil, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Marathon Oil to Marathon Oil or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.
Limitation of Liability of Directors
The DGCL provides that a corporation may limit or eliminate a director’s or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director or officer, except for the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to such corporation or its	The DGCL provides that a corporation may limit or eliminate a director’s or officer’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s or officer’s duty of loyalty to such corporation or its stockholders, (ii) acts or

ConocoPhillips Stockholders	Marathon Oil Stockholders
stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for willful or negligent violation of provisions of Delaware law governing unlawful payment of dividends or stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in right of the corporation.	omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions, (iv) any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of such corporation.
The ConocoPhillips certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of ConocoPhillips is personally liable to ConocoPhillips or ConocoPhillips stockholders for monetary damages for breach of fiduciary duty as a director.	The Marathon Oil certificate of incorporation provides that no director or officer shall be personally liable to Marathon Oil or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or an officer, as applicable, except (i) for breach of the director’s or officer’s duty of loyalty to Marathon Oil or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of Marathon Oil.
Indemnification of Directors and Officers
The ConocoPhillips bylaws provide that ConocoPhillips will indemnify and hold harmless, to the fullest extent permitted under the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ConocoPhillips, or is or was a director, officer or employee of ConocoPhillips serving at the request of ConocoPhillips as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ConocoPhillips and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.	The Marathon Oil bylaws provide that Marathon Oil will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any proceeding whether civil, criminal, administrative or investigative by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of Marathon Oil or is or was serving at the request of Marathon Oil as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. Marathon Oil shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Marathon Oil board.
The ConocoPhillips bylaws provide that expenses	The Marathon Oil bylaws provide that Marathon

ConocoPhillips Stockholders	Marathon Oil Stockholders
incurred by such an indemnified person in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by ConocoPhillips in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by ConocoPhillips.	Oil will pay all expenses reasonably incurred by or on behalf of the indemnitee in connection with that proceeding within 10 days after Marathon Oil receives a statement or statements from the indemnitee requesting the advance or advances from time to time, whether prior to or after final disposition of that proceeding; provided, however, that Marathon Oil will have no obligation to advance expenses if such advance will be in violation of applicable law.
State Anti-Takeover Provisions
ConocoPhillips has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the ConocoPhillips board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the ConocoPhillips board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).	Marathon Oil has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (i) the Marathon Oil board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans or (iii) the transaction is approved by the Marathon Oil board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).
Stockholder Rights Plan
ConocoPhillips is not currently party to a rights plan.	Marathon Oil is not party to a rights plan.

NO APPRAISAL RIGHTS
Because shares of Marathon Oil common stock are listed on the NYSE and holders of shares of Marathon Oil common stock are not required to receive consideration other than shares of ConocoPhillips common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger, holders of shares of Marathon Oil common stock are not entitled to exercise appraisal rights under Delaware law in connection with the merger.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT/DIRECTORS OF MARATHON OIL
To Marathon Oil’s knowledge, the following table sets forth certain information regarding the beneficial ownership of shares of Marathon Oil common stock as of the close of business on June 20, 2024 (except as noted in the footnotes below) and with respect to: each person known by Marathon Oil to beneficially own 5% or more of the outstanding shares of Marathon Oil common stock; each member of the Marathon Oil board; each named executive officer; and the members of the Marathon Oil board and Marathon Oil’s current executive officers as a group.
Marathon Oil has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Marathon Oil believes, based on the information furnished to Marathon Oil, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Marathon Oil common stock that he, she or it beneficially owns.
Applicable percentage ownership and voting power is based on 559,294,943 shares of Marathon Oil common stock outstanding as of June 20, 2024.
Security Ownership of Directors and Executive Officers
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 990 Town & Country Boulevard, Houston, TX 77024.
Executive Officers and Directors:	Number of Shares(1)	Percentage of Class(2)
Chadwick C. Deaton	109,147	*
Marcela E. Donadio	105,719	*
M. Elise Hyland	69,811	*
Holli C. Ladhani	34,067	*
Mark A. McCollum	16,299	*
Brent J. Smolik	35,829	*
Shawn D. Williams	15,420	*
Lee M. Tillman	1,192,476	*
Michael A. Henderson	43,151	*
Patrick J. Wagner	111,857	*
Kimberly O. Warnica	67,464	*
Dane E. Whitehead	68,761	*
Rob L. White	20,356	*
Zachary B. Dailey	46,553	*
All Directors and Executive Officers as a group (14 persons)(12)	1,936,910	*

*
Represents less than 1.0 percent.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Includes exercisable options, along with Marathon Oil RSU awards and Marathon Oil DSU awards granted to non-employee directors, each that vest, or may be caused to vest, within sixty days of June 20, 2024. Excludes the following unvested Marathon Oil RSU awards, for which the applicable officer has no voting or investment power: for Mr. Tillman, 264,618; for Mr. Henderson, 71,677; for Mr. Wagner, 64,122; for Ms. Warnica, 56,914; for Mr. Whitehead, 83,247; for Mr. White, 20,742; and for Mr. Dailey, 23,653.

(2)
Based upon an aggregate of 559,294,943 shares outstanding as of June 20, 2024.

5% Stockholders:	Number of Shares	Percentage of Class(1)
The Vanguard Group(2)	68,915,310	12.3%
BlackRock, Inc.(3)	45,712,398	8.2%
State Street Corporation(4)	38,098,035	6.8%
Invesco Ltd.(5)	31,520,678	5.6%

(1)
Based upon an aggregate of 559,294,943 shares outstanding as of June 20, 2024.

(2)
Based on its Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group (Vanguard) in its capacity as investment advisor, owns 68,915,310 shares. Vanguard has sole voting power over no shares, shared voting power over 783,500 shares, sole dispositive power over 66,428,456 shares and shared dispositive power over 2,486,854 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based on its Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 45,712,398 shares, has sole voting power over 42,409,720 shares, sole dispositive power over 45,712,398 shares and shared voting and shared dispositive power over no shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(4)
Based on its Schedule 13G/A filed with the SEC on January 29, 2024, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 38,098,035 shares, has sole voting and sole dispositive power over no shares, shared voting power over 29,398,259 shares and shared dispositive power over 38,071,872 shares. The address of State Street Corporation is 1 Congress Street, Suite 1, Boston, Massachusetts 02114.

(5)
Based on its Schedule 13G filed with the SEC on February 9, 2024, Invesco Ltd., together with certain of its subsidiaries and in its capacity as a parent holding company to its investment advisors, beneficially owns 31,520,678 shares, has sole voting power over 31,167,667 shares, sole dispositive power over 31,520,678 shares, and shared voting and shared dispositive power over no shares. The address of Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

VALIDITY OF COMMON STOCK
The validity of the shares of ConocoPhillips common stock offered hereby will be passed upon for ConocoPhillips by Wachtell, Lipton, Rosen & Katz.

TAX OPINIONS
Certain U.S. federal income tax consequences of the transactions contemplated by the merger agreement will be passed upon by Wachtell, Lipton, Rosen & Katz and Kirkland & Ellis LLP.

EXPERTS
ConocoPhillips
The consolidated financial statements of ConocoPhillips at December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023 appearing in ConocoPhillips’ Annual Report on Form 10-K dated February 15, 2024, and the effectiveness of ConocoPhillips’ internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, performed a process review of the processes and controls used within ConocoPhillips in its preparation of proved reserves estimates as of December 31, 2023. This process review report appeared as an exhibit to ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2023, and is incorporated by reference herein in reliance on the authority of such firm as experts in such matters.
Marathon Oil Corporation
The financial statements of Marathon Oil and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Marathon Oil’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Certain estimates of Marathon Oil’s U.S. oil and natural gas reserves as of December 31, 2023 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement were audited by independent petroleum engineers, Ryder Scott Company. Certain estimates of Marathon Oil’s proved reserves of Alba field as of December 31, 2023 incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement were audited by independent petroleum engineers, Netherland, Sewell & Associates, Inc. Marathon Oil has included these estimates in reliance on the authority of such firms as experts in such matters.

HOUSEHOLDING OF PROXY MATERIALS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Marathon Oil common stock but who share the same address, Marathon Oil has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this proxy statement/prospectus until such time as one or more of these stockholders notifies Marathon Oil that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of Marathon Oil common stock may deliver only one copy of this proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Marathon Oil stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Marathon Oil stockholders affected by householding will continue to have access to and utilize separate proxy voting instructions. To opt out of householding for future proxy materials, please write to Marathon Oil’s Shareholder Services Office at 990 Town and Country Boulevard, Houston, Texas 77024.

FUTURE STOCKHOLDER PROPOSALS
If the merger agreement is not adopted by the requisite vote of the Marathon Oil stockholders or if the merger is not completed for any reason, prior to the date Marathon Oil is required to hold its 2025 annual meeting of stockholders (which we refer to as the “2025 annual meeting”) under applicable law, then Marathon Oil intends to hold the 2025 annual meeting. If the 2025 annual meeting occurs, pursuant to the Marathon Oil bylaws, Marathon Oil stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Marathon Oil board at such annual meeting.
Eligible stockholders may nominate a candidate for election to Marathon Oil’s board or submit a proposal for inclusion in Marathon Oil’s proxy statement for the 2025 annual meeting (which we refer to as the “2025 annual meeting proxy statement”) in accordance with the “proxy access” provisions of the Marathon Oil bylaws. Stockholder proposals and nominations for director submitted for inclusion in the 2025 annual meeting proxy statement must be received in writing by Marathon Oil’s Secretary at 990 Town and Country Boulevard Houston, TX 77024 on or after December 11, 2024, and no later than the close of business on January 10, 2025, and must otherwise comply with all of the requirements of the Marathon Oil bylaws. Stockholder proposals or nominations for director submitted outside the “proxy access” process must be received in writing by Marathon Oil’s Secretary on or after December 11, 2024, and no later than the close of business on January 10, 2025, and must otherwise comply with all of the requirements of the Marathon Oil bylaws. In addition to satisfying the foregoing requirements under the Marathon Oil bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Marathon Oil’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2025.

WHERE YOU CAN FIND MORE INFORMATION
Both ConocoPhillips and Marathon Oil file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. ConocoPhillips’ and Marathon Oil’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from ConocoPhillips by accessing ConocoPhillips’ website at www.conocophillips.com or from Marathon Oil by accessing Marathon Oil’s website at www.ir.marathonoil.com. Information on these websites is not part of this proxy statement/prospectus.
ConocoPhillips has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.
The SEC allows ConocoPhillips and Marathon Oil to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by ConocoPhillips:
•
Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on February 15, 2024);

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (filed with the SEC on May 2, 2024);

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 14, 2024 (filed with the SEC on April 1, 2024);

•
Current Reports on Form 8-K filed with the SEC on February 15, 2024, May 16, 2024 and May 29, 2024 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•
Any description of shares of ConocoPhillips common stock contained in a registration statement filed by ConocoPhillips pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•
Amended and Restated Certificate of Incorporation of ConocoPhillips, dated May 14, 2008 (filed with the SEC as Exhibit 3.1 to ConocoPhillips’ Quarterly Report on Form 10-Q filed with the SEC on July 30, 2008); and

•
Second Amended and Restated By-Laws of ConocoPhillips, dated May 16, 2023 (filed with the SEC as Exhibit 3.1 to ConocoPhillips’ Current Report on Form 8-K filed with the SEC on May 18, 2023).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Marathon Oil:
•
Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on February 22, 2024);

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (filed with the SEC on May 2, 2024);

•
Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 22, 2024 (filed with the SEC on April 10, 2024);

•
Current Reports on Form 8-K filed with the SEC on March 1, 2024, March 28, 2024, May 23, 2024 and May 29, 2024 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•
Any description of shares of Marathon Oil common stock contained in a registration statement filed by Marathon Oil pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•
Amended and Restated Certificate of Incorporation of Marathon Oil, dated May 22, 2024 (attached as Appendix A to Marathon Oil’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2024); and

•
Amended and Restated By-Laws of Marathon Oil, dated October 25, 2023 (filed with the SEC as Exhibit 3.1 to Marathon Oil’s Current Report on Form 8-K filed with the SEC on October 30, 2023).

In addition, ConocoPhillips and Marathon Oil are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the initial date of filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and until the date that the offering is terminated, provided, however, that ConocoPhillips and Marathon Oil are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning ConocoPhillips or Marathon Oil, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.
ConocoPhillips 925 N. Eldridge Parkway Houston, Texas 77079 Attention: Investor Relations (281) 293-1000	Marathon Oil Corporation 990 Town and Country Boulevard Houston, Texas 77024 Attention: Shareholder Services Office (713) 629-6600
To obtain timely delivery of these documents before the special meeting, Marathon Oil stockholders must request the information no later than [     ], 2024 (which is five business days before the date of the special meeting).
Neither ConocoPhillips nor Marathon Oil has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
CONOCOPHILLIPS,
PUMA MERGER SUB CORP.
and
MARATHON OIL CORPORATION
Dated as of May 28, 2024

Annex A	Certain Definitions
Annex B	Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2024 (this “Agreement”), among ConocoPhillips, a Delaware corporation (“Parent”), Puma Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Marathon Oil Corporation, a Delaware corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Common Stock and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, Parent, as the sole stockholder of Merger Sub, will approve and adopt this Agreement promptly following its execution;
WHEREAS, Parent and the Company desire to effect a strategic business combination on the terms and subject to the conditions set forth herein; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Average Price	3.2(c)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)

Definition	Section
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.4(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.4(d)(vii)
Company Common Stock	3.1(b)(i)
Company Contracts	4.19(b)
Company Disclosure Letter	Article IV
Company DSU Award	3.2(a)(ii)
Company Employee	6.9(a)
Company Equity Awards	3.2(e)
Company Independent Petroleum Engineers	4.17(a)(i)
Company Insurance Policies	4.21
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15(a)
Company Material Real Property Lease	4.15(b)
Company Note Offers and Consent Solicitations	6.17(b)
Company Option Award	3.2(b)
Company Owned Real Property	4.15(a)
Company Performance Unit Award	3.2(c)
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.24(c)
Company Reserve Reports	4.17(a)(i)
Company RSU Award	3.2(a)(i)
Company SEC Documents	4.5(a)
Company Stock Plan	3.2(a)(i)
Company Stockholders Meeting	4.4(b)
Confidentiality Agreement	6.7(b)
Consent Solicitations	6.17(b)
Converted Shares	3.1(b)(iii)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(c)
Debt Offer Documents	6.17(b)
DGCL	2.1
Divestiture Action	6.8(b)

Definition	Section
Effect	Annex A
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Shares	3.1(b)(iii)
Existing Credit Facility	6.17(a)
FCPA	4.9(e)
First Extended End Date	8.1(b)(ii)
GAAP	4.5(a)
Government Official	4.9(c)
HSR Act	4.4(a)
Indemnified Person	6.10(a)(i)
Initial End Date	8.1(b)(ii)
Letter of Transmittal	3.3(b)(i)
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Consideration Value	3.2(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Non-U.S. Plan	4.10(l)
OFAC	Annex A
Offers to Exchange	6.17(b)
Offers to Purchase	6.17(b)
Parent	Preamble
Parent Affiliate	9.10
Parent Board	Recitals
Parent Capital Stock	5.2(a)(ii)
Parent Closing Price	3.3(h)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.2(a)(ii)
Parent RSU Award	3.2(a)(i)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Stock Plans	5.2(a)(ii)(B)
Payoff Letter	6.17(a)
PBGC	4.10(h)
Proxy Statement	4.4(b)

Definition	Section
Registration Statement	4.8(a)
Rights-of-Way	4.16
Specified Regulatory Approvals	7.1(b)
Surviving Corporation	2.1
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11
ARTICLE II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).
2.2   Closing.
(a)   The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Houston, Texas time, on the date that is the third (3rd) Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, or such other place as Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)   As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4   Certificate of Incorporation of the Surviving Corporation.   At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex B, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(a)(ii), as provided therein or by applicable Law.
2.5   Bylaws of the Surviving Corporation.   The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(a)(ii), as provided therein or by applicable Law.
2.6   Directors and Officers of the Surviving Corporation.   The Parties shall take all necessary action such that from and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE
3.1   Effect of the Merger on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Capital Stock of Merger Sub.   Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding share of common stock of the Surviving Corporation immediately following the Effective Time.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Converted Shares) (such shares of Company Common Stock, the “Eligible Shares”), shall be converted into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”), subject to Section 3.3(h). As used in this Agreement, “Exchange Ratio” means 0.2550.
(ii)   All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).
(iii)   All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect Subsidiary of the Company or Parent (other than Merger Sub) (“Converted Shares”) shall automatically be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (subject to adjustment in accordance with Section 3.1(c)).
(c)   Impact of Stock Splits, Etc.   In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.2   Treatment of Equity Compensation Awards.
(a)   Company RSU Awards.
(i)   Except as set forth in Section 3.2(a)(ii), at the Effective Time, each outstanding award of restricted stock units in respect of Company Common Stock that vests solely based on service (a “Company RSU Award”) granted pursuant to the Company’s 2019 Incentive Compensation Plan, as amended from time to time, or any predecessor plan (the “Company Stock Plan”), shall be canceled and converted into an award of restricted stock units in respect of Parent Common Stock (a “Parent RSU Award”) covering that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Each Parent RSU Award corresponding to a Company RSU Award outstanding as of the date hereof shall, except as otherwise provided in this Section 3.2(a), be subject to substantially the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time.
(ii)   At the Effective Time, each Company RSU Award and each outstanding award of deferred stock units in respect of Company Common Stock (a “Company DSU Award”), in each case, granted to a non-employee director of the Company pursuant to the Company Stock Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, immediately vest with respect to 100% of the shares of Company Common Stock subject to such Company RSU Award or Company DSU Award, which shares of Company Common Stock shall be converted into the right to receive (A) the Merger Consideration in accordance with Section 3.1(b) with respect to each share of Company Common Stock and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to such Company RSU Award or Company DSU Award, payable by the Surviving Corporation as promptly as administratively possible after the Closing, but in no event later than ten (10) Business Days following the Closing.
(b)   Company Option Awards.   At the Effective Time, each outstanding and vested compensatory option to purchase shares of Company Common Stock (a “Company Option Award”) granted pursuant to the Company Stock Plan shall be canceled and converted into the right to receive that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient of (i) the product of (A) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Company Option Award, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option Award immediately prior to the Effective Time, divided by (ii) the Parent Closing Price. Any Company Option Award that has an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration Value shall be canceled for no consideration. The term “Merger Consideration Value” means the product of (x) the Exchange Ratio multiplied by (y) the Parent Closing Price.
(c)   Company Performance Unit Awards.   At the Effective Time, each outstanding award of performance units denominated in shares of Company Common Stock (a “Company Performance Unit Award”) granted pursuant to the Company Stock Plan shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, immediately vest and be converted into the right to receive (i) in the case of Company Performance Unit Awards that vest based on total shareholder return, (A) that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Performance Unit Award immediately prior to the Effective Time reflecting the attainment of the applicable performance metrics at the maximum level of performance (which, for the avoidance of doubt, shall be equal to 200% of the target number of performance units subject to such Company Performance Unit Award) multiplied by (y) the Exchange Ratio and (B) an amount in cash equal to the accrued but unpaid dividend equivalents with respect to each such share of Company Common Stock, or (ii) in the case of Company Performance Unit Awards that vest based on free cash flow, an amount in cash reflecting the attainment of the applicable performance metrics at the maximum level of performance (which, for the avoidance of doubt, shall be equal to 200% of the target number of performance units subject to such Company Performance Unit

Award) multiplied by the average of the daily closing price of a share of Company Common Stock during the final thirty (30) calendar days ending on the last trading day immediately preceding the Closing Date (the “Average Price “); provided, however that if any values were banked under such award based on a price per share of Company Common Stock that is greater than the Average Price then such higher price shall be used for such portion of the award, plus any dividend equivalents accrued with respect to such Company Performance Unit Award, in the case of each of the foregoing clauses (i) and (ii), as promptly as administratively possible after the Closing, but in no event later than ten (10) Business Days after the Closing.
(d)   Section 409A.   To the extent that any award described in this Section 3.2 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.
(e)   Administration.   Prior to the Effective Time, the Company Board and/or the compensation committee of the Company Board shall take such action and adopt such resolutions as are required or appropriate to (i) effectuate the treatment of the Company RSU Awards, Company DSU Awards, Company Performance Unit Awards and Company Option Awards (collectively, the “Company Equity Awards”) pursuant to the terms of this Section 3.2, (ii) if requested by Parent in writing, cause the Company Stock Plan to terminate effective as of the Effective Time and (iii) take all actions reasonably required to effectuate any provision of this Section 3.2, including to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any equity awards of the Company, including any Company Equity Awards. Parent shall take such actions as are necessary for the conversion of Company RSU Awards pursuant to this Section 3.2, including reservation, issuance and listing of shares of Parent Common Stock as are necessary to effectuate the transactions contemplated by this Section 3.2. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Parent RSU Awards and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as of the Effective Time and to maintain the effectiveness of such registration statement covering the Parent RSU Awards (and to maintain the current status of the prospectus contained therein) for so long as the Parent RSU Awards remain outstanding.
3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Effective Time, Parent shall enter into an agreement with Parent’s or the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.
(b)   Payment Procedures.
(i)   Certificates.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(ii)   Non-DTC Book-Entry Shares.   As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).
(iii)   DTC Book-Entry Shares.   With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.
(iv)   No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.
(v)   With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the one hundred eightieth (180th) day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen, or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)   Distributions with Respect to Unexchanged Shares of Parent Common Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume-weighted average price of Parent Common Stock for the five (5) consecutive trading days ending two (2) trading days prior to the Closing Date as reported by Bloomberg, L.P. (the “Parent Closing Price”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law; provided that, except as otherwise required by Law, the Parties agree that the Merger Consideration payable or deliverable pursuant to this Agreement shall not be subject to withholding under Section 1445 of the Code or the Treasury Regulations promulgated thereunder. Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are deducted or withheld and paid over to the appropriate Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
3.4   No Appraisal Rights.   In accordance with the DGCL, no appraisal rights shall be available with respect to the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2022 and on or prior to two (2) calendar days prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
4.1   Organization, Standing and Power.   Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.
4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,925,000,000 shares of Company Common Stock and (ii) 26,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 24, 2024: (A) 559,537,721 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding; (B) 18,897,425 shares of Company Common Stock remained available for issuance pursuant to the Company Stock Plan (after accounting for the stock-settled Company Equity Awards included herein with stock-settled Company Performance Unit Awards included assuming satisfaction of applicable performance goals at the maximum level); (C) there were 340,651 shares of Company Common Stock subject to outstanding Company Option Awards (which awards have a weighted average exercise price of $27.64 per share); (D) there were 3,813,286 shares of Company Common Stock subject to outstanding Company RSU Awards; (E) there were 187,237 shares of Company Common Stock subject to outstanding Company DSU Awards; (F) there were 638,079 shares (assuming satisfaction of applicable performance goals at the target level) or 1,276,158 shares (assuming satisfaction of applicable performance goals at the maximum level) of Company Common Stock subject to outstanding Company Performance Unit Awards that are by their terms settleable in shares of Company Common Stock; and (G) there were 471,036 shares (assuming satisfaction of applicable performance goals at the target level) or 942,072 shares (assuming satisfaction of applicable performance goals at the maximum level) of Company Common Stock subject to outstanding Company Performance Unit Awards that are by their terms settleable in cash based on the value of Company Common Stock.
(b)   All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Stock Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all Encumbrances (other than Permitted Encumbrances) and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since May 24, 2024 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other employee awards granted from the close of business on May 24, 2024 to the date of this Agreement, as of the date of this Agreement, there are outstanding: (A) no Voting Debt or other voting securities of the Company, (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it or they are bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Capital Stock (or any option, warrant or other right to acquire Company Capital Stock).
(c)   As of the date of this Agreement, except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2(c) of the Company Disclosure Letter.
4.3   Authority; No Violations; Consents and Approvals.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (such recommendation described in this clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both), (i) contravene, conflict with or result in a violation of any material provision of the Organizational Documents of the Company (assuming that the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) assuming the consummation of the actions described in Section 6.17, with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not party to any contract, arrangement or other commitment that does or would entitle any Person to appoint one (1) or more directors to the Company Board.
4.4   Consents.   No Consent from or filings with any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto, and (ii) filings in connection with the Specified Regulatory Approvals and the receipt of the Specified Regulatory Approvals; (b) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (the “Proxy Statement”) relating to the meeting of the stockholders of the Company to consider the approval and adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.5   SEC Documents; Financial Statements.
(a)   Since December 31, 2021, the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, as applicable (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.
4.6   Absence of Certain Changes or Events.
(a)   From December 31, 2023 through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(b)   From December 31, 2023 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects.
4.7   No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2024 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2024; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2024; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred after the date of this Agreement to the extent permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.7, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.
4.9   Company Permits; Compliance with Applicable Law.
(a)   The Company and its Subsidiaries hold and at all times since December 31, 2021, held all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2021 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent, or other person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent or any other person acting on behalf of the Company or any of its Subsidiaries, in each case in its capacity as such, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other person in his or her official capacity, (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage, in each case in violation of applicable Anti-Corruption Laws.
(d)   Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of the Company, agents, representatives and other persons acting on behalf of the Company or any of its Subsidiaries, in each case in its capacity as such, are, and at all times since December 31, 2021 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on since December 31, 2021, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021 (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any agents, employees (other than officers), representatives, or any other person acting at the direction of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have maintained internal controls, policies and procedures to ensure material compliance with the U.S. Foreign Corrupt Practice Act of 1977, as amended (the “FCPA”) and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with the FCPA and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Money Laundering Laws.
4.10   Compensation; Benefits.
(a)   Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list of all of the material Company Plans.
(b)   True, correct and complete copies of each of the material Company Plans (or, in the case of any material Company Plan not in writing, a description of the material terms thereof) and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent summary plan description with respect to each Company Plan and most recently prepared financial statements and actuarial reports (if any).
(c)   Each Company Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.
(d)   There are no Proceedings pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans within the past three (3) years except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   All material contributions required to be made by the Company to the Company Plans pursuant to their terms have been timely made in all material respects.
(f)   There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements, and all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.
(g)   Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or may rely on an opinion or advisory letter from the Internal Revenue Service as to its qualified status and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h)   Except as set forth on Schedule 4.01(h) of the Company Disclosure Letter, none of the Company or any member of its Aggregated Group sponsors, maintains, contributes to or has ever in the past six (6) years sponsored, maintained or had an obligation to contribute to, and no Company Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Schedule 4.01(h) of the Company Disclosure Letter, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested) on a termination basis; (iii) within the past six (6) years, no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, and the consummation of the Transactions will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full in all material respects; (v) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Plan. Neither the Company nor any Affiliate has engaged in, or is a successor or affiliate of an entity that has engaged in, a transaction that is described in Section 4069 or Section 4212(c) of ERISA.
(i)   Except as required by applicable Law or as set forth on Schedule 4.01(i) of the Company Disclosure Letter, no Company Plan provides retiree or post-employment health, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.
(j)   Except as set forth on Schedule 4.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any employee or other service provider of the Company or its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or other service provider, (iii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any material liability under any Company Plan, (v) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vi) result in any “excess parachute payment” within the meaning of Section 280G of the Code.
(k)   Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(l)   Except as set forth on Schedule 4.10(l) of the Company Disclosure Letter, no material Company Plan is maintained outside the jurisdiction of the United States or covers any employee or other service provider of the Company or its Subsidiaries who resides or works outside of the United States (each a “Non-U.S. Plan”). No Non-U.S. Plan is a defined benefit pension plan. Each Non-U.S. Plan (i) has been maintained in accordance with all applicable requirements; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; and (iii) if required to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, in each case of the foregoing items (i) through (iii), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.11   Labor Matters.
(a)   (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar agreement with any labor union, (ii) there is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and (iii) the Company does not have knowledge of any activity or Proceeding of any labor organization (or representative thereof) to organize any such employees.
(b)   There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement, other similar agreement with any labor union, or other labor-related grievance Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   There is no strike, concerted slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries involving any employees of the Company or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   The Company and its Subsidiaries are, and since December 31, 2021 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or other individual independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Since December 31, 2021, except as has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company: (i) the Company and its Subsidiaries have reasonably investigated all sexual harassment and sexual misconduct allegations against officers, directors, and employees of the Company and its Subsidiaries; (ii) with respect to each such allegation (except any that the Company and its Subsidiaries reasonably determined to not have merits), the Company and its Subsidiaries have taken corrective action reasonably calculated to prevent further improper action; (iii) no allegations of sexual harassment or sexual misconduct have been made against any current or former officer, director or employee of the Company or its Subsidiaries; and (iv) there are no Proceedings pending or, to the knowledge of the Company, threatened related to allegations of sexual harassment or sexual misconduct by any current or former officer, director or employee of the Company or any of its Subsidiaries. Since December 31, 2021, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former officer, director or employee of the Company or any of its Subsidiaries.
4.12   Taxes.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   (A) all Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate; (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents) have been timely paid in full; (C) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied, and all Taxes required to be withheld have been timely withheld or collected and timely paid in full, or are properly holding for timely payment in full; and (D) the Company and its Subsidiaries have complied with all information reporting related to Taxes (and related withholding) and record retention requirements;
(ii)   there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course);
(iii)   (A) there is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity and (B) there are no audits, examinations or Proceedings pending or threatened in writing regarding any Taxes of the Company or any of its Subsidiaries;

(iv)   (A) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (x) an agreement or arrangement solely between or among the Company and/or any of its Subsidiaries, or (y) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither the Company nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;
(v)   neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2);
(vi)   neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions;
(vii)   in the past three (3) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries;
(viii)   neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period ending after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law);
(ix)   there are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances; and
(x)   the Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.
(b)   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as may arise under Antitrust Laws after the date hereof with respect to the Transactions, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.14   Intellectual Property.
(a)   The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and since December 31, 2021 has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   To the knowledge of the Company, since December 31, 2021, no Person has challenged, infringed, misappropriated or otherwise violated any material Company Intellectual Property or any rights of the Company or any of its Subsidiaries in any licensed Company Intellectual Property.
(d)   The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of the Company, are free from any malicious code.
(f)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.
4.15   Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”), in each case free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.
4.16   Rights-of-Way.   Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner presently conducted by the Company and its Subsidiaries, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and has conducted its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the

Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way.
4.17   Oil and Gas Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve report audits prepared by Ryder Scott Company and Netherland, Sewell & Associates, Inc. (collectively, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2023 (the “Company Reserve Reports”), (ii) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of, or (iii) sales or dispositions after the date hereof that were permitted under Section 6.1(b)(v) or otherwise consented to by Parent in writing, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties, unless such increase is accompanied by a proportionate (or greater) increase in net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)   Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Reports, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Reports fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for amounts being held in suspense (by the Company, any of its Subsidiaries, any third-party operator thereof or any other Person) in accordance with applicable Law, as reported in the Company SEC Documents, as a result of the ongoing preparation and approval of division order title opinions for recently drilled Wells, or for amounts contested in good faith in the Ordinary Course, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid and (iii) neither the Company nor any of its Subsidiaries (and, to the Company’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the Ordinary Course and for which reserves have been established in accordance with GAAP) and are not being held in suspense (by the Company, any of its Subsidiaries, any third-party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells, in accordance with applicable Law, or as reported in the Company SEC Documents.
(e)   All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the material Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions.
4.18   Environmental Matters.   Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)   the Company and its Subsidiaries and their respective operations and assets are, and since December 31, 2021 have been, in compliance with Environmental Laws;
(b)   the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened in writing Proceedings under Environmental Laws; and
(c)   there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, neither the Company nor any of its Subsidiaries has since December 31, 2021 received any written notice asserting a liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, the subject of which is unresolved.
4.19   Material Contracts.
(a)   Schedule 4.19(a) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents and Schedule 4.10(a) and 4.10(l) listing material Company Plans, sets forth a true and complete list, as of the date of this Agreement, of:
(i)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(ii)   each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $100,000,000;

(iii)   each contract relating to Indebtedness (including commitments with respect thereto) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000, other than agreements solely between or among the Company and its Subsidiaries;
(iv)   each contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000,000 in any calendar year or over the life of the contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within ninety (90) days, other than contracts related to drilling rigs;
(v)   each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or (C) prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;
(vi)   each contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties of the Company for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from the Company or any of its Subsidiaries exceeds $100,000,000, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the Ordinary Course;
(vii)   each material partnership, joint venture or limited liability company agreement, other than with arrangements exclusively among the Company and/or its wholly owned Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company;
(viii)   each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract (A) requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2024, that would reasonably be expected to be in excess of $150,000,000 in the aggregate or (B) to which the Company or any of its Subsidiaries is a party and that includes a third-party investment or funding commitment greater than $150,000,000 (such contract in the case of this subclause (B), a “Development Agreement”), other than, in each case, customary joint operating agreements and continuous development obligations under Oil and Gas Leases;
(ix)   any contract (A) that provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons or water (1) in excess of 35,000 barrels of oil equivalent of Hydrocarbons or water per day over a period of one (1) month (calculated on a yearly average basis) or (2) for a term greater than ten (10) years or (B) pursuant to which the Company reasonably expects that it will receive or make aggregate payments under in excess of $150,000,000 in any of the next three (3) succeeding fiscal years or over the life of the contract that, in the case of the foregoing subclauses (A) or (B), (x) has a remaining term of greater than ninety (90) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within ninety (90) days and (y) provides for a “take-or-pay” clause or any similar prepayment obligation and acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes;
(x)   each collective bargaining agreement with a labor union to which the Company is a party or bound;

(xi)   each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000;
(xii)   each contract for any Company Related Party Transaction; or
(xiii)   each agreement that contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject and that is material to the business of the Company and its Subsidiaries, taken as a whole, except for (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements.
(b)   Collectively, the contracts set forth or required to be set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.20   Derivative Transactions.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers since December 31, 2021 were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.
(c)   The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Schedule 4.20(c) of the Company Disclosure Letter lists, as of the date of this Agreement, all Derivative Transactions to which the Company or any of its Subsidiaries is a party.

4.21   Insurance.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Company Insurance Policies”) is in full force and effect on the date of this Agreement. The Company Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Company Insurance Policies have been duly paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2021, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. As of the date hereof, the Company does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $15,000,000 in the aggregate.
4.22   Opinion of Financial Advisor.   The Company Board has received the oral opinion of Morgan Stanley & Co. LLC addressed to the Company Board, to be subsequently confirmed by delivery of a written opinion, to the effect that, based upon and subject to the assumptions, qualifications, limitations, and other matters set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates). A copy of the written opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).
4.23   Brokers.   Except for the fees and expenses payable to Morgan Stanley & Co. LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.
4.24   Related Party Transactions.   Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which the Company and any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in the foregoing clause (b), to the knowledge of the Company) is a party (each of the foregoing, a “Company Related Party Transaction”).
4.25   Regulatory Matters.
(a)   The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
(b)   All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal

Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.
4.26   Takeover Laws.   Assuming the accuracy of the representations and warranties set forth in Section 5.11, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock or the Transactions.
4.27   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this Article IV.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since December 31, 2022 and on or prior to two (2) calendar days prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
5.1   Organization, Standing and Power.   Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect, and neither Parent nor Merger Sub is in violation of any of the provisions of such Organizational Documents.
5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Parent Common Stock and (ii) 500,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on May 24, 2024: (A) 1,164,305,918 shares of Parent Common Stock were issued and outstanding, and no shares of Parent Preferred Stock were issued and outstanding; (B) there were outstanding options to purchase 2,364,975 shares of Parent Common Stock pursuant to Parent’s 2023 Omnibus Stock and Performance Incentive Plan, as amended from time to time, and prior plans (the “Parent Stock Plans”); and (C) there were outstanding other stock-settled equity-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 7,778,183 shares of Parent Common Stock.
(b)   All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Parent Stock Plans). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect Subsidiary of Parent, are owned free and clear of all Encumbrances (other than Permitted Encumbrances) and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since May 24, 2024 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other employee awards granted from the close of business on May 24, 2024 to the date of this Agreement, as of the date of this Agreement, there are outstanding: (1) no Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

5.3   Authority; No Violations; Consents and Approvals.
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Common Stock and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. No vote of the holders of any class or series of Parent Capital Stock is necessary to approve the Parent Stock Issuance.
(b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any material provision of the Organizational Documents of either Parent or Merger Sub, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4   Consents.   No Consent from or filings with any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) (i) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto, and (ii) filings in connection with the Specified Regulatory Approvals and the receipt of the Specified Regulatory Approvals; (b) the filing with the SEC of (i) the Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.5   SEC Documents; Financial Statements.
(a)   Since December 31, 2021, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, as applicable (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply, in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.
5.6   Absence of Certain Changes or Events.   From December 31, 2023 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2024 (including the notes thereto) contained in the Parent’s Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2024; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2024; (c) liabilities incurred in connection with the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.
5.9   Taxes.   Neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its Subsidiaries or any of their Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.
5.11   Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).
5.12   Business Conduct.   Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.13   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.13 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent and Merger Sub in this Article V.
(b)   Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1   Conduct of Company Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, the rules and regulations of the NYSE or the terms of a Company Plan, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, conduct its businesses in the Ordinary Course, and use commercially reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, comply in all material respects with applicable Laws and the Company Contracts, and maintain in effect all existing material Company Permits, keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it; provided that this Section 6.1(a) shall not prohibit the Company and any of the Company Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of the Company or any of the Company Subsidiaries or the environment; provided, further, however, that the Company shall, as promptly as reasonably practicable, inform Parent of such condition and any such actions taken pursuant to the prior proviso.
(b)   Except (i) as set forth on the corresponding subsection of Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or the rules and regulations of the NYSE, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit its Subsidiaries to:
(i)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (w) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by the Company in the Ordinary Course (and, for avoidance of doubt, excluding any special dividends) in an amount not to exceed $0.11 per share of Company Common Stock and consistent with past practice, (x) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company, and (y) dividends or distributions set forth on Schedule 6.1(b)(i) of the Company Disclosure Letter; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except (x) as required by the terms of any capital stock or equity interest of any Company Subsidiary outstanding on the date of this Agreement, (y) as required by the terms of any Company Equity Awards outstanding on the date hereof or issued in accordance with this Agreement, or (z) to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any Company Equity Awards outstanding as of the date hereof, in accordance with the terms of the Company Stock Plan and applicable award agreements as of the date hereof;
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the delivery of Company Common Stock upon the vesting of, exercise of or lapse of any restrictions on any Company Equity Awards outstanding on the date hereof in accordance with the terms of the Company Stock Plan and applicable award agreements as of the date hereof; (B) the sale of shares of Company Common Stock issued pursuant to the exercise or vesting of Company Equity Award outstanding on the date hereof, in each case, if necessary to effectuate exercise or the withholding of Taxes; (C) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company; and (D) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)   amend or propose to amend the Company’s Organizational Documents or the Organizational Documents of any Company Subsidiary;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (w) any such action solely between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Company Subsidiaries, (x) acquisitions of inventory in the Ordinary Course, (y) acquisitions of other assets in the Ordinary Course pursuant to a Contract of the Company or any of its Subsidiaries as in effect on the date of this Agreement and listed in Schedule 6.4(b)(iv) of the Company Disclosure Letter or (z) acquisitions for which the consideration is less than $75,000,000 individually or in the aggregate;
(v)   sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties (including Intellectual Property); other than (A) sales, leases or dispositions for which the consideration (or the fair market value of such consideration, if non-cash) is less than $50,000,000 for any individual transaction or $75,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; (C) asset swaps the fair market value of which are less than $50,000,000 for any individual transaction or $75,000,000 in the aggregate; (D) pursuant to a Contract of the Company or any of its Subsidiaries as in effect on the date of this Agreement and listed in Schedule 6.1(b)(v) of the Company Disclosure Letter; (E) among the Company and its wholly owned Subsidiaries; (F) sales of obsolete or worthless equipment; (G) the expiration of any Oil and Gas Lease in accordance with its terms and in the Ordinary Course; or (H) non-exclusive licenses of Intellectual Property in the Ordinary Course; provided that the Company shall not be permitted to sell any asset if, as a result of such sale, the Company would fail the “substantially-all test” of Section 368(a) of the Code;
(vi)   authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than consolidation, liquidation or dissolution of dormant wholly-owned Subsidiaries of the Company;
(vii)   change in any material respect their material accounting principles, practices or methods, except as required by GAAP or applicable Law;
(viii)   (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes, (B) change an annual Tax accounting period with respect to material Taxes, (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method, (D) file any material amended Tax Return that is reasonably likely to result in a material increase to a Tax liability (other than as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law)), (E) enter into any closing agreement with respect to material Taxes, (F) settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, except where the amount of any such settlements or compromises or forgone refunds does not exceed $20,000,000 in the aggregate and, for the absence of doubt, the Company and its Subsidiaries shall act reasonably in reaching such settlements or compromises or in forgoing such refunds, or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (other than in the Ordinary Course);
(ix)   (A) grant any increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, employees or other service providers, except as required by applicable Law, as required by the terms of a Company Plan as in effect as of the date hereof or in the ordinary course of business consistent with past practice in connection with promotions in respect of employees whose annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) is less than $300,000; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) grant any new equity-based or non-equity awards, amend or modify the terms of any outstanding equity-based or non-equity awards, pay any incentive or performance-based compensation or benefits or approve treatment of outstanding equity awards in connection with the Transactions that is inconsistent with the treatment contemplated by Section 3.2; (D) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Company Plan as in effect as of the date hereof; (E) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, other than entering into offer letters with employees permitted to be hired pursuant to Section 6.1(b)(ix)(G) on the Company’s standard form in the ordinary course of business consistent with past practice that can be terminated within thirty (30) days without penalty or payment of severance in excess of any severance required by applicable Law; (F) establish any Company Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Company Plan in existence on the date of this Agreement, other than (I) amendments that do not have the effect of enhancing any compensation or benefits thereunder or otherwise resulting in increased costs to the Company or its Subsidiaries in an aggregate annual amount as a result of all such amendments in excess of $500,000, or imposing restrictions on the Company or its Subsidiaries, or (II) immaterial changes or amendments made as a result of annual enrollment or annual renewal of welfare plans or restatements of such plans; (G) hire or promote any employee or engage any other service provider (who is a natural person) who has (or would have) a title of Vice President or above or who has (or would have) an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $300,000; (H) terminate the employment of any employee or other service provider who has an annualized target compensation opportunity (including base compensation, target annual bonus opportunity and target long-term incentive opportunity) in excess of $300,000 or with a title of Vice President or above, in each case, other than for cause; or (I) enter into, amend or terminate any collective bargaining agreement or other similar labor agreement with a union or other similar labor organization, except as required by applicable Law;
(x)   (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of the Company’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than (i) breakage, funding, indemnity or similar costs and (ii) retirements, repayments, discharges and satisfactions in the Ordinary Course of Indebtedness incurred by the Company or its direct or indirect wholly-owned Subsidiaries and owed to the Company or its direct or indirect wholly-owned Subsidiaries); (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; (C) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; or (D) permit the Municipal Bonds due 2024 to remain outstanding after July 1, 2024 or remarket such bonds; provided, however, that the foregoing clauses (B) and (C) shall not restrict (1) the incurrence of Indebtedness under the Existing Commercial Paper Program and Existing Credit Facility in the Ordinary Course in an amount not to exceed in the aggregate at any time outstanding $1,500,000,000 (which amount shall include amounts borrowed to refinance the Municipal Bonds due 2024); (2) the incurrence of Indebtedness in the Ordinary Course by the Company that is owed to any wholly-owned Subsidiary of the Company or by any wholly-owned Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company; or (3) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1) or (2);
(xi)   (A) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement, (B) subject in the case of Development Agreements to the following clause (C), materially modify, materially amend, terminate or assign, or waive, release or assign any rights, claims or benefits under, any Company Contract, (C) enter into, materially modify, materially amend, terminate, extend, or make or permit any material election under any Development Agreement, or (D) enter into any material Derivative Transaction;
(xii)   cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having, in each case, a value in excess of $5,000,000 in the aggregate;
(xiii)   waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) other than the settlement of such Proceedings that (A) involve only the payment of monetary damages by the Company or any of its Subsidiaries not exceeding $15,000,000 individually or in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company Subsidiaries), (B) do not impose any restrictions or limitations upon the assets, operations, business or conduct of the Company or any of its Subsidiaries or any equitable or injunctive remedies on the Company or any of its Subsidiaries and (C) do not involve the admission of any criminal wrongdoing by the Company or any of its Subsidiaries; provided, that the Company shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;
(xiv)   make or commit to make any capital expenditures other than (x) the capital expenditures permitted by Schedule 6.1(b)(xiv) of the Company Disclosure Letter and (y) capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Parent of any such expenditure as soon as reasonably practicable);
(xv)   take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xvi)   take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied;
(xvii)   make any loans, advances or capital contributions to, or investments in, any other Person, other than for acquisitions permitted by clause (iv) of this Section 6.1(b);
(xviii)   fail to use commercially reasonable efforts to maintain in full force and effect any Material Company Insurance Policies (or substantially similar replacements thereto); provided that in the event of a termination, cancellation or lapse of any Material Company Insurance Policy, the Company shall use commercially reasonable efforts to promptly obtain replacement policies providing substantially comparable insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date hereof; or
(xix)   agree to take any action that is prohibited by this Section 6.1(b).
6.2   Conduct of Parent Business Pending the Merger.
(a)   Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or the rules and regulations of the NYSE, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, conduct its businesses in the Ordinary Course, and use commercially reasonable efforts to preserve substantially intact its present material business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it; provided that this Section 6.2(a) shall not prohibit Parent and any of Parent’s Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset of Parent or any of Parent’s Subsidiaries or the environment; provided, further, however, that Parent shall, as promptly as reasonably practicable, inform the Company of such condition and any such actions taken pursuant to the prior proviso.
(b)   Except (i) as set forth on the corresponding subsection of Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or the rules and regulations of the NYSE, or (iv) as otherwise consented to by the

Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not:
(i)   declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent (excluding, for the avoidance of doubt, stock buybacks), except for quarterly cash dividends (which may include the ordinary dividend and/or variable return of cash) and corresponding dividend equivalents in respect of equity awards payable by Parent, together with increases that are materially consistent with past practice;
(ii)   amend or propose to amend Parent’s Organizational Documents (other than in immaterial respects) in a manner that would prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions or otherwise materially and adversely affect the consummation of the Transactions, or be materially adverse to the Company’s stockholders (as compared to other stockholders of Parent);
(iii)   adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent; or
(iv)   agree to take any action that is prohibited by this Section 6.2.
6.3   Control of Business.   Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4   No Solicitation by the Company.
(a)   From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Competing Proposal. Within one (1) Business Day of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the twelve (12) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person or its Representatives. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.
(b)   From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:
(i)   initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Company Competing Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;

(iii)   furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Competing Proposal;
(iv)   enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)); or
(v)   submit any Company Competing Proposal to the vote of the stockholders of the Company;
provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information, except as otherwise specifically permitted hereunder).
(c)   From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to, or that could reasonably be expected to lead to, a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within the 24 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer made in writing provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer that is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (i) keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, inquiry, proposal or offer (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise Parent of the status of any such discussions or negotiations and (ii) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)   Except as permitted by Section 6.4(e), the Company Board, including any committee thereof, agrees it shall not:
(i)   withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;
(ii)   fail to include the Company Board Recommendation in the Proxy Statement;
(iii)   approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;
(iv)   publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v)   in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)   if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting); or
(vii)   cause or permit the Company or any of its Subsidiaries to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).
(e)   Notwithstanding anything in this Agreement to the contrary:
(i)   the Company Board may, after consultation with its outside legal counsel, make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);
(ii)   prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) with any Person if (A) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Company Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (1) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable in all material respects than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 6.4 or that otherwise prohibits the Company from complying with the provisions of this Section 6.4), (2) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (3) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (4) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii)   prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation (other than of the type described in clause (vi) of the definition thereof) or terminate this Agreement pursuant to and in accordance with Section 8.1(e) in order to enter into a definitive agreement with respect to such Company Superior Proposal; provided, however, that such a Company Change of Recommendation or termination of this Agreement, as applicable, may not be made unless and until:
(A)   the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;
(B)   the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)   the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;
(D)   after giving such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation or terminate this Agreeement in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal, or terminate this Agreement pursuant to Section 8.1(e) to enter into a definitive agreement with respect to such Company Superior Proposal, as applicable, would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and
(iv)   prior to, but not after, receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:
(A)   the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Company Intervening Event has occurred;
(B)   the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;
(C)   the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;
(D)   after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and
(E)   at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to three (3) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(f)   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.4(f), in each case, during the thirty (30) days prior to the date of this Agreement.
(g)   Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by a director or officer of the Company or any of its Subsidiaries or by any

Representative of the Company or its Subsidiaries acting at the Company’s direction or on its behalf, in each case, in violation of this Section 6.4, shall be deemed to be a breach of this Section 6.4 by the Company.
6.5   Preparation of Proxy Statement and Registration Statement.
(a)   Parent and the Company will jointly prepare and cause to be filed with the SEC the Registration Statement (in which the Proxy Statement will be included) and the Proxy Statement and shall use commercially reasonable efforts to cause such filing to be made no later than thirty (30) days after the date hereof. The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and furnish all information concerning itself and its Affiliates that is required in connection with the preparation of the Registration Statement or Proxy Statement and any amendments or supplements thereto. No filing of, or amendment or supplement to, the Registration Statement or Proxy Statement or response to SEC comments will be made by Parent or the Company without providing the other Party a reasonable opportunity to review and comment thereon and such Party shall give reasonable consideration to any comments made by the other Party and its Representatives; provided, that with respect to documents filed by a Party related to the Transactions which are incorporated by reference in the Registration Statement or Proxy Statement, the other Party’s right to comment shall not apply with respect to information (if any) relating to the filing Party’s business, financial condition or results of operations. Each of Parent and the Company shall use its commercially reasonable efforts to (i) cause the Registration Statement and the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the holders of Company Common Stock and at the time of the Company Stockholders Meeting, to (A) comply as to form in all material respects with the requirements of the Securities Act and Exchange Act, respectively, and the rules and regulations promulgated thereunder and (B) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.
(b)   Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or the issuance of any stop order or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(c)   If at any time prior to the Effective Time, Parent or the Company discovers any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
6.6   Company Stockholders Meeting.
(a)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within forty (40) days thereof). Except as expressly permitted by Section 6.4, the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and the Proxy Statement shall include the Company Board Recommendation. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholders Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall if requested by Parent, adjourn or postpone the Company Stockholders Meeting (i) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (B) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (1) the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) postpone or adjourn the Company Stockholder Meeting (x) more than a total of three (3) times pursuant to clause (i)(A) or (ii) of the immediately preceding sentence or (y) for a period exceeding ten (10) Business Days in the aggregate pursuant to clause (i)(A) or (ii) of the immediately preceding sentence; and (2) if the Company Stockholders Meeting is postponed or adjourned, the Company shall reconvene the Company Stockholders Meeting at the earliest practicable date on which the Company reasonably expects to have sufficient affirmative votes to obtain the Company Stockholder Approval; and provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the End Date. If requested by Parent, the Company shall promptly provide all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained.
(b)   The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith), which record date shall be prior to (or as promptly as reasonably practicable following) the effectiveness of the Registration Statement. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents.
(c)   Without the prior written consent of Parent or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) the Company shall not call, hold or convene any meeting of the stockholders of the Company other than the Company Stockholders Meeting and the regular annual meeting of stockholders of the Company for 2025 and 2026 (provided that (x) the proposals presented at any such annual stockholders’ meeting are the same as those customarily presented by the Company at its annual stockholders’ meetings, and (y) the Company does not present any proposal at any such annual stockholders’ meeting that would violate the terms of this Agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger or the other transactions contemplated by this Agreement).
(d)   Without limiting the generality of the foregoing, the Company agrees that (x) its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication of any Company Competing Proposal or other proposal (including a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event, and (y) prior to the valid termination of this Agreement pursuant to Article VIII, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation.
(e)   Promptly after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.
6.7   Access to Information.
(a)   Subject to applicable Law, Section 6.8(c) and the other provisions of this Section 6.7, the Company shall (and shall cause its Subsidiaries to), upon request by Parent, furnish Parent with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent or any of its Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:
(i)   the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to Parent or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, that the Company shall inform Parent as to the general nature of what is being withheld and the Company shall reasonably cooperate with Parent to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);
(ii)   Parent shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company (granted or withheld in its sole discretion); and
(iii)   no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company or to operate as a non-compete obligation against Parent and its Subsidiaries.

(b)   The Confidentiality Agreement dated as of May 10, 2024 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, that section 8 of the Confidentiality Agreement shall be of no force and effect as of the date hereof. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Transactions maintained by or on its behalf to which the other Party and its Representatives were provided access prior to the date of this Agreement.
6.8   HSR and Other Approvals.
(a)   Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) through 6.8(e), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing (but subject to Sections 6.8(b) and 6.8(e)), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees, provided, that the Company shall take such actions if requested by Parent so long as such actions are conditioned on the occurrence of the Closing and Parent has agreed to reimburse the Company for its reasonable out-of-pocket costs in connection with such actions in the event that the Closing does not occur. Parent and the Company shall have the right to review in advance and each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement and Proxy Statement). The Company and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Parent (which consent, subject to Section 6.8(b), may be withheld in Parent’s sole discretion).
(b)   As promptly as reasonably practicable following the execution of this Agreement, (x) the Parties shall file, or cause to be filed all required Notification and Report Forms under the HSR Act with respect to this Agreement and the Transactions (which shall be filed no later than ten (10) Business Days following the date of this Agreement, provided that there are no changes in effect in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instance the Company and Parent shall use reasonable best efforts to file or cause to be filed any and all required notification and report forms under the HSR Act as promptly as commercially practicable thereafter); and (y) Parent shall, at its own cost, and with the cooperation and support of the Company and its Subsidiaries, file, or cause to be filed any required merger notifications in connection with the Specified Regulatory Approvals (which shall be filed no later than twenty (20) Business Days following the date of this Agreement). Each of Parent and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act, ensure the prompt receipt of the Specified Regulatory Approvals or the expiration or lapse of any legislated review periods (including any extensions thereof) in the jurisdictions where Specified Regulatory Approvals are sought (as applicable), and bring about the Closing as promptly as practicable. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information or documentary materials from any Governmental Entity (“Antitrust Authority”) charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to govern competition, trade or foreign investment, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment for the purpose of national security, public order, or defense matters (collectively, “Antitrust Laws”).
(c)   Each Party shall: (i) promptly notify the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from an Antitrust Authority or other Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to an Antitrust Authority or other Governmental Entity, (ii) keep the others informed of any developments, meetings or discussions with any Antitrust Authority or other Governmental Entity in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with an Antitrust Authority or other Governmental Entity in respect of any filings, investigation or inquiry concerning the Transactions without giving the other parties prior notice of such meeting or discussions and, unless prohibited by such Antitrust Authority or other Governmental Entity, the opportunity to attend or participate. However, (A) each of Parent and the Company may designate any non-public information provided to any Antitrust Authority or other Governmental Entity as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Parties hereto without approval of the Party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)   In furtherance of the foregoing, Parent shall take any and all actions necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets, or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating, transferring or creating any existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, or accepting any restriction on Parent’s freedom of action following the Closing; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, Parent shall enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”) to avoid the entry of or effect the dissolution of any Law preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure the expiration or termination of the waiting period under the HSR Act, and to receive the Specified Regulatory Approvals, as promptly as reasonably practicable; provided, however, that, notwithstanding any other provisions of this Agreement, neither Parent nor any of its Subsidiaries shall be required to (1) take or agree to take (and, without the express prior written consent of Parent, the Company and its Subsidiaries shall not take or agree to take) any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries from and after the Effective Time (but, for purposes of determining whether any effect is material, calculated as if Parent and its Subsidiaries from and after the Effective Time were collectively the same size as Company and its Subsidiaries as of the date of this Agreement), taken as a whole or (2) agree to or otherwise accept a requirement for Parent or any of its Subsidiaries (including at or after the Closing, the Company and any of its Subsidiaries) to provide prior notice to, or obtain prior approval from, any Antitrust Authority or other Governmental Entity, provided, that subject to and as specified in Schedule 6.8(d) of the Company Disclosure Letter, Parent shall, if required by any applicable Antitrust Authority or other Governmental Entity, agree to any requirement to provide prior notice to, or to obtain prior approval from, any Antitrust Authority or other Governmental Entity to the extent such requirement is immaterial to Parent. Notwithstanding any other provisions of this Section 6.8, nothing in this Agreement shall require Parent to take or agree to take any Divestiture Action or other action (other than de minimis actions) with respect to Parent and its Subsidiaries (other than with respect to the Company and its Subsidiaries (from and after the Effective Time)). The Company shall agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the Closing. In the event that any Divestiture Action is proposed by or acceptable to a Governmental Entity, Parent shall have the right to determine the manner in which to implement the requirement of such Governmental Entity; provided, that in no event shall Parent or the Company (or any of their respective Subsidiaries or other Affiliates) be required to take or effect any Divestiture Action that is not conditioned upon the Closing. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent and the Company shall cooperate with each other to avoid, contest or resist (as applicable) any such litigation, action or proceeding and to have vacated lifted, reversed or overturned as promptly as practicable any Law that is in effect and that prohibits, prevents or restricts consummation of the Merger, in each case so as bring about the Closing as promptly as practicable and in any event no later than the End Date. The Parties shall jointly determine the strategy to be pursued in seeking to remove impediments to the Closing related to Antitrust Laws and jointly direct any related Proceedings with any Antitrust Authority, Governmental Entity or other Person, provided, however, in the event of a disagreement between the Parties relating to any of the foregoing, that Parent, subject to its obligations in this Section 6.8, and, after considering the views of the Company in good faith, shall be entitled to make the final determination of the approach to be pursued by the Parties.
(e)   Parent and the Company shall not, and each of Parent and the Company shall cause their respective Subsidiaries to not, acquire or agree to acquire any other Person or business or any assets or properties of any other Person if such acquisition would reasonably be expected to materially impede, prevent or materially delay the expiration or termination of the waiting period under the HSR Act, receipt of the Specified Regulatory Approvals, or the Closing.
6.9   Employee Matters.
(a)   The following provisions shall apply with respect to the compensation and benefits to be provided after the Effective Time in respect of each individual who is employed as of the Effective Time by the Company or a Subsidiary thereof (a “Company Employee”):
(i)   The Company and Parent have agreed that, consistent with the current practices of the Company and Parent, the Company and Parent will seek after the Effective Time to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of the Company and Parent will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded.
(ii)   Without limiting the generality of clause (i) above, except as otherwise expressly set forth herein, and subject to applicable Law and any obligations under any collective bargaining agreement, the Company and Parent agree that, until the first anniversary of the Closing Date, Parent shall cause each Company Employee who remains employed by Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to be provided with (A) base compensation (salary or wages, as applicable) and post-termination severance pay, in each case, not less than the level in effect for such Company Employee as of immediately prior to the Effective Time, (B) target annual cash incentive compensation opportunities and target long-term incentive (equity-based) compensation opportunities each not less than that in effect for such Company Employee as of immediately prior to the Effective Time, and (C) employee benefits (including defined benefit retirement plan participation under the cash balance portion of the Company Retirement Plan and defined contribution retirement plan participation but excluding any other defined benefit pension and any change in control and other severance benefits) that are substantially comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time; provided that Parent agrees to maintain the following benefits without reduction or any other material changes except as required for compliance with tax qualification or other requirements under applicable Law: (I) for the period beginning at the Closing Date and ending on the first anniversary of the Closing Date, defined benefit pension benefits under the cash balance portion of the Company Retirement Plan; and (II) for the period beginning at the Closing Date and ending on December 31, 2025, retiree health and life insurance benefits for those individuals who are participants in the Company’s or its Subsidiary’s retiree health and life insurance benefits as of immediately prior to the Effective Time and individuals who become eligible to participate in such retiree health and life insurance benefits during the period beginning at the Closing Date and ending on December 31, 2025. For each Company Employee covered by a change in control severance plan of the Company or any of its Subsidiaries immediately prior to the Effective Time, such coverage shall continue in accordance with the terms of such plan immediately prior to the Effective Time until the first to occur of (x) the employee’s separation from service, (y) the employee’s voluntary waiver of such benefit, and (z) the second anniversary of the Closing Date.
(b)   From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, to credit the Company Employees for purposes of vesting and eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies and disability plans and policies, determining levels of benefits under the Parent Plans (other than to the extent it would result in a duplication of benefits) in which the Company Employees may be eligible to participate after the Effective Time, for such Company Employees’ service with the Company and its Subsidiaries, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Plan immediately prior to the Effective Time.
(c)   From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, to take commercially reasonable efforts to (i) cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans to the extent coverage under such Parent Plan replaces coverage under the comparable Company Plan in which such Company Employee participated immediately prior to the Effective Time, (ii) waive any limitation on health and welfare coverage of any Company Employee and his or her eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable health and welfare Parent Plan to the extent such Company Employee and his or her eligible dependents are covered under a Company Plan immediately prior to the Effective Time, and such conditions, periods or requirements were satisfied or waived under such Company Plan and (iii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred prior to the Closing Date for which payment has been made under the applicable Company Plan for purposes of satisfying all deductibles, coinsurance and annual out-of-pocket limits applicable to such Company Employee and his or her eligible dependents under the applicable Parent Plan for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.
(d)   Except as otherwise expressly provided in this Agreement, from and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries (including the Surviving Corporation) to honor, in accordance with its terms (including terms related to the amendment or termination thereof), the Company Plans and each employment, severance, retention, change in control and termination arrangement between the Company or any of its Subsidiaries, and any current or former officer, director or employee of any such company, to the extent such terms are in effect on the date hereof.
(e)   It is acknowledged and agreed that the consummation of the transactions contemplated hereby will constitute a “change of control” (or “change in control” or transaction of similar import) for purposes of all Company Plans, policies, programs or agreements (including, but not limited to severance plans and award agreements under the Company Stock Plan that include the term “change in control” or “change of control”, as applicable).
(f)   To the extent permitted by applicable Law, the Company shall provide Parent with a true, complete and correct list of the following with respect to (i) each employee of the Company or a Subsidiary thereof: name, employer, title, hire date, work location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), service dates (rehire date, vacation eligibility date, service credit date, if different from initial date of hire, and experience date), visa requirements, name of person to whom each employee reports, current detailed organization chart of employees, eligibility for any location premiums, eligibility for legacy retirement benefit, eligibility for retiree medical benefits, whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus and long-term incentive grant received and current annual bonus opportunity and long-term incentive opportunity, which shall be provided not later than thirty (30) Business Days following the date of this Agreement; (ii) each former employee of the Company or a Subsidiary thereof currently receiving or eligible to receive retiree health and welfare benefits: name, retirement date, expected date retiree coverage will end, and coverage level, which shall be provided not later than thirty (30) Business Days following the date of this Agreement; and (iii) each individual independent contractor whose engagement involves providing material services to the Company: name, entity for which services are provided, services provided, service commencement date, rate of compensation and scheduled termination date, which shall be provided not later than thirty (30) Business Days following the date of this Agreement.
(g)   Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Company Plan or any Parent Plan or any other benefit or compensation plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended to prevent Parent, the Surviving Corporation or any of their Affiliates (i) from amending or terminating any of their respective Employee Benefit Plans or, after the Effective Time, any Company Plan in accordance with their terms or any other benefit or compensation plan, program, policy, agreement or arrangement (ii) after the Effective Time, from terminating the employment of any Company Employee.
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   Without limiting any other right that an Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to do the following:
(i)   For six (6) years after the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation shall indemnify, defend and hold harmless (and advance expenses in connection therewith, subject to a customary undertaking from the applicable Indemnified Person to return such advances if it is determined by the final adjudication of a court of law that the Indemnified Person is not entitled to indemnification hereunder) the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries, and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect thereof) in respect of the Indemnified Persons having served in such capacity at or prior to the Effective Time, in each case, to the fullest extent permitted by the DGCL or provided under the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation in each case to the extent the Company is required to do so and on the same terms as provided in the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve the Surviving Corporation from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party’s position with respect to such claims); and
(ii)   For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect provisions in the Organizational Documents of the Surviving Corporation

and its Subsidiaries (or in such documents of any successor to the business thereof) regarding elimination of liability of directors and officers, indemnification of officers, directors, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(b)   From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor its obligations under Section 6.10(a).
(c)   For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that is set forth in Schedule 6.10(b) of the Company Disclosure Letter, and not amend, repeal or otherwise modify any such agreement in any manner that would materially and adversely affect any right of any Indemnified Person thereunder.
(d)   Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of him or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further that the cost of any such tail policy shall not exceed 350% of the aggregate annual premium paid by the Company in respect of the D&O Insurance (which amount is set forth in Schedule 6.10(d) of the Company Disclosure Letter); and provided, further, that if the aggregate premiums of such tail policy exceed such amount, the Company shall, or Parent shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)   If either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) shall assume the obligations set forth in this Section 6.10.
(f)   The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries that is set forth in Schedule 6.10(b) of the Company Disclosure Letter.
6.11   Transaction Litigation.   In the event any Proceeding by any stockholder of the Company or Parent is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any

Transaction Litigation and shall consult regularly with Parent in good faith and give reasonable consideration to Parent’s advice with respect to such Transaction Litigation; provided, that the Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
6.12   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each Party will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or its or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that (x) no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees (provided, that prior to making any written (or prepared broad-based) communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions or compensation or benefits that are payable or to be provided following the Effective Time, the Company shall provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication), the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith) and (y) the Company shall not be required by this Section 6.12 to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation, other than as set forth in Section 6.4.
6.13   Reasonable Best Efforts.   Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 6.8), upon the terms and subject to the conditions set forth in this Agreement (including Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.
6.14   Advice of Certain Matters; Notifications.   Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (a) any condition, event or circumstance that will result in any of the conditions in Article VII not being met, or (b) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.
6.15   Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.16   Stock Exchange Listing and Delistings.   Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report required to be filed during such period.
6.17   Certain Indebtedness.
(a)   If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to deliver all notices and take all other actions reasonably necessary to facilitate (i) the termination at the Closing Date of all commitments in respect of the Existing Credit Facility and (ii) the repayment in full on the Closing Date of all obligations with respect to the Existing Credit Facility and the Existing Commercial Paper Program; provided that to the extent the Company does not have unrestricted cash on hand in an amount sufficient to make such repayment in full, the Company shall have received funds from Parent in an amount sufficient to make such repayment. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent at least one Business Day prior to the Closing Date, executed payoff letters (each, a “Payoff Letter”), in a form and substance reasonably satisfactory to Parent, from the lenders, or the administrative agent (or similar Person) on behalf of the lenders, under the Existing Credit Facility and the Existing Commercial Paper Program. Such Payoff Letter shall (A) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness under the Existing Credit Facility or the Existing Commercial Paper Program as of the anticipated Closing Date (and the daily accrual of interest thereafter), (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the Indebtedness under the Existing Credit Facility or the Existing Commercial Paper Program.
(b)   Parent or one or more of its Subsidiaries (or, in connection with any municipal bonds, any municipality on their behalf) may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under the Indentures for cash (the “Offers to Purchase”) or (B) one or more offers to exchange any or all of the outstanding debt issued under the Indentures for securities issued by (x) Parent or any of its Affiliates or (y) a municipality if such securities are supported by an agreement by Parent or any of its Affiliates to make payments sufficient to pay the principal of and interest on such securities (the “Offers to Exchange”) and (ii) solicit the consent of the holders of debt issued under the Indentures regarding certain proposed amendments to the applicable Indenture or otherwise seek or obtain such proposed amendments (the “Consent Solicitations” and together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall be conditioned on the occurrence of, and shall not be consummated until, the Closing and any such transaction shall be funded solely using consideration provided by Parent. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel a reasonable opportunity to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel; provided that such Debt Offer Documents shall not include any non-public information provided by the Company or its Subsidiaries or any of their respective Representatives unless the Company approves such disclosures in writing. Subject to the receipt of the requisite consents or opinion, as applicable, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture or other supplemental documentation to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent; provided that the amendments effected by such supplemental indenture or other document shall not become effective until the Closing. The Company shall, and shall cause each of its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their Representatives to, use its commercially reasonable efforts to provide all reasonable and customary cooperation as may be requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations (including, but not limited to, upon Parent’s written request, using commercially reasonable efforts to cause the Company’s legal counsel to provide any customary legal opinions and the Company’s independent accountants to provide customary consents for use of their reports, in each case, to the extent required in connection with any Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such Party that discovers such information shall use commercially reasonable efforts to promptly notify the other Party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the applicable Indenture.
(c)   If requested by Parent in writing, in lieu of or in addition to Parent or the Company commencing any Company Note Offers and Consent Solicitations, the Company shall use its reasonable best efforts, to the extent permitted by the Indentures, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the notes or bonds (which may be delivered at Parent’s request in advance of the Closing Date so long as the redemption of such notes or bonds is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the respective Indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge, defeasance or other similar action of the notes or bonds pursuant to the satisfaction and discharge, defeasance or other similar provisions of the respective Indenture and the other provisions of each such Indenture applicable thereto; provided that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Parent and (2) consummation of any such redemption or satisfaction and discharge, defeasance or other similar action shall not be a condition to Closing. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this Section 6.17(c) to the extent such legal opinions are required to be delivered prior to the Effective Time.
(d)   If requested by Parent in writing, the Company shall deliver to Parent on or prior to the Closing Date evidence that any commercial paper facilities of the Company or its Subsidiaries are terminated and repaid in full on or prior to the Closing.

(e)   Without limiting the foregoing, (i) the Company and Parent shall reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Existing Commercial Paper Program, the Existing Credit Facility or any of the outstanding Indebtedness of the Company (including as obligor under municipal bonds) in connection with the Merger, including in connection with any Company Note Offers and Consent Solicitations, the execution of any supplemental indentures or other supplemental documentation described in the Debt Offer Documents and any notice of redemption. Notwithstanding any provision in this Section 6.17 to the contrary, nothing in this Section 6.17 shall require (i) any cooperation to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries to enter into any instrument or contract, or agree to any change or modification to any instrument or contract or take any action with respect to its existing Indebtedness prior to the occurrence of the Closing that would be effective if the Closing does not occur (other than one or more supplemental indentures or other supplemental documents so long as the amendments effected by such documents shall not become effective until the Closing), (iii) the Company or any of its Subsidiaries to deliver any notice of prepayment or redemption or similar notice that does not provide that such prepayment or redemption is conditioned upon the occurrence of the Closing, (iv) the Company, any of its Subsidiaries or their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action (other than in connection with one or more supplemental indentures or other supplemental documents in connection with the Company Note Offers and Consent Solicitations so long as the amendments effected by such supplemental indentures or supplemental documents shall not become effective until the Closing), (v) the Company or any of its Subsidiaries to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities unless reimbursed by Parent or give any indemnities prior to the Closing, (vi) the Company or any of its Subsidiaries to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder (which shall be Parent’s sole responsibility), (vii) the Company or any of its Subsidiaries to take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents or any applicable Law, or result in a material breach of or material default under any material contract, (viii) the Company or any of its Subsidiaries to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (ix) the Company or any of its Subsidiaries to provide any information the disclosure of which is prohibited or legally privileged or (x) any Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such Representative.
(f)   Except as a result of fraud or willful misconduct by the Company, its Subsidiaries or its or their Representatives, or arising from a material misstatement contained in information relating to the Company and its Subsidiaries provided in writing by the Company, its Subsidiaries or its or their Representatives for inclusion in the Debt Offer Documents, Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, penalties, fines, taxes, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) actually suffered or incurred by them in connection with any cooperation provided by the Company under this Section 6.17 and any information utilized in connection therewith. In addition, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees, costs and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the costs of all filing fees and printing costs) incurred by the Company, its Subsidiaries or any of their respective Representatives in connection with any cooperation provided by the Company under this Section 6.17. This Section 6.17(f) shall survive the Closing and any termination of this Agreement, regardless of whether or not the Merger is consummated, and is intended to benefit, and may be enforced by, the Representatives of the Company and its Subsidiaries, who are each third-party beneficiaries of this Section 6.17(f).

(g)   Parent and Merger Sub acknowledge and agree that their obligations to consummate the Transactions are not conditioned on the consummation of any Company Note Offer and Consent Solicitation.
6.18   Tax Matters.
(a)   Each of Parent, Merger Sub and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. At the request of Parent or the Company, each of Parent, Merger Sub and the Company will use its reasonable best efforts and will cooperate with one another to obtain any opinion(s) of counsel to be issued in connection with (i) the consummation of the transactions contemplated by this Agreement and/or (ii) the declaration of effectiveness of the Registration Statement by the SEC, in each case, regarding the U.S. federal income tax treatment of the transactions contemplated by this Agreement, which cooperation shall include, for the avoidance of doubt, the delivery by Parent, Merger Sub and the Company of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion(s).
(b)   Each of the Company and Parent will notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(c)   This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).
6.19   Takeover Laws.   None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.
6.20   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
6.21   Coordination of Quarterly Dividends.   Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Company Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their Company Common Stock and the Parent Common Stock that such holders receive in exchange therefor in the Merger.
6.22   Resignations.   Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter to the Company effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Stockholder Approval.   The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.
(b)   Regulatory Approval.   (x) Any waiting period (including any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and (y) any applicable waiting period, clearance, or affirmative or deemed approval of any Governmental Entity or other condition set forth in Schedule 7.1(b) of the Company Disclosure Letter (the “Specified Regulatory Approvals”) shall have expired or terminated, been obtained or satisfied, as applicable, as specified in Section 7.1(b) of the Company Disclosure Letter.
(c)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(d)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.
(e)   NYSE Listing.   The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.
7.2   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the fourth sentence of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), Section 4.3(b)(i) (Authority) (solely with respect to the Company) and Section 4.6(a) (Absence of Certain Changes or Events), shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the fourth sentence of Section 4.2(b), for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(b) (Capital Structure) (except for the second sentence of Section 4.2(b)), and the representations and warranties of the Company set forth in Section 4.22 (Opinion of Financial Advisors) and Section 4.23 (Brokers) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Absence of Company Material Adverse Effect.   There shall not have occurred since the date hereof a Company Material Adverse Effect.
(d)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a), (b) and (c) have been satisfied.

7.3   Additional Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent and Merger Sub.   (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence and the sixth sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), Section 5.3(b)(i) (Authority) and Section 5.6 (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence and the sixth sentence of Section 5.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Absence of Parent Material Adverse Effect.   There shall not have occurred since the date hereof a Parent Material Adverse Effect.
(d)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a), (b) and (c) have been satisfied.
ARTICLE VIII
TERMINATION
8.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. Houston time, on May 28, 2025 (such date, the “Initial End Date”, and the Initial End Date, as it may be extended pursuant to this Section 8.1(b)(ii), the “End Date”); provided that (x) if as of five (5) Business Days before the Initial End Date the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived (and in the case of Section 7.1(c), only if the relevant condition shall not have been satisfied due to an Antitrust Law or the Specified Regulatory Approvals), or a voluntary agreement with any Governmental Entity not to consummate the Merger is in effect, but all of the other conditions set forth in Article VII have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then the End Date shall automatically be extended to November 28, 2025 (the “First Extended End Date”), and (y) if as of five (5) Business Days before the First Extended End Date the conditions set forth in Section 7.1(b) or Section 7.1(c) (shall not have been satisfied or waived (and in the case of Section 7.1(c), only if the relevant condition shall not have been satisfied due to an Antitrust Law or the Specified Regulatory Approvals), or a voluntary agreement with any Governmental Entity not to consummate the Merger is in effect, but all of the other conditions set forth in Article VII have been satisfied or waived (or are then capable of being satisfied if the Closing were to take place on such date in the case of those conditions to be satisfied at the Closing), then the End Date shall automatically be extended to May 28, 2026; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement (in the case of the Company, other than Section 6.4(b) (which is addressed in Section 8.1(d))) which would give rise to the failure of a condition set forth in Sections 7.2(a) or (b) or Sections 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not itself then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv)   if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof;
(c)   by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);
(d)   by Parent, if the Company, its Subsidiaries or any of the Company’s directors or executive officers shall have materially breached the obligations set forth in Section 6.4(b) (No Solicitation by the Company); or
(e)   by the Company, prior to obtaining the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Company Superior Proposal, provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) unless the Company has complied in all material respects with the requirements of Section 6.4 before the Company terminates pursuant to this Section 8.1(e) and prior to or concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with the second sentence of Section 8.3(b).
8.2   Notice of Termination; Effect of Termination.
(a)   A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)   In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 6.17, Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.
8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)   If Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(d) (No Solicitation by the Company), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement. If the Company terminates this Agreement pursuant to Section 8.1(e) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds prior to or concurrently with such termination.
(c)   If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses.
(d)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(c). It is understood and agreed that (1) with respect to the preceding clause (ii), any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “50%”, (2) with respect to the preceding clause (i), a Company Competing Proposal will not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of the termination of the Agreement, the Company or any of its Subsidiaries will have entered into a definitive agreement with respect to, or will have consummated, or will have approved or recommended to the stockholders of the Company or otherwise not opposed, in the case of a tender offer or exchange offer, a Company Competing Proposal (as defined for purposes of the preceding clause (i)) made by or on behalf of such Person or any of its Affiliates and (3) any Company Competing Proposal made prior to the execution of this Agreement will be deemed to have been made following the execution of this Agreement if the Company breaches its obligations under Section 6.3 with respect thereto.
(e)   In no event shall Parent be entitled to receive more than one (1) payment of the Company Termination Fee or more than one (1) payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses; upon payment of any Company Termination Fee, any previously paid Parent Expenses shall be credited against the amount of the Company Termination Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. The Parties also agree that the Company Termination Fee and Parent Expenses are liquidated damages and not penalties, and the payment of the Company Termination Fee and/or Parent Expenses in the circumstances specified herein is supported by due and sufficient consideration. If the Company or Parent fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the Company or Parent, as applicable, commences a Proceeding that results in judgment for the Company or Parent, as applicable, then Parent or the Company, as applicable, shall pay the Company or Parent, as applicable, its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated, except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.
ARTICLE IX
GENERAL PROVISIONS
9.1   Schedule Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that those covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing until performed. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
9.3   Notices.   All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:
(i)   if to Parent or Merger Sub, to:
ConocoPhillips
925 N. Eldridge Parkway
Houston, Texas 77079
Attention:
Kelly B. Rose

Senior Vice President, Legal, General Counsel and Corporate Secretary
E-mail:
Kelly.B.Rose@conocophillips.com

with a required copy to (which copy shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:
Gregory E. Ostling

Zachary S. Podolsky
E-mail:
GEOstling@wlrk.com
ZSPodolsky@wlrk.com

(ii)   if to the Company, to:
Marathon Oil Corporation
990 Town and Country Boulevard,
Houston, Texas 77024
Attention:
Kimberly O. Warnica

Executive Vice President, General Counsel and Secretary
E-mail:
kwarnica@marathonoil.com

with a required copy to (which copy shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:
Sean T. Wheeler, P.C.

Debbie P. Yee, P.C.
Camille E. Walker
Email:
sean.wheeler@kirkland.com

debbie.yee@kirkland.com
camille.walker@kirkland.com
9.4   Rules of Construction.
(a)   Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” means calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available in the electronic dataroom relating to the Transactions maintained by the Company or Parent, as applicable, or in the Company SEC Documents or Parent SEC Documents, on or prior to two (2) calendar days prior to the date of execution of this Agreement.
9.5   Counterparts.   This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.6   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Effective Time and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8   Severability.   Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10   Affiliate Liability.   Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby other than for fraud, and the Company hereby waives and releases all claims of any such liability and obligation, other than for fraud.
9.11   Specific Performance.   The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action. Notwithstanding anything herein to the contrary, while the Company may pursue both a grant of specific performance to the extent expressly permitted by this Section 9.11 and the payment of monetary damages, under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay monetary damages.
9.12   Amendment.   This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law or the rules of the NYSE would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13   Extension; Waiver.   At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:
(a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;
(b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or
(c)   waive compliance with any of the agreements or conditions of the other Party contained herein.
Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
CONOCOPHILLIPS
By:
/s/ Ryan M. Lance

Name:
Ryan M. Lance

Title:
Chief Executive Officer

PUMA MERGER SUB CORP.
By:
/s/ Ryan M. Lance

Name:
Ryan M. Lance

Title:
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MARATHON OIL CORPORATION
By:
/s/ Lee M. Tillman

Name:
Lee M. Tillman

Title:
Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Aggregated Group” means all entities under common control with the Company and any Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption or anti-bribery law of any other applicable jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day other than a day on which banks in the State of New York or the State of Texas are authorized or obligated to be closed.
“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.
“Company Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal or Company Superior Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law), constitute a Company Intervening Event.
“Company Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries have any liability (other than any Employee Benefit Plans sponsored or contributed to by AMPCO Services, L.L.C., AMPCO Marketing, L.L.C. and Equatorial Guinea LNG Holdings Limited (“EGLNG”)).

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“Company Retirement Plan” means the Retirement Plan of Marathon Oil Company.
“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide written Company Competing Proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement (with references in the definition thereof to “20% or more” being deemed to be replaced with references to “all or substantially all”) that, in the good faith determination of the Company Board, after consultation with its outside legal and financial advisors, (i) is more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.
“Company Termination Fee” means $557,000,000.
“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“DTC” means The Depositary Trust Company.
“Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting countries, territories, entities or persons, including the United States and any such applicable laws of other jurisdiction where the Company and its Subsidiaries conduct business, conduct financial transaction or own assets. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time and (2) any U.S. sanctions related to or administered by the U.S. Department of State.
“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

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“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person, other than those plans, programs, or arrangements that are maintained by a Governmental Entity or which the Company or such of its Subsidiaries are required to maintain pursuant to applicable Law.
“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).
“Environmental Laws” means any and all applicable Laws pertaining to prevention of pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of Hazardous Materials into the environment) in effect as of the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Commercial Paper Program” means the Company’s commercial paper program, pursuant to which it may issue unsecured notes in a maximum aggregate face amount of $2.5 billion outstanding at any time, with maturities up to 365 days from the date of issuance.
“Existing Credit Facility” means the Amended and Restated Credit Agreement, dated as of May 9, 2014, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the First Amendment, dated as of May 5, 2015, as supplemented by the Incremental Commitments Supplement, dated as of March 4, 2016, as amended by the Second Amendment, dated as of June 22, 2017, as supplemented by the Incremental Commitment Supplement, dated as of July 11, 2017, as amended by the Third Amendment, dated as of October 18, 2018, as amended by the Fourth Amendment, dated as of September 24, 2019, as amended by the Fifth Amendment, dated as of December 4, 2020, as amended by the Sixth Amendment, dated as of June 21, 2021, as amended by the Seventh Amendment, dated as of July 28, 2022, as supplemented by the Incremental Commitment Supplement, dated as of September 19, 2023 and as otherwise amended, supplemented, restated or otherwise modified from time to time.
“Governmental Entity” means any court, governmental, regulatory or administrative agency, council or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Materials” means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law due to its dangerous or deleterious properties or characteristics; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) Hydrocarbons.
“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

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“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a finance lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or as to which such Person otherwise provides credit support; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.
“Indentures” means, collectively, (i) the indenture dated as of February 26, 2002, by and between the Company, as issuer, and JP Morgan Chase Bank, as trustee, governing the 6.800% senior notes due 2032, the 6.600% senior notes due 2037, the 5.200% senior notes due 2045, the 4.400% senior notes due 2027, the 5.300% senior notes due 2029 and the 5.700% senior notes due 2034, as amended, supplemented, restated or modified from time to time in compliance with this Agreement and (ii) the Municipal Bond Documents.
“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“knowledge” means the actual knowledge (after reasonable inquiry of their direct reports) of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.
“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development (“Effect”) that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the condition (financial or otherwise), assets, liabilities business, or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that with respect to this clause (b) only, no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
(i)   general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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(ii)   conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii)   conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);
(iv)   political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);
(v)   earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disaster or weather conditions;
(vi)   any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;
(vii)   the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the announcement or consummation of the Transactions);
(viii)   the identity of the Parties or their respective Affiliates, or any action expressly required or expressly permitted by this Agreement or taken at the express written request of or with the express prior written consent of the other Party; provided that the exception in this clause (viii) shall not apply to (x) references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.3(b) and Section 4.17(f), and, to the extent related thereto, the condition set forth in Section 7.2(a), and (y) references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 5.3(b), and, to the extent related thereto, the condition set forth in Section 7.3(a);
(ix)   changes after the date of this Agreement in Law or other legal or regulatory conditions applicable to such Party or its assets or operations after the date of this Agreement, or the interpretation thereof, or changes after the date of this Agreement in applicable GAAP or other accounting standards (or the interpretation thereof);
(x)   any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such changes or failures (unless excepted under the other clauses of this definition) may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);
(xi)   any downgrade in rating by Moody’s Investor Service, S&P Global Ratings or Fitch Ratings of any Indebtedness or debt securities of a Party or any of its Subsidiaries (it being understood that the facts, circumstances, effects, changes, events or developments giving rise to or contributing to such downgrade may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);
(xii)   any Proceedings commenced after the date of this Agreement by a stockholder of a Party (on its own behalf or on behalf of such Party) arising out of or related to this Agreement or the Merger or the other Transactions; and
(xiii)   any Proceeding commenced after the date hereof under Antitrust Law in relation to the Merger and the other Transactions;
provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) — (vi) disproportionately

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adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the industries in which such Party and its Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.
“Money Laundering Laws” means, any applicable law or regulation governing financial recordkeeping and reporting requirements where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and the USA PATRIOT Act of 2011.
“Municipal Bond Documents” means the indenture dated as of December 1, 2017, between the Parish of St. John the Baptist, State of Louisiana, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the series 2017 revenue refunding bonds and all documentation related thereto or to the remarketing thereof including documentation entered into by the Company requiring it to make sufficient payments to the Parish of St. John the Baptist, State of Louisiana to pay the principal of and interest on such bonds, each as amended, supplemented, restated or modified from time to time in compliance with this Agreement.
“Municipal Bonds due 2024” means the Sub-Series 2017A-2 Municipal Bonds and the Sub-Series 2017B-1 Municipal Bonds.
“NYSE” means the New York Stock Exchange.
“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.
“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.
“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other Party” means, (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Expenses” means a cash amount equal to $86,000,000.
“Parent Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Parent or its Affiliates or with respect to which Parent or its Affiliates have any liability.
“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Encumbrances” means:
(a)   to the extent not applicable to the transactions contemplated hereby or thereby or to the extent otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating

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agreements, joint ownership agreements, stockholders agreements, Organizational Documents and other similar agreements and documents;
(b)   contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith and in each case for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;
(c)   Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports and any Production Burdens payable to third parties affecting any Oil and Gas Property;
(d)   (i) contractual or statutory Encumbrances securing obligations for labor, services, materials and supplies furnished to Oil and Gas Properties that are customary for the oil and gas industry, (ii) Encumbrances on pipeline or pipeline facilities which arise out of operation of Law, or (iii) Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas industry, provided, however, that, in each case, such Encumbrance (A) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (B) would not be reasonably expected to have, individually or in the aggregate, a material and adverse impact, on the value, use or operation of the property encumbered thereby;
(e)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;
(f)   all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are of record and customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;
(g)   any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);
(h)   Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;
(i)   Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Reports, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Reports, with respect to such lease unless such increase is accompanied by a proportionate (or greater) increase in net revenue interest in such Oil and Gas Lease;
(j)   Encumbrances incurred in the Ordinary Course on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the Ordinary Course (including lessee and operator obligations under

A-A-7

statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;
(k)   customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement entered in the Ordinary Course; or
(l)   restrictions on transfer arising under securities Laws.
“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.
“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.
“Proceeding” means any claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity by or before any Governmental Entity or arbitration panel, in each case whether civil, criminal, administrative, investigative or otherwise.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“Sanctions Target” means (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, which, as of the date of this Agreement, are Iran, Cuba, Syria, North Korea, the Crimea region or the so-called Donetsk or Luhansk People’s Republics, (b) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctioned persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State, (c) a person that is located or resident in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws or (d) an entity owned fifty percent (50%) or more or, where relevant under applicable Economic Sanctions/Trade Laws, controlled by, a country or territory identified in clause (a) or person in clause (b) above.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries. For the avoidance of doubt, EGLNG shall be deemed to be a Subsidiary of the Company for purposes of this Agreement; provided that all obligations of the Company in respect of EGLNG pursuant to this Agreement that relate to the management, operation and control of EGLNG shall be limited to the extent within the power or authority of the Company or its Subsidiaries (other than EGLNG) to cause EGLNG to take or refrain from taking any action.

A-A-8

“Sub-Series 2017A-2 Municipal Bonds” means the sub-series 2017A-2 revenue refunding bonds governed by the Municipal Bond Documents in an aggregate amount outstanding of $200,000,000 and having a mandatory purchase date of July 1, 2024.
“Sub-Series 2017B-1 Municipal Bonds” means the sub-series 2017B-1 revenue refunding bonds governed by the Municipal Bond Documents in an aggregate amount outstanding of $200,000,000 and having a mandatory purchase date of July 1, 2024.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.
“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties, and additions to tax imposed with respect thereto.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Transactions” means the Merger and the other transactions contemplated by this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Treasury Regulations” means the regulations promulgated under the Code.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.
“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

A-A-9

ANNEX B
Form of Certificate of Incorporation of the Surviving Corporation
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[COMPANY]
[•], 202[•]
FIRST.   The name of the corporation is [•] (the “Corporation”).
SECOND.   The address of the corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].
THIRD.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
FOURTH.   The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote and the Common Stock shall vote together as a single class.
FIFTH.   The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.
SIXTH.   Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.
SEVENTH.   No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer, as applicable, except (i) for breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Annex B
EXECUTION VERSION
May 28, 2024
Board of Directors
Marathon Oil Corporation
900 Town and Country Boulevard
Houston, TX 77024
Members of the Board:
We understand that Marathon Oil Corporation (the “Company”), ConocoPhillips (the “Parent”), and Puma Merger Sub Corp., a wholly owned subsidiary of the Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 28, 2024 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than shares held in treasury and shares held by Parent or Merger Sub, in each case not held on behalf of third parties, will be converted into the right to receive 0.2550 shares of common stock, par value $0.01 per share, of the Parent (the “Parent Common Stock”) (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates).
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)
Reviewed certain financial projections with respect to the Company prepared by the management of the Company and certain financial projections with respect to the Company that were derived from a consensus of selected Wall Street equity research financial forecasts (the “Street Projections”);

4)
Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

5)
Reviewed the pro forma impact of the Merger on the Parent’s cash flow, consolidated capitalization and certain financial ratios;

6)
Discussed the current operations and financial condition and certain prospects of Parent with senior executives of Parent;

7)
Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

8)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and its securities;

9)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)
Participated in certain discussions among representatives of the Company and their legal advisors;

11)
Reviewed the Merger Agreement and certain related documents; and

12)
Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. With respect to the Street Projections, at your direction, we have assumed that they are reasonable bases upon which to evaluate the business and financial prospects of the Company. We express no view as to the financial projections prepared by the management of the Company or the Street Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, divestitures, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We have relied upon, without independent verification, the assessments of the management of the Company as to the potential impact of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, we will receive a fee upon the earlier to occur of a definitive agreement with respect to the Merger and the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. In the two years prior to the date hereof, we have provided financing services and have been engaged for certain financial advisory services for the Parent and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan

Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates).
[REMAINDER OF PAGE LEFT BLANK]

Very truly yours,
MORGAN STANLEY & CO. LLC
By:
/s/ Stephen Munger

Stephen Munger
Managing Director
[Signature Page to Project Mountain Fairness Opinion]

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that such provision shall not limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in right of the corporation. The ConocoPhillips certificate of incorporation provides that, to the fullest extent of Delaware law, no ConocoPhillips director shall be liable to ConocoPhillips or ConocoPhillips stockholders for monetary damages for breach of fiduciary duty as a director.
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (i) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (ii) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the ConocoPhillips certificate of incorporation or the ConocoPhillips bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
The ConocoPhillips bylaws provide for the indemnification and advancement of expenses of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ConocoPhillips or is or was a director or officer of ConocoPhillips serving as an officer, director, employee or agent of any other enterprise at the request of ConocoPhillips to the fullest extent permitted under applicable law. ConocoPhillips will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the ConocoPhillips board.

Item 21.   Exhibits
Exhibit No.	Description
2.1†
Agreement and Plan of Merger, dated as of May 28, 2024, among ConocoPhillips, Puma Merger Sub Corp. and Marathon Oil Corporation (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation of ConocoPhillips, dated May 14, 2008 (incorporated by reference herein to Exhibit 3.1 to ConocoPhillips’ Quarterly Report on Form 10-Q filed with the SEC on July 30, 2008, File No. 001-32395).
3.2	Second Amended and Restated By-Laws of ConocoPhillips, as amended and restated as of May 16, 2023 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of ConocoPhillips filed on May 18, 2023; File No. 001-32395).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the ConocoPhillips common stock being issued.
8.1	Form of Opinion of Kirkland & Ellis LLP regarding certain federal income tax matters.
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain federal income tax matters.
21.1	Subsidiaries of ConocoPhillips (incorporated herein by reference to Exhibit 21 to ConocoPhillips’ Annual Report on Form 10-K filed on February 15, 2024, File No. 001-32395).
23.1	Consent of Ernst & Young LLP relating to ConocoPhillips.
23.2	Consent of PricewaterhouseCoopers LLP relating to Marathon Oil Corporation.
23.3	Consent of DeGolyer and MacNaughton relating to ConocoPhillips.
23.4	Consent of Ryder Scott Company, L.P. relating to Marathon Oil Corporation.
23.5	Consent of Netherland, Sewell & Associates, Inc. relating to Marathon Oil Corporation.
23.6	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.7	Form of Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).
23.8	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
24.1	Powers of Attorney (included on signature pages to this registration statement).
99.1	Consent of Morgan Stanley & Co. LLC.
99.2	Form of Marathon Oil Proxy Card.
107	Filing Fee Table.

†
Certain schedules and other similar attachments to this exhibit have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The registrant will provide a copy of such omitted documents to the U.S. Securities and Exchange Commission upon request.

Item 22.   Undertakings
(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•
any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

•
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

•
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

•
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on the 24th day of June, 2024.
CONOCOPHILLIPS
By:
/s/ Ryan M. Lance

Ryan M. Lance
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William L. Bullock, Jr., Christopher P. Delk and Kelly B. Rose as such person’s true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 24th day of June, 2024.
Signature	Title
/s/ Ryan M. Lance Ryan M. Lance	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ William L. Bullock, Jr. William L. Bullock, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Christopher P. Delk Christopher P. Delk	Vice President, Controller and General Tax Counsel (Principal Accounting Officer)
/s/ Dennis V. Arriola Dennis V. Arriola	Director
/s/ Gay Huey Evans Gay Huey Evans	Director
/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Director
/s/ Timothy A. Leach Timothy A. Leach	Director
/s/ William H. McRaven William H. McRaven	Director

Signature	Title
/s/ Sharmila Mulligan Sharmila Mulligan	Director
/s/ Eric D. Mullins Eric D. Mullins	Director
/s/ Arjun N. Murti Arjun N. Murti	Director
/s/ Robert A. Niblock Robert A. Niblock	Director
/s/ David T. Seaton David T. Seaton	Director
/s/ R.A. Walker R.A. Walker	Director